As filed with the U.S. Securities and Exchange Commission on October
1
3
, 2022.
Registration
No. 333-267420

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
TO

FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QUANERGY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	3569	88-0535845
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
433 Lakeside Drive
Sunnyvale, California 94085
(408)
245-9500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin J. Kennedy
Chief Executive Officer
Quanergy Systems, Inc.
433 Lakeside Drive
Sunnyvale, California 94085
(408)
245-9500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Karen E. Deschaine Cooley LLP 4401 Eastgate Mall San Diego, California 92121 Tel: (858) 550-6000	Barry Grossman, Esq. Sarah E. Williams, Esq. Matthew Bernstein, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: (212) 370-1300 Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated October 12, 2022

PRELIMINARY PROSPECTUS

6,198,000 Units consisting of shares of common stock and warrants

We are offering Units, with each Unit consisting of one share of our common stock, par value $0.0001 per share (the “Common Stock”) and a warrant to purchase one share of our Common Stock (the “Unit Warrants” and, together with the shares of Common Stock underlying such Unit Warrants, the “Units”) at a public offering price of $2.42 per Unit. Each warrant included in the Units entitles its holder to purchase one share of Common Stock at an exercise price per share of $            .

The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of Common Stock and Unit Warrants comprising such Units are immediately separable and will be issued separately in this offering. The underwriter has the option to purchase up to 929,700 additional shares of Common Stock and/or Unit Warrants to purchase shares of Common Stock solely to cover over-allotments, if any, at the price to the public, less the underwriting discounts and commissions. The over-allotment option may be used to purchase shares of Common Stock, or Unit Warrants, or any combination thereof, as determined by the underwriter, but such purchases cannot exceed an aggregate of 15% of the number of shares of Common Stock and Unit Warrants sold in this offering. The over-allotment option is exercisable for 30 days from the date of this prospectus.

Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “QNGY.” On October 11, 2022, the last reported sales price of our Common Stock was $2.42 per share. The recent market price used throughout this prospectus may not be indicative of the final offering price. The final public offering price will be determined through negotiation between us and the underwriter based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results and the general condition of the securities markets at the time of this offering. We do not intend to apply for listing of the Unit Warrants offered hereby on any securities exchange or trading system.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risks. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 10 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

	Per Unit	Total
Public offering price(1)	$	$
Underwriting discounts and commissions(2)(3)	$	$
Proceeds to us, before expenses	$	$

(1)	The public offering price and the underwriting discounts corresponds to (a) a public offering price per share of Common Stock of $ and (b) a public offering price per warrant of $ .
(2)	See “Underwriting” for additional information regarding the compensation payable to the underwriters.
(3)

We have granted a 30-day option to the underwriter to purchase additional shares of Common Stock and/or Unit Warrants to purchase shares of Common Stock (up to 15% of the number of shares of Common Stock and Unit Warrants sold in this offering) solely to cover over-allotments, if any.

The underwriter expects to deliver the securities to purchasers in the offering on or about October     , 2022.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

Maxim Group LLC

The date of this prospectus is                , 2022

Neither we nor the underwriter have authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus that we have authorized for use in connection with this offering. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell to any person, or a solicitation of an offer to purchase from any person, the securities offered by this prospectus in any jurisdiction in which it is unlawful to make such offer or solicitation of an offer.

The underwriter is offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations, and prospects may have changed since such dates. It is important for you to read and consider all information contained in this prospectus in making your investment decision.

Unless otherwise indicated, information contained in this prospectus concerning our business and the industry and markets in which we operate, including with respect to our business prospects, our market position and opportunity, and the competitive landscape, is based on information from our management’s estimates, as well as from industry publications, surveys, and studies conducted by third parties. Our management’s estimates are derived from publicly available information, their knowledge of our business and industry, and assumptions based on such information and knowledge, which they believe to be

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reasonable. In addition, while we believe that information contained in the industry publications, surveys, and studies has been obtained from reliable sources, we have not independently verified any of the data contained in these third-party sources, and the accuracy and completeness of the information contained in these sources is not guaranteed. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus and any related free writing prospectus. Accordingly, you should not place undue reliance on this information.

For investors outside the United States: We and the underwriter have not done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

ABOUT THIS PROSPECTUS

On February 8, 2022 (the “Closing Date”), Quanergy Systems, Inc., a Delaware corporation (the “Company” or “Quanergy”) (f/k/a CITIC Capital Acquisition Corp. (“CCAC”)), consummated the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated June 21, 2021, as amended June 28, 2021, November 14, 2021 and December 26, 2021 (the “Merger Agreement”), by and among Quanergy Systems, Inc., CITIC Capital Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of CCAC (“Merger Sub”) and Quanergy Perception Technologies, Inc., a Delaware corporation (f/k/a Quanergy Systems, Inc., and when referred to in its pre-Business Combination (as defined below) capacity, “Legacy Quanergy”). The Company’s shareholders approved the Business Combination (the “Business Combination”) and the change of CCAC’s jurisdiction from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation formed under the laws of the State of Delaware (the “Domestication”) at an extraordinary general meeting of stockholders held on January 31, 2022 (the “Special Meeting”).

Pursuant to the terms of the Merger Agreement, the Business Combination was effected through the merger of Merger Sub with and into Legacy Quanergy, with Legacy Quanergy surviving the transaction as a wholly owned subsidiary of the Company. In connection with the Domestication, the Company changed its name from CITIC Capital Acquisition Corp. to Quanergy Systems, Inc.

All Common Stock figures presented in this prospectus have been adjusted for the Reverse Stock Split (as defined below), but do not take into account fractional shares that may have been paid in cash in lieu of shares as a result of the Reverse Stock Split.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Quanergy Systems, Inc.,” “we,” “us,” “our” and similar terms refer to Quanergy Systems, Inc. (f/k/a CITIC Capital Acquisition Corp.) and its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this prospectus, regarding our future financial performance, strategy, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control.

Such risks may include, for example, risks related to:

•	the impact of the COVID-19 pandemic, or geopolitical events, including the ongoing conflict between Russia and Ukraine and related sanctions, and higher inflation and supply chain disruptions;

•	adoption of lidar technology generally and of our digital lidar technology, in particular;

•	our future capital needs;

•	our ability to develop additional products and product offerings;

•	our ability to maintain an effective system of internal control over financial reporting;

•	our ability to maintain and protect our intellectual property;

•	our ability to grow market share in our existing markets or any new markets we may enter;

•	our reliance on sole source suppliers and a third-party manufacturer;

•	our ability to recruit and retain qualified personnel;

•	our ability to respond to general economic conditions;

•	our ability to manage our growth effectively;

•	our ability to achieve and maintain profitability in the future;

•	the success of strategic relationships with third parties; and

•	other factors detailed under the section entitled “Risk Factors.”

You should refer to the section entitled “Risk Factors” in this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement.

Should one or more of the risks or uncertainties described in this prospectus, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC’s website at www.sec.gov.

You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Unless the context otherwise requires, we use the terms “Quanergy,” “company,” “we,” “us” and “our” in this prospectus to refer to Quanergy Systems, Inc. and our wholly owned subsidiaries.

Overview

We are a leading provider of Light Detection and Ranging (“LiDAR”) and three dimensional (“3D”), perception software solutions. LiDAR, which is an acronym for Light Detection and Ranging, is a real-time sensing technology that determines the shape and contour of physical objects in the environment using a technique known as time of flight, which measures the time a laser beam travels to and from a specific object. 3D perception software interprets measurement data from LiDAR sensors, known as a point cloud, and translates that information into a rich data set, such as the type of objects detected (e.g., people, vehicles), location in space, direction and speed of movement. Our LiDAR and 3D perception software solutions are designed to provide visualization and automation of applications in a wide range of industries, leading to greater efficiency, safety and improved operational outcomes. We believe LiDAR and 3D perception technologies have the potential to fundamentally transform how machines interact with humans, unleashing new levels of productivity, and in the process, creating significant revenue potential for LiDAR solution suppliers like us. According to third-party estimates aligned with our own, the global LiDAR market is forecasted to reach approximately $27.2 billion by 2030.

We are currently primarily focused on the Internet of Things (“IoT”) market. IoT refers to a network of physical objects that are embedded with sensors, software and communications capabilities for the purpose of connecting and exchanging data with other devices and systems over the Internet. Our current IoT-related markets of focus include security, smart cities and industrial automation. These applications generally operate in real-time and have high-value, mission-critical characteristics. We are also developing technology for the automotive market focused on the opportunity to automate high volume passenger vehicles, robo-taxis, shuttles, trucks and off-road vehicles. We have a balanced business strategy focused on both the IoT market, which exists at scale today, and the automotive market, which is more nascent and is expected to scale over time. We see LiDAR and 3D perception as platform capabilities that are applicable broadly, and for that reason, we expect to enter additional market verticals in the future.

We offer a portfolio of solutions designed to address the needs of IoT applications, including our M Series LiDAR sensors and our QORTEX 3D perception software platform. Our M Series of sensors utilize a traditional mechanical scanning design to deliver a 360 degree field of view required for many IoT applications. We believe our M Series offers industry leading range, accuracy, resolution and field of view compared to competitive offerings. Our QORTEX platform is designed to enable highly accurate 3D object detection, tracking and classification, fusing of LiDAR data with other sensing technologies and simple integrations with third-party systems and business applications. Moreover, we offer QORTEX Aware, an embedded software application that enables collision avoidance and object detection. We also plan to offer QORTEX Insights, a suite of complementary software analytics and dashboards. We believe our ability to mix and match the optimal hardware-software combination to meet our customers’ perception and automation needs is unique in the industry.

Our IoT solutions are sold globally through a network of channel partners, including value added resellers (“VARs”) systems integrators (“SIs”) distributors and strategic partners. The three key end markets within IoT solutions consist of (i) security where our solutions are used for various perimeter and intrusion detection applications, (ii) flow management where our sensors and software are used for a variety of smart spaces, and smart traffic applications, and (ii) the industrial market where we cater to material handling, robotics, and other end markets like port automation. Some of the key IoT partners are: Genetec Inc., Milestone Systems A/S (VMS integration for flow management applications), Securitas AB (Security), Parifex (SmartCity) and Vecna Robotics, Inc. (Industrial). We also have a partnership with Sensata Technologies Holdings plc (“Sensata”) to support product design and validation within both the automotive and IoT segments.

Our foundational automotive LiDAR platform has been based on optical phased array (“OPA”), technology. This approach is referred to as solid state, because it has no moving parts and is built on a semiconductor technology and manufacturing process known as complementary metal oxide semiconductor (“CMOS”). Our OPA employs a combination of semiconductor and optical technologies, known as silicon photonics, packaged onto a small, photonic integrated circuit. We have recently embarked on an initiative to refocus our resources on a new architecture, that will leverage much of the silicon photonics know-how that we have developed over the last several years and apply it to a new higher resolution design. We believe the combination of these factors can be the winning solid state architecture for the automotive industry, delivering electronic beam steering and high reliability while taking advantage of the scalability of the semiconductor supply chain to achieve a low price point required by the automotive sector.

Background

Business Combination

Prior to the Business Combination we were a blank check company, incorporated on September 9, 2019 in the Cayman Islands for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar Business Combination with one or more businesses.

On February 8, 2022 (the “Closing Date”), Quanergy Systems, Inc., a Delaware corporation (the “Company” or “Quanergy”) (f/k/a CITIC Capital Acquisition Corp. (“CCAC”)), consummated the previously announced merger (the “Closing”) pursuant to that certain Agreement and Plan of Merger, dated June 21, 2021, as amended on June 28, 2021, November 14, 2021 and December 26, 2021 (the “Merger Agreement”), by and among CCAC and Quanergy Systems, Inc., a Delaware corporation (when referred to in its pre-Business Combination (as defined below) capacity, “Legacy Quanergy”). On January 28, 2022, Legacy Quanergy changed its corporate name to Quanergy Perception Technologies, Inc. The Company’s shareholders approved the Business Combination (the “Business Combination”) and the change of CCAC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation formed under the laws of the State of Delaware (the “Domestication”) at an extraordinary general meeting of stockholders held on January 31, 2022 (the “Special Meeting”). In connection with the Special Meeting and the Business Combination, holders of 1,343,390 of CCAC’s Class A Ordinary Shares, or approximately 97.3% of the shares with redemption rights, exercised their right to redeem their shares for cash at a redemption price of approximately $201.36 per share, for an aggregate redemption amount of $270,503,771. On February 8, 2022, holders of 30,000 of CCAC’s Class A ordinary shares (“Class A Ordinary Shares”), or approximately 2.2% of the shares with redemption rights, reversed their prior redemptions, resulting in $6,040,773 being returned to the trust account established at the consummation of CCAC’s initial public offering prior to the Closing.

On February 7, 2022, one business day prior to the Closing Date, CCAC effectuated the Domestication, pursuant to which each of CCAC’s currently issued and outstanding Class A Ordinary Shares and Class B ordinary shares, par value $0.0001 per share (“Class B Ordinary Shares”) automatically converted by operation of law, on a one-for-one basis, into shares of common stock of the Company (“Common Stock”). Similarly, all of

CCAC’s outstanding warrants became warrants to acquire shares of Common Stock, and no other changes were made to the terms of any outstanding warrants.

Pursuant to the terms of the Merger Agreement, the Business Combination was effected through the merger (the “Merger”) of a wholly owned subsidiary of CCAC, CITIC Capital Merger Sub Inc., a Delaware corporation (“Merger Sub”) with and into Legacy Quanergy, whereupon the separate corporate existence of Merger Sub ceased and Legacy Quanergy became the surviving company and a wholly owned subsidiary of the Company. In connection with the Domestication, the Company changed its name from CITIC Capital Acquisition Corp. to Quanergy Systems, Inc.

On the Closing Date, purchasers subscribed to purchase from the Company an aggregate of 184,750 shares of Common Stock (the “PIPE Shares”), for a purchase price of $200.00 per share and an aggregate purchase price of $36,950,000, pursuant to separate subscription agreements (each, a “Subscription Agreement”). The sale of PIPE Shares was consummated substantially concurrently with the Closing.

Recent Developments

In order to better manage working capital and liquidity needs post Business Combination, CCAC, GEM Global Yield LLC SCS (“GEM Investor”) and GEM Yield Bahamas Ltd. (“GYBL”) entered into a Share Purchase Agreement, dated December 12, 2021 (as amended, the “GEM Agreement”), which is intended to provide access to funds for general corporate purposes and working capital needs. We are entitled to draw down up to $125 million of gross proceeds (“Aggregate Limit”) in exchange for shares of our Common Stock, at a price equal to 90% of the average closing bid price of the shares of our Common Stock on the NYSE for a 30-day period, subject to meeting the terms and conditions of the GEM Agreement. GYBL is also entitled, to purchase up to 169,896 shares of Common Stock, at a per share exercise price of $200.00 and exercisable for a period of three years (the “GEM Warrant”).

On May 20, 2022, we delivered a draw down notice (the “First Draw Down Notice”) to GEM Investor, pursuant to the GEM Agreement. On July 25, 2022, we and GEM Investor settled the First Draw Down Notice, pursuant to which GEM Investor returned 56,729 shares of our Common Stock to us (the “Share Return”). We issued a total of 1,257,430 shares of Common Stock for an aggregate purchase price of $9,900,000, pursuant to the First Draw Down Notice.

On August 17, 2022, we delivered a draw down notice (the “Second Draw Down Notice”) and 600,000 shares of our Common Stock to GEM Investor, pursuant to the GEM Agreement. On October 3, 2022, we and GEM Investor settled the Second Draw Down Notice, pursuant to which GEM Investor returned 280,000 shares of our Common Stock to us (the “Second Share Return” and, together with the Share Return, the “GEM Share Transactions”). In total, we issued 320,000 shares of Common Stock for an aggregate purchase price of approximately $1.7 million, pursuant to the Second Draw Down Notice.

Corporate Restructuring

Due to market conditions and after an extensive review of our organization and programs, on October 3, 2022, we implemented a restructuring plan, including a reduction in staff.

Under the restructuring program, we have focused our solid state engineering resources on the design of a second-generation, high-resolution OPA architecture, and we have ceased development of our initial solid state OPA architecture, resulting in a reduction in our engineering staff and associated expenditures. In connection with this restructuring plan we will reduce staff by 11%, from 141 to 126 full-time employees, pursuant to which we expect to incur severance expenses of approximately $130 thousand. We expect to substantially complete this workforce reduction by the end of October 2022. These actions are expected to reduce our expenses and extend our cash runway.

Financial Update

While we have not finalized our full financial results for the quarter ended September 30, 2022, we expect to report that we had approximately $7.2 million of cash, cash equivalents and restricted cash as of September 30, 2022. We also expect to report revenue for the third quarter of 2022 of $2.3 million, compared with $1.1 in the same period of 2021, and bookings, which are defined as non-cancellable orders expected to be delivered within 12 months of purchase order receipt, for the 12-month period ending September 30, 2022 of $10.8 million, compared with $4.2 million in the same period of 2021. These amounts are preliminary, have not been audited and are subject to change in connection with the completion of our unaudited financial statements for the quarter ended September 30, 2022. In addition, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto. Accordingly, you should not place undue reliance on this information. Additional information and disclosures would be required for a more complete understanding of our financial position and results of operations as of September 30, 2022.

Reverse Stock Split

Except as otherwise specifically indicated, all information in this prospectus supplement has been adjusted to give effect to a 1-for-20 reverse stock-split that was effected on October 6, 2022 (the “Reverse Stock Split”).

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As an emerging growth company, it is exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of its Chief Executive Officer to the median of the annual total compensation of all of its employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We previously elected to avail ourself of the extended transition period, and following the consummation of the Business Combination, we are an emerging growth company at least until December 31, 2022 and are taking advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare our financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2024, (b) the last date of our fiscal year in which we have a total annual gross revenue of at least $1.235 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Summary Risk Factors

The following is a summary of select risks and uncertainties that could materially adversely affect us and our business, financial condition and results of operations. Before you invest in our Common Stock, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors.”

•	We have incurred operating losses in the past, expect to incur operating losses in the future and may never achieve or maintain profitability.

•

Even if we issue all of the Units that we are offering pursuant to this prospectus, we will have less than three months of operating expenses on hand. We will require additional capital to meet our financial obligations and support planned business growth, and this capital might not be available on acceptable terms or at all.

•

We operate in evolving markets, which make it difficult to evaluate our business and prospects. If markets for LiDAR products, including autonomous driving, security & smart spaces, robotics, industrial and other commercial applications, develop more slowly than we expect, or long- term end-customer adoption rates and demand are slower than we expect, our operating results and growth prospects could be harmed.

•	Product integration could face complications or unpredictable difficulties, which may adversely impact customer adoption of our products and our financial performance.

•

The market for LiDAR sensors is highly competitive and many companies are actively focusing on LiDAR technology or competing technologies based on camera, radar or other technologies. If we fail to differentiate ourselves and compete successfully with these companies, many of which have substantially greater resources, our products may become obsolete and it will be difficult for us to attract customers and our business will be harmed.

•

Our OPA based product could fail to meet industry requirements for range, resolution or general performance or we could fall short of our cost objectives for OPA-based LiDAR, thereby limiting our revenue potential.

•	Developments in alternative non-LiDAR technologies may adversely affect the demand for LiDAR sensors.

•

If we are not able to effectively grow our global sales and marketing organization, or maintain or grow an effective network of distributors, value-added resellers, and integrators, our business prospects, results of operations and financial condition could be adversely affected.

•

We continue to implement strategic initiatives designed to grow our business. These initiatives may prove more costly than we currently anticipate and we may not succeed in increasing our revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability.

•

We have limited manufacturing capacity and intend to depend primarily on a small number of contract manufacturers and manufacturing partners in the future. Our operations could be disrupted if we encounter delays or other problems with these contract manufacturers.

•

Our products incorporate key components, including computer chips, from sole source suppliers and if our contract manufacturers are unable to source these components on a timely basis, due to fabrication capacity issues or other material supply constraints, or if there are interruptions in our, or our contract manufacturers’ relationships with these third-party suppliers, we will not be able to deliver our products to our distributors and customers which would adversely impact our business.

•	We may incur significant direct or indirect liabilities in connection with our product warranties which could adversely affect our business and operating results.

•

We have been and may continue to be subject to litigation regarding intellectual property rights that could be costly, including claims that we are infringing third-party intellectual property, whether successful or not, and could result in the loss of rights important to our products or otherwise harm our business.

•	We are subject to, and must remain in compliance with, numerous laws and governmental regulations across various jurisdictions concerning the manufacturing, use, distribution and sale of our products.

•

Global supply chain frictions, the COVID-19 pandemic, Russia’s aggression in Ukraine and other macroeconomic factors may adversely affect our ability to source components in a timely or cost-effective manner from our third-party suppliers due to, among other things, work stoppages or interruptions.

•

We may issue additional shares of Common Stock under the GEM Agreement, the GEM Warrant, the Underwriter’s Warrant, the Company’s 2022 Equity Incentive Plan and the Company’s 2022 Employee Stock Purchase Plan. Any such issuances would dilute the interest of our shareholders and likely present other risks.

Corporate Information

Our principal executive offices are located at 433 Lakeside Drive, Sunnyvale, California 94085, and our telephone number is (408) 245-9500. Our corporate website address is www.quanergy.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

“Quanergy” and our other registered and common law trade names, trademarks and service marks are property of Quanergy Systems, Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols.

THE OFFERING

Issuer	Quanergy Systems, Inc. (f/k/a CITIC Capital Acquisition Corp.).

Units offered	We are offering 6,198,000 Units. Each Unit consists of one share of Common Stock and a Unit Warrant to purchase one share of our Common Stock (together with the shares of Common Stock underlying such Unit Warrants)

Public offering price per Unit	$2.42 per Unit

Over-allotment option	The underwriter has the option to purchase up to 929,700 additional shares of Common Stock, and/or Unit Warrants to purchase shares of Common Stock solely to cover over-allotments, if any, at the price to the public less the underwriting discounts and commissions. The over-allotment option may be used to purchase shares of Common Stock, or Unit Warrants, or any combination thereof, as determined by the underwriter, but such purchases cannot exceed an aggregate of 15% of the number of shares of Common Stock and Unit Warrants sold in this offering. The over-allotment option is exercisable for 30 days from the date of this prospectus.

Unit Warrants	The Unit Warrants will be exercisable beginning on October , 2022 and expire October , 2027 at an initial exercise price per share equal to $ , subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our Common Stock.

This prospectus also relates to the offering of the Common Stock issuable upon exercise of the Unit Warrants. To better understand the terms of the Unit Warrants, you should carefully read the “Description of Capital Stock” section of this prospectus. You should also read the form of Unit Warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Shares of Common Stock outstanding before the offering	6,365,314 shares (as of October 3, 2022).

Shares of Common Stock outstanding after the offering	shares, or shares if the underwriter exercises in full its option to purchase additional shares of Common Stock and Unit Warrants and assuming none of the Unit Warrants issued in this offering and none of the Underwriter’s Warrants are exercised.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $13.6 million, based on an assumed offering price of $2.42 per Unit (the closing price of our common stock on the New York Stock Exchange (“NYSE”) on October 11, 2022) and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering primarily for general corporate purposes. See the section entitled “Use of Proceeds.”

Market for Common Stock	Our Common Stock is currently traded on NYSE under the symbol “QNGY”.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 10.

No listing of Unit Warrants	There is no established public trading market for the Unit Warrants and we do not expect an active trading market to develop. We do not intend to list the Unit Warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of the Unit Warrants will be limited.

Underwriter’s Warrants	We have agreed to issue to the underwriter, Underwriter’s Warrants to purchase up to a total of 285,108 shares of Common Stock (equal to 4.0% of the total number of shares of Common Stock and Unit Warrants sold in this offering. The Underwriter’s Warrants will be exercisable from time to time, in whole or in part, commencing on the six (6) month anniversary of the date this registration statement becomes effective until five (5) years after such date. The Underwriter’s Warrants are exercisable at a per share price of $2.662. The Underwriter’s Warrants and the shares of common stock underlying the Underwriter’s Warrants are being registered hereby.

Except as otherwise indicated, the number of shares of our Common Stock to be outstanding as shown above is based on 6,476,566 shares outstanding as of June 30, 2022, and excludes:

•	184,629 shares of Common Stock issuable upon exercise of outstanding stock options as of June 30, 2022;

•	436,567 shares of Common Stock issuable upon exercise of unvested restricted stock units as of June 30, 2022 with a weighted average grant date fair value of $76.29 per share;

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679,507 shares of Common Stock reserved for future issuance under our 2022 Equity Incentive Plan (the “2022 Plan”), as of June 30, 2022, as well as any future automatic increases in the number of shares of Common Stock reserved for future issuance under the 2022 Plan;

•

41,706 shares of Common Stock reserved for future issuance under our 2022 Employee Stock Purchase Plan (the “ESPP”), as of June 30, 2022, as well as any automatic increases in the number of shares of Common Stock reserved for future issuance under the ESPP;

•	689,999 shares of Common Stock issuable upon exercise of outstanding public warrants as of June 30, 2022 with an exercise price of $230.00 per share;

•	376,000 shares of Common Stock issuable upon exercise of outstanding private placement warrants as of June 30, 2022 with an exercise price of $230.00 per share;

•	169,896 shares of Common Stock issuable upon exercise of outstanding GEM Warrants as of June 30, 2022 with an exercise price of $200.00 per share;

•	264,270 shares of Common Stock issuable upon exercise of outstanding public warrants as of June 30, 2022 with an exercise price of $0.20 per share;

•	56,729 shares of Common Stock returned to us by the GEM Investor pursuant to the Share Return;

•	600,000 shares of Common Stock issued to GEM Investor on August 18, 2022 pursuant to the Second Draw Down Notice;

•	6,198,000 shares of Common Stock issuable upon exercise of the Unit Warrants issued as part of the Units in this offering; and

•	285,108 shares of Common Stock issuable upon exercise of the Underwriter’s Warrant to be issued to the Underwriter as part of this offering at an exercise price of $2.662;

and includes:

•	393,737 shares of Common Stock issuable for restricted stock units that have vested through June 30, 2022.

Except as otherwise indicated, all information in this prospectus assumes no exercise of outstanding stock options and warrants to purchase shares of our Common Stock outstanding as of June 30, 2022, no exercise of Unit Warrants to be issued to the purchasers of Units in this offering and no exercise by the Underwriter of its option to purchase additional shares of Common Stock and/or Unit Warrants.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our Common Stock. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our Common Stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to Our Industry and Business

We have incurred operating losses in the past, expect to incur operating losses in the future and may never achieve or maintain profitability.

We have experienced net losses in each year since our inception. In the years ended December 31, 2021 and 2020 and the six months ended June 30, 2022 and 2021, we incurred net losses of $(63.5) million, $(35.8) million, $(130.4) million and $(35.2) million, respectively. You should not rely on the revenue growth of any prior quarterly or annual period as an indication of our future performance. We expect these losses to continue for at least the next several years as we expand our product offering and continue to scale our commercial operations and research and development program. As of June 30, 2022, we had an accumulated deficit of $(437.95) million. Even if we are able to increase sales of our products, there can be no assurance that we will ever be profitable.

We expect we will continue to incur significant losses for the foreseeable future as we:

•	continue to hire additional personnel and make investments in research and development in order to develop technology and related software;

•	increase our sales and marketing functions, including expansion of our customer support and distribution capabilities;

•	hire additional personnel to support compliance requirements in connection with being a public company; and

•	expand operations and manufacturing.

If our products do not achieve sufficient market acceptance, our revenue growth rate may be slower than we expect, we may not be able to increase revenue enough to offset the increase in operating expenses resulting from investments, and we will not become profitable. If we fail to become profitable, or if we are unable to fund our continuing losses we may be unable to continue our business operations. There can be no assurance that we will ever achieve or sustain profitability. If we do achieve profitability, we may not be able to sustain or increase profits on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of the Company and could impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations. A decline in the value of our Company could cause you to lose all or part of your investment.

Even if we issue all of the Units that we are offering pursuant to this prospectus, we will have less than three months of operating expenses on hand. We will require additional capital to meet our financial obligations and support planned business growth, and this capital might not be available on acceptable terms or at all.

Historically, we have funded our operations since inception primarily through equity, and equity-linked notes. We intend to continue to make significant investments to support planned business growth and will require additional funds to respond to business challenges, including the need to develop new sensing products and technology, maintain adequate levels of inventory to support demand requirements of our distributors and customers, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Even if we issue all of the Units that we are offering pursuant to this prospectus, we will have less than three months of operating expenses on hand. Accordingly, we will need to engage in near term equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our then existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Common Stock. Any debt financing we secure, the debt holders would have rights senior to the holders of our Common Stock to make claims on our assets, and the terms could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we were to violate the restrictive covenants, we could incur penalties, increased expenses and an acceleration of the payment terms of our outstanding debt, which could in turn harm our business.

Because our decision to issue securities or raise financing in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future issuances of debt or equity securities. In addition, our ability to raise capital under the Share Purchase Agreement, dated December 12, 2021 and entered into by CCAC, GEM Global Yield LLC SCS and GEM Yield Bahamas Ltd. for the Company’s liquidity needs post Business Combination (the “GEM Agreement”) is limited by trading volume and our aggregate market capitalization, each of which may inhibit our ability to maximize that facility in the near term. Our stockholders bear the risk of future issuances reducing the value of our Common Stock and diluting their interests. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, our business may be harmed and/or we may be forced to cease operations.

We operate in evolving markets, which make it difficult to evaluate our business and prospects. If markets for LiDAR products, including autonomous driving, security & smart spaces, robotics, industrial and other commercial applications, develop more slowly than we expect, or long-term end-customer adoption rates and demand are slower than we expect, our operating results and growth prospects could be harmed.

While LiDAR has existed for some time for terrestrial and aerial mapping applications and for research and development level automotive applications, the concept of low cost and high-volume LiDAR for markets like automotive, security & smart spaces applications is relatively new and rapidly evolving, making our business and prospects difficult to evaluate. The growth and profitability of these markets (collectively, the “Sensing Solutions Market”) and the level of demand and market acceptance for LiDAR technology are subject to a high degree of uncertainty. The future growth of our business depends on the growth of these Sensing Solutions Market. We cannot be certain that this will happen. If consumers do not perceive meaningful benefits of LiDAR technology, then these markets may develop more slowly than we expect, which could adversely impact our operating results and our ability to grow our business.

If our customers and partners are unable to maintain and increase acceptance of LiDAR technology, our business, results of operations, financial condition and growth prospects would be adversely affected.

Our future operating results will depend on the ability of our customers and partners to create, maintain and increase acceptance of LiDAR technology. There is no assurance that our customers and partners can achieve these objectives. Acceptance of our LiDAR technology in the global Sensing Solutions Market depends upon many factors, including regulatory requirements applicable to such markets, evolving safety standards and perceptions, cost and consumer preferences. Market acceptance of LiDAR technology also depends on the ability of market participants, including us, to resolve technical challenges facing the Sensing Solutions Market in a timely and cost-effective manner. Consumers will also need to be made aware of the advantages of the LiDAR technology compared to competing technologies, specifically those with different sensor arrays, such as camera, and radar in automotive, and camera, infrared and microwave in security. If consumer acceptance of LiDAR technology in the global Sensing Solutions Market does not occur or occurs more slowly than we expect, sales of our products could also be adversely affected.

Product integration could face complications or unpredictable difficulties, which may adversely impact customer adoption of our products and our financial performance.

Our products typically function as part of a system, and are therefore integrated with other sensing technologies, software products and customer applications. Required integration efforts can be time consuming and costly and there is no guarantee that results will be satisfactory to the end customer. These challenges are even more present in the automotive sector where components are subject to as much as several years of product and design validation before they are fitted into a vehicle program. While the company works with system integrators which lend their experience to these workstreams, there is no guarantee that unforeseen delays or setback would not arise that would impair our ability to launch with key programs across our sectors of focus.

The market for LiDAR sensors is highly competitive and many companies are actively focusing on LiDAR technology or competing technologies based on camera, radar or other technologies. If we fail to differentiate ourselves and compete successfully with these companies, many of which have substantially greater resources, our products may become obsolete and it will be difficult for us to attract customers and our business will be harmed.

The LiDAR sensor market is becoming increasingly competitive and global. Our competitors are numerous and they compete with us directly by offering LiDAR products and indirectly by attempting to solve some of the same challenges with different technology. We face competition from camera and radar companies, other developers of LiDAR products, and other technology and supply companies, some of which have already completed public offerings and have significantly greater resources than we do. Some examples of our competitors include Velodyne, Innoviz Technologies Ltd., Aeva, Inc., Luminar Technologies, Inc., Hesai Technology Co., Ltd., AEye, Ouster, Inc., and Ibeo Automotive Systems GmbH among others.

Over the last few years we have seen a proliferation of entrants into the LiDAR market with various technical approaches intended to reduce the size of the LiDAR sensors, such as flash LiDAR, micro-electro- mechanical system (“MEMS”) mirrors, and downsized macroscale oscillating technology. Concurrently, in non-automotive applications we have seen increased competition as companies have sought to offset the delayed introduction of autonomous vehicles by focusing in other areas. While we believe that our solid-state approach will yield a desired reduction in size, cost and reliability that customers require, we expect competition will remain stiff from new companies with products based on existing and new technologies. We also think more companies will look to compete with us by offering paired hardware/software solutions to compete with our smart spaces / security applications. Our products may become obsolete as LiDAR and other competing technologies continue to progress.

This increased competition could result in pricing pressure, lower revenue and gross profit. To remain competitive and maintain our position as a leading sensing technology provider, we need to continuously invest in product research and development, service and support, and product distribution infrastructure as well as sales and marketing. We may not have sufficient resources to continue to make the investments needed to maintain our competitive position. In addition, certain of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than us. These competitors may also be able to adapt more quickly to new or emerging technologies or standards and may be able to deliver products and services at a lower cost. Increased competition could reduce our market share, revenue and operating margins, increase our operating costs, harm our competitive position and otherwise harm our business.

Adverse conditions in the global Sensing Solutions Market or the global economy more generally could have adverse effects on our results of operations.

Our business partially depends on, and is directly affected by, the global Sensing Solution Markets. As in any manufacturing industry, production and sales can be cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rate levels and credit availability, consumer confidence, raw material costs, availability of competing products or technologies, environmental impact, governmental incentives and regulatory requirements, and political volatility, especially in growth markets. OEMs which make products that may incorporate our sensing solution (e.g., car makers that ultimately sell completed vehicles to consumers) may experience difficulties from weakened economies and tightened credit markets. The industrial market may see weakened demand for instillations in the areas of robotics and automatic guided vehicles. In the flow management space we could continue to see project delays in key areas like airports, ports, intersections, and security applications as infrastructure upgrades are delayed. Any significant adverse change in any of these factors, including, but not limited to, general economic conditions could have a material adverse effect on our business, results of operations and financial condition.

Autonomous and highly automated vehicles rely on a complex set of technologies, and there is no assurance that the rate of acceptance and adoption of these technologies will increase in the near future or that a market for fully autonomous vehicles will develop.

Autonomous and highly automated driving relies on a complex set of technologies, which requires the coordinated development of sensing, mapping, object detection and classification as well as path planning and navigation. These functions and capabilities are in different stages of development, and their reliability must continue to improve in order to meet the higher standards required for autonomous driving. Sensing technology provides information to the car and includes the physical sensors, as well as object classification and perception software. In many cases, it will be sold as part of a system where it must work within the core autonomous driving platform of an original equipment manufacturer. If customer technology is not ready to be deployed in vehicle models when our sensing technology is ready for adoption, launch of production could be delayed, perhaps for a significant time period, which could materially adversely affect our business, results of operations and financial condition.

There are a number of additional challenges to autonomous driving, all of which are outside of our control, including market acceptance of autonomous driving, particularly fully autonomous driving, national or state certification requirements and other regulatory measures, concerns regarding litigation, cyber security risks, as well as a general aversion by some consumers to the idea of self-driving vehicles. There can be no assurance that the market will accept any vehicle model, including a vehicle containing our technology, in which case our future business, results of operations and financial condition could be adversely affected.

Our ability to market our LiDAR technology outside of automotive applications may take longer than we anticipate and may not be successful.

We are investing in, and pursuing market opportunities outside of, the automotive markets, including security, industrial automation and smart city and smart spaces initiatives. We believe that our future revenue growth, if any, will depend in part on our ability to expand within new markets such as these and to enter new markets as they emerge. Each of these markets presents distinct risks and, in many cases, requires us to address the particular requirements of that market. Smart spaces customers could find alternative methods to address flow management requirements. And within industrial markets, our success is highly dependent on presenting a compelling and differentiated price-performance advantage relative to established players in the market.

With the exception of industrial automation, the market for LiDAR technology outside of automotive applications is relatively new, rapidly developing and unproven in many markets or industries. Many of our customers in these areas are still in the testing and development phases and it cannot be certain that they will commercialize products or systems with our LiDAR products or at all. We cannot be certain that LiDAR will be sold into these markets at scale. Adoption of LiDAR products, including our products, outside of the automotive industry will depend on numerous factors, including: whether the technological capabilities of LiDAR and LiDAR-based products meet users’ current or anticipated needs, whether the benefits of designing LiDAR into larger sensing systems outweigh the costs, complexity and time needed to deploy such technology or replace or modify existing systems that may have used other modalities such as cameras and radar, whether users in other applications can move beyond the testing and development phases and proceed to commercializing systems supported by LiDAR technology and whether LiDAR developers, such as us, can keep pace with rapid technological change in certain developing markets and the global response to the COVID-19 pandemic. If LiDAR technology does not achieve commercial success outside of the automotive industry, or if the market develops at a pace slower than we expect, our business, results of operation and financial condition will be materially and adversely affected.

Our new product lines could face difficulties gaining market traction and adversely impact our financial performance.

One of the challenges inherent in developing hardware is long development times. Our products have lengthy design, test & validation and production cycles that can require multiple iterations. There can be no guarantee that by the time a product comes to market it will have the right performance, specifications and cost to address the use cases it was originally designed for. Conversely, even if the characteristics of the product are correct for its original purpose, there is the additional risk that the needs of the market may have evolved and changed requiring further alterations to the product or a different solution which could significantly impact demand for our products.

The S3 program was developed with automotive requirements in mind encompassing factors such as range, resolution, horizontal and vertical field of view, and of course cost and reliability. There can be no assurance that our devices will meet customer requirements for all of these specifications or that they will outperform products developed by our competitors. Additionally, as discussed in the risk factor above, given the significant development time required with multiple iterations of customized silicon, it is possible original equipment manufacturers’ (“OEMs”) requirements may shift away from the product requirements that our LiDAR sensors were originally designed for. Such an outcome would materially impact our revenue plans particularly in future years where the contribution from automotive is expected to be most meaningful.

Currently, the largest part of our M Series sales is for flow management solutions like security, smart city, and smart spaces applications. While we have seen promising levels of activity from potential end users evaluating LiDAR for these applications, the technology is relatively new to this market and there can be no guarantee that industry adoption will occur at the pace contemplated in our forecasts. Conversely, LiDAR has been an important technology for the industrial market for some time, supported by well-established players like Sick AG, P&F and Hokuyo. While the company has a presence in port automation and is expecting to expand its position through new product introductions, there is a risk that these products could fail to gain traction against very well-established competitors in these end markets.

Our OPA based product could fail to meet industry requirements for range, resolution or general performance or we could fall short of our cost objectives for OPA-based LiDAR, thereby limiting our revenue potential.

Our OPA-based solid state LiDAR was designed and developed from the ground up. All the main semiconductor components are custom designed in-house and fabricated and packaged by third-party partners. Each generation of technology node consists of iterations of one or multiple components. The integration of all these together with the rest of the electrical, mechanical and firmware modules is a complex system integration exercise. Problems could arise during this process to cause the planned product to fall short on some requirements, including range, resolution, other performance parameters or cost objectives. The resulting delay could slow down our time-to-market efforts, limit our revenue potential or lead to negative impressions on customer engagements, any of which would harm our business.

Unforeseen safety issues with our products could result in injuries to people which could result in adverse effects on our business and reputation.

Our LiDAR utilizes lasers for performing 3D sensing. While we have developed system components designed to prevent our LiDAR lasers from harming human eyes, in the event that an unforeseen issue arises that results in serious injury, our reputation or brand may be damaged and we could face legal claims for breach of contract, product liability, tort or breach of warranty as a result of these problems. Defending such a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of our Company and our products. In addition, our business liability insurance coverage could be inadequate with respect to a claim and future coverage may be unavailable on acceptable terms or at all.

We create innovative technology by designing and developing unique components. A failure to achieve scale may affect our ability to sell at competitive prices, limit our customer base or may lead to losses.

We incur significant costs related to procuring the raw materials and components required to manufacture our high-performance LiDAR systems, assembling LiDAR systems and compensating our personnel. If our volumes do not ramp up as planned we may be unable to obtain anticipated material costs benefits, or expected levels of fixed cost absorption that are needed to achieve our targeted margins and our operating results, business and prospects will be harmed. Furthermore, many of the factors that impact our operating costs are beyond our control. For example, the costs of our raw materials and components could increase due to shortages as global demand for these products increases.

The manufacture of our LiDAR systems is a complex process, and it is often difficult for companies to achieve acceptable product yields which could decrease available supply and increase costs. LiDAR system yields depend on both our product design and the manufacturing processes of our manufacturing partners. Because low yields may result from either design defects or process difficulties, we may not identify yield problems until well into the production cycle, when an actual product defect exists and can be analyzed and tested. In addition, many of these yield problems are difficult to diagnose and time consuming or expensive to remedy.

Developments in alternative non-LiDAR technologies may adversely affect the demand for LiDAR sensors.

Significant developments in alternative technologies, such as cameras and radar, may materially and adversely affect our business, prospects, financial condition and operating results in ways we do not currently anticipate. Existing and other camera and radar technologies may emerge as customers’ preferred alternative to our solutions. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced products in the autonomous vehicle industry, which could result in the loss of competitiveness of our LiDAR solutions, decreased revenue and a loss of market share to competitors. Our research and development efforts may not be sufficient to adapt to changes in technology. For example, although we believe that LiDAR technology is, and will continue to be, a critical component to the active safety and autonomous vehicle markets it is possible that other sensor types, such as camera or radar or yet another disruptive modality based on new or existing technology, will achieve acceptance or dominance in the market. If such competing technology gains acceptance by the market, regulators and safety organizations in place of or as a substitute for LiDAR technology, our business, results of operations and financial condition would be adversely affected.

As technologies change, we plan to upgrade or adapt our LiDAR solutions with the latest technology. However, our solutions may not compete effectively with alternative systems if we are not able to source and integrate the latest technology into our existing LiDAR solutions.

If we are not able to effectively grow our global sales and marketing organization, or maintain or grow an effective network of distributors, value-added resellers, and integrators, our business prospects, results of operations and financial condition could be adversely affected.

Our future success will depend on our ability to train, retain and motivate skilled sales managers and direct sales representatives with significant technical knowledge and understanding of our products. Because of the competition for their skill set, we may not be able to attract or retain such personnel on reasonable terms. If we are unable to grow our global sales and marketing organization, we may not be able to increase our revenue, which would adversely affect our business, financial condition and results of operations.

Additionally, our growth outlook relies on adding a number of strategic channel partners to our network to help support the sales of our products. It may take time to identify and add these partners, to train new personnel to market and support our products. In addition, our distributors may not successfully market and sell our products and may not devote sufficient time and resources that we believe are necessary to enable our products to develop, achieve or sustain market acceptance. Any of these factors could reduce our revenue or impair our revenue growth in affected markets, increase our costs in those markets or damage our reputation. As a result of our reliance on third-party distributors, we may be subject to disruptions and increased costs due to factors beyond our control, including labor strikes, third-party errors and other issues. If the services of any of these third-party distributors become unsatisfactory, we may experience delays in meeting our customers’ demands and we may be unable to find a suitable replacement on a timely basis or on commercially reasonable terms. Any failure to deliver products in a timely manner may damage our reputation and could cause us to lose potential customers.

We currently have and target many customers, suppliers and production counterparties that are large corporations with substantial negotiating power, exacting product, quality and warranty standards and potentially competitive internal solutions. If we are unable to sell our products to these customers or are unable to enter into agreements with customers, suppliers and production counterparties on satisfactory terms, our prospects and results of operations will be adversely affected.

Several of our customers and potential customers are large, multinational corporations with substantial negotiating power relative to us. These large, multinational corporations also have significant development resources, which may allow them to acquire or develop independently, or in partnership with others, competitive technologies. Meeting the technical requirements and securing design wins with any of these companies will require a substantial investment of our time and resource. We cannot assure you that our products will secure design wins from these or other companies or that we will generate meaningful revenue from the sales of our products to these key potential customers. If our products are not selected by these large corporations or if these corporations develop or acquire competitive technology, it will have an adverse effect on our business.

Our business would be adversely affected if not enough customers and partners, including OEMs, were to adopt our products or those customers and partners that adopt our products were to change their design or systems and not include our products in future models.

We currently have no high-volume automotive OEM that has adopted our products in its advanced driver-assistance systems and/or autonomous vehicle systems. For the most part our principal customers and partners have been in mapping, flow management, and industrial applications where rates of adoption of our products are still low. We will need to expand our customer base and partner network rapidly to grow our sales revenue. If not enough customers and partners were to adopt our products or those customers and partners that adopt our products were to determine not to incorporate our products in their future models generally due to a change to their model design, systems or otherwise, our business, results of operations and financial condition would be adversely affected.

We invest effort and money seeking customers’ validation of our products in the Sensing Solutions Market, and there can be no assurance that we will win their acceptance in a timely manner or at all. If we do not win sufficient acceptance from our customers, our future business, results of operations and financial condition could be adversely affected.

We invest significant effort and money in proof of concepts and pilot programs designed to get customers familiar with our sensing solution for their products and systems. Customers in the Sensing Solution Markets will acquire our products from us or our partners and integrate them into their products and systems that they manufacture. We could fail to secure proof of concept opportunities for new products, or fail to perform during proof of concept opportunities and expend our resources without obtaining such “design wins.” In addition, the firm with the winning design may have an advantage with the customer going forward because of the established relationship between the winning firm and such customer, which could make it more difficult for such firm’s competitors to win the designs for other products and systems such customer produces. If we fail to win a significant number of customer design competitions in the future, our business, results of operations and financial condition would be adversely affected.

We must successfully manage product introductions and transitions in order to remain competitive.

We must continually develop new and improved sensing solutions that meet changing consumer demands. Moreover, the introduction of new products is a complex task involving significant expenditures in research and development, promotion and sales channel development, and management of existing inventories to reduce the cost associated with returns and slow moving inventory. As new sensing solutions are introduced, we have to closely monitor the inventory at our contract manufacturers, and phase out the manufacture of prior versions in a controlled manner. Moreover, we must introduce new sensing solutions in a timely and cost-effective manner, and we must secure production orders for those solutions from our contract manufacturers and component suppliers. The development of new sensing solutions is a highly complex process, and while we have a large number of product introductions coming, the successful development and introduction of new sensing solutions depends on a number of factors, including the following:

•	the accuracy of our forecasts for market requirements beyond near term visibility;

•	our ability to anticipate and react to new technologies and evolving consumer trends;

•	our development, licensing or acquisition of new technologies;

•	our timely completion of new designs and development;

•	the ability of our contract manufacturers to cost-effectively manufacture our new sensing solutions;

•	the availability of materials and key components used in the manufacture of our new sensing solutions; and

•	our ability to attract and retain world-class research and development personnel.

If any of these or other factors becomes problematic, we may not be able to develop and introduce new sensing solutions in a timely or cost-effective manner, and our business may be harmed.

Our international expansion plans, if implemented, will subject us to a variety of risks that may harm our business.

We have limited experience managing the administrative aspects of a global organization. While we intend to continue to explore opportunities to expand our business in international Sensing Solution Markets in which we see compelling opportunities, we may not be able to create or maintain international market demand for our products. In addition, as we expand our operations internationally, our support organization will face additional challenges, including those associated with delivering support, training and documentation in languages other than English. We may also be subject to new statutory restrictions and risks. If we invest substantial time and resources to expand our international operations and are unable to do so successfully and in a timely manner, our business and financial condition may be harmed.

In the course of expanding our international operations and operating overseas, we will be subject to a variety of risks, including:

•	differing regulatory requirements, including tax laws, trade laws, labor regulations, tariffs, export quotas, custom duties or other trade restrictions;

•	greater difficulty supporting and localizing our products;

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challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, compensation and benefits and compliance programs;

•	differing legal and court systems, including limited or unfavorable intellectual property protection;

•	risk of change in international political or economic conditions;

•	restrictions on the repatriation of earnings; and

•	working capital constraints.

In the automotive industry, the period of time from a design win to implementation is long, and we are subject to the risks of cancellation or postponement of contracts or unsuccessful implementation.

Our products are technologically complex, incorporate many technological innovations and are often intended for use in safety applications. Prospective OEM customers generally must make significant commitments of resources to test and validate our products before including them in any particular product or system. The development cycles of our products with new OEM customers can be long after a design win, if we successfully obtain it, depending on the OEM and the complexity of the product and system in question. These development cycles may make it necessary for us to invest our resources prior to realizing any revenues from the OEM that adopted our product. Further, we are subject to the risk that an OEM cancels or postpones implementation of our technology, as well as that we will not be able to implement our technology successfully. Further, our sales could be less than forecasted if the ultimate product or system is unsuccessful in the Sensing Solution Markets, including for reasons unrelated to our product or technology. Long development cycles and product cancellations or postponements may adversely affect our business, results of operations and financial condition.

Continued pricing pressures and customer cost reduction initiatives may result in lower than anticipated margins, or losses, which may adversely affect our business.

Cost-cutting initiatives adopted by our customers often result in increased downward pressure on pricing. We expect that our agreements with customers may require step-downs in pricing over the term of the agreement or, if commercialized, over the period of production. In addition, our customers may reserve the right to terminate their supply contracts for convenience, which enhances their ability to obtain price reductions. Automotive OEMs also possess significant leverage over their suppliers because the automotive component supply industry is highly competitive, serves a limited number of customers and has a high fixed cost base. We expect to be subject to substantial continuing pressure from customers and suppliers to reduce the price of our products. It is possible that pricing pressures beyond our expectations could intensify as customers pursue restructuring, consolidation and cost-cutting initiatives. If we are unable to generate sufficient production cost savings in the future to offset price reductions, our gross margin and profitability would be adversely affected.

We continue to implement strategic initiatives designed to grow our business. These initiatives may prove more costly than we currently anticipate and we may not succeed in increasing our revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability.

We continue to make investments and implement initiatives designed to grow our business, including:

•	investing in research and development;

•	expanding our sales and marketing efforts to attract new customers across industries;

•	investing in new applications and markets for our products;

•	further enhancing our manufacturing processes and partnerships; and

•	investing in legal, accounting, and other administrative functions necessary to support our operations as a public company.

These initiatives may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue, if at all, in an amount sufficient to offset these higher expenses and to achieve and maintain profitability. The market opportunities we are pursuing are at an early stage of development, and it may be many years before the end markets we expect to serve generate significant demand for our products at scale, if at all.

In addition, our revenue may be adversely affected for a number of reasons, including the development and/or market acceptance of new technology that competes with our LiDAR products, failure of our customers to commercialize systems that include our LiDAR solutions, our inability to effectively manage our inventory or manufacture products at scale, our failure to enter new markets or to attract new customers or expand orders from existing customers or due to increasing competition. Furthermore, it is difficult to predict the size and growth rate of our target markets, customer demand for our products, commercialization timelines, developments in sensing and related technology, the entry of competitive products, or the success of existing competitive products and services. Accordingly, we do not expect to achieve profitability over the near term. If our revenue does not grow over the long term, our ability to achieve and maintain profitability may be adversely affected, and the value of its business may significantly decrease.

If our efforts to build a strong brand and maintain customer satisfaction and loyalty are not successful, or we are subject to negative publicity, we may not be able to attract or retain customers, and our business may be harmed.

Building and maintaining a strong brand is important to attract and retain customers, as potential customers have a number of choices among on a variety of sensing solutions. Successfully building a brand is a time consuming and comprehensive endeavor and can be positively and negatively impacted by any number of factors. Our competitors may be able to achieve and maintain brand awareness and market share more quickly and effectively than we can. Customer use case optimization issues associated with new product launches could also impair our brand perception. If we are unable to execute on building a strong brand, it may be difficult to differentiate our business from our competitors in the marketplace.

Risks Related to Manufacturing and Supply

We have limited manufacturing capacity and intend to depend primarily on a small number of contract manufacturers and manufacturing partners in the future. Our operations could be disrupted if we encounter delays or other problems with these contract manufacturers.

Our “in house” manufacturing operation is primarily focused on new product introductions and prototype builds, and as such we rely on a small number of contract manufacturers for production. Our contract manufacturers and manufacturing partners are vulnerable to capacity constraints and reduced component availability, and our control over delivery schedules, manufacturing yields and costs is limited, particularly when components are in short supply or when we introduce a new sensor or sensing system. In addition, we have limited control over our contract manufacturers’ quality systems and controls, and therefore must rely on them to manufacture our products to our quality and performance standards and specifications, and we must remain in agreement on the substantive commercial terms governing our commercial relationships with these suppliers. Delays, component shortages and other manufacturing and supply problems could impair the retail distribution of our products and ultimately our brand. Furthermore, any adverse change in our contract manufacturers’ financial or business condition could disrupt our ability to supply products to our distributors and customers.

If our primary and secondary contract manufacturers or manufacturing partners fail for any reason to continue manufacturing our products in required volumes and at high quality levels, or at all, we would have to identify, select and qualify new acceptable alternative contract manufacturers. Alternative contract manufacturers may not be in a position to satisfy our production requirements at commercially reasonable prices or to our quality and performance standards within the required timeline. Any significant interruption in manufacturing would require us to reduce our supply of products to our distributors and customers, which in turn would reduce our revenue and growth.

We have little experience manufacturing our products at full commercial scale. If our products are adopted by a large number of customers and/or by customers requiring a large amount of supply, we will face certain risks associated with scaling up our manufacturing capabilities to support such mass commercial production.

We do not have experience in manufacturing our products on a mass scale. If our products are adopted by a large number of customers and/or by customers requiring a large amount of supply, we may need to expand our manufacturing facilities, add manufacturing personnel and ensure that validated processes are consistently implemented in our facilities and potentially enter into relationships with third-party manufacturers. The upgrade and expansion of our facilities may require additional regulatory approvals. In addition, it will be costly and time-consuming to expand our facilities and recruit necessary additional personnel. If we are unable to expand our manufacturing facilities in compliance with regulatory requirements or to hire additional necessary manufacturing personnel, we may encounter delays or additional costs in achieving our research, development and commercialization objectives, including researching and developing new sensing solutions, which could materially damage our business and financial prospects.

If we fail to accurately forecast our manufacturing requirements and manage our inventory with our contract manufacturers, we could incur additional costs, be required to write-down the value of our inventory and other assets, experience manufacturing delays and lose revenue.

We bear supply risk under our contract manufacturing arrangements. Lead times for the materials and components that our contract manufacturers order on our behalf through different component suppliers vary significantly and depend on numerous factors, including the specific supplier, contract terms and market demand for a component at a given time. Lead times for certain key materials and components incorporated into our products are currently lengthy, requiring our contract manufacturers to order materials and components several months in advance. If we overestimate our production requirements, our contract manufacturers may purchase excess components and build excess inventory. If our contract manufacturers, at our request, purchase excess components that are unique to our products, we could be required to pay for these excess components. If we incur costs to cover excess supply commitments our business and financial prospects could be harmed.

Conversely, if we underestimate our requirements, our contract manufacturers may have inadequate component inventory, which could interrupt the manufacturing of our products and result in delays or cancellation of orders from distributors and customers. If we fail to accurately forecast our manufacturing requirements, our business and financial prospects could be harmed.

Our products incorporate key components, including computer chips, from sole source suppliers and if our contract manufacturers are unable to source these components on a timely basis, due to fabrication capacity issues or other material supply constraints, or if there are interruptions in our, or our contract manufacturers, relationships with these third-party suppliers, we will not be able to deliver our products to our distributors and customers which would adversely impact our business.

We depend on sole source suppliers for key components in our products. These sole source suppliers could be constrained by fabrication capacity issues or material supply issues, stop producing such components, cease operations or be acquired by, or enter into exclusive arrangements with, our competitors or other companies. In many cases, we do not have long-term supply agreements with these suppliers. Instead, our contract manufacturers typically purchase the components required to manufacture our products on a purchase order basis. As a result, most of these suppliers can stop selling to us at any time, requiring us to find another source, or can raise their prices, which could impact our gross margins. Any such interruption or delay may force us to seek similar components from alternative sources, which may not be available.

Our reliance on sole source suppliers involves a number of additional risks, including risks related to:

•	supplier capacity constraints;

•	price increases;

•	timely delivery;

•	component quality; and

•	delays in, or the inability to execute on, a supplier roadmap for components and technologies.

We have a global supply chain and the COVID-19 pandemic, Russia’s aggression in Ukraine and other macroeconomic factors may adversely affect our ability to source components in a timely or cost-effective manner from our third-party suppliers due to, among other things, work stoppages or interruptions. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules. We have in the past experienced, and may in the future experience, component shortages and price fluctuations of key components and materials, and the predictability of the availability and pricing of these components may be limited. Component shortages or pricing fluctuations could be material in the future. In the event of a component shortage, supply interruption, or a material pricing change from suppliers of these components, we may not be able to develop alternate sources in a timely manner, or at all, especially in the case of sole or limited source items. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly and we may not be able to source these components on terms that are acceptable to us, or at all, which may undermine our ability to meet our requirements or to fill customer orders in a timely manner. Any interruption or delay in the supply of any parts or components, or the inability to obtain parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect our ability to meet our scheduled product deliveries to our customers. This could adversely affect our relationships with our customers and partners and could cause delays in shipment of our products and adversely affect our operating results.

Our manufacturing costs may remain elevated and result in a market price for our products above the price that customers are willing to pay.

If the cost of manufacturing our LiDAR products remains high, we will be forced to charge our customers a high price for the product in order to cover our costs and earn a profit. While we expect our products will benefit from significant cost reduction over time from scale and planned redesigns, there is no guarantee that these efforts will be successful, or that these savings won’t be offset by additional required content. If the price of our products is too high, customers may be reluctant to purchase our products, especially if lower priced alternative products are available, and we may not be able to sell our products in sufficient volumes to recover our costs of development and manufacture or to earn a profit.

Our suppliers could raise prices on key components, which may adversely affect our profitability.

Significant increases in the cost of certain components used in our products, to the extent they are not timely reflected in the price we charge our customers, could materially and adversely impact our results. For example, we have experienced significant increases in prices for certain electronic components, as well as significantly increased lead times. We sought to address these increases by carrying safety stock of critical components, evaluating alternative components, suppliers and processes, reviewing component substitution opportunities, and aggressively negotiating larger quantities with our vendors to ensure adequate supply. Certain of our key component manufacturers and suppliers have the ability, in our contracts, to periodically increase their prices. Accordingly, we cannot assure you that we will not face increased prices in the future or, if we do, whether we will be effective in containing margin pressures from any further component price increases.

Components used in our sensors may fail as a result of manufacturing, design or other defects over which we have no control and render our devices permanently inoperable.

We rely on third-party component suppliers to provide certain functionalities needed for the operation and use of our devices. Any errors or defects in such third-party technology could result in errors in our sensors that could harm our business. If these components have a manufacturing, design or other defect, they can cause our sensors to fail and render them permanently inoperable. As a result, we may have to replace these sensors at our sole cost and expense. Should we have a widespread problem of this kind, our reputation in the market could be adversely affected and our replacement of these sensors would harm our business.

Our sensors and sensing systems are highly technical and could be vulnerable to hardware errors or software bugs, which may harm our reputation and our business.

Bugs and errors could diminish performance, create security vulnerabilities, affect data quality in logs or interfere with interpretation of data, and cause malfunctions or even permanently disabled sensors. Some errors may only be detected under certain circumstances or after extended use. We update our software and firmware on a regular basis, in spite of extensive quality screening, if a bug were to occur in the process of an update, it could result in devices becoming inoperable or permanently disabled.

We offer a limited warranty on all sensors and any such defects discovered in our products could result in loss of revenue or delay in revenue recognition, loss of customer goodwill and increased service costs, any of which could harm our business, operating results and financial condition. We could also face claims for product or information liability, tort or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and adversely affect the market’s perception of us and our devices. In addition, if our business liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, our business could be harmed.

We may incur significant direct or indirect liabilities in connection with our product warranties which could adversely affect our business and operating results.

We typically offer a limited product warranty that requires our products to conform to the applicable specifications and be free from defects in materials and workmanship for a limited warranty period. As a result of increased competition and changing standards in our target markets, we may be required to increase our warranty period length and the scope of our warranty. To be competitive, we may be required to implement these increases before we are able to determine the economic impact of an increase. Accordingly, we may be at risk that any such warranty increase could result in foreseeable and unforeseeable losses for the company.

Risks Related to Intellectual Property

If we fail to protect or enforce our intellectual property or proprietary rights, our business and operating results could be harmed.

We regard the protection of our patents, trade secrets, copyrights, trademarks, trade dress, domain names and other intellectual property or proprietary rights as critical to our success. We strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We seek to protect our confidential proprietary information, in part, by entering into confidentiality agreements and invention assignment agreements with all our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology. However, we cannot be certain that we have executed such agreements with all parties who may have helped to develop our intellectual property or who had access to our proprietary information, nor can we be certain that our agreements will not be breached. Any party with whom we have executed such an agreement could potentially breach that agreement and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. We cannot guarantee that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Detecting the disclosure or misappropriation of a trade secret and enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, time- consuming and could result in substantial costs and the outcome of such a claim is unpredictable. Further, the laws of certain foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property or proprietary rights both in the United States and abroad. If we are unable to prevent the disclosure of our trade secrets to third parties, or if our competitors independently develop any of our trade secrets, we may not be able to establish or maintain a competitive advantage in our market, which could harm our business.

We have 25 technology patents granted and have filed an additional two applications and will in the future file patent applications on inventions that we deem to be innovative. There is no guarantee that our patent applications will be issued as granted patents, that the scope of the protection gained will be sufficient or that an issued patent may subsequently be deemed invalid or unenforceable. Patent laws, and scope of coverage afforded by them, have recently been subject to significant changes, such as the change to “first-to-file” from “first-to-invent” resulting from the Leahy-Smith America Invents Act. This change in the determination of inventorship may result in inventors and companies having to file patent applications more frequently to preserve rights in their inventions, which may favor larger competitors that have the resources to file more patent applications. Another change to the patent laws may incentivize third parties to challenge any issued patent in the United States Patent and Trademark Office (the “USPTO”), as opposed to having to bring such an action in U.S. federal court. Any invalidation of a patent claim could have a significant impact on our ability to protect the innovations contained within our devices and could harm our business.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions to maintain patent applications and issued patents. We may fail to take the necessary actions and to pay the applicable fees to obtain or maintain our patents. Non-compliance with these requirements can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to use our technologies and enter the market earlier than would otherwise have been the case.

We pursue the registration of our domain names, trademarks and service marks in the United States and in certain locations outside the United States. We are seeking to protect our trademarks, patents and domain names in an increasing number of jurisdictions, a process that is expensive and time-consuming and may not be successful or which we may not pursue in every location.

Litigation may be necessary to enforce our intellectual property or proprietary rights, protect our trade secrets or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs, adverse publicity or diversion of management and technical resources, any of which could adversely affect our business and operating results. If we fail to maintain, protect and enhance our intellectual property or proprietary rights, our business may be harmed.

We are currently involved in patent litigation proceedings with Velodyne in the Northern District of California.

In August 2016, Velodyne alleged patent infringement and threatened litigation against us. In response, we filed a complaint in the Northern District of California seeking a declaratory judgment of non-infringement of Velodyne’s patent. Velodyne filed its answer and counterclaim for infringement of its patent and we filed our answer on January 16, 2017. In October 2017, the court issued a claim construction order construing eight terms in Velodyne’s patent. In November 2017, we filed two petitions for inter partes review (“IPR”) before the Patent Trial and Appeal Board at the U.S. Patent and Trademark Office (“PTAB”), asserting that all asserted claims of Velodyne’s patent are invalid over prior art. In January 2018, the court granted a stipulation filed by the parties, staying the district court litigation until the patent office decided whether to grant or deny our pending petitions. In March 2018, Velodyne filed its responses to both of the Company’s petitions. In May 2018, the PTAB instituted both IPRs on all petitioned claims and issued Final Written Decisions finding all petitioned claims are not invalid. We petitioned for rehearing in June 2019, which the PTAB denied in May 2020, Quanergy filed an appeal to the Court of Appeals for the Federal Circuit (“CAFC”) for each IPR (consolidated as docket no. CAFC-20-2070). Oral argument was held on July 7, 2021. On February 4, 2022, the CAFC affirmed the decision of the PTAB. This litigation, as with any other litigation, is subject to uncertainty and an unfavorable outcome may result in a material adverse impact on our business, results of operations, financial position, and overall trends.

We have been and may continue to be subject to litigation regarding intellectual property rights that could be costly, including claims that we are infringing third-party intellectual property, whether successful or not, and could result in the loss of rights important to our products or otherwise harm our business.

Third parties, including Velodyne (referenced in preceding risk factor) have asserted, and may in the future assert, that we have infringed, misappropriated or otherwise violated their intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us will grow. Plaintiffs who have no relevant product revenue may not be deterred by our own issued patents and pending patent applications in bringing intellectual property rights claims against us. The cost of patent litigation or other proceedings, even if resolved in our favor, could be substantial. Some of our competitors may be better able to sustain the costs of such litigation or proceedings because of their substantially greater financial resources. Patent litigation and other proceedings may also require significant management time and divert management from our business. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could impair our ability to compete in the marketplace. The occurrence of any of the foregoing could harm our business.

As a result of intellectual property infringement claims, or to avoid potential claims, we may choose or be required to seek licenses from third parties. These licenses may not be available on commercially reasonable terms, or at all. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be nonexclusive, with the potential for our competitors to gain access to the same intellectual property. In addition, the rights that we secure under intellectual property licenses may not include rights to all of the intellectual property owned or controlled by the licensor, and the scope of the licenses granted to us may not include rights covering all of the products and services provided by us and our licensees. Furthermore, an adverse outcome of a dispute may require us to pay damages, potentially including treble damages and attorneys’ fees, if we are found to have willfully infringed a party’s intellectual property; cease making, licensing or using technologies that are alleged to infringe or misappropriate the intellectual property of others; expend additional development resources to redesign our solutions; enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies, content or materials; and to indemnify our partners and other third parties. In addition, any lawsuits regarding intellectual property rights, regardless of their success, could be expensive to resolve and would divert the time and attention of our management and technical personnel.

In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, designs, experiences, work flows, data, processes, software and know-how.

We rely on proprietary information (such as trade secrets, know-how and confidential information) to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress or service mark protection, or that we believe is best protected by means that do not require public disclosure. We generally seek to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure and non-use provisions with our employees, consultants, contractors and third parties. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. We have limited control over the protection of trade secrets used by our current or future manufacturing partners and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to its trade secrets.

We also rely on physical and electronic security measures to protect our proprietary information, but we cannot provide assurance that these security measures will not be breached or provide adequate protection for our property. There is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce our intellectual property rights.

If we are unable to obtain necessary or desirable third-party technology licenses, our ability to develop new products or enhancements may be impaired.

We utilize commercially available off-the-shelf technology in the development of our devices. As we continue to introduce new features or improvements, we may be required to license additional technologies from third parties. These third-party licenses may be unavailable to us on commercially reasonable terms, if at all. If we are unable to obtain necessary third-party licenses, we may be required to obtain substitute technologies with lower quality or performance standards, or at a greater cost, any of which could harm the competitiveness of our business.

Under certain of our agreements, we are required to provide indemnification in the event our technology is alleged to infringe upon the intellectual property rights of third parties.

In certain of our agreements we indemnify our licensees, manufacturing partners and suppliers. We could incur significant expenses defending these partners if they are sued for patent infringement based on allegations related to our technology. In addition, if a partner were to lose a lawsuit and in turn seek indemnification from us, we could be subject to significant monetary liabilities. While such contracts typically give us multiple remedies for addressing instances of infringements, such remedies (e.g. product modification, purchase of licenses) could be expensive and difficult to administer.

Risks Related to Compliance

We may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on our profitability and financial position.

We may be, from time to time, involved in litigation, regulatory proceedings and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with our suppliers and customers, intellectual property claims, stockholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and VAT disputes and employment and tax issues. In addition, we have in the past and could face in the future a variety of labor and employment claims against us, related to, but not limited to, general employment practices and wrongful acts. In such matters, private parties or other entities may seek to recover from us indeterminate amounts in penalties or monetary damages. These types of lawsuits could require significant management time and attention or could involve substantial legal liability, and/or substantial expenses to defend. Often these cases raise complex factual and legal issues and create risks and uncertainties. No assurances can be given that any proceedings and claims will not have a material adverse impact on our consolidated financial position or that our established reserves or our available insurance will mitigate this impact.

We are subject to, and must remain in compliance with, numerous laws and governmental regulations across various jurisdictions concerning the manufacturing, use, distribution and sale of our products.

We manufacture and sell products that contain electronic components, and such components may contain materials that are subject to government regulation in both the locations where we manufacture and assembles our products, as well as the locations where we sell our products. For example, certain regulations limit the use of lead in electronic components. Since we operate on a global basis, this is a complex process which requires continuous monitoring of regulations and an ongoing compliance process to ensure that we, and our suppliers, are in compliance with all existing regulations. If there is an unanticipated new regulation that significantly impacts our use of various components or requires more expensive components, that regulation could materially adversely affect our business, results of operations and financial condition.

Some of our customers may also require that we comply with their own unique requirements relating to these matters.

Our products are designed to meet the compliance requirements for the applicable use and in the majority of geographies. There is possibility that some customers may require us to comply with their unique requirements for some specific applications or for their region that have additional regulatory requirements. Any requirements for customization or modification would likely increase our time-to-market for such products which could materially adversely impact our business, results of operations and financial condition.

We are subject to various environmental laws and regulations that could impose substantial costs upon us.

Environmental pollution and climate change have been the subject of significant legislative and regulatory efforts on a global basis, and we believe this will continue both in scope and in the number of countries participating. In addition, as climate change issues become more prevalent, foreign, federal, state and local governments and our customers have increased their focus on environmental sustainability, which may result in new regulations and customer requirements, which could materially adversely impact our business, results of operations and financial condition. If we are unable to effectively address concerns about environmental impact, our reputation could be negatively impacted, and our business, results of operations or financial condition could suffer.

Any new or modified environmental regulations or laws may increase the cost of raw materials or components we use in our products. Environmental regulations require us to continually reduce product energy usage, monitor and exclude an expanding list of restricted substances and to participate in required recovery and recycling of our products. Environmental and health and safety laws and regulations can be complex, and we have limited experience complying with them. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations.

Further, if contamination is found at properties we operate or formerly operated, this may result in liability for us under environmental laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault. Costs of complying with environmental laws and regulations and any claims concerning non-compliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or operating results.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to the U.S. Foreign Corrupt Practices Act, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the Money Laundering Control Act 18 U.S.C. §§ 1956 and 1957, and other anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector, and require that we keep accurate books and records and maintain internal accounting controls designed to prevent any such actions. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities.

As we increase our international cross-border business and expand our operations abroad, we may continue to engage with business partners and third-party intermediaries to market our services and to obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities. We cannot assure you that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we increase our international business, our risks under these laws may increase.

Detecting, investigating and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources and attention from management. In addition, non-compliance with anti- corruption or anti-bribery laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties, injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas are received or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, operating results and financial condition could be materially harmed.

We are subject to governmental export controls and sanctions laws and regulations that could impair our ability to compete in international markets and subject us to liability if we are not in compliance with applicable laws. Changes to such laws and regulations, as well as changes to trade policy, import laws, and tariffs, may also have a material adverse effect on our business, financial condition and results of operations.

Exports of our products are subject to export controls and sanctions laws and regulations imposed by the U.S. government and administered by the U.S. Departments of State, Commerce, and Treasury. U.S. export control laws may require a license or other authorization to export products to certain destinations and end users. In addition, U.S. economic sanctions laws include restrictions or prohibitions on engaging in any transactions or dealings, including receiving investment or financing from, or engaging in the sale or supply of products and services to, U.S. embargoed or sanctioned countries, governments, persons and entities. Obtaining export authorizations can be difficult, costly and time- consuming and we may not always be successful in obtaining such authorizations, and our failure to obtain required export approval for our products or limitations on our ability to export or sell our products imposed by export control or sanctions laws may harm our revenues and adversely affect our business, financial condition, and results of operations. Non-compliance with these laws could have negative consequences, including government investigations, penalties and reputational harm.

Further, any changes in global political, regulatory and economic conditions, such as the military conflict involving Russia and Ukraine and the sanctions imposed by the United States, United Kingdom, European Union, and other jurisdictions on Russia in response to such conflict, or in laws and policies governing import/export control, economic sanctions, manufacturing, development and investment in the territories or countries where we currently purchase our components, sell our products, or conduct our business could result in the decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential end-customers. Any decreased use of our products or limitation on our ability to export or sell our products would adversely affect our business, results of operations and growth prospects. The United States has recently instituted or proposed changes in trade policies that include the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the United States, economic sanctions on individuals, corporations or countries, and other government regulations affecting trade between the United States and other countries where we conduct our business. A number of other nations have proposed or instituted similar measures directed at trade with the United States in response. As a result of these developments, there may be greater restrictions and economic disincentives on international trade that could adversely affect our business. It may be time-consuming and expensive for us to alter our business operations to adapt to or comply with any such changes, and any failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which we operate may adversely impact our business, and such legal requirements are evolving, uncertain and may require improvements in, or changes to, our policies and operations.

Our current and potential future operations and sales subject us to laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer and protection of a variety of types of data. For example, the European Commission has adopted the General Data Protection Regulation and California enacted the California Consumer Privacy Act of 2018, both of which provide for potentially material penalties for non-compliance. These regimes may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact our operations and the development of our business. While, generally, we do not have access to, collect, store, process, or share information collected by our solutions unless our customers choose to proactively provide such information to us, our products may evolve both to address potential customer requirements or to add new features and functionality. Therefore, the full impact of these privacy regimes on our business is rapidly evolving across jurisdictions and remains uncertain at this time.

We may also be affected by cyber-attacks and other means of gaining unauthorized access to its products, systems, and data. For instance, cyber criminals or insiders may target us or third-parties with which we have business relationships in an effort to obtain data, or in a manner that disrupts our operations or compromises our products or the systems into which our products are integrated.

We are assessing the continually evolving privacy and data security regimes and measures we believe are appropriate in response. Since these data security regimes are evolving, uncertain and complex, especially for a global business like ours, we may need to update or enhance our compliance measures as our products, markets and customer demands further develop and these updates or enhancements may require implementation costs. The compliance measures we do adopt may prove ineffective. Any failure, or perceived failure, by us to comply with current and future regulatory or customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, cyber-attacks, or improper access to, use of, or disclosure of data, or any security issues or cyber-attacks affecting us, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on our reputation and brand, loss of proprietary information and data, disruption to our business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause customers and business partners to lose trust in us, which could have an adverse effect on our reputation and business.

Our use of open source software could impose limitations on our ability to commercialize our products.

We incorporate open source software in our products. While we are careful to use only those permissive licenses whose terms of use are well known, from time to time, companies that incorporate open source software into their products have faced claims challenging the ownership of open source software and/or compliance with open source license terms. Therefore, we could be subject to suits by parties claiming ownership of what we believe to be open source software or non-compliance with open source licensing terms. Although we monitor our use of open source software, the terms of many open source software licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to sell our products. In such event, we could be required to make our proprietary software generally available to third parties, including competitors, at no cost, to seek licenses from third parties in order to continue offering our devices, to re-engineer our devices or to discontinue the sale of our products in the event re-engineering cannot be accomplished on a timely basis or at all, any of which could harm our business.

If we fail to comply with the laws and regulations relating to the collection of sales tax and payment of income taxes in the various states in which we do business, we could be exposed to unexpected costs, expenses, penalties and fees as a result of our non-compliance, which could harm our business.

By engaging in business activities in the United States, we become subject to various state laws and regulations, including requirements to collect sales tax from our sales within those states, and the payment of income taxes on revenue generated from activities in those states. A successful assertion by one or more states that we were required to collect sales or other taxes or to pay income taxes where we did not could result in substantial tax liabilities, fees and expenses, including substantial interest and penalty charges, which could harm our business.

The PRC government exerts substantial influence and discretion over the manner in which companies incorporated under the laws of PRC conduct their business activities. We are a Delaware corporation headquartered in Sunnyvale, California, which, through our subsidiaries, conducts limited activities in China and is not subject to such influence by the PRC government. However, if we were to become subject to such direct influence or discretion, it may result in a material change in our operations and/or the value of its securities, which would materially affect the interest of our investor.

We have only limited sales support activities in China, comprising only the maintenance of a sales office through a subsidiary incorporated under the laws of the PRC. This Chinese subsidiary does not generate any revenue, other than revenue calculated on a cost-plus basis from support costs, which is eliminated through inter-company consolidation. All of our sales to customers in China and Hong Kong are conducted through Quanergy Systems, Inc., the Chinese subsidiary’s ultimate parent company, which is a Delaware corporation headquartered in Sunnyvale, California. Our principal executive offices are located, and we principally operate, in the United States.

The PRC government currently does not exert direct influence and discretion over the manner in which we conduct our business operations outside of China, however, there is no guarantee that we will not be subject to such direct influence or discretion in the future due to changes in laws or other unforeseeable reasons or our expansion of operations in China.

The PRC legal system is evolving rapidly and the PRC laws, regulations, and rules may change quickly with little advance notice. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the non-precedential nature of these decisions, the interpretation of these laws, rules and regulations may contain inconsistences, the enforcement of which involves uncertainties. The PRC government has exercised and continues to exercise substantial control over many sectors of the PRC economy through regulation and/or state ownership. Government actions have had, and may continue to have, a significant effect on economic conditions in the PRC and businesses, which are subject to such government actions.

If we were to become subject to the direct intervention or influence of the PRC government at any time due to changes in laws or other unforeseeable reasons or as a result of our expansion of operations in China, it may require a material change in our operations and/or result in increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. In addition, the prices of our securities could be adversely affected as a result of anticipated negative impacts of any such government actions, as well as negative investor sentiment towards companies subject to direct PRC government oversight and regulation, regardless of our actual operating performance. There can be no assurance that the Chinese government would not intervene in or influence our business operations in China at any time.

We are not currently required to obtain permission from the PRC government, including the China Securities Regulatory Commission (“CSRC”) or Cyberspace Administration of China (“CAC”), to list on a U.S. securities exchange and consummate this offering. However, there is no guarantee that this will continue to be the case in the future in relation to the continued listing of our securities on a securities exchange outside of the PRC, or even when such permission is obtained, it will not be subsequently denied or rescinded.

Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities, including its common stock, to significantly decline or be worthless.

If the Chinese laws and other obligations relating to cybersecurity and data protection were to apply to our business operations in China, failure to comply with any of them may result in proceedings against us by Chinese government authorities or others and harm our public image and reputation, which could materially and adversely affect our business, financial condition, and results of operations.

We have only limited sales support activities in mainland China, comprising only the maintenance of a sales office through a subsidiary incorporated under the laws of the PRC. This Chinese subsidiary does not generate any revenue, other than revenue calculated on a cost-plus basis from support costs, which is eliminated through inter-company consolidation. All of our sales to customers in China and Hong Kong are conducted through our subsidiary, Quanergy Perception Technologies, Inc., the Chinese subsidiary’s ultimate parent company, which is a Delaware corporation headquartered in Sunnyvale, California. Our principal executive offices are located, and we principally operate, in the United States. We do not believe that currently the laws and other obligations relating to cybersecurity and data protection issued by the Cyberspace Administration of China, including the Measures for Cybersecurity Censorship (Revised Draft for Comments) and PRC Data Security Law, apply to or have impact us or our business operations in China.

Currently, the period for public comment on the draft measures has ended, and the draft measures’ implementation provisions and anticipated adoption or effective date remain substantially uncertain. If, however, the enacted version of the draft measures mandates clearance of cybersecurity review and other specific actions to be completed by Delaware companies like us with subsidiaries organized in China, we may face uncertainties as to whether such clearance can be timely obtained, or at all. Although we have not engaged in any material operations in China, we may face uncertainty as to whether we would be subject to cybersecurity review in the future. Cybersecurity review could result in disruption of our operations in China, negative publicity with respect to our brand name, and diversion of our managerial and financial resources. Furthermore, if we were found to be in violation of applicable laws and regulations in China during such review, we could be subject to government sanctions.

In addition, the PRC Data Security Law requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security. As there remain uncertainties regarding the further interpretation and implementation of those laws and regulations, if they are deemed to be applicable to Delaware companies like us with subsidiaries organized in China, we cannot assure you that we will be compliant with such new regulations in all respects, and we may be ordered to rectify and terminate any actions that are deemed illegal by the government authorities and become subject to fines and other sanctions, which may materially and adversely affect our business, financial condition, and results of operations.

General Risks

Our limited operating history and evolving business make it difficult to evaluate our current business and future prospects.

Our limited operating history and the evolution of our business and our industry make it difficult to accurately assess our future prospects. It may not be possible to discern fully the economic and other business trends that we are subject to. Elements of our business strategy are new and subject to ongoing development as our operations mature. In addition, it may be difficult to evaluate our business because many of the other companies that offer the same or a similar range of solutions, products and services as us also have limited operating histories and evolving businesses.

The effects of the COVID-19 pandemic have had and could continue to have a material adverse effect on our business prospects, financial results, and results of operations.

The COVID-19 pandemic has caused significant volatility and disruption globally. The COVID-19 measures adopted by governments and businesses, including restrictions on travel and business operations and shelter in place and other quarantine orders, have affected and continue to affect our business, and could continue to adversely affect our business operations or the business operations of our customers and suppliers in the future. A significant portion of our revenue is project driven and has thus been impacted by the COVID-19 pandemic as certain key airport, smart city, and security installations have been, and continue to be, pushed back. Further, the pandemic has slowed prototype work and new product introduction efforts due to employees’ inability to access our facilities, and temporarily disrupted the operations of certain of our customers and suppliers. The duration of the ongoing COVID-19 pandemic and the associated and ongoing business interruptions may continue to affect our sales, supply chain or the manufacture or distribution of products, which could result in a material adverse effect on our business prospects and financial condition. Our response to the ongoing COVID-19 pandemic may prove to be inadequate. We may be unable to continue our operations in the manner that we did prior to the outbreak and we may endure interruptions, reputational harm, delays in product development and shipments, all of which could have an adverse effect on our business prospects, operating results, and financial condition. The COVID-19 pandemic may also intensify or exacerbate other risks described in these Risk Factors.

We may pursue acquisitions, which involve a number of risks, and if we are unable to address and resolve these risks successfully, such acquisitions could harm our business.

We have acquired and may in the future acquire businesses, products or technologies to expand our offerings and capabilities and business. We have evaluated, and expect to continue to evaluate, a wide array of potential strategic transactions. Any acquisition could be material to our financial condition and results of operations and any anticipated benefits from an acquisition may never materialize. In addition, the process of integrating acquired businesses, products or technologies may create unforeseen operating difficulties and expenditures. Acquisitions in international markets would involve additional risks, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. We may not be able to address these risks successfully, or at all, without incurring significant costs, delays or other operational problems and if we were unable to address such risks successfully our business could be harmed.

If we were to lose the services of members of our senior management team, we may not be able to execute our business strategy.

Our success depends in large part upon the continued service of key members of our senior management team. In particular, each of our Chairman and Chief Executive Officer, Kevin J. Kennedy, Chief Development Officer and Co-Founder, Tianyue Yu, Chief Marketing Officer, Enzo Signore and Chief Financial Officer, Patrick Archambault, is critical to our overall management, as well as the continued development of our LiDAR technology, our culture and our strategic direction. All of our executive officers are at will employees, and we do not maintain any key person life insurance policies. The loss of any member of our senior management team could harm our business.

Our future success depends in part on recruiting and retaining key personnel and if we fail to do so, it may be more difficult for us to execute our business strategy. We are currently a small organization and will need to hire additional qualified personnel to effectively implement our strategic plan, and if we are unable to attract and retain highly qualified employees, we may not be able to continue to grow our business.

Our ability to compete and grow depends in large part on the efforts and talents of our employees. Our employees, particularly engineers and other product developers, are in high demand, and we devote significant resources to identifying, hiring, training, successfully integrating and retaining these employees. As competition with other companies increases, we may incur significant expenses in attracting and retaining high quality software and hardware engineers and other employees. The loss of employees or the inability to hire additional skilled employees as necessary to support the growth of our business and the scale of our operations could result in significant disruptions to our business, and the integration of replacement personnel could be time-consuming and expensive and cause additional disruptions to our business.

We believe a critical component to our success and our ability to retain our best people is our culture. As we continue to grow, we may find it difficult to maintain our entrepreneurial, execution-focused culture.

Our ability to effectively manage our anticipated growth and expansion of our operations will also require us to enhance our operational, financial and management controls and infrastructure, human resources policies and reporting systems. These enhancements and improvements will require significant capital expenditures and allocation of valuable management and employee resources.

We expect to experience significant growth in the scope and nature of our operations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, compliance programs and reporting systems. We may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems and procedures, which could have an adverse effect on our business, reputation and financial results. Additionally, rapid growth in our business may place a strain on our human and capital resources. Furthermore, we expect to continue to conduct our business internationally and anticipate increased business operations in the United States, Europe, Asia and elsewhere. These diversified, global operations place increased demands on our limited resources and require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage and retain qualified management, technical, manufacturing, engineering, sales and other personnel. As our operations expand domestically and internationally, we will need to continue to manage multiple locations and additional relationships with various customers, partners, suppliers and other third parties across several markets.

If we have difficulty managing our growth in operating expenses, our business could be harmed.

We have recently experienced significant growth in research and development, sales and marketing, support services and operations. While we managed to significantly pare back operating expenses over the last 24 months due to the COVID-19 pandemic, our spending rate has gone up with the non-recurrence of furlough and wage cuts implemented in 2020 as well as due to headcount increases and costs related to the Business Combination. We expect to continue to spend meaningfully on operating activities. We expect future growth will continue to place, significant demands on our management, as well as our financial and operational resources, to:

•	manage a larger organization;

•	hire more employees, including engineers with relevant skills and experience;

•	expand our manufacturing and distribution capacity;

•	increase our sales and marketing efforts;

•	broaden our customer support capabilities;

•	implement appropriate operational and financial systems;

•	support the requirements of being a public company;

•	expand internationally; and

•	maintain effective financial disclosure controls and procedures.

If we fail to manage our growth effectively, we may not be able to execute our business strategies and our business will be harmed.

We incur significantly increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance efforts.

We incur significant legal, accounting, insurance and other expenses as a result of being a public company. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as related rules implemented by the SEC, have required changes in corporate governance practices of public companies. In addition, rules that the SEC is implementing or is required to implement pursuant to the Dodd-Frank Act are expected to require additional changes. We expect that compliance with these and other similar laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act, will substantially increase our expenses, including legal and accounting costs, and make some activities more time-consuming and costly. We also expect these laws, rules and regulations to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage, which may make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as officers. Although the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) may, for a limited period of time, somewhat lessen the cost of complying with these additional regulatory and other requirements, we nonetheless expect a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact our results of operations and financial condition.

We qualify as an emerging growth company within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could remain an emerging growth company for up to five years from the date of CCAC’s initial public offering of units, which closed on February 13, 2020, although circumstances could cause us to lose that status earlier, including if the market value of our shares of Common Stock held by non-affiliates exceeds $700,000,000 as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

If we fail to maintain an effective system of internal controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting and for evaluating and reporting on the effectiveness of our system of internal control. Our internal controls over financial reporting is a process designed to provide reasonable assurances regarding the reliability of our financial reporting and the preparation of financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States. As a public company, we are required to comply with the Sarbanes-Oxley Act and other rules that govern public companies.

If we fail to maintain an effective system of internal controls, the accuracy and timing of our financial reporting may be adversely affected, our liquidity, our access to capital markets may be adversely affected, we may be unable to maintain or regain compliance with applicable securities laws, and the New York Stock Exchange listing requirements, we may be subject to regulatory investigations and penalties, investors may lose confidence in our financial reporting, and our stock price may decline.

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, global pandemics, and interruptions by man-made problems, such as network security breaches, computer viruses or terrorism. Material disruptions of our business or information systems resulting from these events could adversely affect our operating results.

We and some of the third-party service providers on which we depend for various support functions are vulnerable to damage from catastrophic events, such as power loss, natural disasters, terrorism, pandemics, and similar unforeseen events beyond our control.

If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, damaged critical infrastructure, or otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we have in place are unlikely to provide adequate protection in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which could have a material adverse effect on our business.

Furthermore, integral parties in our supply chain are operating from single sites, increasing their vulnerability to natural disasters or other sudden, unforeseen and severe adverse events, such as the COVID-19 pandemic. If such an event were to affect our supply chain, it could have a material adverse effect on our business.

Our ability to use our net operating loss carryforwards may be limited.

As of December 31, 2021, we had U.S. federal and state net operating loss carryforwards of approximately $204.7 million and $151.1 million, respectively. Under legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “TCJA”) as modified in 2020 by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), unused U.S. federal net operating losses generated in tax years beginning after December 31, 2017, will not expire and may be carried forward indefinitely, but the deductibility of such federal net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the TCJA or the CARES Act. Our ability to utilize our federal net operating carryforwards may be limited under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). The limitations apply if we experience an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in the ownership of our equity by certain stockholders or groups of stockholders over a rolling three-year period. Similar provisions of state tax law may also apply to limit the use of our state net operating loss carryforwards. We have not yet completed a Section 382 analysis, and therefore, there can be no assurances that any previously experienced ownership changes have not materially limited our utilization of affected net operating loss carryforwards. Future changes in our stock ownership, including as a result of this offering, which may be outside of our control, may trigger an ownership change that materially impacts our ability to utilize pre-change net operating loss carryforwards. In addition, there may be periods during which the use of net operating loss carryforwards is suspended or otherwise limited.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company subject to significant regulatory oversight and reporting obligations under federal securities laws. Our management team may not successfully or effectively manage our transition to a public company. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to our management and growth. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

Risks Related to This Offering and Investing in Our Securities

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of Units offered in this offering at an assumed public offering price of $             per Unit (the closing price of our Common Stock on the NYSE on                 , 2022), and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of approximately $             per share. In addition, our outstanding stock options, warrants, and the Unit Warrants and Underwriter’s Warrants in this offering will be, convertible into or exercisable for shares of our Common Stock. To the extent that such securities are exercised or converted into shares of our Common Stock, investors purchasing our securities in this offering may experience further dilution.

Moreover, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders or result in downward pressure on the price of our Common Stock. See the section titled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase Common Stock in this offering.

Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that may not improve our results of operations or enhance the value of our Common Stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our Common Stock to decline.

The Unit Warrants will not be listed on any securities exchange and as such there will not be a public market for such securities.

There is no established public trading market for the Unit Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Unit Warrants on any securities exchange or trading system. Without an active market, the liquidity of the Unit Warrants will be limited, and investors may be unable to liquidate their investments in the Unit Warrants.

The offering price will be set by our board of directors and does not necessarily indicate the actual or market value of our Common Stock.

Our board of directors (or a committee thereof) will approve the offering price and other terms of this offering after considering, among other things: the number of shares authorized in our certificate of incorporation; the current market price of our Common Stock; trading prices of our Common Stock over time; the volatility of our Common Stock; our current financial condition and the prospects for our future cash flows; the availability of and likely cost of capital of other potential sources of capital; and market and economic conditions at the time of the offering. The offering price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. The offering price may not be indicative of the fair value of the Common Stock.

The Unit Warrants may not have any value.

The Unit Warrants will be exercisable for five years from the date of issuance at an initial exercise price per share of $            . In the event that the price of a share of our Common Stock does not exceed the exercise price of the Unit Warrants during the period when the Unit Warrants are exercisable, the Unit Warrants may not have any value.

A Unit Warrant does not entitle the holder to any rights as common stockholders until the holder exercises the Unit Warrant for shares of our Common Stock.

Until you acquire shares of our Common Stock upon exercise of your Unit Warrants, the Unit Warrants will not provide you any rights as a common stockholder. Upon exercise of your Unit Warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs on or after the exercise date.

The market price and trading volume of our Common Stock and warrants may be volatile and could decline significantly.

The stock markets, including NYSE on which we have listed the shares of our Common Stock under the symbol “QNGY” and our warrants under the symbol “QNGY WS,” have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market is sustained for our securities, the market price of our securities may be volatile and could decline significantly. During the period from the closing of the Business Combination through June 30, 2022, the market price for our Common Stock was between $7.80 and $141.00. In addition, the trading volume in our securities may fluctuate and cause significant price variations to occur. If the market price of our securities declines significantly, you may be unable to resell your securities at or above the price at which you purchased our securities. We cannot assure you that the market price of our securities will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this prospectus;

•	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases of our securities;

•	our ability to effectively service any current and future outstanding debt obligations;

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	our operating results failing to meet the expectation of securities analysts of investors in a particular period;

•	operating and share price performance of other companies that investors deem comparable to us;

•	the volume of shares of Common Stock available for public sale;

•	any delisting of our Common Stock or warrants from NYSE due to any failure to meet listing requirements;

•	developments concerning intellectual property rights;

•	changes in legal, regulatory and enforcement frameworks impacting our business;

•	announcements by us or our competitors of significant business developments, acquisitions or new offerings;

•	our involvement in any litigation;

•	changes in senior management or key personnel;

•	changes in the anticipated future size and growth rate of our market;

•	actual or perceived data security incidents or breaches;

•	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	changes in the market valuations of similar companies;

•	overall performance of the equity markets;

•	speculation in the press or investment community;

•	sales of Common Stock by us or our stockholders in the future;

•	the effectiveness of our internal control over financial reporting;

•	general political and economic conditions, including health pandemics, such as COVID-19; and

•	other events or factors, many of which are beyond our control.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

There can be no assurance that we will be able to comply with the continued listing standards of NYSE.

Our Common Stock and redeemable warrants sold as part of the units in the CCAC initial public offering (whether they were purchased in CCAC’s initial public offering or thereafter in the open market), with each whole warrant exercisable for one share of Common Stock at an exercise price of $230.00 (the “public warrants”), are currently listed on NYSE. However, we cannot assure you that our securities will continue to be listed on NYSE in the future. It is possible that our Common Stock and public warrants will cease to meet the NYSE listing requirements in the future.

If NYSE delists our securities from trading on its exchange and we are unable to list our securities on another national securities exchange, we expect that our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that our Common Stock is a “penny stock” which will require brokers trading in the Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Common Stock and public warrants are listed on NYSE, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on NYSE, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

Our failure to meet the continued listing requirements of NYSE could result in a delisting of our securities.

If we fail to satisfy the continued listing requirements of NYSE such as the corporate governance requirements or the minimum share price requirement, NYSE may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of our securities and would impair your ability to sell or purchase our securities when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our securities from dropping below the NYSE minimum share price requirement or prevent future non-compliance with NYSE’s listing requirements. Additionally, if our securities are not listed on, or become delisted from, NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

On June 17, 2022, we received a written notice from the NYSE that the average closing price of our Common Stock, had fallen below $1.00 per share over a period of 30 consecutive trading days, which is the minimum average closing price per share required to maintain continued listing on the NYSE under

Section 802.01C. We notified the NYSE of our intent to cure the Share Price Deficiency and return to compliance with the NYSE’s continued listing requirements. We can regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the cure period, the Common Stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month.

In addition, on July 25, 2022, we received written notification from the NYSE that we no longer satisfy the continued listing compliance standards set forth under Section 802.01B because our average global market capitalization was less than $50,000,000 over a consecutive 30 trading-day period that ended on July 22, 2022 and, at the same time, our last reported stockholders’ equity was less than $50,000,000. Pursuant to NYSE procedures, we submitted our plan to the NYSE demonstrating how we intend to regain compliance with the NYSE’s continued listing standards within 18 months. Under NYSE rules, our Common Stock will continue to be listed on the NYSE during the 18-month cure period, subject to our compliance with other continued listing requirements. If we fail to regain compliance with Sections 802.01B or Section 802.01C during the cure period or if we fail to meet material aspects of the Plan, the NYSE may commence suspension and delisting procedures.

A delisting of our Common Stock from the NYSE could negatively impact us as it would likely reduce the liquidity and market price of our Common Stock and thus (i) reduce the number of investors willing to hold or acquire our Common Stock, which would negatively impact our ability to access equity markets and obtain financing, and (ii) impair our ability to provide equity incentives to our employees.

We do not intend to pay cash dividends for the foreseeable future.

We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our Common Stock has been volatile and may continue to be volatile in the future and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

A small number of stockholders will continue to have substantial control over us, which may limit other stockholders’ ability to influence corporate matters and delay or prevent a third party from acquiring control over us.

Our directors and executive officers and beneficial owners of 5% or more of our voting securities and their respective affiliates, beneficially owned, in the aggregate, approximately 61% of our outstanding common stock as of August 5, 2022. This significant concentration of ownership may have a negative impact on the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. In addition, these stockholders will be able to exercise influence over all matters requiring stockholder approval, including the election of directors and approval of corporate transactions, such as a merger or other sale of our company or our assets. This concentration of ownership could limit stockholders’ ability to influence corporate matters and may have the effect of delaying or preventing a change in control, including a merger, consolidation or other business combination, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change in control would benefit the other stockholders.

Future resales of our Common Stock may cause the market price of our securities to drop significantly, even if our business is doing well.

CITIC Capital Acquisition LLC, a Delaware limited liability company (“Sponsor”) is subject to certain restrictions on transfer pursuant to that certain letter agreement, dated as of February 10, 2020, by and among the CCAC, the Sponsor, and the other parties signatory thereto with respect to: (i) the Founder Shares (as defined in such letter agreement); and (ii) private placement warrants (as defined in such letter agreement). Such restrictions on the Founder Shares end on the date that is one year after Closing, or are subject to an early price-based release if the price of the shares equals or exceeds $240.00 per share for any twenty trading days within any thirty-day trading period at least 150 days after the Business Combination.

However, following the expiration of such lockup, the Sponsor will not be restricted from selling shares of our Common Stock held by it, other than by applicable securities laws. Additionally, the PIPE Investors are not restricted from selling any of their shares of our Common Stock, other than by applicable securities laws. As such, sales of a substantial number of shares of Common Stock in the public market could occur at any time. To the extent our warrants are exercised, additional shares of our Common Stock will be issued, which will result in dilution to the holders of our Common Stock and increase the number of shares eligible for resale in the public market. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Common Stock. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock and public warrants.

As restrictions on resale end and registration statements are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

We may issue additional shares of Common Stock, including under the GEM Agreement, the GEM Warrant, the Underwriter’s Warrant, the 2022 Equity Incentive Plan and the 2022 Employee Stock Purchase Plan. Any such issuances would dilute the interest of our shareholders and likely present other risks.

We may issue a substantial number of shares of Common Stock, including under the GEM Agreement, the GEM Warrant, the warrants to purchase shares of Common Stock at an exercise price of $0.20 per share and exercisable for 264,270 shares of Common Stock as of June 30, 2022 (the “2023 Notes Warrants”), the Underwriter’s Warrant, the 2022 Equity Incentive Plan and the 2022 Employee Stock Purchase Plan, or preferred stock.

Any such issuances of additional shares of Common Stock or preferred stock:

•	may significantly dilute the equity interests of our investors;

•	may subordinate the rights of holders of Common Stock if preferred stock is issued with rights senior to those afforded our Common Stock;

•

could cause a change in control if a substantial number of shares of our Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our Common Stock and/or warrants.

Delaware law and our Charter and Bylaws (the Charter and Bylaws together, the “Organizational Documents”) contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our Organizational Documents, and the General Corporation Law of the State of Delaware, as amended (the “DGCL”), contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our Common Stock, and therefore depress the trading price of our Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of our board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Organizational Documents include provisions regarding:

•	providing for a classified board of directors with staggered, three-year terms which could delay the ability of stockholders to change the membership of a majority of our board of directors;

•

the ability of our board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•

our Certificate of Incorporation that became effective on February 7, 2022 (the “Charter”) prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the limitation of the liability of, and the indemnification of, our directors and officers;

•

the right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•

the ability of our board of directors to amend the Bylaws of the Company adopted by our board of directors effective on February 7, 2022 (the “Bylaws”), which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay hostile takeovers and changes in control of us or changes in our board of directors and our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding Common Stock from engaging in certain Business Combinations without approval of the holders of substantially all of the Common Stock. Any provision of the Charter, Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of Common Stock and could also affect the price that some investors are willing to pay for Common Stock.

The provisions of our Charter requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

Our Charter provides that, to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on our behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any our directors, officers or stockholders to us or our stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or our Bylaws or our Charter (as each may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against us or any current or former director, officer or stockholder governed by the internal affairs doctrine.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Charter also provides that, unless we consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder.

These provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our Charter to be inapplicable or unenforceable in such action.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our Common Stock adversely, the price and trading volume of our Common Stock could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Common Stock would likely decline. If any analyst who may cover us were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of securities in this offering will be approximately $13.6 million, based on an assumed offering price of $2.42 per Unit (the closing price of our common stock on the NYSE on October 11, 2022), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriter exercises its over-allotment option in full, we estimate that our net proceeds will be approximately $15.7 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We will only receive additional proceeds from the exercise of the Unit Warrants issuable in connection with this offering if the Unit Warrants are exercised and the holders of such Unit Warrants pay the exercise price in cash upon such exercise and do not utilize the cashless exercise provision of the Unit Warrants.

Our expected use of the net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon completion of this offering, or the amounts that we will actually spend on the uses set forth above. However, we currently plan to use the net proceeds to us from this offering primarily for general corporate purposes, including working capital, operating expenses and capital expenditures.

The amounts and timing of our actual use of net proceeds will vary depending on numerous factors, including our ability to gain access to additional financing. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our management’s judgment regarding the application of the net proceeds of this offering.

Pending the uses described above, we plan to invest these net proceeds in short-term, interest-bearing investments, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States. We also may use a portion of the net proceeds from the offering to fund acquisitions or other business development opportunities. However, we have no current commitments or obligations with respect to any such acquisitions or business development opportunities at this time.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2022 (unaudited) on:

•	an actual basis;

•	a pro forma basis including the shares issued and the cash proceeds received from the GEM Share Transaction; and

•

a pro forma as adjusted basis, giving effect to the sale of 6,198,000 Units at the assumed public offering price of $2.42 per Unit (the closing price of our common stock on NYSE on October 11, 2022), assuming no exercise of the Unit Warrants sold in this offering and no exercise by the Underwriter of its option to purchase additional shares of common stock and/or Unit Warrants, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma as adjusted information below is illustrative only, and our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read the following table in conjunction with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Capital Stock” and our financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2022 (unaudited) (in thousands, except number of shares)
	Actual	Pro Forma	Pro Forma as Adjusted
Cash and cash equivalents	$18,719	$20,447	$34,029

Stockholders’ equity:

Common stock, $0.0001 par value; 300,000,000 shares authorized; 6,476,566 shares issued and outstanding as of June 30, 2022, actual; 6,739,837 shares issued and outstanding as of June 30, 2022, pro forma; and 12,937,837 shares issued and outstanding as of June 30, 2022, pro forma as adjusted

Additional paid-in capital	462,840	464,568	478,150
Accumulated other comprehensive loss	(79)	(79)	(79)
Accumulated deficit	(437,953)	(437,953)	(437,953)
Total stockholders’ equity	24,808	26,536	40,118

Total capitalization	$24,808	$26,536	40,118

Unless otherwise indicated, the foregoing table excludes:

•	184,629 shares of Common Stock issuable upon exercise of outstanding stock options as of June 30, 2022;

•	436,567 shares of Common Stock issuable upon exercise of unvested restricted stock units as of June 30, 2022 with a weighted average grant date fair value of $76.29 per share;

•

679,507 shares of Common Stock reserved for future issuance under the 2022 Plan as of June 30, 2022, as well as any future automatic increases in the number of shares of Common Stock reserved for future issuance under the 2022 Plan;

•

41,706 shares of Common Stock reserved for future issuance under the ESPP as of June 30, 2022, as well as any automatic increases in the number of shares of Common Stock reserved for future issuance under the ESPP;

•	689,999 shares of Common Stock issuable upon exercise of outstanding public warrants as of June 30, 2022 with an exercise price of $230.00 per share;

•	376,000 shares of Common Stock issuable upon exercise of outstanding private placement warrants as of June 30, 2022 with an exercise price of $230.00 per share;

•	169,896 shares of Common Stock issuable upon exercise of outstanding GEM Warrants as of June 30, 2022 with an exercise price of $200.00 per share;

•	264,270 shares of Common Stock issuable upon exercise of outstanding public warrants as of June 30, 2022 with an exercise price of $0.20 per share;

•	56,729 shares of Common Stock returned to us by GEM Investor pursuant to the Share Return;

•	280,000 shares of Common Stock, the net number of shares returned by GEM Investor pursuant to settlement of the Second Draw Down Notice; and

•	285,108 shares of Common Stock issuable upon exercise of Underwriter’s Warrants to be issued to the Underwriter as part of this offering at an exercise price of $2.662;

and includes:

•	393,737 shares of Common Stock issuable for restricted stock units that have vested through June 30, 2022.

DILUTION

If you invest in our Common Stock, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our Common Stock and the as adjusted net tangible book value per share of our Common Stock immediately after the closing of this offering.

Our net tangible book value as of June 30, 2022 was $24.8 million, or $3.83 per share. Our net tangible book value is the amount of our total tangible assets less our liabilities. Our historical net tangible book value per share is our net tangible book value divided by the number of shares of common stock outstanding on June 30, 2022. Our pro forma net tangible book value and pro forma net tangible book value per share is the amount of our historical net tangible book value and historical net tangible book value per share, after adjusting for the impact of the GEM Share Transactions.

Pro forma as adjusted net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of Units in this offering and as adjusted net tangible book value per share of Common Stock immediately after completion of this offering. After giving effect to the sale by us in this offering of 6,198,000 Units at an assumed public offering price of $2.42 per Unit (the closing price of our Common Stock on the NYSE on October 11, 2022), and assuming no exercise of the Unit Warrants included in the Units and no exercise by the underwriter of its option to purchase additional shares of Common Stock and/or Unit Warrants, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses that we will pay, our pro forma as adjusted net tangible book value as of June 30, 2022 would have been approximately $40,118 or $3.10 per share of Common Stock. This amount represents an immediate decrease in net tangible book value of $(0.84) per share to existing shareholders and an immediate accretion of $0.68 per share to purchasers in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed public offering price per Unit		$2.42

Pro forma net tangible book value per share as of June 30, 2022	$3.94
Decrease in net tangible book value per share attributable to new investors in this offering	(0.84)

Pro forma as adjusted net tangible book value per share after giving effect to this offering	3.10	3.10

Accretion per share to new investors participating in this offering		$0.68

The discussion and table above are based on 6,739,837 shares of our Common Stock outstanding as of June 30, 2022, after adjusting for the impact of the GEM Share Transactions, and excludes:

•	184,629 shares of Common Stock issuable upon exercise of outstanding stock options as of June 30, 2022;

•	436,567 shares of Common Stock issuable upon exercise of unvested restricted stock units as of June 30, 2022 with a weighted average grant date fair value of $76.29 per share;

•

679,507 shares of Common Stock reserved for future issuance under the 2022 Plan as of June 30, 2022, as well as any future automatic increases in the number of shares of Common Stock reserved for future issuance under the 2022 Plan;

•

41,706 shares of Common Stock reserved for future issuance under the ESPP as of June 30, 2022, as well as any automatic increases in the number of shares of Common Stock reserved for future issuance under the ESPP;

•	689,999 shares of Common Stock issuable upon exercise of outstanding public warrants as of June 30, 2022 with an exercise price of $230.00 per share;

•	376,000 shares of Common Stock issuable upon exercise of outstanding private placement warrants as of June 30, 2022 with an exercise price of $230.00 per share;

•	169,896 shares of Common Stock issuable upon exercise of outstanding GEM Warrants as of June 30, 2022 with an exercise price of $200.00 per share;

•	264,270 shares of Common Stock issuable upon exercise of outstanding public warrants as of June 30, 2022 with an exercise price of $0.20 per share;

•	6,198,000 shares of Common Stock issuable upon exercise of the Unit Warrants issued as part of the Units in this offering; and

•	285,108 shares of Common Stock issuable upon exercise of the Underwriter’s Warrant to be issued to the Underwriter as part of this offering at an exercise price of $2.662;

and includes:

•	393,737 shares of Common Stock issuable for restricted stock units that have vested through June 30, 2022.

Except as otherwise indicated, all information in this prospectus assumes no exercise of outstanding stock options and warrants to purchase shares of our Common Stock outstanding as of October 3, 2022. To the extent that stock options or warrants outstanding as of October 3, 2022 have been or may be exercised or other shares are issued, investors purchasing our Common Stock in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our Common Stock is currently listed on NYSE under the symbol “QNGY”. Prior to the consummation of the Business Combination, our Common Stock was listed on NYSE under the symbol “CCAC.” On October 11, 2022 the last reported sale price for our Common Stock on NYSE was $2.42 per share. As of October 11, 2022, there were 103 holders of record of the Common Stock

Dividend Policy

We have never declared or paid any dividends on shares of our Common Stock. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our results of operations and financial condition should be read together with the information set forth in financial statements and the notes thereto included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon our current expectations, estimates, and projections that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” or in other parts of this prospectus. Unless the context otherwise requires all references in this section to “we,” “our,” “us,” “the Company” or “Quanergy” refer to the business of Quanergy Systems, Inc., a Delaware corporation, and its subsidiaries.

Overview

We design, develop and produce LiDAR sensors and are a leader in 3D sensing that delivers robust and intelligent real-time 3D object detection and classification solutions.

Currently, our applications and products are targeted towards five key market groups: 1) the Security market where we build applications leveraging the mechanical M Series LiDAR combined with proprietary software for perimeter security and intrusion detection applications; 2) the Smart Cities / Spaces market, where our flow management tools are used in cities and municipalities to improve the movement and safety of their citizens in dense urban settings; 3) the Industrial market, where we are launching new LiDAR solutions for material handling, logistics, and measurement; and 4) the Transportation market which consists of passenger vehicles as well as heavy vehicles and off highway applications such as agricultural and mining equipment, which we are primarily looking to service through our solid state development activities for use in Advanced Driver Assist Systems as well as in highly automated vehicle applications.

We generate revenue primarily by entering into supply arrangements with systems integrators, value added resellers, distributors and end customers. We have also, in the past, received funds from evaluation agreements, where a customer obtains early access to technology through evaluation samples of products and related software.

To date, we have financed our operations primarily through private placements of convertible preferred stock and issuance of convertible notes. From the date of our incorporation through June 30, 2022, we have raised, in the aggregate, net proceeds of approximately $298 million, including approximately $154 million from the issuance of convertible preferred stock, approximately $90 million from the issuance of convertible notes, approximately $44 million of net proceeds from the Business Combination and approximately $10 million from an initial draw down of the share subscription facility with GEM Investor, a Luxembourg-based private alternative investment group. In the year ended December 31, 2021 and six months ended June 30, 2022 we incurred a net loss of $63.5 million and $130.4 million, respectively, and used $30.1 million and $33.3 million, respectively, in cash to fund our operations. We have an accumulated deficit of $438.0 million since our formation.

Over the last two years, key changes to our R&D and product development organizations have accelerated the pace of product releases. In the year ended December 31, 2020, we released 10 new solutions (four sensors, four software products, and two VMS integrations). In the year ended December 31, 2021, we released 10 new solutions (two sensors and eight software products). During the six months ended June 30, 2022, we released five new solutions (three sensor and two software products). We expect to continue investing in R&D and product development to further support sales growth going forward.

The years ended December 31, 2021 and 2020 were also critical years for the development of our S3 platform. After receiving new hardware at the end of 2019, we devoted much of the years ended December 31,

2021 and 2020 to a testing and optimization program that increased the outdoor range of our sensors from 20 meters in January 2020 to 100 meters by January 2021 and 250 meters presently. As we continue to fine tune a new silicon detector, we expect to improve our sensor performance and increase our technical relevance for transportation and industrial applications.

COVID-19 impact

Our financial results and operations continue to be impacted by the novel coronavirus (“COVID-19”) that began during 2020. The ongoing pandemic has resulted in significant disruptions to global economies, supply chains, distribution networks, the rate of inflation and consumer behavior around the world.

We have experienced unfavorable impacts to our financial results and operations since the pandemic began primarily due to the delay of projects and slowing overall business activity, as well as, in certain cases, the inability to physically access customer sites. Despite these setbacks, we reacted quickly to help offset the negative cash flow impacts of these factors with key elements of our cash preservation plan in 2020 including employee furloughs, negotiating extended payment terms with vendors, cutting wages and reducing overall external contractor spending. We also benefited from a $2.5 million Paycheck Protection Program (“PPP”) loan from the Small Business Administration available under the CARES Act enacted for COVID-19 relief. We continue to maintain a cautious pace of spending on core operating activities and have been impacted by large transaction related expenses such as elevated legal and accounting fees and public company insurance costs since becoming a public entity.

While business conditions improved significantly year-over-year, over the last five quarters including the three months ended June 30, 2022, broader implications of the COVID-19 pandemic were present throughout the year on our workforce, operations, supply chain and customer demand. For the remainder of 2022, we envision significant uncertainties remaining, including those related to disruptions from COVID-19, broad based supply chain shortage and geopolitical risks related to the events in the Ukraine.

Comparability of financial information

Our results of operations and statements of assets and liabilities may not be comparable between periods as a result of the Business Combination (as defined below).

Business Combination and public company costs

On February 8, 2022 (the “Closing Date”), subsequent to the end of the fiscal year ended December 31, 2021, the fiscal year to which this management’s discussion and analysis of financial condition and results of operations relates, Quanergy Systems, Inc. (“Legacy Quanergy”), a Delaware corporation (f/k/a CITIC Capital Acquisition Corp. (“CCAC”)), consummated the previously announced merger pursuant to that certain Agreement and Plan of Merger, dated June 21, 2021, as amended on June 28, 2021, November 14, 2021 and December 26, 2021 (the “Merger Agreement”), by and among CCAC, CITIC Capital Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of CCAC (“Merger Sub”) and Legacy Quanergy. CCAC’s shareholders approved the Business Combination (the “Business Combination”) and the change of CCAC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation formed under the laws of the State of Delaware (the “Domestication”) at an extraordinary general meeting of stockholders held on January 31, 2022.

On February 7, 2022, one business day prior to the Closing Date, CCAC effectuated the Domestication, pursuant to which each of CCAC’s currently issued and outstanding Class A ordinary shares and Class B ordinary shares automatically converted by operation of law, on a one-for-one basis, into shares of our common stock (“Common Stock”). Similarly, all of CCAC’s outstanding warrants became warrants to acquire shares of Common Stock, and no other changes were made to the terms of any outstanding warrants.

Pursuant to the terms of the Merger Agreement, the Business Combination was effected through the Merger of Merger Sub with and into Legacy Quanergy, whereupon the separate corporate existence of Merger Sub ceased and Quanergy became the surviving company and a wholly owned subsidiary of CCAC. In connection with the Domestication, CCAC changed its name from CITIC Capital Acquisition Corp. to Quanergy Systems, Inc.

In addition, on the Closing Date, purchasers subscribed to purchase an aggregate of 184,750 shares of our Common Stock (the “PIPE Shares”), for a purchase price of $200.00 per share and an aggregate purchase price of $36,950,000, pursuant to separate subscription agreements. The sale of PIPE Shares was consummated substantially concurrently with the Closing.

The Business Combination was accounted for as a reverse recapitalization. Under this method of accounting, CCAC is treated as the acquired company for financial statement reporting purposes. As a result of the Merger, the most significant change in our financial position and results are an increase in cash of $8.8 million, including approximately $37.0 million in gross proceeds from the sale of PIPE Shares and net of $35.0 million of indebtedness that was repaid at close of the Business Combination.

As a consequence of the Merger, we have become the successor to a Securities and Exchange Commission (“SEC”) registered and listed company under the ticker “QNGY” with New York Stock Exchange, which will require us to hire additional personnel and implement ongoing procedures and processes to address public company regulatory requirements and customary practices.

Recent developments

Notice of failure to satisfy continued listing rules

On June 17, 2022, we received a written notice from the New York Stock Exchange (the “NYSE”) that we are no longer in compliance with the NYSE continued listing standards, set forth in Section 802.01C of the NYSE Listed Company Manual because the average closing price of our Common Stock was less than $1.00 per share over a period of 30 consecutive trading days. On July 25th, 2022, we received a written notice from the NYSE that we are no longer in compliance with the continued listing standards set forth in Rule 802.01B of the NYSE Listed Company Manual because our average global market capitalization over a consecutive 30 trading-day period was less than $50 million and, at the same time, our last reported shareholders’ equity was less than $50 million.

We have responded to the NYSE and provided both our intent and plan to cure the continued listing standards deficiencies. The notices have no immediate impact on the listing of our Common Stock, which will continue to be listed and traded on the NYSE during applicable cure periods, and do not result in a default under the Company’s material debt or other agreements. To address this issue, we intend to monitor the trading price of our listed securities and take steps to increase the value of our shares through implementation of our business strategy, and are considering all available options to regain compliance with the NYSE’s continued listing standards. See “Risk Factors—Risks Related to This Offering and Investing in Our Securities—Our failure to meet the continued listing requirements of NYSE could result in a delisting of our securities” for additional information.

Factors affecting our performance

Pricing, product costs and margins

Our pricing and margins will depend on the volumes and the features as well as specific market applications of the solutions we provide to our customers. To date, most of our revenue has been generated from flow management solutions which entail M Series sensors paired with our Qortex software for Smart City, Smart Spaces and Security applications. As we expand further into the industrial market, we expect prices to generally decrease as these products are adopted into higher volume programs with higher price sensitivity and in many cases less complex performance requirements. This downward trend in Average Selling Prices is expected to continue over time as we incorporate orders from the transportation market where cost pressures can be significant. As an offset to these pressures, we expected to benefit from improved fixed cost absorption as revenues scale and we are able to amortize fixed costs among more units, and improved variable costs from scale and redesign opportunities. Through both of these we expect to be able to keep costs down ahead of potential future price decreases which is accretive to margins. Our ability to compete in key markets will depend on the success of our efforts to efficiently and reliably produce cost-effective smart vision solutions for our commercial-stage customers. We anticipate that our process will vary by market and application due to market-specific product and commercial requirements, supply and demand dynamics and product lifecycles.

Commercialization of LiDAR based applications

We believe the LiDAR market today represents a sizable opportunity, and we see significant growth in the total addressable market across multiple end markets. We also believe we are well-positioned to take advantage of this opportunity, with strong customer relationships and differentiated products that give us opportunities across many different use cases. With that said, we expect that our results of operations, including revenue and gross margins, will fluctuate on a quarterly basis for the foreseeable future as our results are significantly impacted by the timing of individual projects, customer adoption, and overall sales cycles within each vertical. As more customers reach the commercialization phase and as the market for LiDAR solutions matures, these fluctuations in our operating results may become less pronounced. However, in the near term, our revenue may not grow as we expect until more customers commercialize their products.

End market concentration

Until now, the majority of our revenue has come from flow management applications which make up 73% and 74% of our revenue for the three and six months ended June 30, 2022, respectively, with the balance of revenues being from various other sources. This is because we have had these solutions in market for some time and have been able to digest customer feedback and improve the products to optimize their performance for these use cases. We believe our entry into new markets will continue to facilitate revenue growth and customer diversification. While we will continue to expand the end markets we serve, we anticipate that sales to a limited number of end markets will continue to account for a significant portion of our total revenue for the foreseeable future. Our end market concentration may cause our financial performance to fluctuate significantly from period to period based on the success or failure of the markets in which we compete. Success in an end market, or commercialization, is uncertain and may develop differently in each case, with unique pricing, volume, and cost dynamics. Additionally, as production scales in order to meet the demands of commercialization, pricing pressure typically increases, and the amount of that pressure is expected to vary by market.

Sales volume

Sales volumes for our solutions can vary significantly by customer. This can depend on several factors, including the reputation of the end customer, market penetration, product capabilities, size of the end market that the product addresses and our end customers’ ability to sell their products. In addition to end market demand, sales volumes can also depend on the stage of development, with significantly higher volumes being typically associated with the production phase vs development phase. Our business can be significantly impacted by our ability to estimate these customer commitments and select projects that will successfully transition from development to production.

Continued investment and innovation

Our financial performance is significantly dependent on our ability to build on our position in the LiDAR market. This is dependent on the investments we make in research and development. It is essential that we continually identify and respond to rapidly evolving customer requirements, develop, and introduce innovative new products, enhance and service existing products and generate active market demand for our products. If we fail to do this, our leading market position and revenue may be adversely affected, and our investments in that area may not be recovered.

Market trends and uncertainties

We believe our business prospects are supported by favorable market trends that are likely to support growth in the LiDAR market over the next several years. We see the largest near-term growth opportunities coming from the IoT markets which encompass flow management and the industrial market. In the shorter term we see the largest pipeline of opportunities at Quanergy coming from flow management solutions driven by increased demand from smart city, smart spaces, and security applications for managing human and vehicle movements in densely populated environments. We also expect a rapidly increasing opportunity from the industrial market driven by increasing levels of automation for manufacturing, material handling and logistics. We believe that the transportation market represents a significant opportunity over time as auto original equipment manufacturers’ (“OEMs”) shift from driver assist systems to increasing levels of automation, responding to consumer demands for increased safety and convenience. While the technology for significant automation at low volumes exists today, we believe high volume production of highly automated vehicles with LiDAR sensors is several years away as systems still need to see improvements in cost and performance. Our expectation is that some large volume LiDAR based programs will start to see deployment mid-decade with significant industry growth thereafter.

Although increasing adoption of LiDAR technology may generate higher demand, we may not be able to take advantage of demand if we are unable to anticipate customer needs quickly enough. The LiDAR industry is competitive with many well-funded new entrants, so we will need to build on our positioning with robust investment in new product to increase market acceptance of our LiDAR technology.

Margin improvements

Our product costs and gross margins will depend largely on the volumes of the solutions we provide to our customers. Our ability to compete in our target markets will depend on the success of our digital LiDAR solutions and the ultimate volume of our sensors sold. We anticipate that our selling process will vary by target end market and application due to market-specific supply and demand dynamics. We expect these customer-specific selling price fluctuations combined with our volume-driven product costs may drive fluctuations in revenue and gross margins on a quarterly basis. However, we expect that volume-driven product cost improvements will lead to a gross margin improvement as our sales volume increases over time.

Non-GAAP financial measures

We consider adjusted EBITDA to be an important non-GAAP financial measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis. We believe that the use of adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing the health of our business and our operating performance.

However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with United States generally accepted accounting principles (“GAAP”). In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for the non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measure and the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA

Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. We define adjusted EBITDA as net loss before depreciation and amortization, provision for income taxes, interest expense (net), non-cash gain or loss on debt transactions, certain non-recurring gains and losses and any extraordinary, unusual or non-recurring charges, expenses or losses, restructuring costs, stock-based compensation and change in fair value of derivative instruments.

Our adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate adjusted EBITDA in the same manner as we calculate the measure, limiting its usefulness as a comparative measure. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider adjusted EBITDA alongside other financial performance measures, including our net loss and other GAAP results.

The following table reconciles net loss to adjusted EBITDA for the three and six months ended June 30, 2022:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	($ in thousands)		($ in thousands)
Adjusted EBITDA
Net loss	$(25,674)	$(20,467)	$(130,356)	$(35,181)
Stock-based compensation expense	5,251	5,725	56,812	7,306
Depreciation and amortization	244	239	472	490
Interest expense	25	5,279	40,071	8,964
Interest income	(15)	(2)	(17)	(3)
Change in fair value of derivatives	7,645	5,182	9,982	7,499
Gain on forgiveness of debt	—	(2,515)	—	(2,515)
Income tax provision	3	6	6	10
Adjusted EBITDA	$(12,521)	$(6,553)	$(23,030)	$(13,430)

The following table reconciles net loss to adjusted EBITDA for the years ended December 31, 2021, and 2020, respectively:

	For year ended December 31,
	2021	2020
Adjusted EBITDA
Net loss	$(63,544)	$(35,835)
Stock-based compensation expense	11,972	5,443
Depreciation and amortization	948	1,192
Interest expense	21,489	6,380
Interest income	(5)	(34)
Change in fair value of derivatives	3,628	(1,402)
Gain on forgiveness of debt	(2,515)	—
Income tax provision	26	7
Adjusted EBITDA	$(28,001)	$(24,249)

Some of the limitations of adjusted EBITDA include (i) adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and adjusted EBITDA does not reflect these capital expenditures. In evaluating adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation.

Basis of presentation

Quanergy currently conducts its business through a single operating segment. Substantially all our long-lived assets are maintained in, and our losses are attributable to, the United States of America. See “Note 1—Basis of Presentation and Summary of Significant Accounting Policies” and “Note 16—Segment Information and Geographic Information” in our unaudited condensed consolidated financial statements included elsewhere in this prospectus for more information on basis of presentation and operating segment, respectively.

Components of results of operations

Net sales

We generate revenue primarily by entering into standard supply arrangements with systems integrators, value added resellers, distributors, and end users. These end-customers and channel partners typically bundle Qortex perception software with a perpetual or term license, and/or services related to the support of the software and hardware and/or installation services. We also have instances of standalone sales of sensors and hardware equipment to customers.

Standard Supply Arrangements:

We recognize revenue from sales of products and services upon delivery. Delivery occurs upon transfer of title and all risks and rewards of ownership to the customer, which is generally upon shipment. Maintenance and support revenue is recognized ratably over the term of the support period. Certain of our arrangements are multiple-element arrangements with a combination of product and service.

We mostly use Distributors and System Integrators (“SIs”) to complement our direct sales and marketing efforts. The Distributors and SIs receive business terms of sale similar to those received by our direct customers, and payment to us is not contingent on the receipt of payment from the end customer. The Distributors and SIs negotiate pricing with the customer and are responsible for certain support levels directly with the customer.

Cost of Goods Sold

Cost of goods sold includes actual cost of material, labor, and manufacturing overhead, including depreciation and amortization, incurred for revenue-producing units shipped and includes associated warranty costs and other costs. Cost of goods sold also includes employee-related costs, including salaries, bonuses, stock-based compensation expense and employee benefit costs associated with the manufacturing of our LiDAR sensors. We expect cost of goods sold to increase in absolute dollars in future periods along with our revenue levels.

Gross Profit and Gross Margin

Our gross profit represents net sales less our total costs of goods sold, and our gross margin is our gross profit expressed as a percentage of our total revenues. We expect that gross profit and gross margin will continue to be affected by various factors including our pricing, supplier pricing, volumes, and amount of investment to maintain or expand our sensors and sensing solutions, excess and obsolete inventories, cost structure for manufacturing operations, product support obligations, share-based compensation expenses, as well as allocated overhead. We expect our gross profit and gross margins to improve over the long term, although it varies by product and could fluctuate from period to period depending on the factors described above.

Operating Expenses

Operating expenses consist of sales and marketing, research and development expenses and general and administrative expenses. Personnel-related costs are the most significant component of our operating expenses and include salaries, benefits and stock-based compensation expenses.

Our full-time employee headcount within the sales and marketing, research and development and general and administrative departments combined increased by 4 and 9, respectively, in the three and six months ended June 30, 2022, with the leading growth in the sales and marketing function. We expect to continue to hire new employees within these departments to support our growth. The timing of these additional hires could materially affect our operating expenses in any particular period.

We expect to continue to invest substantial resources to support our growth and anticipate that each of the following categories of operating expenses will increase in absolute dollar amounts for the foreseeable future.

Research and Development Expenses

Research and development expenses consist primarily of personnel-related costs directly associated with our research and development organization. These expenses also include non-personnel costs such as professional fees payable to third parties, license and subscription fees for development tools, pre-production product related costs including wafer fabrication costs, and other expenses related to collaborative arrangements. Our research and development efforts are focused on enhancing and developing additional functionality for our existing products and on new product development, including new releases and upgrades to our LiDAR sensors. We expense research and development costs as incurred. We expect our research and development expenses to increase in absolute dollars as we increase our investment in new mechanical sensors, in engineering development for our S-Series program as well as in hardware and software development to broaden the capabilities of our solutions and introduce new products and features.

Sales and Marketing Expenses

Our sales and marketing expenses consist primarily of personnel-related costs directly associated with our sales and marketing activities. These include the cost of sales commissions, marketing programs, trade shows, consulting services, promotional materials, demonstration equipment, an allocated portion of facility and IT costs and depreciation. We intend to continue to make significant investments in our sales and marketing organization to drive additional revenue, further penetrate the market and expand our global customer base. As a result, we expect our sales and marketing expenses to increase in absolute dollars as we expect to invest in growing and training our sales force and broadening our brand awareness.

General and Administrative Expenses

General and administrative expenses primarily consist of personnel-related expenses associated with our general and administrative organization, professional fees for legal, accounting, other consulting services, as well as an allocated portion of facility and IT costs and depreciation. We expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and stock exchange listing standards, additional insurance expenses (including directors’ and officers’ insurance), investor relations activities and other administrative and professional services. We also expect to increase the size of the general and administrative function to support the growth of our business. However, we anticipate selling, general, and administrative expenses to decrease as a percentage of revenue over the long term.

Other Income (Expense)

Other income (expense) consists mainly of interest income, interest expense, fair value adjustments and other expenses. We receive interest income from our cash and cash equivalents investments in money market funds. Interest expense relates to interest on issuance of convertible notes and amortization of debt discount and issuance costs. Other expense includes periodic fair value adjustments to derivative instruments at each balance sheet date and the change in fair value of warrant liabilities.

Provision for income taxes

Our provision for income taxes consists of federal, state, and foreign current and deferred income taxes. As we expand the scale and scope of our international business activities, any changes in the United States and foreign taxation of such activities may increase our overall provision for income taxes in the future.

We have a full valuation allowance for net deferred tax assets, including federal and state net operating loss carryforwards and research and development credit carryforwards. We expect to maintain this valuation allowance until it becomes more likely than not that the benefit of our federal and state deferred tax assets will be realized by way of expected future taxable income.

We believe that we have adequately reserved for our uncertain tax positions, although we can provide no assurance that the final outcome of these matters will not be materially different. To the extent that the final outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on our financial condition and results of operations.

Results of Operations

Comparisons for the three months ended June 30, 2022 and 2021

The following table sets forth our condensed results of operations data for the periods presented:

	Three Months Ended June 30,
	2022	2021	$ Change	% Change
	($ in thousands)
Net sales	$1,189	$905	$284	31%
Cost of goods sold(1)	2,453	760	1,693	223%
Gross profit (loss)	(1,264)	145	(1,409)	-969%
Research and development(1)	6,441	3,740	2,701	72%
Sales and marketing(1)	4,092	2,223	1,869	84%
General and administrative(1)	6,219	6,699	(480)	-7%
Operating expenses	16,752	12,662	4,090	32%
Operating loss	(18,016)	(12,517)	(5,499)	44%
Other income (expense):
Interest income (expense), net	(10)	(5,277)	5,267	-100%
Other income (expense), net	(7,645)	(2,667)	(4,978)	187%
Loss before income taxes	(25,671)	(20,461)	(5,210)	25%
Provision for income taxes	(3)	(6)	3	-50%
Net loss	$(25,674)	$(20,467)	$(5,207)	25%

(1)	Includes stock-based compensation expense (unaudited) as follows, in thousands:

	Three Months Ended June 30,
	2022	2021
Cost of goods sold	$154	$21
Research and development	1,464	455
Sales and marketing	1,244	230
General and administrative	2,389	5,019
	$5,251	$5,725

Our stock-based compensation expense is primarily related to our stock options, restricted stock units, and restricted stock awards for all periods presented. For the three months ended June 30, 2022, $4.2 million of compensation expense related to restricted stock units (“RSUs”) has been recognized as the performance vesting condition has been satisfied on the closing of a merger of the Company with a special purpose acquisition company.

Considering that our operating expenses are significantly higher than reported revenue for the periods presented, presenting the unaudited consolidated statement of operations data as a percentage of revenue would not be meaningful, and hence it has been omitted.

Net Sales

	Three Months Ended June 30,
	2022	2021	$ Change	% Change
	($ in thousands)
Net Sales	$1,189	$905	$284	31%

Net sales by geographic location

	Three Months Ended June 30,
	2022	2021	$ Change	% Change
	($ in thousands)
Americas	$521	$125	396	317%
Asia	388	642	(254)	-40%
Europe, Middle East and Africa	280	138	142	103%
Total net sales	$1,189	$905	284	31%

Net sales increased by $0.3 million in the three months ended June 30, 2022 compared to the same period in 2021. This increase is the result of increased customer orders along-side of general economic activity supported by maturing channel partnerships which helped drive an increase in M series LiDAR Sensor revenue. Security and Smart Spaces customers have been the largest drivers of this improvement. We also continued to see easing in the impact of COVID-19 on business conditions relative to the three months ended June 30, 2021.

Cost of Goods Sold and Gross Margin

	Three Months Ended June 30,
	2022	2021	$ Change	% Change
	($ in thousands)
Cost of goods sold	$2,453	$760	$1,693	223%
Gross margin	(1,264)	145	(1,409)	-969%
Gross margin %	-106%	16%

Cost of goods sold increased by $1.7 million in the three months ended June 30, 2022 compared to the same period in 2021, while gross profit decreased by $1.4 million during the same period. The increase in cost of goods sold and resultant decrease in gross margin was mainly attributable to a $1.0 million materials cost variance and a $0.4 million increase in labor costs required to service future growth with hiring in anticipation of increased demand. The remaining increase was due to a $0.1 million increase in materials costs, a $0.1 million increase in stock-based compensation and a $0.1 million increase in services.

Operating Expenses

	Three Months Ended June 30,
	2022	2021	$ Change	% Change
	($ in thousands)
Research and development	$6,441	$3,740	$2,701	72%
Sales and marketing	4,092	2,223	1,869	84%
General and administrative	6,219	6,699	(480)	-7%
	$16,752	$12,662	$4,090	32%

Research and Development Expenses

Research and development expenses increased by $2.7 million in the three months ended June 30, 2022 compared to the same period in 2021. The increase was primarily attributable to a $1.1 million increase in personnel and related fringe costs resulting from increased headcount, which includes a $0.4 million increase due to retention bonuses, and a $1.0 million increase in stock-based compensation, mainly for RSUs that vested or began vesting upon the closing of the Business Combination. The remaining increase was due to a $0.5 million increase in manufacturing overhead and materials and a $0.1 million increase in services.

Sales and Marketing

Sales and marketing expense increased by $1.9 million in the three months ended June 30, 2022 compared to the same period in 2021. The increase was primarily attributable to a $1.0 million increase in stock-based compensation, a $0.3 million increase in personnel and related fringe costs resulting from increased headcount, a $0.3 million increase in commission expense on increased sales, a $0.2 million increase in travel and marketing related expenses and a $0.1 million increase in services.

General and Administrative Expense

General and administrative expense decreased by $0.5 million in the three months ended June 30, 2022 compared to the same period in 2021. The net decrease was primarily attributable to a $2.6 million decrease in stock-based compensation costs related to restricted stock awards, partially offset by a $1.1 million increase in insurance costs as a result of the Business Combination, a $0.5 million increase in personnel and related fringe costs, a $0.2 million increase in legal and consulting fees as a result of the Business Combination, a $0.2 million increase in a contingent settlement liability and a $0.1 increase in services.

Interest Expense, Net and Other Income (Expense), Net

	Three Months Ended June 30,
	2022	2021	$ Change	% Change
	($ in thousands)
Interest expense, net	$(10)	$(5,277)	$5,267	-100%
Other income (expense), net	$(7,645)	$(2,667)	$(4,978)	187%

Interest expense, net decreased $5.3 million in the three months ended June 30, 2022 compared to the same period in 2021. The decrease was primarily attributed to the extinguishment of debt at closing of the Business Combination.

Other income (expense), net increased $5.0 million in the three months ended June 30, 2022 compared to the same period in 2021. The increase was primarily attributed to $2.5 million related to changes in fair values of the Company’s derivative liabilities, and $2.5 million related to a gain on the forgiveness of a PPP loan in 2021.

Income Taxes

	Three Months Ended June 30,
	2022	2021	$ Change	% Change
	($ in thousands)
Loss before income taxes	$(25,671)	$(20,461)	$(5,210)	25%
Provision for income taxes	$(3)	$(6)	$3	-50%

We are subject to income taxes in the United States, China, Japan, UK, Germany and Canada. The change in the provision for income taxes during the three months ended June 30, 2022, as compared to the three months ended June 30, 2021, was immaterial.

Comparisons for the six months ended June 30, 2022 and 2021

The following table sets forth our condensed results of operations data for the periods presented:

	For the Six Months Ended June 30,
	2022	2021	$ Change	% Change
	($ in thousands)
Net sales	$2,556	$1,288	$1,268	98%
Cost of goods sold(1)	4,306	1,257	3,049	243%
Gross profit (loss)	(1,750)	31	(1,781)	-5668%
Research and development(1)	19,265	8,097	11,168	138%
Sales and marketing(1)	11,288	3,968	7,320	184%
General and administrative(1)	48,011	9,192	38,819	422%
Operating expenses	78,564	21,257	57,307	270%
Operating loss	(80,314)	(21,226)	(59,088)	278%
Other income (expense):
Interest income (expense), net	(40,054)	(8,961)	(31,093)	347%
Other income (expense), net	(9,982)	(4,984)	(4,998)	100%
Loss before income taxes	(130,350)	(35,171)	(95,179)	271%
Provision for income taxes	(6)	(10)	4	-40%
Net loss	$(130,356)	$(35,181)	$(95,175)	271%

(1)	Includes stock-based compensation expense (unaudited) as follows, in thousands:

	Six Months Ended June 30,
	2022	2021
Cost of goods sold	$837	$41
Research and development	9,141	896
Sales and marketing	5,842	442
General and administrative	40,992	5,927
	$56,812	$7,306

Our stock-based compensation expense is primarily related to our stock options, restricted stock units, and restricted stock awards for all periods presented. For the six months ended June 30, 2022, $54.9 million of compensation expense related to RSUs has been recognized as the performance vesting condition has been satisfied on the closing of a merger of the Company with a special purpose acquisition company.

Net Sales

	Six Months Ended June 30,
	2022	2021	$ Change	% Change
	($ in thousands)
Net Sales	$2,556	$1,288	$1,268	98%

Net sales by geographic location

	Six Months Ended June 30,
	2022	2021	$ Change	% Change
	($ in thousands)
Americas	$797	$296	501	169%
Asia	1,132	791	341	43%
Europe, Middle East and Africa	627	201	426	212%
Total net sales	$2,556	$1,288	1,268	98%

Net sales increased by $1.3 million in the six months ended June 30, 2022 compared to the same period in 2021. This increase is the result of increased customer orders supported by general economic activity and a more mature set of channel partner relationships which helped support an increase in M series LiDAR Sensor revenue. Security and Smart Spaces customers have remained the largest drivers of this improvement. We also saw some easing in the impact of COVID-19 on business conditions relative to the same period last year.

Cost of Goods Sold and Gross Margin

	Six Months Ended June 30,
	2022	2021	$ Change	% Change
	($ in thousands)
Cost of goods sold	$4,306	$1,257	$3,049	243%
Gross margin	(1,750)	31	(1,781)	-5668%
Gross margin %	-68%	2%

Cost of goods sold increased by $3.0 million in the six months ended June 30, 2022 compared to the same period in 2021, while gross profit decreased by $1.8 million during the same period. The increase in cost of goods sold and the resultant decrease in gross margin was mainly attributable to a $1.0 million materials cost variance, a $0.8 million increase in stock-based compensation, a $0.7 million increase in labor costs required to service future growth with hiring in anticipation of increased demand and a $0.5 million increase in materials cost.

Operating Expenses

	Six Months Ended June 30,
	2022	2021	$ Change	% Change
	($ in thousands)
Research and development	$19,265	$8,097	$11,168	138%
Sales and marketing	11,288	3,968	7,320	184%
General and administrative	48,011	9,192	38,819	422%
	$78,564	$21,257	$57,307	270%

Research and Development Expenses

Research and development expenses increased by $11.2 million in the six months ended June 30, 2022 compared to the same period in 2021. The increase was primarily attributable to a $8.2 million increase in stock-based compensation, mainly for RSUs that vested or began vesting upon the closing of the Business Combination. The remaining increase was due to a $2.2 million increase in personnel and related fringe costs resulting from increased headcount, a $0.5 million increase in material and tools supplies costs and a $0.3 million increase in services.

Sales and Marketing

Sales and marketing expense increased by $7.3 million in the six months ended June 30, 2022 compared to the same period in 2021. The increase was primarily attributable to a $5.4 million increase in stock-based compensation, with the remaining increase due to a $0.7 million increase in personnel and related fringe costs resulting from increased headcount, a $0.6 million increase in tradeshow and marketing costs resulting from increased business activity, a $0.4 million increase in commission costs on increased sales and a $0.2 million increase in services.

General and Administrative Expense

General and administrative expense increased by $38.8 million in the six months ended June 30, 2022 compared to the same period in 2021. The increase was primarily attributable to an increase of $35.1 million in stock-based compensation costs, mainly for RSUs that vested or began vesting upon the closing of the Business Combination. The remaining increase was due to a $2.1 million increase in insurance costs as a result of the Business Combination, a $0.9 million increase in personnel and related fringe costs, a $0.5 million increase in services and a $0.2 million increase in a settlement liability.

Interest Expense, Net and Other Income (Expense), Net

	Six Months Ended June 30,
	2022	2021	$ Change	% Change
	($ in thousands)
Interest expense, net	$(40,054)	$(8,961)	$(31,093)	347%
Other income (expense), net	$(9,982)	$(4,984)	$(4,998)	100%

Interest expense, net increased $31.1 million in the six months ended June 30, 2022 compared to the same period in 2021. The increase was primarily attributed to $36.7 million of interest expense recognized on the conversion of the 2023 Notes (as defined below) to equity at closing of the Business Combination, partially offset by a $5.6 million decrease related to the extinguishment of debt in 2022.

Other income (expense), net increased $5.0 million in the six months ended June 30, 2022 compared to the same period in 2021. The increase was primarily attributed to $2.5 million related to changes in fair values of the Company’s derivative liabilities, and $2.5 million related to a gain on the forgiveness of a PPP loan in 2021.

Income Taxes

	Six Months Ended June 30,
	2022	2021	$ Change	% Change
	($ in thousands)
Loss before income taxes	$(130,350)	$(35,171)	$(95,179)	271%
Provision for income taxes	$(6)	$(10)	$4	-40%

We are subject to income taxes in the United States, China, Japan, UK, Germany and Canada. The change in the provision for income taxes during the six months ended June 30, 2022, as compared to six months ended June 30, 2021, was immaterial.

Comparison of years ended December 31, 2021, and 2020

We have derived this data from our consolidated financial statements included elsewhere in this prospectus. This information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period. The following tables set forth our consolidated statement of operations for the years ended December 31, 2021, and 2020:

	Years ended December 31,
	2021	2020	$ Change	% Change
Net sales	$3,928	$3,015	$913	30%
Cost of goods sold(1)	3,939	2,586	1,353	52%

Gross profit (loss)	(11)	429	(440)	-103%
Research and development(1)	17,011	15,373	1,638	11%
Sales and marketing(1)	8,286	6,486	1,800	28%
General and administrative(1)	15,653	9,472	6,181	65%

Operating expenses	40,950	31,331	9,619	31%

Operating loss	(40,961)	(30,902)	(10,059)	33%
Other income (expense):
Interest expense, net	(21,484)	(6,346)	(15,138)	239%
Other income (expense), net	(1,073)	1,420	(2,493)	-176%

Loss before income taxes	(63,518)	(35,828)	(27,690)	77%
Income tax provision	(26)	(7)	(19)	271%

Net loss	$(63,544)	$(35,835)	$(27,709)	77%

(1)	Includes stock-based compensation expense (unaudited) as follows:

	For year ended December 31,
	2021	2020
Cost of goods sold	$193	$100
Research and development	1,717	2,225
Sales and marketing	858	1,294
General and administrative	9,204	1,824

	$11,972	$5,443

Our stock-based compensation expense is primarily related to our stock options, restricted stock units, and restricted stock awards for all periods presented. For the year ended December 31, 2021, $7.9 million of stock-based compensation was related to the vesting of restricted stock awards (“RSAs”). As of December 31, 2021, no compensation expense related to RSUs had been recognized as the performance vesting condition, which is (i) an initial public offering, or (ii) the closing of a merger of the Company with a special purpose acquisition company, or (iii) a Change in Control, has not occurred. The expense on such liquidation events would be recorded only on occurrence of such events. Total unrecognized stock-based compensation cost of $77.9 million related to unvested restricted stock units is expected to be recognized upon vesting, including meeting the above performance condition.

Considering that our operating expenses are significantly higher than reported revenue for the periods presented, presenting the unaudited consolidated statement of operations data as a percentage of revenue would not be meaningful, and hence it has been omitted.

Net Sales

	For year ended December 31,
	2021	2020	$ Change	% Change
	($ in thousands)
Net Sales	$3,928	$3,015	$913	30%

Net sales by geographic location:

	For year ended December 31,
	2021	2020	$ Change	% Change
	($ in thousands)
Americas	$1,043	$1,372	$(329)	-24%
Asia	1,898	842	1,056	125%
Europe, Middle East and Africa	987	801	186	23%

Total net sales	$3,928	$3,015	$913	30%

Net Sales increased by $0.9 million to $3.9 million for the year ended December 31, 2021, from $3.0 million in for the year ended December 31, 2020. This increase is the result of increased customer orders along-side of general economic activity and increasing levels of customer engagement. Security and Smart Spaces customers have been the largest drivers of this improvement.

Cost of Goods Sold and Gross Margin

	For year ended December 31,
	2021	2020	$ Change	% Change
	($ in thousands)
Cost of goods sold	$3,939	$2,586	$1,353	52%
Gross margin	(11)	429	(440)	-103%
Gross margin %	0%	14%

Cost of goods sold increased by $1.4 million to $3.9 million for the year ended December 31, 2021, from $2.6 million for the year ended December 31, 2020, while gross profit decreased by $0.4 million during the same period. The increase in cost of goods sold and resultant decrease in gross margin was mainly attributable to increased materials costs related to sales growth, increased inventory write downs to net realizable value, increased labor costs required to service future growth with hiring in anticipation of increased demand, and, to a lesser extent, higher costs per shipment due to increased freight charges and product costs.

Operating Expenses

	For year ended December 31,
	2021	2020	$ Change	% Change
	($ in thousands)
Research and development	$17,011	15,373	1,638	11%
Sales and marketing	8,286	6,486	1,800	28%
General and administrative	15,653	9,472	6,181	65%

	$40,950	31,331	9,619	31%

Research and Development

Research and development expenses increased by $1.6 million to $17.0 million for the year ended December 31, 2021, from $15.4 million for the year ended December 31, 2020. The increase was primarily attributable to a $1.8 million increase in personnel and related fringe costs, and a $0.2 million increase in materials and overhead related costs, offset by a decrease of $0.4 million in stock-based compensation expense.

Sales and Marketing

Sales and marketing expenses increased by $1.8 million to $8.3 for the year ended December 31, in 2021, from $6.5 million for the year ended December 31, 2020. The increase was primarily attributable to a $1.4 million increase in personnel and related fringe costs resulting from increased headcount, a $0.5 million increase in commissions and consulting, and a $0.3 million increase in demos, trade shows and other, partially offset by a decrease of $0.4 million in stock-based compensation expense.

General and Administrative

General and administrative expenses increased by $6.2 million to $15.7 million for the year ended December 31, 2021, from $9.5 million for the year ended December 31, 2020. The increase was primarily attributable to an increase of $7.4 million in stock-based compensation costs (including $7.9 million associated with RSAs which were issued in conjunction with the debt financing raised during the year ended December 31, 2021), a $1.1 million increase in accounting, legal and insurance costs incurred in anticipation of the Business Combination, and a $0.2 million increase in personnel and related fringe costs resulting from increased headcount, partially offset by a decrease of $2.5 million in accrued settlement costs.

Interest Expense, Net and Other Income (Expense), Net

	For year ended December 31,
	2021	2020	$ Change	% Change
	($ in thousands)
Interest expense, net	$(21,484)	$(6,346)	$(15,138)	239%
Other income (expense), net	(1,073)	1,420	(2,493)	-176%

Interest expense, net was $21.5 million for the year ended December 31, 2021, compared to $6.3 million for the year ended December 31, 2020. The increase was primarily attributable to increases of $5.0 million related to contractual interest and $9.9 million of discount amortization related to convertible promissory notes issued for the years ended December 31, 2020 and 2021.

Other expense, net increased $2.5 million to $1.1 million for the year ended December 31, 2021, compared to other income, net of $1.4 million for the year ended December 31, 2020. The increase in other expense, net, consisted of an increase in the fair value remeasurement of a derivative liability of $5.0 million related to promissory notes issued in the years ended December 31, 2020 and 2021, partially offset by a gain of $2.5 million on the forgiveness of the PPP loan for the year ended December 31, 2021.

Income Taxes

	For year ended December 31,
	2021	2020	$ Change	% Change
	($ in thousands)
Loss before income taxes	$(63,518)	$(35,828)	$(27,690)	77%
Provision for income taxes	(26)	(7)	(19)	271%

The Company is subject to income taxes in the United States, China, Japan, UK, Germany and Canada. The change in the provision for income taxes during the year ended December 31, 2021, as compared to the year ended December 31, 2020, was immaterial.

Liquidity and Capital Resources

Since the Company’s inception it has financed operations primarily through the sale of shares of common stock, preferred stock and convertible notes.

As a result, we have incurred negative cash flows from operating activities and significant losses from operations in the past as reflected in our accumulated deficit of $438.0 million as of June 30, 2022. We expect to continue to incur operating losses for at least the next 12 months due to the investments that we intend to make in our business and, as a result, we will require additional capital resources to grow our business.

In March 2018 and June 2018, we received $24.8 million and $0.7 million, respectively, through issuance of convertible promissory notes (the “2022 Notes”) to various investors. The 2022 Notes were secured by a security agreement and were due in March 2022. The principal amount accrued interest at 1.5% per annum, payable biannually, and additional interest at 8.0% per annum, which will be added to the principal and compounded on each payment date. The 2022 Notes were repaid at closing of the Business Combination.

In 2020, we issued convertible promissory notes of approximately $8.1 million in March 2020, $7.5 million in August 2020 and $0.5 million in October 2020 to various investors, that were due in March 2023 (the “2023 Initial Notes”). In conjunction with the 2023 Initial Notes, we issued 176,358 common stock warrants. We issued additional convertible promissory notes of approximately $48.7 million in February 2021 to various investors, which also mature in March 2023 (the “Extension Notes”, together with the “2023 Initial Notes”, the “2023 Notes”). In conjunction with the Extension Notes, we issued 314,901 common stock warrants in February 2021 (the “2023 Notes Warrants”). In connection with the Business Combination, the principal amount and deferred interest on the 2023 Notes were converted into 723,223 shares of our Common Stock.

As of June 30, 2022, we had $18.7 million of cash and cash equivalents. Further, we completed the Business Combination on February 8, 2022, and effectively settled our outstanding debt balance of $106 million, thereby providing us with additional future financial flexibility. The Business Combination also gives us access to $125 million from a previously announced share subscription facility from GEM. On May 25, 2022, we received $9.9 million in cash under the subscription facility in exchange for ultimate settlement of 1.3 million shares of Common Stock. Our long-term capital requirements will depend on many factors including timing and extent of spending to support research and development efforts as well as general and administrative activities for the business. We may in the future enter into arrangements to acquire or invest in related products, technologies, software and services, and we may need to seek additional equity or debt financing, which may not be available on terms acceptable to us. As of June 30, 2022, there were future minimum lease payments of $0.1 million.

Cash Flow Summary

The following table shows our cash flows from operating activities, investing activities and financing activities for the presented periods:

	Six Months Ended June 30,
	2022	2021
	($ In thousands)
Net cash provided by (used in)
Operating activities	$(33,329)	$(14,466)
Investing activities	(431)	(5)
Financing activities	26,391	48,679
Effect of exchange rate changes	(18)	(6)
	$(7,387)	$34,202

Operating Activities

For the six months ended June 30, 2022, operating activities used $33.3 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $130.4 million, offset by our non-cash charges of $109.1 million, primarily consisting of stock-based compensation of $56.8 million, non-cash interest expense of $40.1 million, non-cash expense of $10.0 million related to changes in derivative fair values, non-cash bonus expense of $1.4 million, depreciation and amortization of $0.5 million and $0.3 million of non-cash lease expense. In the six months ended June 30, 2022, we also paid $9.3 million of interest in cash on the 2022 Notes. The net cash used from changes in our operating assets and liabilities was $2.7 million. This amount consists of $4.9 million of cash used from changes primarily in our operating assets, due to a $2.3 million increase in inventory, a $1.9 million increase in prepaid expenses and other current assets, a $0.4 million decrease in other current liabilities, a $0.2 million increase in accounts receivable and a $0.1 million decrease in accrued expenses, offset by cash provided from changes in our operating liabilities consisting of a $1.8 million increase in accounts payable, a $0.3 million increase in accrued settlement liabilities and a $0.1 million increase in other long term liabilities.

For the six months ended June 30, 2021, operating activities used $14.5 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $35.2 million, offset by our non-cash charges of approximately $21.4 million primarily consisting of stock-based compensation of $7.3 million, non-cash interest expense of $8.7 million, change in fair value of derivative liabilities of $7.5 million, a $2.5 million gain on the extinguishment of debt and depreciation and amortization of $0.5 million. The net cash used from changes in our operating assets and liabilities was $0.7 million. This amount consists of $2.3 million of cash used from changes in our operating assets and liabilities of $2.3 million which primarily consists of a $1.8 million increase in other long-term assets, a $0.3 million decrease in other long term liabilities and a $0.2 million decrease in accrued expenses, offset by $1.5 million of cash provided from changes in our operating assets and liabilities, primarily due to a $0.6 million increase in accounts payable, a $0.4 million decrease in inventory, a $0.3 million decrease in accounts receivable and $0.2 million decrease in prepaid expenses.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2022 was $0.4 million and consisted of purchases of machinery and equipment for use in manufacturing operations. Net cash used in investing activities for the six months ended June 30, 2021 was immaterial.

Financing Activities

During the six months ended June 30, 2022, cash provided by financing activities was $26.4 million, primarily consisting of net proceeds from the Business Combination and sale of the PIPE Shares of $50.4 million, $9.9 million in proceeds from the draw down of the GEM Agreement and $0.1 million in proceeds from the exercise of warrants and options, offset by the repayment of the 2022 Notes of $25.8 million and payment of offering costs of $8.2 million.

During the six months ended June 30, 2021, cash provided by financing activities was $48.7 million, consisting of net proceeds from the issuance of convertible notes of $48.6 million and proceeds of $74 thousand from exercises of stock options.

Off- Balance Sheet Arrangements

As of June 30, 2022, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Significant Management Estimates

Our discussion and analysis of operating results and financial condition are based upon our financial statements. The preparation of our consolidated financial statements in accordance with U.S. GAAP requires us to make estimates and assumptions that affect the reported amount of assets, liabilities, sales, expenses and related disclosures of contingent assets and liabilities. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances and we evaluate theses estimates on an ongoing basis.

Revenue Recognition

We adopted the requirements of the new revenue recognition standard, known as ASC 606, effective January 1, 2019, utilizing the modified retrospective method of transition. Revenue is recognized upon transfer of control of promised products and to a small extent service to customers in an amount that reflects the consideration that we expect to receive in exchange for those products and services. For service projects, revenue is recognized as services are performed and amounts are earned in accordance with the terms of a contract at estimated collectible amounts.

We enter into contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations; however, determining whether products or services are considered distinct performance obligations that should be accounted for separately versus together may sometimes require significant judgment. Transaction price is allocated to each performance obligation on a relative standalone selling price (SSP) basis. Judgment is required to determine SSP for each distinct performance obligation. We use a range of amounts to estimate SSP when products and services are sold separately. In instances where SSP is not directly observable, we determine SSP using information that may include other observable inputs available to us.

For over-time revenue recognition, we will recognize revenue using the input method based on efforts expended or labor hours incurred as a measure of progress, which we believe to be a faithful depiction of our performance in fulfilling the promised services. Significant judgment is required when estimating total contract costs and progress to completion on the arrangements, as well as whether a loss is expected to be incurred on the contract. If circumstances arise that change the original estimates of revenues, costs, or extent of progress toward completion, revisions to the estimates are made. These revisions may result in increases or decreases in estimated revenues or costs, and such revisions are reflected in income in the period in which the circumstances that gave rise to the revision become known to us. We will perform ongoing profitability analysis of our contracts accounted for under this method in order to determine whether the latest estimates of revenues, costs, and profits require updating. If at any time these estimates indicate that the contract will be unprofitable, the entire estimated loss for the remainder of the contract is recorded immediately.

Changes in judgments with respect to these assumptions and estimates could impact the timing or amount of revenue recognition.

Inventory Valuation

Inventory is stated at the lower of cost or net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on a first-in, first-out basis, and include freight and overhead expenses incurred to bring the inventory to its location and condition. We provide for reserves against this inventory which is considered obsolete or in excess of anticipated demand or net realizable value based on a consideration of marketability and product life cycle stage, product development plans, component cost trends, demand forecasts, historical net sales, and assumptions about future demand and market conditions. If the actual component usage and product demand are significantly lower than forecast, which may be caused by factors within and outside of our control, or if there were a higher incidence of inventory obsolescence because of rapidly changing technology and our customer requirements, we may be required to increase our inventory write-downs. A change in our estimates could have a significant impact on the value of our inventory and our results of operations.

Income Taxes

Significant management judgment is required in developing our provision for income taxes, including the determination of deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. We have considered projected future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for valuation allowances. If we determine that a valuation allowance is required, such adjustment to the deferred tax assets would increase our tax expense in the period in which such determination is made. Conversely, if we determine that a valuation allowance exceeds our requirement, such adjustment to the deferred tax assets would decrease tax expense in the period in which such determination is made. In evaluating the exposure associated with various tax filing positions, we accrue an income tax liability when such positions do not meet the more-likely-than-not threshold for recognition.

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax law and regulations in a multitude of jurisdictions. We recognize potential liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes, interest and penalties will be due. If our estimate of income tax liabilities proves to be less than the actual amount ultimately assessed, a further charge to tax expense would be required. If the payment of these amounts ultimately proves to be unnecessary, the reversal of the accrued liabilities would result in tax benefits being recognized in the period when we determine the liabilities no longer exist.

Stock-Based Compensation

Stock-based compensation consists of expense for stock options, stock awards and RSUs granted to employees and nonemployees. We estimate the fair value of RSUs based on the fair market value of our common stock on the date of grant, subject to remeasurement upon a modification of terms. We grant RSUs which vest upon the satisfaction of both service-based and performance-based vesting conditions. The service-based vesting condition for these RSUs range from nine months to four years, while the performance-based vesting condition is satisfied on the earlier of consummating an initial public offering (“IPO”), the closing of a merger with a SPAC, a change in control event or our equity securities become publicly traded on a nationally recognized exchange other than pursuant to an IPO, SPAC transaction or a change in control event. Upon satisfaction of the performance-based vesting condition, RSUs for which the service-based condition has been satisfied will vest immediately, and any remaining unvested RSUs will vest over the remaining service period. The fair value of RSUs is recognized as compensation expense over the requisite service period, using the accelerated attribution method once the performance-based condition becomes probable of being achieved. As of December 31, 2021, no compensation expense had been recognized for the RSUs because the performance-based vesting condition was not probable of being satisfied.

We estimate the fair value of stock options and stock awards granted to employees and directors using the Black-Scholes option pricing model. The fair value of stock options that are expected to vest is recognized as compensation expense on a straight-line basis over the requisite service period. We recognize forfeitures as they occur. Stock-based compensation expense from stock options and stock awards was $12.0 million and $5.4 million, respectively, for 2021, and 2020.

The fair value of our common stock has historically been determined by our board of directors, with the help of independent third-party valuation companies, as there was no public market for the common stock. The fair value of our common stock is determined by considering a number of objective and subjective factors, including: the valuation of comparable companies, sales of convertible preferred stock to unrelated third parties, our operating and financial performance, the lack of liquidity of common stock and general and industry specific economic outlook, amongst other factors. The valuation of our common stock involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between these assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock and, in turn, on the valuation of our share-based compensation awards whose values are based in part on the value of our common stock.

Fair Value Measurement

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

Derivative Liabilities

The Company evaluates the embedded conversion features within its convertible debt instruments under ASC 815-15 and ASC 815-40 to determine if the conversion feature meets the definition of a liability and, if so, whether to bifurcate the conversion feature and account for it as a separate derivative liability. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether net-cash settlement of the derivative instrument could be required within twelve months after the balance sheet date. The derivative is subject to re-measurement at the end of each reporting period, with changes in fair value recognized as a component of other income (expense), net, in the consolidated statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the conversion or maturity of the debt instruments.

Share-Settled Forward

Under the GEM Agreement, the Company is entitled to draw down up to $125 million of gross proceeds over a three-year period in exchange for shares of the Company’s common stock. The exact terms of each draw down may vary and are evaluated under ASC 480 and ASC 815 to determine whether each draw down meets the definition of equity or a liability. The Company’s Level 3 instruments at June 30, 2022 consist solely of a share-settled forward asset that represents the Company’s right to a return of a variable number of shares of the Company’s common stock as part of its May 2022 draw down agreement with GEM. The fair value of the forward asset was determined at inception of the draw down in May 2022 in accordance with the agreement by calculating the number of shares estimated to be returned to Quanergy based on the trading price at date of issuance and the average trading price over 30 trading days ending July 8, 2022. The fair value of the forward asset was remeasured at June 30, 2022 using the Company’s stock price at June 30, 2022 as a proxy for the remainder of the trading period prior to settlement in July 2022, with changes in fair value recognized as a component of other income (expense), net, in the consolidated statements of operations.

Recent Accounting Pronouncements

See “Note 1—Recently Adopted Accounting Pronouncements” in our condensed financial statements included elsewhere in this this prospectus.

BUSINESS

Our Mission

Our mission is to design and deliver innovative 3D sensing solutions for IoT and automotive applications to enable increased levels of automation and intelligence to ultimately save lives, energy, time, money and space.

Company Overview

We are a leading provider of LiDAR and 3D perception software solutions. LiDAR is a real-time sensing technology that determines the shape and contour of physical objects in the environment using a technique known as time of flight, which measures the time a laser beam travels to and from a specific object. 3D perception software interprets measurement data from LiDAR sensors, known as a point cloud, and translates that information into a rich data set, such as the type of objects detected (e.g., people, vehicles), location in space, direction and speed of movement. Our LiDAR and 3D perception software solutions are designed to provide visualization and automation of applications in a wide range of industries, leading to greater efficiency, safety and improved operational outcomes. We believe LiDAR and 3D perception technologies have the potential to fundamentally transform how machines interact with humans, unleashing new levels of productivity, and in the process, creating significant revenue potential for LiDAR solution suppliers like us. According to third-party estimates aligned with our own, the global LiDAR market is forecasted to reach approximately $27.2 billion by 2030.

We currently focus on two broad market categories—automotive and IoT. IoT refers to a network of physical objects that are embedded with sensors, software and communications capabilities for the purpose of connecting and exchanging data with other devices and systems over the Internet. Our current IoT-related markets of focus include security, smart cities and industrial automation. These applications generally operate in real-time and have high-value, mission-critical characteristics. Within the automotive market, we focus primarily on the opportunity to automate high volume passenger vehicles, but we also include within this category the automation of robo-taxis, shuttles, trucks and off-road vehicles. We have a balanced business strategy focused on both the IoT market, which exists at scale today and represents the largest LiDAR market, and the automotive market, which is more nascent and is expected to scale over time. We see LiDAR and 3D perception as platform capabilities that are applicable broadly, and for that reason, we expect to enter additional market verticals in the future.

Our foundational LiDAR platform is based on OPA technology. This approach is referred to as solid state, because it has no moving parts and is built on a semiconductor technology and manufacturing process known as complementary metal oxide semiconductor, or CMOS. Our OPA employs a combination of semiconductor and optical technologies, known as silicon photonics, packaged onto a small, photonic integrated circuit. We have recently embarked on an initiative to refocus our resources on a new architecture that will leverage much of the silicon photonics know-how that we have developed over the last several years and apply it to a new higher resolution design. We believe the combination of these factors can be the winning solid state architecture for the automotive industry, delivering electronic beam steering and high reliability while taking advantage of the scalability of the semiconductor supply chain to achieve a low price point required by the automotive sector.

We also offer a portfolio of solutions designed to address the needs of IoT applications, including our M Series LiDAR sensors and our QORTEX DTCTM 3D perception software platform. Our M Series of sensors utilize a traditional mechanical scanning design to deliver a 360 degree field of view required for many IoT applications. We believe our M Series offers industry leading range, accuracy, resolution and field of view compared to competitive offerings. Our QORTEX DTC platform is designed to enable highly accurate 3D object detection, tracking and classification, fusing of LiDAR data with other sensing technologies and simple integrations with third-party systems and business applications. Moreover, we offer QORTEX Aware, an embedded software application that enables collision avoidance and object detection, which was released last November along with M1 Edge. We also completed the development of QORTEX Insights, a suite of complementary software analytics and dashboards, which is to be released together with S3-2 next year. We believe our ability to mix and match the optimal hardware-software combination to meet our customers’ perception and automation needs is unique in the industry.

We have sold our products to nearly 400 customers to date. Our IoT solutions are sold globally through a network of channel partners, including value added resellers, or VARs, systems integrators, or SIs, distributors and strategic partners. In the security sector, we partner with Securitas AB, Genetec Inc. and Milestone Systems A/S, among others. We have a partnership with Sensata to support product design and validation within both the automotive and IoT segments. We have also received investments from other automotive and IoT industry leaders, including Aptiv PLC, Daimler AG, Enterprise Holdings, Inc. and Samsung Electronics Co., Ltd.

Industry Outlook

Our market opportunity is fueled by two major industry trends—autonomous vehicles and the Internet of Things. We believe these trends are driving a global LiDAR market that could reach approximately $27.2 billion by 2030, based on third-party estimates aligned with ours. The automotive segment is expected to reach $10.6 billion by 2030, although we do not expect the market to begin scaling until at least 2025. The IoT LiDAR market is expected to reach $16.7 billion by 2030 and therefore to be larger than the automotive LiDAR market at least through 2030. We focus on the following segments of the global LiDAR market:

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Automotive. With nine out of ten serious roadway crashes resulting from human error (according to a national survey of police-reported crashes) advanced driver-assistance systems, or ADAS, and autonomous vehicle, or AV, technologies have the potential to save thousands of lives and increase consumer convenience. AV technologies are applicable to a range of vehicles, including passenger cars, ride sharing vehicles, shuttles and commercial trucks. Regulators, governmental agencies and other public entities are focused on reaching an era of crash-free roadways to reduce deaths and injuries related to vehicle accidents, as well as improving access to transportation, reducing traffic congestion, minimizing vehicle emissions and potentially increasing productivity and improving quality of life for millions of people through the deployment of ADAS and AV technologies. Industry experts have suggested that LiDAR technology is well positioned to provide a vehicle’s primary sensory input given its long range, high accuracy and ability to operate in almost all weather conditions. Consequently, the development of a cost-effective and reliable LiDAR sensor is seen as a critical element for achieving highly automated levels of driving. We believe the primary success factors for LiDAR sensors in the automotive market are cost (priced less than $500 per sensor to support high volume vehicle production), performance (greater than 200 meter range at 10% reflectivity, with zoom-in and zoom-out capabilities) and a highly robust design that can withstand harsh roadway conditions (greater than 100,000 hours of mean time between failure, or MTBF). We expect the automotive market will become the largest market for LiDAR sensors over the long-term.

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Security. LiDAR-based sensing and perception products play an important role in enabling physical security in a range of applications. Unlike camera-based systems, LiDAR sensors collect 3D images, function in day or night and are less susceptible to adverse weather conditions. Key applications for LiDAR in physical security include securing critical infrastructure (including datacenters, oil and gas facilities, power plants and public buildings), intrusion detection and access control. In the security sector, LiDAR sensors must operate continuously on a 24x7 basis, perform reliably in harsh environmental conditions and generate highly accurate sensor data. In addition, LiDAR-based security solutions must be intelligent enough to accurately track and classify people and objects, while minimizing costly false alarms.

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Smart Cities. Many communities are increasingly embracing the capabilities of LiDAR to improve the efficiency and safety of active spaces such as airports, public venues, retail outlets and intersections. Smart cities LiDAR applications share a common function—tracking the flow of objects (generally people or vehicles). This critical flow management function can be applied to alleviate traffic congestion, manage lines at airports, automate parking facilities, improve urban planning and enhance the energy efficiency of buildings. For LiDAR solutions to succeed in smart cities applications, they must have a high degree of classification accuracy, scale cost effectively, operate reliably in harsh conditions and collect no personally identifiable information, such as facial recognition.

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Industrial Automation. Traditional industrial sectors, such as mining, agriculture and logistics, are being increasingly transformed by the automation and intelligence enabled by LiDAR and 3D perception technologies. Many processes in these sectors can be automated using robots and LiDAR- enabled machine vision and perception, but safety and reliability are essential requirements. LiDAR technology is increasingly used in applications such as navigation and collision avoidance of automated guided vehicles, automated mobile robots and unmanned ground vehicles, port automation, guidance of mobile robots, warehouse automation and making precision measurements in the agriculture, construction and mining sectors. To meet the demands of industrial automation customers, LiDAR sensors need to deliver high point cloud density, a high degree of accuracy, long detection range and robust outdoor performance.

Limitations of Existing Sensing Technologies

A number of sensing technologies have developed to detect objects at various distances in a variety of lighting and weather conditions. Major existing sensing technologies include the following:

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Radar Sensors. A radar-based sensor uses electromagnetic waves to determine an object’s range, velocity and angle in its field of view. Radar has several advantages, including long range and performance in inclement weather and various lighting conditions. Despite recent advances, radar is limited in its perception of shape, height and width. Radar cannot read signs or detect color and has limited ability to sense stationary objects, a critical requirement for automotive and industrial applications.

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Cameras. Cameras can classify objects, measure distances and read signs and detect color, but are only able to capture images in two dimensions, or 2D, and suffer from poor performance in inclement weather and low light conditions. Due to these limitations, camera-based sensors have to be integrated with other sensing technologies in the automotive market to automate a full range of driving scenarios. In IoT markets, camera-based systems are disadvantaged due to 2D limitations, total system cost (due to complex networking), large data sets and privacy concerns given facial recognition.

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Ultrasonic Sensors. Ultrasonic sensors measure the distance to an object by comparing emitted and received sound waves at specific frequencies. Ultrasonic sensors can measure distances in close proximity and can work in most weather and lighting conditions. However, these sensors exhibit a drop in performance at high speeds, over long ranges and when significant background noise is present. In addition, ultrasonic sensors cannot classify objects. These factors effectively limit their application to simple automotive features, such as parking assist.

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Legacy Mechanical LiDAR. While mechanical sensors have been used by the automotive markets for some time, we don’t believe this architecture is suitable long term for the cost and reliability requirements of high volume automotive which has a high degree of cost sensitivity and long duty cycles. Within IoT we also see a significant opportunity for industrial use cases to “trade up” from traditional 2D sensors to 3D which bring added range, accuracy and point cloud density.

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MEMS LiDAR. MEMS-based sensors, which use micro mirrors to intercept and steer beams of light, have shown some potential as an interim solution for automotive LiDAR. However, the vibrations of moving vehicles can impede the precise motion of the mirrors, introducing uncertainty in the beam direction, and therefore object location. Some implementations of MEMS-based sensors have constraints in detecting objects at close ranges, a necessity for collision avoidance. Moving mirrors are also susceptible to damage in rugged conditions, which can negatively impact reliability and product lifespan. Some industry participants have also expressed concerns about the manufacturing yields and costs of MEMS-based devices.

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Flash LiDAR. Flash systems, which illuminate a field of view with a laser pulse, require high-powered lasers to extend range, but work well at close ranges and at a fast frame rate. These high-powered lasers tend to be expensive. Another flash technology, called multi-beam flash, uses an array of laser diodes to form an emitter. Such emitters are based on vertical cavity surface emitting lasers, or VCSELs, which require high power to pump an array, necessitating an efficient heat sink that can adversely impact LiDAR form factor and cost.

We believe automotive and IoT markets will create opportunities for various sensing technologies, and that many existing sensing technologies can be complementary to ours. In the automotive industry, this concept is known as sensor fusion. In IoT markets, our solutions are often paired with camera-based systems to provide redundancy and full situational awareness of an environment. However, given the drawbacks of existing sensing technologies, we see a significant opportunity for our next generation solid state sensor, new mechanical sensor offerings and 3D perception software technologies.

Our Technology Platform

LiDAR is a time-of-flight sensing technology that pulses low-power, eye-safe lasers and measures the time it takes for the laser to complete a round trip between the sensor and a target. The resulting aggregate data are used to generate a 3D point cloud image, providing both spatial location and depth information to identify, classify and track moving objects. Our solution is based on the following primary technologies:

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Solid State LiDAR Based on Optical Phased Array Technology. Our solid state LiDAR comprises emitters and detectors that are highly scalable, fully solid-state and can be mass produced at a low cost, leveraging mature CMOS semiconductor process technologies. Our solid state LiDAR includes a silicon-based OPA multi-chip module with control chip for the emitter, a single photon avalanche diode, or SPAD, array and a custom readout integrated circuit for the detector. All of our semiconductor devices have been custom designed by our in-house development team. Our OPA is used for beam forming and beam steering and has no mechanical or moving parts. A unique feature of our OPA is the ability to seamlessly scan and collect any pattern of points in the field of view. This can be used to zoom in on objects of interest, providing greater resolution to improve situational awareness and confidence in detection. Our OPA is an optical version of a phased array that is often used in radar systems. The phased array in our OPA has an array of antenna elements that emit near infrared electromagnetic waves. By controlling the phase of the electromagnetic waves from each antenna element, specific interference patterns, or beam forms, can be generated. To achieve the many characteristics required for solid state LiDAR, our OPA is designed using silicon photonics. With this technology, the miniature antenna array, phase controllers and other structures are integrated in a single silicon chip. Mature silicon industry technology offers performance, reliability and cost attributes that scales well with volume manufacturing. Our solid state technology is designed to offer performance, reliability and cost advantages compared to MEMS- and flash-based LiDAR sensors.

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Mechanical LiDAR Technology. We designed our mechanical LiDAR sensor to address shortcomings commonly seen in traditional mechanical LiDAR sensors, including high cost, poor performance and low reliability. Our mechanical sensor employs a high speed transceiver module coupled with a high efficiency data and power transfer design and a robust rotary mechanism for 360 degree horizontal coverage, enabling a high density 3D point cloud to support a wide range of smart sensing applications. Unlike many legacy mechanical LiDARs, our solution is airtight and up to IP69k rated. To attain the international IP69k rating, our mechanical sensors must withstand high temperatures, high pressure wash and dusty environments. This robustness, combined with long range and high resolution, has made our mechanical LiDAR sensor an ideal solution for security and smart cities applications that require large detection areas both indoors and outdoors.

•	QORTEX DTC 3D Perception Software. QORTEX DTC is our core proprietary perception software platform compatible with our suite of LiDAR sensors and a product of more than seven years of development. The flexible, scalable platform uses computer vision technology and 3D perception algorithms to enable smart awareness of the 3D world to identify, track and classify people and vehicles in real-time in security and smart cities applications. The latest release of our QORTEX DTC (detect, track and classify) platform provides for the ability to simultaneously track up to 600 objects per server. Our QORTEX Aware software, when integrated with our sensors, enables precise object detection and collision avoidance for industrial applications. We believe our 3D perception software capability is unique in the industry and further differentiates our solutions from existing sensing technologies.

Our Solutions

We offer a portfolio of solutions that includes both LiDAR sensors and a 3D perception software platform. Our mechanical sensors offer the price, performance and 360 degree field of view that are required for IoT markets, such as security, smart cities and industrial automation. Our QORTEX 3D perception software platform operates in concert with our LiDAR sensors, enabling real-time analysis for people counting, object detection classification and tracking and collision avoidance, leveraging advanced 3D algorithms. QORTEX has been designed in a modular fashion, with a core set of common capabilities as a foundation, along with application specific modules, including an analytics suite called QORTEX Insights and a zoning and collision avoidance application called QORTEX Aware. Taken together, our LiDAR sensors function as “the eyes” of our portfolio, while QORTEX functions as “the brains,” creating an environmental model that allows our customers to interpret the visual world, generate mission-critical insights and determine the most appropriate next action to take in an automated and real-time manner. On the solid state side we intend to leverage significant investment we have made in the OPA architecture to develop a low cost, high resolution CMOS-based device that will meet the stringent reliability and cost requirements of the transportation market.

Our M Series of LiDAR sensors includes the following products:

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M8. The M8 is our flagship mechanical sensor, offering a 360 degree field of view, long measurement range, high accuracy and fine resolution to reliably address challenging sensing requirements. The M8 is available in four versions—M8-Core, M8-Plus and M8-Ultra, offering 35 meters, 53 meters and 70 meters of detection range, respectively, and M8-PoE+, offering 53 meters of range and power over Ethernet capabilities.

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M1 Edge. The M1 Edge is a 2D LiDAR sensor with integrated edge computing running the QORTEX Aware software for zone detection and collision avoidance, along with digital I/O for stand-alone operations. The M1 Edge offers superior range and accuracy to allow for smarter navigation in warehouses, factories and other industrial facilities both indoors and outdoors utilizing natural features and/or retro-reflective tags. The M1 Edge is available in three versions—M1 Edge-Core, M1 Edge-Plus and M1 Edge -Ultra, offering 35 meters, 53 meters and 70 meters of detection range, respectively.

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MQ-8. The MQ-8 is designed specifically to support flow management applications that require accurate, high-volume people and vehicle tracking. The MQ-8 delivers industry leading range, and when paired with QORTEX DTC is capable of tracking and classifying up to 600 people and vehicles (per QORTEX server) with 95% accuracy at up to 70 meters of range. The MQ-8 is available in two versions—MQ-8PoE Plus and MQ-8PoE Ultra, offering 50 meters and 70 meters of detection range, respectively, with support for power over Ethernet.

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M8-Prime. Designed for industrial automation and mapping applications, the M8-Prime provides leading angular resolution of 0.033-0.132 degrees, captures 432,000 points per second of data and offers rugged performance and reliability. The M8-Prime is available in three versions—M8-Prime Core, M8-Prime Plus and M8-Prime Ultra, offering 35 meters, 53 meters and 70 meters of detection range, respectively.

All our M Series LiDAR sensors provide range accuracy of under 3 cm.

Our QORTEX 3D perception platform includes the following products:

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QORTEX DTC. QORTEX DTC is a central element of our Security and Flow Management Platform, enabling reliable and real-time tracking of people and vehicles for security and smart cities applications. The platform uses 3D perception algorithms to scan the visual field of view, analyze point cloud data and provide anonymized information on detected objects. QORTEX DTC generates a rich data set that includes location, direction, speed and type of objects detected. By leveraging a flexible application programming interface, or API, our customers, channel partners and application developers can build powerful analytics and business intelligence tools on top of QORTEX DTC.

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QORTEX MXP. QORTEX MXP is a software plug-in that enables the interoperability of QORTEX DTC with Milestone’s video management software system. The plug-in triggers events and alerts for perimeter security applications and also provides occupancy statistics for security and smart cities applications.

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QORTEX Insights. Quanergy Insights, scheduled for commercial release in 2023, is an analytics dashboard that provides real-time and historical occupancy analytics based on data gathered by our QORTEX People Counter solution. By combining our S3-2 LiDAR sensors with QORTEX People Counter and QORTEX Insights, users have a complete end to end occupancy analytics solution that can be used in smart cities applications to determine occupancy in offices, conference rooms and retail stores. QORTEX Insights uses widgets in a web browser to visually represent this data, and supports data exports to support additional external analysis.

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QORTEX Aware. Our QORTEX Aware software solution enables the creation of zoned areas of interest using our LiDAR sensors. In a stationary situation, when a defined zone has been breached, QORTEX Aware is capable of sending a signal to the end-user system to enable the next best action to be taken. On a mobile platform, such as an automated guided vehicle, these defined zones can be used for object detection and as part of a reliable collision prevention system as the automated guided vehicle navigates within its environment.

Historically, we have also sold the following S Series of LiDAR sensors, based on our 100% CMOS OPA technology:

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S3-2. The S3-2 is a two-beam solid state LiDAR designed for people counting and access control applications in the security and smart cities markets. The S3-2 embeds our QORTEX People Counter software onboard the sensor to enable powerful and efficient edge processing. Up to eight S2-2 sensors can be aggregated leveraging our Sensor fusion technology. Together with our software, the S3-2 delivers 98% detection accuracy, a compact design and ultra-high reliability. The S3-2 will be available in two narrow field of view (50 degrees) models—one for indoor and one for outdoor—and a wide field of view (100 degree) model for both indoor and outdoor use.

Our Customers and Partners

Within our IoT markets, we have sold approximately 7,300 sensors to-date to nearly 400 customers. Our channel and strategic partners in our IoT market include:

•	Security: QuantumIT and Securitas AB;

•	Smart Cities: Prime Secured, Digital Mortar and PARIFEX; and

•	Industrial Automation: Vecna Robotics, Inc.

In June 2021, we announced a new strategic collaboration with Sensata focused on helping us bring affordable LiDAR and 3D perception technologies to market. The collaboration will include Sensata providing insights to us on manufacturability, cost reduction, sourcing and go-to-market strategies. Sensata is also an investor in Quanergy.

We have received historical equity investments from other leading automotive participants, including Aptiv PLC, Daimler AG, Enterprise Holdings, Inc. and Samsung Electronics Co., Ltd.

Our Competitive Strengths

We believe the following competitive strengths distinguish us from our competitors and position us for continued leadership in enabling smart 3D perception:

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Industry Leading IoT Solution Performance. We believe our portfolio of LiDAR sensors and QORTEX 3D perception software offers our customers best-in-class performance and intelligence compared to incumbent vendors. For example, our M Series LiDAR offers up to three times the range, seven times the angular resolution and three times the accuracy of our top IoT LiDAR competitors, based on our analysis of publicly-available information. In addition, our QORTEX platform is an essential element of our IoT solution, turning high volumes of 3D spatial information into actionable, business-critical insights. These performance attributes are vitally important in mission-critical applications such as perimeter security at datacenters, oil and gas facilities, managing incoming and outgoing freight at the world’s busiest ports and optimizing passenger flows and experiences at some of the largest airports in the world.

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Accelerating Innovation Engine. During the past 18 months, we have embarked on a significant investment to accelerate our OPA development roadmap and expand our IoT solution portfolio, and these investments are yielding substantial returns. With regard to our OPA platform, we achieved 250 meters of detection range for 10% reflectivity dark target under bright sunlight conditions in June 2022. While we are now shifting our R&D resources to focus on a new higher resolution architecture, we believe these technical milestones have provided us with the technical foundation in silicon photonics needed to get to the performance levels relevant to the transportation industry.

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With respect to our IoT portfolio, we introduced 10 new products in 2021—including new sensor versions, new software applications, continuing the product introduction momentum established in 2020, highlighting a substantial increase over the four new products we introduced in 2019. We believe our accelerating pace of innovation serves as an important foundation to our future revenue growth.

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Balanced Business Model. Since our inception, we have been focused on democratizing the benefits of LiDAR and 3D perception across a diverse range of end-markets. Automotive is viewed by industry analysts to be the largest long-term market opportunity for LiDAR, but we believe it will take time for this market to develop, as product price-performance align with customer requirements. In the meantime, there are a wide array of large, established markets that are ideal targets for the automation and intelligence that LiDAR and 3D perception technologies enable, including security, smart cities and industrial automation. While many of our LiDAR competitors are focused largely or solely on the automotive market, we are pursuing a balanced growth strategy that allows for execution of IoT opportunities in the near- to mid-term, while unlocking opportunities for automotive in the mid- to long-term. We believe this balanced approach will allow us to build a more diversified base of customers and revenue, reduce our cash requirements and provide greater certainty of execution.

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World-Class Partners. We have partnered with over 50 enterprises, including with industry leaders in each of our target markets. Within the security sector, we have partnered with leaders such as Securitas AB, Genetec Inc. and Milestone Systems A/S. We believe these strategic relationships, who have recognized the strength and potential of our solutions open up potential avenues to market for our products and also serve as valuable sources of market insights. In the automotive market, we have received investments from some of the biggest automotive brands, including Aptiv PLC, Daimler AG, Enterprise Holdings, Inc., Samsung Electronics Co., Ltd. and Sensata. With respect to Sensata, we recently formed a new collaboration focused on accelerating time-to-market of our solid state LiDAR technology by leveraging Sensata’s portfolio, resources and global platform.

•	Experienced Management Team. Our senior management team averages over 25 years of industry experience, with proven success scaling high growth technology companies. Our CEO, Dr. Kevin

Kennedy, has over 40 years of experience, including leading large, publicly-traded companies. During the course of his career, Mr. Kennedy has completed over 100 mergers, acquisitions and divestitures. Our Chief Development Officer and Co-Founder, Dr. Tianyue Yu, has two decades of experience developing and commercializing imaging, photonic and 3D sensing technologies. Our CFO, Patrick Archambault, has extensive capital markets experience, having previously served as an equity research analyst for 17 years, including 13 years covering the automotive sector. We believe the tenure and expertise of our management team, including their experience operating publicly-traded companies, is a key advantage.

Our Growth Strategy

The following are key pillars of our growth strategy that we believe will enable us to establish a market leading position in the LiDAR and 3D perception market:

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Leverage and Expand Channels. We have established a network of approximately 50 channel and strategic partners with expertise and presence in each of our target end-markets. Our customers bundle our sensor and software solutions with various third-party products to deliver an integrated solution to our end customers. We plan to invest in leveraging and expanding our channel and strategic partner network to maximize our sales reach across industry verticals and geographic markets.

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Disrupt Existing Markets. We believe legacy LiDAR products and camera-based systems are both ripe for disruption by our LiDAR sensing and perception solutions. Legacy LiDAR products generally operate in 2D and are challenged with respect to range, outdoor performance and object classification. Camera-based systems are limited to 2D perception, capture personally identifiable information, such as facial recognition, have lower accuracy and often have a high total cost of ownership given their shorter range, requiring a large number of sensors to cover an area, driving the need for extensive and costly networking and installation. We plan to market the price-performance benefits of our advanced 3D LiDAR solutions to capture market share from legacy 2D approaches.

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Enter New Verticals. We have initially focused our product development and sales efforts on five vertical markets, including, security, smart cities, industrial automation and automotive. However, we see 3D perception and automation as common platform capabilities that can benefit a wide range of industry sectors, and we therefore see an attractive opportunity to expand our focus to include new vertical markets in the future, including consumer and retail. We plan to selectively enter new vertical markets—both organically, with partners and through acquisitions—to expand our addressable market and grow our revenues.

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Capture IoT Market Share. We have established a strong foothold in our IoT markets, building a base of nearly 400 customers and shipping approximately 7,100 sensors to date. We believe IoT applications are particularly well suited for our solutions, given the real-time, mission-critical nature of these workflows. Our M Series sensors, combined with our QORTEX perception software suite, offer our customers an industry-leading solution to add automation and intelligence capabilities to their IoT applications. We plan to invest sales and marketing resources in our IoT market to capitalize on our time-to-market and technology advantages and further expand our market presence.

Sales and Marketing

We sell our solutions globally through multiple channels to maximize our access to prospective customers. We have a sales force of 29 employees as of June 30, 2022. Our sales force is responsible for managing our sales pipeline, engaging with our channel partners and strategic partners and providing technical consultation throughout the customer sales cycle. Our channel partners include VARs, distributors and SIs. VARs resell our products to end users and also provide product support. Distributors supply VARs and SIs with our products. SIs typically build broader and more sophisticated systems for end users by integrating products from multiple vendors. As of June 30, 2022, we had a network of over 50 authorized channel and strategic partners. Our strategic partners provide us with market access and often bundle our products with their own to deliver integrated solutions to end users.

As of the end of September 2022, we have registered a $128 million sales pipeline of qualified commercial IoT opportunities, distributed across the Security (54%), Smart Spaces (39%) and Industrial (7%) segments. This pipeline reflects opportunities that are expected to be awarded and bookings recognized by the end of 2023.

We measure our sales pipeline at increasing levels of maturity. As of the end September 2022 we registered $27 million of Early Stage opportunities, $60 million of Mid Stage opportunities and $40 million of late stage or “Design-in” opportunities. An opportunity is in the Design-in stage when our solution has been selected by the account over other alternatives evaluated, has met all technical requirements and when commercial terms are being negotiated. Therefore, an opportunity in the Design-In stage has the highest probability of conversion to bookings.

We are an active participant in industry conferences, including the Modex and the Global Security Exchange, for example. We also sponsor periodic webinars to further educate partners and end users on the benefits of our solutions.

Research and Development

We believe that our success depends on our ability to provide the market with high quality LiDAR solutions that have a cost, performance and reliability advantage relative to other comparable solutions. In order to achieve this objective, we have made a considerable investment in research and development, amounting to $20.7 million in 2019, $15.4 million in 2020 and $17 million in 2021, representing 53%, 49% and 42% of our operating expenses, respectively. Personnel related costs are the largest driver of our research and development investment. As of June 30, 2022, our research and development team consisted of 57 employees. These employees are located in California, Texas, Oregon, Quebec and Ontario. Other key areas of our research and development investment include silicon development costs, research and development materials, consulting costs and expenses related to custom tools and supplies, including software.

We believe that research and development will remain our largest area of operating expenses for the foreseeable future, with a primary focus on the following activities:

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OPA LiDAR Development. Over the past two years, we have achieved substantial improvements in the detection range of our OPA module in outdoor, sunlit conditions using a single-emitter sensor, improving from 20 meters in June 2020 to 100 meters in January 2021, 160 meters in October 2021, 200 meters in December 2021 and 250 meters presently. These achievements were the result of new generations of our emitter and detector semiconductors and enhancement to our signal processing, optics and alignment processes. We plan to invest continued research and development resources to further extend the performance envelope of the OPA LiDAR system in resolution, field of view coverage, and frame rate, among other things, while staying in conformance with power and thermal requirements, to support product sampling to prospective automotive customers.

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Continued IoT Innovation. During 2021, we introduced 10 new products for the IoT market, ranging from new sensors, to new software capabilities, including for automated object detection and collision avoidance for industrial applications. We plan to continue our investments to expand our IoT portfolio in order to capitalize on our time-to-market advantage, capture share in large, established markets and deliver continued value to our channel partners and end users. Much of our new sensor product development efforts for the IoT segment will be focused on the industrial automation market, which is the largest LiDAR market today and where we see a significant opportunity to expand our presence.

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QORTEX Enhancements. We will continue to expand the capabilities and performance of our QORTEX 3D perception software platform by adding feature-specific modules to future version releases. Our software development will focus on enhancing our object detection, tracking and classification capabilities. For example, our software research and development team will continue to improve detection accuracy for people counting applications and to reduce the number of false positive alerts. For traffic flow analysis of both pedestrians and vehicles, we will continue to improve clustering and merging algorithms to allow the detection and tracking of large and small objects. Additionally, for classification, our development team will continue to collect large amounts of data to train perception and machine learning algorithms.

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Quality Assurance. We plan to invest research and development resources to strengthen quality assurance systems and accelerate new required certifications. We expect to design and build state-of-the-art automation test frameworks in order to meet stringent customer requirements. The development of automation processes and tests to reduce time-to-market and increase capacity and production yields requires research and development resources with unique skill sets and domain knowledge.

Manufacturing

For semiconductor wafer production, we utilize leading third-party providers. For manufacturing our LiDAR sensors, we utilize a hybrid manufacturing strategy that combines the best elements of in-house, precision manufacturing for new product introduction, with low-cost and scalable outsourced manufacturing for high volume production. This hybrid approach gives us the flexibility to respond to new market opportunities, simplifies our operations, balances scalability and quality control and reduces our capital expenditures.

For production of our M Series sensors, we have partnered with a leading global contract manufacturer. Our contract manufacturer partner is well equipped to meet our M Series capacity needs given its global scale and resources and expertise in high volume manufacturing.

We believe our in-house manufacturing capabilities and expertise are key competitive differentiators. Our manufacturing team has deep expertise in microelectronics fabrication and automation. Our manufacturing flow is implemented and controlled electronically using our proprietary Product Test Electronic Traveler software to help ensure defect free products. Our facility also includes calibration and final testing, enabling us to oversee the entire production process and provide high quality and reliable solutions.

We strive to meet the highest industry quality standards. We use proven stringent standards to qualify our third-party manufacturing and component suppliers that must meet the high quality and reliability standards required of our LiDAR sensors. We carefully qualify each of our partners and their processes before applying the technology practices to our products, including onsite training of their personnel. Our design and quality engineers work closely with our semiconductor fabrication and manufacturing partners in order to reduce our product costs and optimize our product quality.

Our Competition

The market for LiDAR and 3D perception solutions is highly competitive, rapidly evolving and at an early stage of development. Within this market, we face competition from focused providers of advanced LiDAR solutions, including Aeva Technologies, Inc., AEye, Inc., Innoviz Technologies Ltd., LeddarTech Inc., Luminar Technologies, Inc., Ouster, Inc., Velodyne Lidar, Inc. and Cepton Inc. We also face competition from established providers of LiDAR products designed for industrial markets, including SICK AG and Hokuyo Automatic Co., Ltd. In addition, we face competition from providers of alternative technologies to LiDAR-based sensing, including camera- and radar-based systems.

We believe that our solid state approach has been unique in the industry, as other advanced LiDAR sensor providers generally employ either MEMS or flash technologies. We also believe that our IoT sensor portfolio offers performance and total cost of ownership advantages over both established LiDAR providers and camera suppliers. However, many of our competitors have significant market share, diversified product lines, well-established supply and distribution systems, strong worldwide brand recognition, loyal customer bases and significant financial, marketing, research, development and other resources. In addition, several advanced LiDAR suppliers have introduced MEMS- or flash-based solutions that are promoted as having superior performance metrics in certain respects as compared to our OPA-based solution currently. If we are unable to continue enhancing the performance of our solid state product through the successful development of our high-resolution architecture, our prospective customers may choose to purchase competing technologies. In addition, several of our competitors have completed mergers and financings that have provided them with significant amounts of capital, and several of our competitors are publicly traded with access to the public capital markets.

We believe the principal competitive factors in the LiDAR and 3D perception market include the following:

•	the range, field of view and detection accuracy of LiDAR sensors;

•	the reliability of LiDAR sensors measured by MTBF;

•	the price of LiDAR sensors;

•	the accuracy, scale and intelligence of 3D perception software;

•	the ability to integrate sensors and software with third-party products;

•	market presence and breadth of channels;

•	customer design wins;

•	strategic partnerships;

•	access to capital; and

•	brand awareness and reputation.

We believe that we compete favorably with respect to most of these factors, including the technical attributes of our solutions. In particular, we believe that our IoT sensor performance, 3D perception software intelligence and balanced focus on the automotive and IoT markets distinguishes us from our competitors. However, we must make investments in order to further develop our market presence, customer base and brand.

Intellectual Property

Our success and ability to compete effectively depends in part on our ability to protect our proprietary technology and to establish and adequately protect our intellectual property rights. To establish and protect our proprietary rights, we rely upon a combination of patent, copyright, trade secret and trademark laws and contractual restrictions such as confidentiality agreements, licenses and intellectual property assignment agreements. We maintain a policy requiring our employees, contractors, consultants and other third parties to enter into confidentiality and proprietary rights agreements to control access to our proprietary information. These laws, procedures and restrictions provide only limited protection, and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Furthermore, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States, and we therefore may be unable to protect our proprietary technology in certain jurisdictions.

We have 25 issued patents and two pending patent applications. Our issued patents begin expiring in 2034. Approximately 80% of our issued and pending patents relate to our proprietary OPA architecture and related firmware and software. We continue to review our product development and R&D efforts to assess the existence and patentability of new intellectual property.

Government Regulation

We adhere to, support and comply with all government regulatory and applicable laws that impact the way we do business and design, manufacture, sell and service of our products.

As a LiDAR technology company, we are subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the U.S. Food and Drug Administration (“FDA”). Electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure. Manufacturers are required to certify in product labeling and reports to the FDA that their products comply with applicable performance standards and requirements, and maintain manufacturing, testing and distribution records for their products. Furthermore, we are also subject to similar internationally harmonized standards and regulations governing the safe use of laser products. Based upon successful evaluations of the applicable laser products, followed by written attestation by international third-party certification agencies, manufacturers are required to create Self Declarations of Compliance (“SDOC”) of their products to such regulations, and label their products accordingly.

Our products are also subject to U.S. and foreign trade and customs product classifications, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to countries, governments and persons targeted by U.S. sanctions. Similarly, we are also subject to sourcing regulations, such as the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the EU Conflict Minerals Regulation 2017/821, that will require us to carefully monitor our supply chain. The implementation of these requirements could adversely affect the sourcing, availability and pricing of the materials that may be used in the manufacture of components used in our products.

We protect people, property and the environment through our product regulatory practices. We are committed to the safety of our employees, customers, partners and anyone else who encounters our product. Our product design, engineering and quality control teams incorporate regulatory and safety compliance into the product regulatory lifecycle to ensure that we deliver the highest quality products to our customers.

Our customers may use our products in applications that are regulated and/or subject to industry standards. Such applications require that our products comply with applicable regulations and standards, including, but not limited to, functional safety, cybersecurity, product safety and product performance standards. Certain foreign markets also continue to develop their own respective standards to define deployment requirements for higher levels of autonomy in jurisdictions relevant to us.

Like all companies operating in similar industries, we are subject to environmental regulation, including water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; and the remediation of environmental contamination. Compliance with these laws, rules and regulations may include permits, licenses and inspections of our facilities and products.

Finally, our operations are subject to various federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. We are subject to the requirements of the federal Occupational Safety and Health Act, as amended, and comparable state laws that protect and regulate employee health and safety.

Legal Proceedings

From time to time, we are involved in legal proceedings arising in the ordinary course of our business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters.

In August 2016, Velodyne alleged patent infringement and threatened litigation against us. In response, we filed a complaint in the Northern District of California seeking a declaratory judgment of non-infringement of Velodyne’s patent. Velodyne filed its answer and counterclaim for infringement of its patent and we filed our answer on January 16, 2017. In October 2017, the court issued a claim construction order construing eight terms in Velodyne’s patent. In November 2017, we filed two petitions for inter partes review (“IPR”) before the Patent Trial and Appeal Board at the U.S. Patent and Trademark Office (“PTAB”), asserting that all asserted claims of Velodyne’s patent are invalid over prior art. In January 2018, the court granted a stipulation filed by the parties, staying the district court litigation until the patent office decided whether to grant or deny our pending petitions. In March 2018, Velodyne filed its responses to both of the Company’s petitions. In May 2018, the PTAB instituted both IPRs on all petitioned claims and issued Final Written Decisions finding all petitioned claims are not invalid. We petitioned for rehearing in June 2019, which the PTAB denied in May 2020, Quanergy filed an appeal to the Court of Appeals for the Federal Circuit (“CAFC”) for each IPR (consolidated as docket no. CAFC-20-2070). Oral argument was held on July 7, 2021. On February 4, 2022, the CAFC affirmed the decision of the PTAB.

Our Employees

We are focused on hiring, training, and retaining exceptional talent. As of June 30, 2022, we had a total of 141 full-time employees, including 57 engaged in research and development, and 100 of our employees were based at our headquarters in Sunnyvale, CA. We have not experienced any work stoppages, and we consider our relationship with our employees to be good.

Our Facilities

Our corporate headquarters is located in Sunnyvale, CA, where we lease approximately 28,000 square feet pursuant to a lease extension that expires in August 2023. We also lease and occupy approximately 1,200 square feet of office space in Ontario, Canada, and 1,450 square feet of office space in Shanghai, China. We believe that our current facilities are adequate to meet our current needs.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers and their ages as of June 30, 2022 are as follows:

(1)Name	Age	Position(s)
Executive Officers
Kevin J. Kennedy	66	Chief Executive Officer and Chairman of the Board of Directors
Tianyue Yu	47	Chief Development Officer, Co-Founder and Director
Patrick Archambault	49	Chief Financial Officer
Enzo Signore	60	Chief Marketing Officer
Brad Sherrard	55	Chief Revenue Officer
Jerry Allison	54	General Counsel and Corporate Secretary
Kevin Amiri	59	SVP of Operations
Lori Sundberg	58	Chief Human Resources Officer

Non-Employee Directors
Jim DiSanto	60	Director
Karen C. Francis	59	Director
Tamer Hassanein	36	Director
Lisa Kelley	55	Director
Thomas M. Rohrs	70	Director

Executive Officers

Kevin J. Kennedy. Kevin Kennedy has served as our Chief Executive Officer since February 8, 2022. Mr. Kennedy served as Legacy Quanergy’s Chief Executive Officer and Chairman from March 2020 until the Closing. From July 2018 through March 2020, Mr. Kennedy was a senior managing director at Blue Ridge Partners, a revenue growth consulting firm. From January 2009 to October 2017, Mr. Kennedy served as President, Chief Executive Officer and member of the board of directors of Avaya Inc., a cloud communications company. In January 2017, Avaya Inc. filed a Chapter 11 restructuring plan with the U.S. Bankruptcy Court for the Southern District of New York. Avaya Inc. successfully restructured its debt and emerged as a public company. Prior to Avaya Inc., Mr. Kennedy was Chief Executive Officer of JDS Uniphase Corporation, an optical and communications equipment manufacturer, from 2003 to 2008, also serving as JDS Uniphase Corporation’s President from 2004 to 2008. Previously, Mr. Kennedy spent nearly eight years at Cisco Systems, Inc. and 17 years at Bell Laboratories Inc. Kennedy also currently serves on the board of directors of KLA Corporation, Maxeon Solar Technologies Ltd. and Digital Realty Trust, Inc. In 1987, Mr. Kennedy was a Congressional Fellow to the U.S. House of Representatives on Science, Space and Technology. In January 2011, Mr. Kennedy was appointed to the President’s National Security Telecommunications Advisory Committee by former President Obama. Mr. Kennedy holds a B.S. in engineering from Lehigh University in Pennsylvania, as well as M.S. and Ph.D. degrees in engineering from Rutgers University. We believe Mr. Kennedy is qualified to serve as a member of our board of directors as a result of his experience on the boards of directors of several public companies and that Mr. Kennedy offers our board of directors a deep understanding of corporate governance matters.

Tianyue Yu. Tianyue Yu has served as our Chief Development Officer since February 8, 2022. Dr. Yu co-founded Legacy Quanergy in 2012 and served as Legacy Quanergy’s Vice President of Products from February 2014 to May 2018, and Chief Technology Officer from May 2018 to February 2020 and served as Chief Development Officer from February 2020 until the Closing. Dr. Yu is responsible for Quanergy’s technology architecture, product design and engineering execution to advance technology innovation and ensure successful implementation of the product roadmaps. From 2009 to 2010, Dr. Yu served as Senior Scientist of

Nanosolar, Inc., a developer of solar power technology. Prior to that, Dr. Yu spent six years at Affymetrix, Inc. as Manager, System Integration from July 2006 to December 2008 and as a staff scientist from January 2003 to July 2006. Dr. Yu holds a B.S. in Chemical Physics from the University of Science and Technology of China and a Ph.D. with concentration in nanotechnology from Cornell University. We believe that Dr. Yu is qualified to serve as a member of our board of directors due to the perspective and experience she brings as Legacy Quanergy’s co-founder.

Patrick Archambault. Patrick Archambault has served as our Chief Financial Officer since February 8, 2022. Mr. Archambault served as Legacy Quanergy’s Chief Financial Officer from July 2019 until the Closing, having previously served as Legacy Quanergy’s Vice President of Finance from November 2017 to July 2019 and Director of Strategic Financial Planning from October 2016 to October 2017. Before joining Legacy Quanergy he was vice president in the global investment research division at Goldman Sachs where he spent 17 years with roles in Latin America equity strategy and covering the US auto industry. He also spent time at Credit Lyonnais in Brazil and at Development Aid from People to People doing social development work in Angola. Mr. Archambault holds a Master’s degree in International Finance and Business from Columbia University’s School of International and Public Affairs as well as a Bachelor of Arts in political science and philosophy from the University of Western Ontario.

Enzo Signore. Enzo Signore has served as our Chief Marketing Officer since February 8, 2022. Mr. Signore served as Legacy Quanergy’s Chief Marketing Officer from July 2019 until the Closing. From April 2017 to July 2019, Mr. Signore served as Chief Marketing Officer of FixStream Network, Inc., an AI software company. From 2014 to February 2017, Mr. Signore served as Chief Marketing Officer of 8x8, Inc., a provider of Voice over IP products; from 2010 to 2014 he served first as Vice President, Product Management and then as Vice President, Worldwide Enterprise Solutions & Field Marketing of Avaya Inc.; and from 2004 to 2010 he held several roles at JDS Uniphase Corporation. Prior to joining JDS Uniphase Corporation, Mr. Signore held roles at Cisco Systems Inc., ISOCOR Inc. and Retix Inc. Mr. Signore holds a M.S. in electronic engineering from Politecnico di Torino, Italy.

Brad Sherrard. Brad Sherrard has served as our Chief Revenue Officer since February 8, 2022. Mr. Sherrard served as Legacy Quanergy’s Chief Revenue Officer from October 2020 until the Closing. From December 2019 to October 2020, Mr. Sherrard was Executive Vice President, General Manager IoT Solutions of Sensera, Inc., a sensor and modules manufacture company, having previously served as Sensera’s Executive Vice President Sales from July 2018 to December 2019. From 2004 to April 2018, Mr. Sherrard held numerous roles at u-blox Americas, a semiconductor and module manufacturer, most recently serving as Senior Vice President Sales from 2014 to April 2018. Mr. Sherrard also previously held roles with Roadpost USA Inc., Stratos, Inc., Magellan Navigation, Inc., Sabritec Incorporation and ITT Inc. in varying business development roles. Mr. Sherrard holds a B.S. in Electrical Engineering from the University of California-Irvine and a M.B.A. from Pepperdine University.

Jerry Allison. Jerry Allison has served as our General Counsel and Corporate Secretary since August 2021. Prior to joining Quanergy, Mr. Allison served as Deputy General Counsel of Array Technologies, Inc. from December 2020 to June 2021. From 1998 to 2019, Mr. Allison held multiple roles of increasing responsibility at Amkor Technology, Inc., serving most recently as Senior Vice President, Assistant General Counsel & Assistant Secretary from 2010 to 2019. Mr. Allison holds a B.S. in Economics from the University of Arizona and a J.D. from the University of Pittsburgh School of Law.

Kevin Amiri. Kevin Amiri has served as our SVP of Operations since November 29, 2021. Prior to joining Quanergy, Mr. Amiri served as the Vice President of Operations at Crocus Technology from March 2018 to November 2021. Before joining Crocus Technology, Mr. Amiri served as Vice President of Operations at Core Brands from 2015 to 2018. Mr. Amiri has also served as Director Strategic Sourcing & Supply at Lumentum from 2007 to 2013; Executive Director R&D Operations at MMC Technology from 2005 to 2007; Vice President, Operations at FormFactor from 2003 to 2005; and Vice President, Manufacturing & CIO at Chahaya Optronics from 2001 to 2002. Mr. Amiri holds a B.S. in Computer Science & Mathematics from California State University-East Bay.

Lori Sundberg. Lori Sundberg has served as our Chief Human Resources Officer since June 6, 2022. Ms. Sundberg also currently sits on the board of Shoals Technologies Group, Inc. Prior to joining Quanergy, Ms. Sundberg was the Executive Vice President and Chief Human Resources Officer for Western Digital Corporation from February 2018 to September 2021. Before joining Western Digital, Ms. Sundberg served as SVP, Global Human Resources at Jacobs, a global provider of technical, professional and construction services from April 2013 to September 2017. Ms. Sundberg has also served as SVP, Human Resources and Ethics at Arizona Public Services Company, the largest electric utility in Arizona, and advanced through a series of HR leadership roles at American Express. Ms. Sundberg holds a B.S. in Business Management from Brigham Young University.

Non-Employee Directors

Jim DiSanto. Jim DiSanto has served as a member of our board of directors since February 8, 2022. Mr. DiSanto served on the board of directors of Legacy Quanergy from 2013 to 2015 and from November 2018 to the present. Mr. DiSanto is the co-founder and Managing Partner of Motus Ventures, an early stage venture capital firm funding businesses focusing on AI, Robotics and IoT, where he has served since July 2012. Prior to Motus, Mr. DiSanto formed extensive executive and technical level relationships with auto OEMs, T1 suppliers, logistics firms, global industrials, fleet management providers, telecommunications operators and suppliers, university and government research organizations, and more as an entrepreneur in residence at Asset Management Ventures from 2011 to 2012 and as Chairman and CEO of KonaWare, Inc. from 2004 to 2008. Prior to KonaWare Mr. DiSanto served as VP Business and Corporate Development and as a Director of Simplexity Wireless from 1999 to 2003. Mr. DiSanto previously served as Board Director and General Manager of Digisec/Yamei Electronics (Beijing PRC) from 2008 to 2012. Mr. DiSanto holds B.S. degrees in Aerospace Engineering and Computer Engineering from the University of Michigan as well as an M.B.A. from Stanford University. We believe that Mr. DiSanto is qualified to serve as a member of our board of directors due to his extensive experience managing companies and his years of deep industry relationships.

Karen C. Francis. Karen Francis has served as a member of our board of directors since February 8, 2022. Ms. Francis has served on the board of directors of Legacy Quanergy from September 2018 to December 2019 and from September 2021 to the present. Ms. Francis has served as a member of the board of directors of Polestar since June 2022, TuSimple Holdings Inc. since February 2021 and as the Chair of the board of directors of Vontier Corporation, a spinoff from Fortive Corporation focused on mobility and transportation businesses, since its spin-off in 2020. From December 2016 to November 2019, Ms. Francis served on the board of directors of Telenav, Inc., where she served as lead independent director, chair of the Compensation Committee and a member of the Nominating and Governance Committee of Telenav, Inc. Prior to that, she served as a director of The Hanover Insurance Group, Inc. from May 2014 to May 2017 and AutoNation, Inc. from February 2016 to April 2018. In addition, Ms. Francis serves as Senior Advisor to TPG Capital and is an independent director for private equity and venture capital funded companies in Silicon Valley, including Metawave, Nauto and Wind River. Ms. Francis served as Chief Executive Officer of AcademixDirect, Inc., a technology innovator in education, from 2009 to 2014 and as its Executive Chairman from 2009 to 2017. From 2004 to 2007, Ms. Francis was Chairman and Chief Executive Officer of Publicis & Hal Riney, based in San Francisco and part of the Publicis global advertising and marketing network. From 2001 to 2002, she served as Vice President of Ford Motor Company, where she was responsible for the corporate venture capital group, as well as global e-business strategies, customer relationship management and worldwide export operations. From 1996 to 2000, Ms. Francis held several positions with General Motors, including serving as General Manager of the Oldsmobile Division. Ms. Francis was selected to serve on our board of directors due to her experience as a Chief Executive Officer, director, strategic advisor and investor with a deep knowledge of corporate governance and a strong track record of successfully building companies and businesses across multiple industries and sizes. Ms. Francis also serves as Chair of the Compensation & Management Development Committee for Vontier.

Tamer Hassanein. Tamer Hassanein has served as a member of our board of directors since February 8, 2022. Mr. Hassanein served on the board of directors of Legacy Quanergy from 2014 to September 2018 and from March 2020 to the present. Mr. Hassanein has served as a General Partner of Rising Tide, an early-stage Silicon Valley-based venture capital firm, since November 2011. Mr. Hassanein also currently serves as President and Chief Executive Officer of Timeline.com, Inc., a media company, a role he has held since November 2013. Mr. Hassanein previously served as President of Fuel Powered, Inc. from 2011 to 2012 and as Monetization Guru and founding team member of Zong, Inc, from 2007 through its acquisition by PayPal in 2011. Mr. Hassanein was also the co-founder of Foghorn Games LLC which was acquired by Playsino in 2012. Mr. Hassanein is an advisor and seed investor in AxiomZen, the venture studio that launched Dapper Labs, ZenHub, Toby, and Routific. He has invested in 75+ early stage companies in the Deep Tech, Fin Tech, Healthcare, Gaming, and Blockchain industries. Mr. Hassanein holds a B.S. in Business Administration from the University of San Diego. We believe that Mr. Hassanein is qualified to serve as a member of our board of directors due to his extensive management experience across several industries and his past service on boards of directors.

Lisa Kelley. Lisa Kelley has served as a member of our board of directors since August 2, 2022. Ms. Kelley currently provides board governance and fractional CFO services through Floating Interest Corporation and Board Developer, Inc. Previously, Ms. Kelley was the VP of Global Logistics at Avnet, Inc. from 2014 to April 2019. Ms. Kelley joined Avnet as the Chief Audit Executive leading risk management strategy and establishing global audit practice in trade compliance, anti-corruption and data privacy/cyber-security in 2014. Prior to joining Avnet in 2014, Ms. Kelley was in several senior leadership roles at Asurion, primarily service as the Group CFO for Asurion Global Supply Chain, Customer Care & Program Management from 2005 to 2014. Before joining Asurion, Lisa was the Chief Accounting Officer for Brightpoint Inc. From 1992 through 2003, Ms. Kelley had varied roles with Plexus Corp., including Vice-President of Corporate Development, Vice-President of Finance, Corporate Controller and Treasurer. Ms. Kelley has six years of public accounting experience, is a Certified Public Accountant and Certified Management Accountant. Lisa currently serves on three private company boards (BIOLIFE4D CORPORATION, Barron Lighting Group and Project 2121), a not-for-profit board (Arizona Sustainability Alliance) and numerous professional boards including, chair of the Association of International Certified Professional Accountants (“AICPA”) Joint Trial Board, past member of the AICPA Board of Trustees, and past-chair of Tennessee State University Accounting Advisory Board. Ms. Kelley holds a B.S. in Accounting from Lakeland University and an M.B.A from the University of Wisconsin—Oshkosh.

Thomas M. Rohrs. Thomas Rohrs has served as a member of the board of directors since February 8, 2022. Mr. Rohrs has served on the board of directors of Legacy Quanergy since January 2020. Mr. Rohrs has served as Executive Chairman and director of Ichor Systems, Inc., a semiconductor component manufacturing company, since February 2012 and previously served as Chief Executive Officer from September 2014 through January 2020. Prior to Ichor, Mr. Rohrs served as Chief Executive Officer and Chairman of Skyline Solar Inc. from 2010 to 2012 and Electroglas, Inc. from 2006 to 2009. Mr. Rohrs also served as Senior Vice President of Global Operations and a member of the Executive Committee for Applied Materials, Inc. from 1997 to 2002 and as Vice President of Worldwide Operations for Silicon Graphics, Inc. from 1992 to 1997. Mr. Rohrs currently serves on the board of directors of Advanced Energy Industries, Inc. and Intevac, Inc. Mr. Rohrs previously served on the board of directors of Magma Design Automation, Inc., Ultra Clean Technologies Corp. and Vignani Technologies PvT Ltd. Mr. Rohrs holds a B.S. in mechanical engineering from the University of Notre Dame and an M.B.A. from the Harvard Business School. We believe that Mr. Rohrs is qualified to serve as a member of our board of directors due to his extensive experience managing companies and his past service on boards of directors.

Family Relationships

As of the date of this prospectus, there are no family relationships among any of our directors or executive officers.

Board Composition

Our business and affairs are organized under the direction of our board of directors. Our board of directors meets on a regular basis and additionally as required.

In accordance with the terms of our Bylaws, our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors consists of eight members. In accordance with our Charter, our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:

•	the Class I directors are Kevin Kennedy, Tianyue Yu and Jim DiSanto, and their terms will expire at the annual meeting of stockholders to be held in 2023;

•	the Class II directors are Tamer Hassanein, Lisa Kelley and Thomas Rohrs, and their terms will expire at the annual meeting of stockholders to be held in 2024; and

•	the Class III director is Karen Francis, and their term will expire at the annual meeting of stockholders to be held in 2025.

As nearly as possible, each class will consist of one-third of the directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

Our board of directors undertook a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors determined that none of the directors, other than Mr. Kennedy, Ms. Yu and Mr. Hassanein, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of Mr. DiSanto, Mr. Rohrs, Ms. Kelley and Ms. Francis is “independent” as that term is defined under the NYSE listing standards. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with Quanergy and all other facts and circumstances our board of directors deems relevant in determining their independence, including the beneficial ownership of our securities by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”

Board Leadership Structure

Our board of directors is chaired by Mr. Kennedy, our Chief Executive Officer. In such role, Mr. Kennedy has authority, among other things, to call and preside over board of directors meetings, to set meeting agendas and to determine materials to be distributed to the board of directors. Our board of directors believes that combining the positions of Chief Executive Officer and Chairman of Board helps to ensure that our board of directors and management act with a common purpose and that separating the positions of Chief Executive Officer and Chairman of the Board has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken the ability to develop and implement strategy. Instead, our board of directors believes that combining the positions of Chief Executive Officer and Chairman of the Board provides a single, clear chain of command to execute its strategic initiatives and business plans. In addition, our board of directors believes that a combined Chief Executive Officer/Chairman of the Board is better positioned to act as a bridge between management and our board of directors, facilitating the regular flow of information.

We do not have a lead independent director. Messrs. DiSanto, Hassanein and Rhors and Mses. Francis and Kelley serve as independent directors who provide active and effective oversight of our strategic decisions. Our board of directors has determined that the leadership structure of our board of directors will permit our board of directors to fulfill its duties effectively and efficiently and is appropriate given the size and scope of Quanergy and our financial condition.

Role of Our Board of Directors in Risk Oversight/Risk Committee

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, the board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee also assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Committees of the Board of Directors

Our board of directors includes an audit committee, compensation committee and nominating and corporate governance committee. The board of directors has adopted a charter for each of these committees, which complies with the applicable requirements of current SEC and NYSE rules. Copies of the charters for each committee are available on the investor relations portion of our website.

Audit Committee

The audit committee consists of Mr. DiSanto, Ms. Kelley and Mr. Rohrs, each of whom our board of directors has determined satisfies the independence requirements under NYSE listing standards and Rule 10A- 3(b)(1) of the Exchange Act. The chair of the audit committee is Ms. Kelley. Our board of directors has determined that each of Ms. Kelley and Mr. Rohrs is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors examined each audit committee member’s scope of experience and the nature of their employment.

The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to the corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee the independent registered public accounting firm. Specific responsibilities of the audit committee include:

•	helping the board of directors oversee corporate accounting and financial reporting processes;

•	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit the financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related person transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

The compensation committee consists of Mr. DiSanto, Ms. Francis and Mr. Rohrs. The chair of the compensation committee is Mr. Rohrs. Our board of directors has determined that each member of the compensation committee is independent under the NYSE listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee include:

•	reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;

•	administering the equity incentive plans and other benefit programs;

•

reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Ms. Francis and Mr. Rohrs. The chair of the nominating and corporate governance committee is Ms. Francis. Our board of directors has determined that each member of the nominating and corporate governance committee is independent under the NYSE listing standards.

Specific responsibilities of the nominating and corporate governance committee include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the board of directors;

•	considering and making recommendations to the board of directors regarding the composition and chairmanship of the committees of the board of directors;

•	developing and making recommendations to the board of directors regarding corporate governance guidelines and matters; and

•	overseeing periodic evaluations of the performance of the board of directors, including its individual directors and committees.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has ever been an executive officer or employee of the Company. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of our board of directors or compensation committee.

Code of Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is be available at the investors section of our website at https://quanergy.com/about/investors/.

Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on our website to the extent required by applicable rules and exchange requirements. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Limitation on Liability and Indemnification of Directors and Officers

Our Charter limits a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We plan to maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Charter and Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

As used in this section, “we,” “us,” “our” or “Company” refers to Legacy Quanergy prior to the closing of the Business Combination and to Quanergy Systems, Inc. (f/k/a CITIC Capital Acquisition Corp.) following the closing the Business Combination. All unit counts in this section are shown on a pre-Business Combination basis.

Our named executive officers, including our principal executive officer and the next two most highly compensated executive officers, as of December 31, 2021, were:

•	Kevin Kennedy, Quanergy’s Chief Executive Officer.

•	Bradley Sherrard, Chief Revenue Officer.

•	Enzo Signore, Chief Marketing Officer.

Summary Compensation Table

The following table presents all of the compensation awarded to or earned by or paid to our named executive officers during the year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		Total ($)
Kevin Kennedy	2020	198,125	(2)	214,000	(3)	5,659,341		209,871	150,000	(4)	6,431,337
Chief Executive Officer	2021	300,000		300,000	(5)	7,143,402					7,743,402
Bradley Sherrard	2020	48,257	(6)			1,254,330	(7)(8)		4,211	(7)(9)	1,306,798
Chief Revenue Officer	2021	284,324		55,000	(10)	2,475			23,839	(7)(11)	365,638
Enzo Signore	2020	201,500				2,108,415		169,390	15,754	(7)(13)	2,495,059
Chief Marketing Officer	2021	237,500				9,357	(7)(12)		27,982	(7)(13)	274,839

(1)

Amounts reported represent the aggregate grant date fair value of stock options and stock awards granted to such named executive officers and have been computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of stock options issued during the fiscal year ended December 31, 2021, are set forth in Note 14, Stock Based Compensation, to our consolidated financial statements included elsewhere in this prospectus. This amount does not reflect the actual economic value that may be realized by the named executive officer. The incremental fair value of the repriced options as further discussed below under “April 2020 Option Repricing” are as follows: Kevin Kennedy ($209,871), and Enzo Signore ($169,390).

(2)	Mr. Kennedy joined us in March 2020 and his salary reflects pro rata amount earned in 2020.
(3)	Reflects one-time $64,000 sign on bonus, and $150,000 discretionary bonus with respect to 2020 services.
(4)	Paid pursuant to the achievement of corporate and individual goals as set forth in Mr. Kennedy’s offer letter, as described further below under “Agreements with Named Executive Officers.”
(5)

Amount represents the bonus paid to Mr. Kennedy pursuant to the terms of his offer letter and in the discretion of the Company’s board of directors based on individual and corporate performance. At Mr. Kennedy’s election, this bonus was paid 50% in cash and 50% in the Company’s common stock, as described further below under the section titled “—Performance Bonus Opportunity.”

(6)	Mr. Sherrard joined us in October 2020 and his salary reflects pro rata amount earned in 2020.
(7)

As further described in the section titled “Non-Equity Incentive Plan Compensation” below, either all or a portion of this awards was paid based on the achievement of certain Company billings, Company revenue, and regional revenue goals, as provided in the Sales Incentive Plan, which is described further below under “Agreements with Named Executive Officers.”

(8)

$1,596 of the amount disclosed represents the restricted stock units granted as a bonus under the terms of the Company Sales Incentive Plan, as described further below under the sections titled “—Equity Based Incentive Awards” and “—Agreements with Named Executive Officers.”

(9)

Amount disclosed represents $2,608 in cash commission and $1,603 in cash bonus received under the terms of the Company Sales Incentive Plan, as described further below under the sections titled “—Non-Equity Incentive Plan Compensation,” and “—Agreements with Named Executive Officers.”

(10)	Amount disclosed represents a discretionary bonus related to Mr. Sherrard’s 2021 performance, as determined by our board of directors.
(11)

Amount disclosed represents the cash commission received under the terms of the Company Sales Incentive Plan, as described further below under the sections titled “—Non-Equity Incentive Plan Compensation,” and “—Agreements with Named Executive Officers.”

(12)

Amount disclosed represents the restricted stock units granted as a bonus under the terms of the Company Sales Incentive Plan, as described further below under the sections titled “—Equity Based Incentive Awards” and “—Agreements with Named Executive Officers.”

(13)

Amount disclosed represents the cash bonus received under the terms of the Company Sales Incentive Plan, as described further below under the sections titled “—Non-Equity Incentive Plan Compensation,” and “—Agreements with Named Executive Officers.”

Narrative to the Summary Compensation Table

Annual Base Salary

The compensation of our named executive officers is generally determined and approved by our board of directors. The base salaries of each of our named executive officers are described below under the subsection titled “—Employment Agreements with our Named Executive Officers.”

Performance Bonus Opportunity

In addition to his base salary, pursuant to the terms of his offer letter, Mr. Kennedy is eligible to receive an annual performance-based cash bonus, which is designed to provide appropriate incentives to Mr. Kennedy to achieve defined corporate and individual goals, and to reward Mr. Kennedy for the achievement of such goals. The annual performance-based bonus Mr. Kennedy is eligible to receive is generally based on the extent to which the corporate and individual goals established by our board of directors are achieved. At the end of each year, the board of directors reviews performance against each goal and determines the extent to which they were achieved.

Mr. Kennedy’s 2021 performance target bonus was 100% of his then-current base salary of $300,000. In determining Mr. Kennedy’s 2021 bonus, in March of 2022, our board of directors identified and considered a number of corporate and individual performance factors and, in its discretion, determined that Mr. Kennedy should receive a 100% payout of his 2021 target bonus. Mr. Kennedy elected to receive his 2021 bonus in 50% cash and 50% Company common stock. The portion of Mr. Kennedy’s bonus payable in common stock is described further below under the section titled “—Equity Based Incentive Awards.”

Based upon his performance during year ended December 31, 2021, the board of directors awarded Mr. Sherrard a one-time $55,000 cash bonus.

April 2020 Option Repricing

In April 2020, we amended certain outstanding options, including options held by Messrs. Kennedy and Signore, which were “underwater”, meaning the exercise price per share of these options was greater than the current fair market value of our common stock. The amendment reduced the exercise price per share of such options to $255.00, the fair market value of our common stock as determined by our board of directors on the date of the repricing. We believe that repricing these options was in the best interest of the Company, in order motivate the optionholders to continue to provide services to the Company and to work towards our success. Messrs. Kennedy’s and Signore’s repricings are further discussed below under “Agreements with Quanergy’s Named Executive Officers.”

Non-Equity Incentive Plan Compensation

Pursuant to the terms of the Sales Incentive Plan, as described further below under the section titled “—Agreements with Quanergy’s Named Executive Officers,” and based on the achievement of certain pre-determined performance measures set forth in the Sales Incentive Plan, Mr. Sherrard received a commission in the amount of $2,608 for 2020 and $23,839 for 2021 and a bonus in the amount of $3,199 for 2020, approximately 50% of which was paid in cash and 50% of which was paid in restricted stock units, as described further below in the section titled “Equity-Based Incentive Awards.” Mr. Sherrard did not receive a bonus under the Sales Incentive Plan for 2021.

Pursuant to the terms of the Sales Incentive Plan, as described further below under the section titled “—Agreements with Quanergy’s Named Executive Officers,” and based on the achievement of certain pre-determined performance measures set forth in the Sales Incentive Plan, Mr. Signore received a bonus in the amount of $15,754 for 2020 and $37,339 for 2021. For 2020, the entire amount was paid in cash, and for 2021 seventy-five percent was paid in cash (equaling $27,982) and twenty-five percent of which was paid in restricted stock units (equaling $9,357), as described further below in the section titled “Equity-Based Incentive Awards.”

April 2021 Restricted Stock Unit Amendment

In April 2021, we amended all our outstanding and unvested restricted stock units, including restricted stock units held by our named executive officers. The amendment revised the time-based vesting schedule of the restricted stock units from monthly vesting to quarterly vesting on February 15, May 15, August 15, and November 15 of the applicable year. The amendment did not make any changes to any liquidity vesting requirements or other terms of the restricted stock units.

Equity-Based Incentive Awards

Our equity-based incentive awards are designed to alight our interests and those of our stockholders with those of our employees, including our executive officers. The board of directors or an authorized committee thereof is responsible for approving equity grants.

Prior to this offering, we have granted stock options and restricted stock units pursuant to our 2013 Equity Incentive Plan (the “2013 Plan”). Following this offering, we will grant equity awards under the terms of our 2022 Equity Incentive Plan. The terms of our equity plans are described below under the subsection titled “—Equity Incentive Plans.”

In March 2021, our board of directors granted restricted stock units under our 2013 Plan to Mr. Kennedy, representing 54,860 shares of our Common Stock, and to Mr. Sherrard, representing 19 shares of our Common Stock. These restricted stock units vested subject to both a time based and a liquidity event vesting requirement. The time-based vesting requirement was satisfied on the date of grant. The liquidity-event requirement was deemed to have occurred on the completion of the Business Combination.

In February 2022, the Compensation Committee of our board of directors granted restricted stock units under our 2022 Plan to Mr. Kennedy, representing 53,348 shares of our Common Stock; to Mr. Signore, representing 7,759 shares of our Common Stock; and to Mr. Sherrard, representing 7,759 shares of our Common Stock. Subject to each of the foregoing named executive officer’s continuous service with the Company, each restricted stock unit vests in equal quarterly installments over a three-year period from the date of grant.

In August 2022, the Compensation Committee of our board of directors granted restricted stock units under our 2022 Plan to Mr. Kennedy, representing 7,500 shares of our Common Stock; to Mr. Signore, representing 5,000 shares of our Common Stock; and to Mr. Sherrard, representing 5,000 shares of our Common Stock. Subject to each of the foregoing named executive officer’s continuous service with the Company, each restricted stock unit vests in two equal installments on each of November 15, 2023 and November 15, 2024, respectively.

In recognition of Mr. Kennedy’s and the Company’s performance during fiscal year ended December 31, 2021, Mr. Kennedy received his full performance bonus, equal to $300,000, as described further above in the section titled “—Performance Bonus Opportunity.” Mr. Kennedy elected to receive 50% of this bonus in shares of the Company’s Common Stock, and was granted 6,637 shares of our Common Stock on March 19, 2022 pursuant to this election. The number of shares of Common Stock granted to Mr. Kennedy was equal to $150,000, divided by the Company’s price per share as of the date of grant.

Pursuant to the terms of the Sales Incentive Plan, as described further below under the section titled “—Agreements with Quanergy’s Named Executive Officers,” in March 2021, our board of directors granted restricted stock units under our 2013 Plan representing 50% of the 2020 $3,199 bonus received by Mr. Sherrard under such Sales Incentive Plan, which equaled 19 shares of our common stock. These restricted stock units vested subject to both a time based and a liquidity event vesting requirement. The time-based vesting requirement was satisfied on the date of grant. The liquidity-event requirement was deemed to have occurred on the completion of the Business Combination.

Also pursuant to the terms of the Sales Incentive Plan, as described further below under the section titled “—Agreements with Quanergy’s Named Executive Officers,” on January 26, 2022, under the terms of our 2021 Plan, we granted Mr. Signore restricted stock units equal to $9,357, which was the 50% of the 2021 bonus received by Mr. Signore under such Sales Incentive Plan, representing 50 shares of Company common stock. Such restricted stock units were fully vested upon grant.

Agreements with Quanergy’s Named Executive Officers

Salary Increases and De-SPAC Bonuses

In June 2021, we notified each of Messrs. Sherrard and Signore that effective July 1, 2021, their compensation would increase, and upon the completion of this Business Combination, they would be paid a one-time cash bonus in recognition of their efforts.

The compensation increase for Mr. Sherrard was to $273,000 base salary annually, and the compensation increase for Mr. Signore was to $245,000 base salary annually. The one-time bonus amount for Mr. Sherrard is $10,000, and the one-time bonus amount for Mr. Signore is $20,000, each of which was paid in March 2022 upon the completion of the Business Combination.

In August 2022, the Compensation Committee of our board of directors approved compensation increases, effective September 1, 2022, for Mr. Kennedy to $375,000 base salary annually, for Mr. Sherrard to $290,000 base salary annually, and for Mr. Signore to $270,000 base salary annually.

Sales Incentive Plan

We maintain an annual Sales Incentive Plan, pursuant to which certain employees, including Messrs. Sherrard and Signore, may become eligible to receive certain additional commission payments and bonus payments. The criteria to earn such payments is individualized for each employee.

For year ended December 31, 2020, Mr. Sherrard received additional commission and bonus payments upon the achievement of established revenue and related performance goals. For Mr. Sherrard, the additional commission payments were made in cash, and the value the bonus payments were made in fifty-percent restricted stock units and fifty-percent cash. For year ended December 30, 2020 Mr. Signore received a cash bonus paid based upon established revenue and related performance goals. The cash payments paid hereunder are described above under the section titled “—Non-Equity Incentive Plan Compensation,” and the restricted stock units are described above in the section titled “Equity Based Incentive Awards.”

For year ended December 31, 2021, Mr. Sherrard received an additional commission payment upon the achievement of Company billings, Company revenue, and regional revenue goals. For Mr. Sherrard, the additional commission payments were made in cash. For year ended December 31, 2021 Mr. Signore received a bonus paid in seventy-five percent cash and twenty-five percent restricted stock units, based upon all billings exceeding a pre-determined dollar threshold, and based upon billings resulting from flow management and industrial channels. The cash payments paid hereunder are described above under the section titled “—Non-Equity Incentive Plan Compensation,” and the restricted stock units are described above in the section titled “Equity Based Incentive Awards.”

Retention Plan

In October 2019, we adopted a retention plan (the “Retention Plan”) to reinforce and encourage the continued dedication of certain executive officers and other service providers of the Company to their assigned duties without distraction in connection with certain covered transactions. In April 2021 we amended and restated the Retention Plan to clarify that the Merger constitutes a Covered Transaction as defined therein such that certain bonuses will be payable to the participants in connection with the Merger. The following table summarizes the aggregate amount of compensation each named executive officer participant received. The compensation will be paid in two equal installments, within ten (10) days of the first and second anniversaries of the Closing; provided that the named executive officer remains an active employee of or service provider to Quanergy on such anniversary dates; provided that, in the event of such executive officer is involuntarily terminated by the Company without Cause (as defined below) and provided that such executive executes and allows to become effective a release of claims in favor of the Company, then he will be entitled to receive the entire unpaid amount in a lump sum by the thirtieth (30th) day following the later of his date of termination and the effective date of such release. For these purposes, the term “Cause” generally means: (i) commission of any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) intentional, material violation of any contract or agreement with, or statutory duty to, the Company; (iv) unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) gross misconduct; or (vi) failure to adequately perform his work function.

Name	Compensation Amount
Kevin Kennedy	$1,000,000
Bradley Sherrard	$260,000
Enzo Signore	$220,000

Offer Letters

The terms* of the existing offer letters with each of our named executive officers for the year ended December 31, 2021 are described below.

Kevin Kennedy

In March 2020, we entered into an employment offer letter with Kevin Kennedy when he commenced employment as Chief Executive Officer. Mr. Kennedy’s employment is at will and may be terminated at any time, with or without cause.1 The offer letter provided for an initial annual base salary of $300,000; a $64,000

*	Agreements with the named executives contain the same definition of “cause”, “good reason”, and “change of control” (as defined in the 2013 Plan below).
[1]

“Cause” is defined as (i) a conviction for a felony crime or the failure to contest prosecution for a felony crime, or (ii) a participant’s misconduct, fraud, disloyalty or dishonesty (as such terms may be defined by the committee in its sole discretion), or (iii) any unauthorized use or disclosure of confidential information or trade secrets, or (iv) negligence, malfeasance, breach of fiduciary duties, or neglect of duties, or (v) any material violation by a participant of a written policy of Quanergy or its affiliates or any material breach by a participant of a written agreement with Quanergy or its affiliates, or (vi) any other act or omission that could reasonably be expected to adversely affect Quanergy or its affiliates’ business, financial condition, prospects and/or reputation.

one-time sign-on bonus; an annual bonus up to a maximum of 100% of then-current annual base salary, payable based on the achievement of certain performance goals; a retention bonus of up to $1,000,000, payable pursuant to our Retention Plan; a new hire grant of stock options to acquire 42,419 shares (which was equal to 6.0% of our then outstanding common stock), which had 12-month cliff vesting as to 33.3% of the options, with the remainder vesting monthly such that the options vested in full on the three-year anniversary of the vesting commencement date; and an additional grant of fully-vested stock options to acquire either 7,069 shares (which was equal to 1.0% of our then outstanding common stock) or 14,139 shares (which was equal to 2.0% of our then outstanding common stock), contingent upon securing financings above certain threshold amounts. Mr. Kennedy’s salary and other compensation is subject to review and adjustment by the board in its sole discretion and he is eligible to participate in benefit plans and arrangements made available to all full-time employees. In April 2020, we reduced the exercise price of 9,699 shares of Mr. Kennedy’s previously granted options from $443.80 to $255.00.

Mr. Kennedy’s offer letter also provides for severance and other benefits in the event his employment is terminated without cause (other than as a result of death or disability) or he resigns for good reason2 (each, as defined below). In these circumstances, Mr. Kennedy is entitled to severance equal to three months of his base salary then in effect if his separation from service occurs within the first 12 months of his employment, and six months of his base salary then in effect if the separation from service occurs after his initial 12 months of employment. In each case Mr. Kennedy is also entitled to Company payment for up to 12 months of health care continuation coverage under COBRA and accelerated vesting of any options outstanding as of the date of his separation from service, such that he will be deemed vested in those shares that would have vested in the 24 month period following his termination had he remained employed. Additionally, if Mr. Kennedy is terminated without cause or resigns for good reason on or within 90 days prior to, or during the 12 months following, a change in control (each, as defined in his offer letter), Mr. Kennedy is entitled to severance equal to 12 months of his base salary then in effect, Company payment for up to 12 months of COBRA if he so elects, accelerated vesting of 100% of his unvested options outstanding as of his termination date, and the exercise period for his vested options will be extended through the full term of each option. Payment of all severance and receipt other benefits is contingent upon signing a release and other customary provisions.

Enzo Signore

In June 2019, we entered into an employment offer letter with Enzo Signore as Chief Marketing Officer. Mr. Signore’s employment is at-will and may be terminated at any time, with or without cause. The offer letter provided for an initial annual base salary of $220,000, and a new hire option grant to acquire 7,758 shares of our common stock, which had 12-month cliff vesting as to 25%, with the remainder vesting in equal monthly installments such that the option vested in full on the four-year anniversary of Mr. Signore’s start date. Mr. Signore’s salary and other compensation is subject to review and adjustment by the board in its sole discretion and he is also eligible to participate in benefit plans and arrangements made available to all full-time employees. Mr. Signore’s employment offer letter does not provide for any severance payments. In April 2020, we reduced the exercise price of 7,758 shares of Mr. Signore’s previously granted options from $443.80 to $255.00.

[2]

“Good reason” is defined as any of the following actions being taken by Quanergy without an employee’s prior written consent: (i) a material diminution in the employee’s duties, authority, or responsibilities; (ii) a material reduction in the employee’s annual base salary rate or annual target bonus; (iii) a relocation of the employee’s principal place of employment such that the employee’s commute increases by 35 miles or more; or (iv) a material breach by Quanergy of any obligation to the employee under any written agreement; provided that good reason shall not exist unless written notice was first given to Quanergy of the alleged basis for good reason within 30 days after its occurrence, and Quanergy fails to cure the same within 30 days after the conclusion of such cure period.

Bradley Sherrard

In October 2020, we entered into an employment offer letter with Bradley Sherrard when he commenced employment as Chief Revenue Officer. Mr. Sherrard’s employment is at will and may be terminated at any time, with or without cause(1). The offer letter provided for an initial annual base salary of $260,000; a retention bonus equal to $260,000, payable pursuant to our Retention Plan; a new hire grant of restricted stock units to acquire 14,937 shares, which are subject to both time-based vesting and liquidity event vesting. The time-based vesting will be met based on the following schedule, subject to Mr. Sherrard’s continuous service with the Company: 12-month cliff vesting as to 25% of the restricted stock units, with the remainder vesting in equal monthly installments such that the restricted vested in full on the four-year anniversary of the vesting commencement date. The liquidity event condition is expected to be met following the completion of the Business Combination. Mr. Sherrard’s salary and other compensation is subject to review and adjustment by the Board in its sole discretion and he is eligible to participate in benefit plans and arrangements made available to all full-time employees.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity incentive plan awards, as of December 31, 2021, held by each of our named executive officers, for the year ended December 31, 2021.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price Per Share ($)(1)		Option Expiration Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested* ($)
Kevin Kennedy	5/23/2019	6,466	3,233	(2)	$255.00	(3)	5/23/2029
	7/28/2020							714	(4), (5)	93,033
	7/28/2020							66,681	(4), (5)	8,682,595
	3/21/2021							54,860	(6)	7,143,402
Bradley Sherrard	11/13/2020							14,937	(4)	1,945,020
	3/31/2021							19	(6)	2,475
Enzo Signore	8/22/2019	4,526	3,233	(7)	$255.00	(3)	8/22/2029
	7/28/2020							524	(4)	68,227
	7/28/2020							7,859	(4)	1,023,434
	11/13/2020							16,724	(4)	2,177,740

(*)

As there was no public market for Quanergy’s common stock on December 31, 2021, Quanergy has assumed that the fair value on such date was $130.21 based on the most recent 409A valuation performed on the Company’s stock prior to that date.

(1)

All of the option awards were granted with a per share exercise price equal to the fair market value of one share of Quanergy’s common stock on the date of grant, as determined in good faith by the Quanergy Board or compensation committee.

(2)

These options vest in 48 successive and equal monthly installments over four years such that they are vested in full on the four-year anniversary of vesting commencement date, provided such options become fully vested upon a “change in control” (as defined in the 2013 Plan).

(3)	The original exercise price of $443.80 was reduced to $255.00 per share in April 2020.
(4)

Represents an award of RSUs, which is subject to both a time-based and a liquidity-event vesting requirement, with the time-based vesting requirement satisfied in connection with grantee’s continuous service over three years, with the shares vesting quarterly on February 15, May 15, August 15, and November 15 of each year. It is anticipated that the liquidity-event based requirement will be deemed to have occurred by the board of directors of the post-combination company following the completion of the Business Combination.

(5)

If the grantee’s employment with the Company is terminated by the Company without “cause” (as defined in the 2013 Plan), and other than as a result of the grantee’s death or disability, or if the grantee resigns for “good reason” (as defined in the 2013 Plan), the vesting of the time-based requirement will accelerate as of the date of termination such that the grantee will be deemed vested with respect to the time-based requirement in those RSUs that would have vested in the 24 month period following the grantee’s termination, had the grantee remained employed. If within 90 days prior to, or during the 12 months following a “change in control”, grantee’s employment with the Company is terminated either by the Company without “cause” or grantee resigns for “good reason”, the vesting with respect to the time-based requirement of the RSUs will accelerate in full as of the date of termination, and the exercise period for each RSU will be extended through the full term of the RSU.

(6)

Represents an award of RSUs, which is subject to both a time-based and a liquidity-event vesting requirement. The time-based vesting requirement was satisfied on the date of grant. It is anticipated that the liquidity-event based requirement will be deemed to have occurred by the board of directors of the post-combination company following the completion of the Business Combination.

(7)

These options vest as to 25% on the one-year anniversary of the vesting commencement date, with the remaining vesting in equal monthly installments over three years such that they are vested in full on the four-year anniversary of the vesting commencement date.

Other Compensation and Benefits

We provide benefits to our named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; disability insurance; and a tax-qualified Section 401(k) plan for which no match by Quanergy is provided. Quanergy does not maintain any executive-specific benefit or executive perquisite programs.

We provide a tax-qualified Section 401(k) plan for all employees, including the named executive officers. We do not provide a match for participants’ elective contributions to the 401(k) plan, nor does do we provide to employees, including its named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

Equity Incentive Plan

2022 Equity Incentive Plan

In June 2021 our board of directors adopted the Quanergy Systems, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) and our stockholders approved the 2022 Plan in January 2022. The 2022 Plan became effective immediately upon the Closing.

Purpose of the 2022 Plan. The purpose of the 2022 Plan is to secure and retain the services of employees and directors of, and consultants to, us or our affiliates, to provide incentives for such persons to exert maximum efforts for our success and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of awards thereunder. We believe that the equity-based awards to be issued under the 2022 Plan will motivate award recipients to offer their maximum effort to us and help focus them on the creation of long-term value consistent with the interests of our stockholders. We believe that grants of incentive awards are necessary to enable us to attract and retain top talent.

Eligibility. Any individual who is an employee of Quanergy or any of our affiliates, or any person who provides services to us or our affiliates, including consultants and members of our board of directors , is eligible to receive awards under the 2022 Plan at the discretion of the plan administrator (defined below).

Awards. The 2022 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to our employees, directors and consultants, including employees and consultants of our affiliates.

Authorized Shares. Initially, the maximum number of shares of Common Stock that may be issued under the 2022 Plan after it becomes effective will not exceed a number of shares of Common Stock equal to ten percent (10%) of the fully-diluted Common Stock immediately following consummation of the Business Combination. In addition, the number of shares of Common Stock reserved for issuance under the 2022 Plan will automatically increase on January 1 of each year, starting on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (1) five percent (5%) of the fully-diluted shares of Common Stock on December 31 of the preceding year, or (2) a lesser number of shares of Common Stock determined by the board of directors of Quanergy PubCo prior to the date of the increase. The maximum number of shares of Common Stock that may be issued on the exercise of ISOs under the 2022 Plan is a number of shares equal to three hundred percent (300%) of the number of shares initially reserved for issuance under the 2022 Plan. As of April 1, 2022, the most recent practicable date prior to the date of this prospectus, the closing price of our Common Stock as reported on NYSE was $        per share.

The unused shares subject to stock awards granted under the 2022 Plan that expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in us acquiring shares covered by the stock award at a price not greater than the price (as adjusted pursuant to the 2022 Plan) paid by the participant for such shares or not issuing any shares covered by the stock award, will, as applicable, become or again be available for stock award grants under the 2022 Plan. The following shares of Common Stock will not be added to the shares authorized for grant and will not be available for future grants of stock awards: (i) shares of Common Stock subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof; and (ii) shares purchased on the open market with the cash proceeds from the exercise of options; and (iii) shares delivered to us by a participant to satisfy the exercise or purchase price of a stock award or to satisfy any applicable tax withholding obligation with respect to a stock award (including shares of common stock retained by us from the Award being exercised or purchased and/or creating the tax obligation).

Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid to any non-employee director with respect to any fiscal year, including awards granted and cash fees paid to such non-employee director, will not exceed (1) $750,000 in total value or (2) if such non-employee director is first appointed or elected to our board of directors during such fiscal year, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program.

Plan Administration. Our board of directors, or a duly authorized committee thereof, will administer the 2022 Plan and is referred to as the “plan administrator” herein. Our board of directors may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2022 Plan, our board of directors has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2022 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of Common Stock on the date of grant. Options granted under the 2022 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2022 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with us or any of our affiliates ceases due to death or disability, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months following the date of death or disability. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of Common Stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of Common Stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards will be granted in consideration for the participant’s services or for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of Common Stock, a combination of cash and shares of Common Stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of Common Stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of Common Stock on the date of grant.

A stock appreciation right granted under the 2022 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of Common Stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2022 Plan, up to a maximum of ten years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with us or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The 2022 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, Common Stock.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to Common Stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2022 Plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. The following applies to stock awards under the 2022 Plan in the event of a corporate transaction (as defined in the 2022 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2022 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to our successor (or our parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of Common Stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.

Plan Amendment or Termination. Our board of directors has the authority to amend, suspend, or terminate the 2022 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date that our board of directors adopts the 2022 Plan. No stock awards may be granted under the 2022 Plan while it is suspended or after it is terminated.

Employee Stock Purchase Plan

In June 2021 our board of directors adopted the Quanergy Systems, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”) and our stockholders approved the ESPP in January 2022. The ESPP became effective immediately upon the Closing.

Purpose of the ESPP. The purpose of the ESPP is to provide a means by which eligible employees of the Company and certain designated companies may be given an opportunity to purchase shares of Common Stock following the closing of the Business Combination, to assist us in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for our success.

The Plan includes two components: a “423 Component” and a “Non-423 Component.” We intend that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by our board of directors, the Non-423 Component will operate and be administered in the same manner as the 423 Component. However, if a participant transfers from an offering under the 423 Component to an offering under the Non-423 Component after the participant transfers employment by or between us and a company designated by our board of directors or between such designated companies, the exercise of the participant’s purchase rights will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an offering under the Non-423 Component to an offering under the 423 Component, the exercise of the purchase right will remain non-qualified under the Non-423 Component.

Share Reserve. The maximum number of shares of Common Stock that may be issued under the ESPP is a number of shares equal to one percent (1%) of the shares of Common Stock outstanding immediately following consummation of the Business Combination. Additionally, the number of shares of Common Stock reserved for issuance under the ESPP will automatically increase on January 1st of each year, beginning on January 1, 2023 and continuing through and including January 1, 2032, by the lesser of (1) one percent (1%) of fully diluted Common Stock on December 31st of the preceding calendar year, (2) shares of Common Stock equal to 200% of the initial share reserve, or (3) such lesser number of shares of the Company as determined by our board of directors. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP. As of December 31, 2021, the most recent practicable date prior to the record date for the extraordinary general meeting, the closing price of CCAC’s public shares as reported on NYSE was $200.20 per public share.

Administration. Our board of directors, or a duly authorized committee thereof, will administer the ESPP and will have the right to establish offerings under the ESPP, provided that such offerings are not inconsistent with the terms of the ESPP.

Limitations. Our employees and the employees of any of our designated affiliates, as designated by our board of directors, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with us or one of our affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with us or one of our affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, our board of directors may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. Further, our board of directors may also impose holding restrictions on the shares purchased under one or more offerings under the ESPP. If this proposal is approved by the stockholders, all of our employees and our related corporations will be eligible to participate in the ESPP following. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of our stock on any purchase date during the offering period is less than or equal to the fair market value of a share of our stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Payroll Deductions. The ESPP permits participants to purchase shares of Common Stock through payroll deductions. The administrator will determine the purchase price of the shares under each offering; provided that, in no case will such purchase price be lesser than 85% of the lower of the fair market value of Common Stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with us and our related corporations.

Withdrawal. Participants may withdraw from an offering by delivering a withdrawal form to us and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the plan administrator. Upon such withdrawal, we will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment. A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by us or any of our parent or subsidiary companies

(subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, we will distribute to the participant his or her accumulated but unused contributions, without interest. Unless otherwise determined by our board of directors , a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between us and a company designated by our board of directors or between such designated companies will not be treated as having terminated employment for purposes of participating in and offering or the ESPP.

Corporate Transactions. In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened, and a new purchase date will be set and within ten business days prior to the corporate transaction. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.

Amendment and Termination. Our board of directors has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of our stockholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by our board of directors in accordance with the terms of the ESPP

Amended and Restated 2013 Equity Incentive Plan

Our 2013 Equity Incentive Plan (the “2013 Plan”) was originally adopted by its board of directors and approved by its stockholders on January 9, 2013, and was last amended by the board of directors on December 2, 2021. The 2013 Plan provided for the discretionary grant of incentive stock options, nonstatutory stock options, restricted stock and restricted stock unit awards to our employees, consultants and directors, or employees and consultants of our parent or subsidiaries. Incentive stock options were granted only to our employees or employees of our parent or subsidiaries. The 2013 Plan was terminated in connection with the Business Combination and no further grants will be made under the 2013 Plan. Any awards granted under the 2013 Plan will remain subject to the terms of the 2013 Plan and the applicable award agreement.

Authorized Shares. The maximum number of shares of Quanergy common stock that could have been issued under the 2013 Plan is 230,205 shares.

Plan Administration. The Quanergy Board or a duly authorized committee thereof, was granted the authority to administer the 2013 Plan. The 2013 Plan authorized the plan administrator to (i) determine which eligible persons are to receive awards, (ii) determine the number, type, vesting requirements, performance conditions and other features of awards, (iii) amend awards, (iv) correct any defect or reconcile inconsistency in the 2013 Plan or awards granted thereunder, (v) accelerate the vesting of or extend the post termination exercise term, or waive restrictions of awards, (vi) re-price options, (vii) interpret the 2013 Plan and award agreements thereunder; (viii) make all other decisions relating to the operation of the 2013 Plan, and (ix) grant awards to certain individuals who are foreign nationals as specified in the 2013 Plan.

Stock Options. ISOs and NSOs are granted pursuant to award agreements adopted by the plan administrator. ISOs may only be granted to employees of Quanergy and its parent or subsidiaries. Anyone eligible to participate in the 2013 Plan may receive an award of NSOs. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders). The term of a stock option may not be longer than 10 years (or five years in the case of ISOs granted to certain significant stockholders). Subject to certain exceptions, an option granted under the 2013 Plan generally may only be exercised while an optionholder is employed by, or providing service to, Quanergy, unless provided otherwise in the optionholder’s award agreement. If an optionholder’s service relationship terminates other than for cause or other than due to death or disability, the optionholder may exercise any vested options for a period of three months thereafter. If an optionholder’s service relationship with Quanergy ceases due to disability or death, the optionholder or a beneficiary may generally exercise any vested options for a period of six months thereafter, unless provided otherwise in the optionholder’s award agreement. If an optionholder’s service relationship is terminated by Quanergy for cause (as defined in the 2013 Plan), his or her options terminate immediately upon such termination. An optionholder may exercise an option by delivering notice of exercise to us and paying the exercise price. Acceptable consideration for the purchase of stock issued upon the exercise of an option include (i) cash; (ii) check; (iii) shares of our common stock; (iv) cashless exercise; (v) net exercise; or (vi) other consideration as permitted by applicable laws. In no event may an option be exercised beyond the expiration of its term. The plan administrator will have the authority to effect the cancellation or surrender of any or all outstanding options under the 2013 Plan and to exchange for new awards of the same or different type, cash or other consideration.

Restricted Stock Units (RSUs). RSUs represent the right to receive shares of our common stock at a specified date in the future. RSUs may be awarded in consideration for any form of legal consideration acceptable to the plan administrator and permissible under applicable law. RSUs may be settled in shares of our common stock, their cash equivalent, or a combination thereof or in any other form of consideration as determined by the plan administrator. The plan administrator determines the vesting conditions of RSUs.

Certain Transactions. The plan administrator has the authority to make adjustments to the share limits, the number and kind of securities available for future awards and subject to outstanding awards, the exercise price for outstanding options, and the number and kind of outstanding securities issued under the 2013 Plan in the event of certain transactions and events, such as a consolidation or combination of outstanding shares, recapitalization, stock split, reverse stock split, reclassification, spin-off, combination, or other similar occurrence. In the event of a change in control, awards outstanding under the 2013 Plan may be assumed or substituted by the surviving corporation, continue, accelerate and vest, or cancelled with or without consideration. In the event the awards are not assumed, substituted or continued, the board or its designated committee may provide that the awards will fully vest and become exercisable immediately prior to the change in control. Change of control is defined in the 2013 Plan as either (i) the consummation of an acquisition, a merger or consolidation of Quanergy with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such acquisition, merger, consolidation or other reorganization is owned by persons who in the aggregate owned less than 20% of Quanergy’s combined voting power represented by Quanergy’s outstanding securities immediately prior to such acquisition, merger, consolidation or other reorganization; or (ii) The sale, transfer or other disposition of all or substantially all of Quanergy’s assets, in the 2013 Plan.

Transferability. Unless determined otherwise by the plan administrator, awards granted under the 2013 Plan may not be transferred other than by will, the laws of descent and distribution or as otherwise provided under the 2013 Plan and, options are exercisable during the optionholder’s lifetime only by the optionholder or its guardian or legal representative.

Limitations of Liability and Indemnification Matters

Our Charter eliminates our directors’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our Charter requires us to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, our Charter prohibits any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request. We believe these provisions in the Charter are necessary to attract and retain qualified persons as directors and officers.

Emerging Growth Company Status

As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our chief executive officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, below is a description of transactions since January 1, 2019 to which we, CCAC or Legacy Quanergy were a party or will be a party, in which:

•	The amounts involved exceeded or will exceed $120,000; and

•

Any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Registration Rights Agreement

In connection with the Business Combination, on the Closing Date, Quanergy, Sponsor and certain other parties entered into the Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”), pursuant to which we agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Common Stock and other of our equity securities that are held by the parties thereto from time to time, subject to the restrictions on transfer therein. The Amended and Restated Registration Rights Agreement amends and restates that certain Registration Rights Agreement by and among CCAC, Sponsor and the other parties thereto entered into in connection with CCAC’s initial public offering. The Amended and Restated Registration Rights Agreement will terminate on the earlier of (i) the tenth anniversary of the date of the Amended and Restated Registration Rights Agreement or (ii) with respect to any party thereto, on the date that such party no longer holds any Registrable Securities (as defined therein).

Lock-Up Agreements

In connection with the Business Combination, certain stockholders, officers and directors of the Company entered into lock-up agreements pursuant to which they were contractually restricted from selling or transferring any of (i) their shares of our Common Stock held immediately following the Closing and (ii) any of their shares of our Common Stock that result from converting securities held immediately following the Closing (the “Lock-up Shares”). Such restrictions began at Closing and ended on the date that was 180 days after the Closing. As of August 7, 2022, the Lock-up Shares are no longer subject to lock-up.

Sponsor entered into a letter agreement, dated February 10, 2020, by and among CCAC, Sponsor and the other parties thereto, pursuant to which Sponsor is subject to a lock-up ending on the earlier of (i) the date that is one year after the Closing Date and (ii) the date on which the last reported sale price of Common Stock equals or exceeds $240.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date.

However, following the expiration of such lock-ups, Sponsor and the holders subject to lock-up agreements will not be restricted from selling shares of our Common Stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of our Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock.

The shares held by Sponsor and the holders subject to lock-up agreements may be sold after the expiration of their applicable lock-up periods. As restrictions on resale end and registration statements are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

CITIC Capital Acquisition Corp.

Founder Shares

On November 14, 2019, the Sponsor paid $25,000, or approximately $0.08 per CCAC Class B Ordinary share, to cover certain offering costs in consideration for 287,500 CCAC Class B Ordinary Shares, par value $0.0001. Effective December 10, 2019, the Sponsor transferred 35,937 Founder Shares to Henri Arif for a purchase price of $3,125 (the same per-share price initially paid by the Sponsor), resulting in the Sponsor holding 251,563 Founder Shares. On February 10, 2020, CCAC effected a share capitalization of 57,500 shares and as a result the Sponsor held 301,875 Founder Shares and Mr. Henri Arif held 43,125 Founder Shares. On May 7, 2020, the Sponsor transferred 1,100 Founder Shares to Ross Haghighat for no consideration. On February 10, 2021, the Sponsor appointed Mr. Mark B. Segall as an independent director and transferred 650 Founder Shares to Mr. Mark B.Segall, resulting in the Sponsor holding 300,125 Founder Shares.

As of December 31, 2021, the Sponsor holds 300,125 CCAC Class B Ordinary Shares. The initial shareholders had agreed to forfeit up to 45,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. As of December 31, 2021, the underwriter had exercised its over-allotment option in full, hence, these Founder Shares were no longer subject to forfeiture.

In connection with the Business Combination, each of the 345,000 Founder Shares converted on a one-for-one basis into one share of our Common Stock.

Private Placement Warrants

On February 13, 2020, CCAC sold 1,380,000 Units at a price of $200.00 per Unit, including 180,000 Units issued pursuant to the exercise in full of the underwriters’ over-allotment option. Each Unit consists of one CCAC Class A ordinary share, par value $0.0001 per CCAC Class A ordinary share and one-half of one redeemable warrant. Each warrant entitles the holder to purchase one CCAC Class A ordinary share at a price of $230.00 per CCAC Class A ordinary share, subject to adjustment. Concurrently with the closing of the initial public offering, the Sponsor purchased an aggregate of 376,000 warrants at a price of $20.00 per warrant.

The Sponsor purchased an aggregate of 376,000 private placement warrants, each exercisable to purchase one CCAC Class A ordinary share at $230.00 per CCAC Class A ordinary share, at a price of $20.00 per warrant, or $7,520,000 in the aggregate, in connection with the initial public offering. The private placement warrants are identical to the warrants sold in the initial public offering except that the private placement warrants, so long as they are held by the Sponsor or its permitted transferees, (i) are not be redeemable by CCAC, (ii) may not (including the CCAC Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of CCAC’s initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) are entitled to registration rights.

In connection with the Business Combination, each of the 376,000 private placement warrants converted automatically into one warrant to purchase one share of our Common Stock pursuant to the warrant agreement dated as of February 10, 2020, by and between CCAC and Continental Stock Transfer & Trust Company.

Subscription Agreements

Concurrently with the execution of the Merger Agreement, CCAC entered into subscription agreements (the “subscription agreements”) with certain institutional and accredited investors, including, among others, certain existing equityholders of Legacy Quanergy (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 184,750 shares of our Common Stock at $200.00 per share for an aggregate commitment amount of $36.5 million.

Administrative Services Agreement

CCAC previously utilized office space at 9/F, East Tower, Genesis Beijing No. 8 Xinyuan South Road Chaoyang District, Beijing 100027 People’s Republic of China from the Sponsor as CCAC’s executive offices. Commencing upon consummation of the initial public offering, CCAC paid the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of CCAC’s management team. Upon Closing CCAC ceased paying these monthly fees. For the years ended December 31, 2021 and 2020, CCAC incurred $120,000 and $105,862, respectively, in such administrative services under this arrangement.

Related Party, Notes Loans and Advances

On December 9, 2019, the Sponsor agreed to loan CCAC up to an aggregate amount of $300,000 to be used, in part, for transaction costs incurred in connection with the initial public offering pursuant to an unsecured promissory note. The promissory note was non-interest bearing and payable on the earlier of December 31, 2020 and the completion of the initial public offering. The outstanding balance of $300,000 under the promissory note was paid in full on February 13, 2020.

As of December 31, 2021, the amount due to related parties was $1,659,679. The amounts were unpaid reimbursements for the operating expenses, administrative support expenses, and deferred offering costs paid by the related parties on behalf of CCAC.

Legacy Quanergy

Other than compensation arrangements for Legacy Quanergy’s directors and executive officers, which are described elsewhere in this prospectus, below we describe transactions since January 1, 2019 in which:

•	Legacy Quanergy was a participant;

•	the amounts involved exceeded $120,000; and

•

any of Legacy Quanergy’s directors, executive officers or holders of more than 5% of Legacy Quanergy’s outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had a direct or indirect material interest.

Equity and other compensation, termination, change in control and other arrangements are described in the section titled “Executive Compensation of Legacy Quanergy.” We also describe below certain other transactions of Legacy Quanergy with its directors, executive officers and stockholders.

2020 Note Financing and Warrants

From March 2020 to February 2021, Legacy Quanergy issued to certain investors convertible promissory notes in an aggregate principal amount of approximately $64.8 million (the “2020 Notes”) and warrants (the “2020 Warrants”) to purchase an aggregate of 491,259 shares of common stock of Legacy Quanergy at a purchase price of $0.20 per share (the “2020 Note Financing”). The 2020 Notes accrued interest at a rate of 10% per annum. Immediately prior to the Closing, the 2020 Notes were converted into that number of shares of common stock of Legacy Quanergy equal to the applicable balance of the 2020 Note divided by 50% of the fair market value of each share of such common stock. Upon the Closing, any 2020 Warrant then outstanding converted into a warrant to purchase shares of our Common Stock.

The following table summarizes the aggregate principal amount of the 2020 Notes and the aggregate number of shares underlying the 2020 Warrants purchased by Legacy Quanergy related persons.

Name	Purchase Amount	Warrant Shares
Rising Tide V, LLC and entities affiliated therewith(1)	$26,475,000	61,800
CCSRF Vision (Cayman) Investment Limited(2)	$500,000.00	362
Tianning Yu(3)	$200,000.00	993

(1)	This entity beneficially owns more than 5% of Legacy Quanergy’s capital stock. Tamer Hassanein, a member of the Legacy Quanergy Board, is an affiliate of Rising Tide V, LLC.
(2)

This entity beneficially owns more than 5% of Legacy Quanergy’s capital stock. Ekaterina Terskin, a member of the Legacy Quanergy Board until January 2021, is an affiliate of CCSRF Vision (Cayman) Investment Limited.

(3)	Tianning Yu is the sister of Tianyue Yu, Legacy Quanergy’s Chief Development Officer, Co-Founder and Director.

Series C Preferred Stock Financing and Warrants

From October 2018 to November 2018, Legacy Quanergy issued and sold an aggregate of 140,162 shares of Legacy Quanergy Series C preferred stock (the “Series C Preferred Stock”) at a purchase price of $143.12 per share, for an aggregate purchase price of $20.1 million, to certain investors. In connection with such issuances of shares of Legacy Quanergy Series C preferred stock, Legacy Quanergy also issued warrants to purchase an aggregate of 25,075 shares of Legacy Quanergy Series C preferred stock at an exercise price of $0.01 per share, subject to vesting (the “Series C Warrants”).

The following table summarizes the aggregate principal amount of Series C Preferred Stock and Series C Warrants purchased by Legacy Quanergy related parties:

Name	Purchase Amount	Shares of Series C Preferred Stock	Series C Warrant Shares
CCSRF Vision (Cayman) Investment Limited(1)	$9,999,919.94	69,872	12,500
Louay Eldada(2)	$3,999,996.60	27,949	5,000
Tianyue Yu	$2,999,890.11	20,961	3,750

(1)

This entity beneficially owns more than 5% of Legacy Quanergy’s capital stock. Ekaterina Terskin, a member of the Legacy Quanergy Board until January 2021, is an affiliate of CCSRF Vision (Cayman) Investment Limited.

(2)	Louay Eldada beneficially owns more than 5% of Legacy Quanergy’s capital stock and was Chief Executive Officer and a member of the Legacy Quanergy Board until January 2020.

In October 2018, in connection with the purchase the Series C Preferred Stock, certain investors entered into a preferred stock and warrant transfer agreement, pursuant to which Mr. Eldada and Ms. Yu agreed to transfer their shares of Series C Preferred Stock and Series C Warrants to the other holders of Series C Preferred Stock, subject to certain milestone conditions. In 2019 and 2020, all shares of Series C Preferred Stock and Series C Warrants held by Mr. Eldada and Ms. Yu were transferred to the other holders of Legacy Quanergy Series C preferred stock pursuant to the terms of the preferred stock and warrant transfer agreement. All the Series C warrants have vested and exercised in full. Each share of Series C Preferred Stock, including those shares issued upon the exercise of the Series C Warrants, were canceled and converted into the right to receive the number of shares of our Common Stock equal to the applicable Exchange Ratio (as defined in the Merger Agreement) upon the consummation of the Business Combination.

Advisor Agreement and Performance RSU Grant

Tamer Hassanein

In March 2021, Legacy Quanergy entered into an advisor agreement with Tamer Hassanein, a director of Legacy Quanergy and General Partner of Rising Tide, pursuant to which Mr. Hassanein agreed to provide certain advisory services in connection with Legacy Quanergy’s 2020 Note Financing. In consideration of such services, Legacy Quanergy granted 24,053 restricted stock units (the “Hassanein RSUs”) to Mr. Hassanein, subject to vesting. On the date of the Closing the Hassanein RSUs vested in full and were exchanged for an equivalent number of our restricted stock units based on the applicable Exchange Ratio.

Brent MacDonald

In December 2020, Legacy Quanergy entered into an advisor agreement with Brent MacDonald, who had served as a director of Legacy Quanergy until September 2020 and is affiliated with Rising Tide, pursuant to which Mr. MacDonald agreed to provide certain advisory services. In consideration of such services, Legacy Quanergy granted 371 restricted stock units (the “MacDonald RSUs”) to Mr. MacDonald. The MacDonald RSUs were exchanged upon the Closing of the Merger for an equivalent number of our restricted stock units based on the applicable Exchange Ratio and are subject to service-based vesting on a quarterly basis over a period of three (3) years from the original grant date.

Sensata Collaboration Agreements and Warrant

In February 2016, in connection with Sensata’s participation in Legacy Quanergy’s Series B preferred stock financing, Legacy Quanergy and Sensata entered into a Strategic Partnership Agreement relating to the development and commercialization of Legacy Quanergy’s automotive grade solid state LiDAR sensors. In March 2020, Legacy Quanergy and Sensata entered into an amendment to the agreement which eliminated exclusivity for the transportation sector and reduced specific development and commercialization obligations. The amendment also changed the manufacturing model.

In June 2021, Legacy Quanergy and Sensata entered into a collaboration agreement, pursuant to which Sensata will provide Legacy Quanergy with certain consulting services in the areas of manufacturability, cost reduction, sourcing, and go to market strategies. In consideration of such services, concurrently with the execution of such collaboration agreement, Legacy Quanergy issued Sensata a warrant to purchase that number of shares of Legacy Quanergy common stock at $0.20 per share which were exchanged for 125,000 shares of our Common Stock pursuant to the Merger Agreement upon the Closing. Such warrant will be exercisable for a five (5) year period commencing on the Closing, unless sooner terminated pursuant to the terms of such warrant.

Quanergy Holders Support Agreement

On June 21, 2021, CCAC, Legacy Quanergy and certain stockholders of Legacy Quanergy entered into a support agreement (the “Quanergy Holders Support Agreement”), whereby each of the parties thereto agreed to, among other things, vote to adopt and approve, following the effectiveness of this Registration Statement, the Merger, the Merger Agreement and all other documents and transactions contemplated thereby. Additionally, certain stockholders of Legacy Quanergy agreed, among other things, not to transfer any of their shares of Legacy Quanergy Capital Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, or enter into any voting arrangement that is inconsistent with the Quanergy Holders Support Agreement. The Quanergy Holders Support Agreement terminated at Closing.

Separation Agreements

Louay Eldada

In January 2020, Legacy Quanergy entered into a separation agreement with Louay Eldada, its former director, former Chief Executive Officer and a holder of 5% or more of Legacy Quanergy capital stock. Pursuant to this agreement, Mr. Eldada agreed to resign from his positions with Legacy Quanergy and released claims against Legacy Quanergy, and Legacy Quanergy agreed to provide certain severance benefits, including (i) a salary continuation for a period of 12 months, and (ii) continued benefits eligibility for a period of up to 12 months. Additionally, in exchange for Mr. Eldada’s agreement to provide certain advisory services, Legacy Quanergy agreed to extend the exercise period of his vested options through the term of such options and permitted such options to be net-exercised.

Mike Healy

In March 2019, Legacy Quanergy entered into a separation agreement with Mike Healy, its former Chief Financial Officer. Pursuant to this agreement, Mr. Healy agreed to resign from his positions with Legacy Quanergy in August 2019, provide certain transition services and release claims against Legacy Quanergy, and Legacy Quanergy agreed to provide certain severance benefits, including (i) continued benefits eligibility for a period of up to three months (ii) accelerated vesting of a previously granted option by three (3) months following the separation date, (iii) extension of the exercise period of his vested options through the term of such options and (iv) permission of such options to be net-exercised.

Option Repricing

In April 2020, the Legacy Quanergy Board approved a repricing of certain stock options with an exercise price at or above $988.60 per share, the then current fair market value of Legacy Quanergy common stock, which included the stock options held by certain of Legacy Quanergy’s executive officers and directors listed in the table below. The exercise price of the repriced options was amended so that it is now $988.60 per share.

Name	Shares Underlying Repriced Options	Original Grant Date	Original Exercise Per Share
Patrick Archambault	400	12/13/2018	$2,027.40
Kevin Kennedy	2,500	5/23/2019	$1,721.20
Gary Saunders(1)	2,000	5/23/2019	$1,721.20
Enzo Signore	2,000	8/22/2019	$1,721.20
Karen Francis(2)	312	9/27/2018	$1,931.80
	78	10/10/2018	$1,931.80
	390	5/23/2019	$1,721.20

(1)	Gary Saunders served as Chief Revenue Officer of Legacy Quanergy until May 2020.
(2)	Karen Francis served as member of the Legacy Quanergy Board until December 2019.

Investor Rights Agreement

Legacy Quanergy was party to an Amended and Restated Investor Rights Agreement, dated as of October 17, 2018 (the “Rights Agreement”), which grants registration rights and information rights, among other things, to certain holders of its capital stock, including certain holders of 5% of its capital stock and entities affiliated with certain of its directors, as well as certain of its directors and executive officers. The Rights Agreement terminated upon the Closing.

Right of First Refusal and Co-Sale Agreement

Legacy Quanergy was party to an Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of October 17, 2018 (the “ROFR Agreement”), whereby Legacy Quanergy has the right to purchase shares of Legacy Quanergy capital stock which certain stockholders propose to sell to other parties. Certain holders of Legacy Quanergy capital stock, including certain holders of 5% of its capital stock and entities affiliated with certain of its directors, as well as certain of its directors and executive officers, have rights of first refusal and co-sale under the ROFR Agreement. The ROFR Agreement terminated upon the Closing.

Voting Agreement

Legacy Quanergy was party to an Amended and Restated Voting Agreement, dated as of March 25, 2020 (the “Voting Agreement”), pursuant to which certain holders of its capital stock, including certain holders of 5% of its capital stock and entities affiliated with certain of its directors, as well as certain of its directors and executive officers, have agreed to vote their shares of Legacy Quanergy capital stock on certain matters, including with respect to the election of directors. The Voting Agreement terminated upon the Closing.

Director and Officer Indemnification

Our Charter and Bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions.

Subscription Agreements

Concurrently with the execution of the Merger Agreement, certain holders of Legacy Quanergy capital stock, including certain holders of 5% of its capital stock and entities affiliated with certain of its directors, entered into Subscription Agreements with CCAC, pursuant to which they subscribed for shares of our Common Stock in connection with the PIPE Investment as set forth below:

Name	Purchase Amount	Quanergy Shares Subscribed for
Rising Tide V, LLC	$25,000,000	125,000
Sensata Technologies, Inc. (“Sensata”)(1)	$7,500,000	37,500

(1)	5% or greater stockholder

The PIPE Investment was consummated substantially concurrently with the closing of the Business Combination.

Other Related Person Transactions

Gem Agreement

In May 2022, the Company drew down $9.9 million on the GEM Agreement. In exchange for funding, Quanergy issued 1,314,159 shares of Common Stock. The number of shares issued represents three times the fair value of funding received by the Company, based on the closing price of the Company’s stock on the date of the funding request. Based on the GEM Agreement, the number of shares of Common Stock to settle the draw down of cash is determined by 90% of the average trading price over a 30-day trading period (“Committed Draw Down Pricing Period”). If the initial issuance of shares is in excess of the number of shares determined to settle the draw down, GEM would have to return the excess shares to Quanergy. In the event there is a shortfall of shares, Quanergy would have to issue more shares to GEM. Subsequently in July 2022, the Company and GEM agreed to extend the Committed Draw Down Pricing Period to 40 consecutive trading days, ending July 22, 2022. To account for the contingently returnable shares of Common Stock on settlement of funding, the Company recorded a share-settled forward asset of $10.0 million on issuance of shares in prepaid expenses and other current assets on the condensed consolidated balance sheet. As of June 30, 2022, the fair value of the forward asset was determined to be $1.1 million. The Company recognized $8.9 million in expense for the change in fair value of the forward asset, recorded in other income (expense), net on the condensed consolidated statement of operations. The fair value of the forward asset was determined by calculating the number of shares to be returned to Quanergy at date of issuance and as of June 30, 2022. The number of shares to be returned was calculated based on 90% of the trading price at date of issuance, and 90% of the average trading price for the Committed Draw Down Pricing Period from May 25, 2022 to July 22, 2022, respectively, with the Company’s stock price at June 30, 2022 used as a proxy for the remainder of the Committed Draw Down Pricing Period as of June 30, 2022. Upon settlement of funding in July 2022, GEM returned 56,729 shares to the Company.

On August 17, 2022, we delivered the Second Draw Down Notice and 600,000 shares of our Common Stock to GEM Investor, pursuant to the GEM Agreement. On October 3, 2022 we and GEM Investor settled the Second Draw Down Notice, pursuant to which GEM Investor returned 280,000 shares of our Common Stock to us. In total, we issued 320,000 shares of Common Stock for an aggregate purchase price of approximately $1.7 million, pursuant to the Second Draw Down Notice.

Related Person Transactions Policy

Prior to the completion of the Business Combination, Legacy Quanergy did not have a formal policy regarding approval of transactions with related parties. Effective as of the completion of the Business Combination, our board of directors adopted a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including our Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to our audit committee (or, where review by Our audit committee would be inappropriate, to another independent body of our board of directors) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

Our audit committee will approve only those transactions that it determines are fair to us and in our best interests.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of August 5, 2022, by:

•	each person known by us to be a beneficial owner of more than 5% of our Common Stock;

•	each of our officers and directors; and

•	all of our officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on 6,032,381 shares of the Company’s Common Stock issued and outstanding as of August 5, 2022, as adjusted for the Reverse Stock Split, and other than as noted below, do not take into account (i) the issuance of any shares of Common Stock upon the exercise of the Unit Warrants to be issued pursuant to the registration statement to which this prospectus relates, (ii) the issuance of any shares pursuant to the Underwriter’s Warrant or (iii) fractional shares that may have been paid in cash in lieu of shares as a result of the Reverse Stock Split. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	% of Ownership
Directors and Named Executive Officers
Kevin Kennedy(2)	136,270	2.3%
Patrick Archambault(3)	38,543	*
Lisa Kelley	0	*
Bradley Sherrard(4)	7,200	*
Enzo Signore(5)	24,371	*
Tianyue Yu(6)	177,522	2.9%
Jim DiSanto(7)	12,382	*
Karen Francis(8)	5,219	*
Matthew Hammond(9)	3,098	*
Tamer Hassanein(10)	316,176	5.2%
Tom Rohrs(11)	9,564	*
All Quanergy directors and executive officers as a group (14 individuals)(12)	734,763	12.2%
5% Holders
Rising Tide(13)	993,565	16.5%
CITIC Capital Acquisition LLC(14)	291,137	4.8%
Sensata Technologies, Inc.(15)	412,499	6.8%
GEM Global Yield LLC SCS(16)	536,247	8.9%

*	Less than one percent
(1)	Unless otherwise noted, the business address of each of those listed in the table above is 433 Lakeside Drive, Sunnyvale, California 94085.
(2)

Consists of 127,783 restricted stock units that will vest as of or within 60 days of August 5, 2022 and 8,487 shares of Common Stock that would be issuable upon exercise of options exercisable as of or within 60 days of August 5, 2022.

(3)

Consists of 28,779 restricted stock units that will vest as of or within 60 days of August 5, 2022 and 9,764 shares of Common Stock that would be issuable upon exercise of options exercisable as of or within 60 days of August 5, 2022.

(4)	Consists of 7,200 restricted stock units that will vest as of or within 60 days of August 5, 2022.
(5)

Consists of 18,228 restricted stock units that will vest as of or within 60 days of August 5, 2022 and 6,143 shares of Common Stock that would be issuable upon exercise of options exercisable as of or within 60 days of August 5, 2022.

(6)

Consists of (i) 111,490 shares of Common Stock held by Tianyue Yu, Trustee of the Yang Yu Trust, a trust for the benefit of the holder’s family, (ii) 48,499 shares of Common Stock held by Weilai Yang and Yu Cheung Ho, Trustee of the YYAD10 Trust and YYJK28 Trust, trusts for the benefit of the holder’s family, (iii) 9,820 shares of Common Stock that would be issuable upon exercise of options exercisable as of or within 60 days of August 5, 2022, and (iv) 7,712 restricted stock units that will vest as of or within 60 days of August 5, 2022.

(7)

Consists of (i) 5,579 shares of Common Stock held by Jim DiSanto (ii) 3,098 restricted stock units that will vest as of or within 60 days of August 5, 2022 by Jim DiSanto, (iii) 1,331 shares of Common Stock held by Motus-VGO Autonomous IOT Fund, L.P., (iv) 2,136 shares of Common Stock held by Transportation Technology Ventures II, L.P., (v) 236 shares of Common Stock held by Transportation Technology Ventures LLC. Transportation Technology Ventures LLC is a general partner of Transportation Technology Ventures II, L.P. and Transportation Technology Ventures V L.P., Motus-VGO GP LLC is a general partner of Motus-VGO Autonomous IOT Fund, L.P., and Jim DiSanto is a managing member of Transportation Technology Ventures LLC and Motus-VGO GP LLC.

(8)

Consists of 2,188 restricted stock units that will vest as of or within 60 days of August 5, 2022 and 3,030 shares of Common Stock that would be issuable upon exercise of options exercisable as of or within 60 days of August 5, 2022.

(9)	Consists of 3,098 restricted stock units that will vest as of or within 60 days of August 5, 2022.
(10)

Consists of (i) 7,856 shares of Common Stock held by the holder, (ii) 101,781 restricted stock units will vest as of or within 60 days of August 5, 2022, (iii) 5,489 shares of Common Stock held by Rising Tide II, L.P., (iv) 24,735 shares of Common Stock held by Rising Tide II, LLC, (v) 42,330 shares of Common Stock held by Rising Tide III, LLC, (vi) 98,823 shares of Common Stock held by Rising Tide IV, LLC, (vii) 15,519 shares of Common Stock held by Rising Tide IVA, LLC, and (viii) 19,641 shares of Common Stock held by Rising Tide Management, Ltd. All of the foregoing entities, except for Rising Tide Management, Ltd., is managed by Rising Tide Fund Managers, LLC. Rising Tide Management, Ltd. is wholly-owned by Ossama Hassanein, who is also a managing member of Rising Tide Fund Managers, LLC. The holder is a managing member of Rising Tide Fund Managers, LLC. The business address for the holder and its affiliates is 44 Tehama Street, San Francisco, California 94105.

(11)

Consists of 3,098 restricted stock units that will vest as of or within 60 days of August 5, 2022 and 6,466 shares of Common Stock that would be issuable upon exercise of options exercisable as of or within 60 days of August 5, 2022.

(12)

Consists of (i) 124,566 shares of Common Stock, (ii) 437,245 restricted stock units that will vest as of or within 60 days of August 5, 2022 and (iii) 172,951 shares of Common Stock that would be issuable upon exercise of options exercisable as of or within 60 days of August 5, 2022.

(13)

Based on information disclosed in a Schedule 13D filed with the SEC on February 18, 2022, by Rising Tide V, LLC reporting ownership as of February 8, 2022. Consists of 877,065 shares of Common Stock, including 125,000 shares purchased in the PIPE Investment, and 236,553 shares of Common Stock that would be issuable upon exercise of warrants exercisable as of or within 60 days of August 5, 2022, in each case, by Rising Tide V, LLC. Rising Tide V, LLC is managed by Victega Business Holding Ltd. The business address for Rising Tide V, LLC is c/o Rising Tide Fund Managers, LLC, 44 Tehama Street, San Francisco, California 94105.

(14)

CITIC Capital Acquisition LLC is the record holder of such shares. CITIC Capital MB Investment Limited, a Cayman Islands exempted company, is the sole member and the manager of CITIC Capital Acquisition LLC. CITIC Capital MB Investment Limited is managed by a board of directors comprised of four directors who may act unanimously in writing or by majority consent during a meeting, assuming a quorum of at least two directors is present. Eric Chan, Zhang Yichen, Pan Hongyan and Liu Mo are the directors of CITIC Capital MB Investment Limited. Each of the foregoing individuals disclaims any beneficial ownership of the securities held by CITIC Capital Acquisition LLC other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Includes 291,137 shares of Common Stock.
(15)

Based on information disclosed in a Schedule 13G filed with the SEC on April 11, 2022, by Sensata Technologies Holding plc reporting ownership as of February 8, 2022. Consists of 287,499 shares of Common Stock, including 37,500 shares purchased by the holder in the PIPE Financing and 125,000 shares of Common Stock that would be issuable upon exercise of a warrant exercisable as of or within 60 days of August 5, 2022. The business address of the holder is 529 Pleasant Street, Attleboro, Massachusetts 02703.

(16)

Based on information disclosed in a Schedule 13G filed with the SEC on August 4, 2022, by GEM Global Yield LLC SCS (“GEM Investor”) and Gem Global Yield Fund LLC (“GEM GP”) reporting ownership as of July 25, 2022. Consists of 536,247 Common Stock held by GEM Investor. Does not include 320,000 shares of Common Stock issued to GEM Investor on August 18, 2022 pursuant to the GEM Agreement. GEM GP is the general partner of GEM Investor. Christopher F. Brown is the sole beneficial owner of GEM GP and has voting and dispositive power over the shares held by GEM Investor. The address for GEM GP and Mr. Brown is 12C, rue Guillaume J. Kroll, L-1882 Luxembourg.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our Common Stock and Preferred Stock (as defined below). This summary is qualified by reference to the complete text of our Charter and our Bylaws filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our Charter authorizes 300,000,000 shares of Common Stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). There were 6,365,314 shares of Common Stock outstanding as of October 3, 2022.

The following summary describes all material provisions of our capital stock. We urge you to read the Charter and the Bylaws.

Preferred Stock

Our board of directors has authority to issue shares of Preferred Stock in one or more series, to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease the number of shares for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of Preferred Stock could have the effect of decreasing the trading price of our Common Stock, restricting dividends on our capital stock, diluting the voting power of our Common Stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control.

Common Stock

Common Stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities. Common Stock is neither convertible nor redeemable. Unless our board of directors determines otherwise, we will issue all of our capital stock in uncertificated form.

Voting Rights

Each holder of Common Stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by our Charter. Our Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, our Bylaws or our Charter, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Dividend Rights

Each holder of shares of our capital stock is entitled to the payment of dividends and other distributions as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of Preferred Stock, if any, and any contractual limitations on our ability to declare and pay dividends.

Other Rights

Each holder of Common Stock is subject to, and may be adversely affected by, the rights of the holders of any series of Preferred Stock that we may designate and issue in the future.

Liquidation Rights

If we are involved in voluntary or involuntary liquidation, dissolution or winding up of our affairs, or a similar event, each holder of Common Stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding.

Special Meetings of Stockholders

Our Charter provides that a special meeting of stockholders may be called by the (a) the Chairperson of our board of directors, (b) our board of directors, (c) our Chief Executive Officer or (d) our President, provided that such special meeting may be postponed, rescheduled or cancelled by our board of directors or other person calling the meeting.

Action by Written Consent

Our Charter provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.

Removal of Directors

Our board of directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of our voting stock entitled to vote at an election of directors.

Limitations on Liability and Indemnification of Officers and Directors

Our Charter provides that we will indemnify our directors to the fullest extent authorized or permitted by applicable law. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under our Bylaws, we are required to indemnify each of our directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request as a director, officer, employee or agent for another entity. We must indemnify our officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. Our Bylaws also require us to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

Our Charter requires, to the fullest extent permitted by law, that derivative actions brought in the name of the Company, actions against directors, officers and employees for breach of fiduciary duty, any provision of the DGCL, our Charter, our Bylaws and other similar actions may be brought only in the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the exclusive jurisdiction provisions of our Charter and (b) service of process on such stockholder’s counsel.

Notwithstanding the foregoing, our Charter provides that the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Options

As of June 30, 2022, stock options to purchase an aggregate of 184,629 shares of Common Stock were outstanding.

Restricted Stock Units

As of June 30, 2022, restricted stock units to purchase an aggregate of 436,567 shares of Common Stock were outstanding.

Warrants

As of June 30, 2022, our outstanding warrants consist of warrants to purchase 1,500,165 shares of Common Stock, with an exercise price ranging from $0.20 to $230.00 per share and generally expire between three and five years after the date of issuance.

Dividends

We have not paid any cash dividends on our Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of our board of directors. In addition, our board of directors is not currently contemplating and does not anticipate declaring any share dividends in the foreseeable future.

Certain Anti-Takeover Provisions of Delaware Law, Our Charter and Our Bylaws

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “Business Combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or Bylaws not to be governed by this particular Delaware law. Under our Charter, we opted out of Section 203 of the DGCL, but provides other similar restrictions regarding takeovers by interested stockholders.

Our Charter, our Bylaws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our board of directors or taking other corporate actions, including effecting changes in our management. For instance, our Charter does not provide for cumulative voting in the election of directors and provides for a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors. Our board of directors are empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions in our Bylaws require that stockholders must comply with certain procedures in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting.

Our authorized but unissued Common Stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Charter and Bylaws

Among other things, our Charter and our Bylaws:

•	not provide for cumulative voting in the election of directors;

•

provides for the exclusive right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director by stockholders;

•

permits the board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval;

•	prohibits stockholder action by written consent;

•	Requires that a special meeting of stockholders may be called only by the chairperson of the Board, the chief executive officer, the board of directors or the president;

•	limits the liability of, and providing indemnification to, our directors and officers;

•	controls the procedures for the conduct and scheduling of stockholder meetings;

•

provides for a classified board, in which the members of the board of directors are divided into three classes to serve for a period of three years from the date of their respective appointment or election;

•

grants the ability to remove directors with cause by the affirmative vote of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Company entitled to vote at an election of directors;

•

requires the affirmative vote of at least 66 2/3% of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, to amend Articles V(B), Article VII, Article VIII, Article IX, Article X, Article XI, Article XII and Article XIII of the Charter; and

•	provides for advance notice procedures that stockholders must comply with in order to nominate candidates to the board of directors or to propose matters to be acted upon at a stockholders’ meeting.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares of Common Stock and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our Common Stock.

Our Charter provides that the Court of Chancery of the State of Delaware will be the exclusive forum for actions or proceedings brought under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Company; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company, to the Company or the Company’s stockholders; (C) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, the Charter or the Bylaws of the Company (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Charter or the Bylaws of the Company (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. Our Charter further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or Exchange Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision of our Charter will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder and therefore bring a claim in another appropriate forum. Additionally, we cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in our Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Transfer Agent and Warrant Agent

The transfer agent for Common Stock and warrant agent for warrants is Continental Stock Transfer & Trust Company.

DESCRIPTION OF SECURITIES WE ARE OFFERING

The following summary of certain terms and provisions of the securities that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the underlying securities, the forms of which are to be filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the forms of securities for a complete description of the terms and conditions.

Units

We are offering Units, with each Unit consisting of one share of Common Stock and a Unit Warrant to purchase one share of our Common Stock at an exercise price per share of $        , together with the shares of Common Stock underlying such Unit Warrants, at an assumed public offering price of $2.42 per Unit (the closing price of our Common Stock on NYSE on October 11, 2022). The Units will not be certificated and the shares of Common Stock and Unit Warrants constituting such units are immediately separable and will be issued separately in this offering.

Common Stock

The material terms and provisions of our Common Stock and each other class of our securities which qualifies or limits our Common Stock are described under the title “Description of Capital Stock” in this prospectus.

Unit Warrants

General

The material terms and provisions of the Unit Warrants being offered pursuant to this prospectus are summarized below. This summary of some provisions of the Unit Warrants is not complete. For the complete terms of the Unit Warrants, you should refer to the form of Unit Warrant to be filed as an exhibit to the registration statement of which this prospectus is a part. The Unit Warrants will be issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exercise of Unit Warrants

Each Unit includes a Unit Warrant to purchase one share of our Common Stock, with an exercise price equal to $         per share at any time for up to five (5) years from the date of issuance of the Unit Warrants. Each Unit Warrant is exercisable into one share of Common Stock. The Unit Warrants issued in this offering will be governed by the terms of a global warrant held in book-entry form. The holder of a Unit Warrant will not be deemed a holder of our underlying Common Stock until the Unit Warrant is exercised. No fractional shares of Common Stock will be issued in connection with the exercise of a Unit Warrant. Instead, for any such fractional share that would have otherwise been issued upon exercise of Unit Warrants, we will round such fraction down to the next whole share.

Subject to certain limitations as described below the Unit Warrants are immediately exercisable upon issuance and expire on the five (5) year anniversary of the issuance date. Subject to limited exceptions, a holder of Unit Warrants will not have the right to exercise any portion of its Unit Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of Common Stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our Common Stock then outstanding after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the Unit Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The Unit Warrant holders must pay the exercise price in cash upon exercise of the Unit Warrants, unless such Unit Warrant holders are utilizing the cashless exercise provision of the Unit Warrants.

Upon the holder’s exercise of a Unit Warrant, we will issue the shares of Common Stock issuable upon exercise of the Unit Warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any Unit Warrants to purchase Common Stock, holders of the Unit Warrants will not have any of the rights of holders of the Common Stock purchasable upon exercise, including the right to vote, except as set forth therein.

Unit Warrant holders may exercise Unit Warrants only if the issuance of the shares of Common Stock upon exercise of the Unit Warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the Unit Warrants are exercised. The Unit Warrant holders must pay the exercise price in cash upon exercise of the Unit Warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the Unit Warrants (in which case, the Unit Warrants may only be exercised via a “cashless” exercise provision).

Fundamental Transaction

In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our Common Stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of Common Stock, then following such event, the holders of the Unit Warrants will be entitled to receive upon exercise of such Unit Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised their Unit Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Unit Warrants. Additionally, as more fully described in the Unit Warrants, in the event of certain fundamental transactions, the holders of the Unit Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Unit Warrants on the date of consummation of such transaction.

Exchange Listing

There is no established public trading market for the Unit Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Unit Warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Unit Warrants will be limited.

Right as a Stockholder

Except as otherwise provided in the Unit Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Unit Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Unit Warrants.

Underwriter’s Warrants

We have agreed to issue Unit Warrants to the Underwriter, upon the closing of this offering, which entitle it to purchase up to 4.0% of the total number of shares of Common Stock to cover over-allotments, if any, sold in this offering (the “Underwriter’s Warrants”). The exercise price of these Unit Warrants is equal to 110% of the public offering price of the Units offered hereby. The Underwriter’s Warrants will be exercisable upon the six-month anniversary of the effective date of the registration statement to which this prospectus relates, at any time and from time to time, in whole or in part, during the five-year period after such date. The Underwriter’s Warrants and the shares of Common Stock underlying the Underwriter’s Warrants are being registered hereby.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax considerations generally applicable to the purchase, ownership and disposition of our Common Stock and the purchase, exercise, disposition and lapse of our Unit Warrants. The Common Stock and the Unit Warrants are collectively referred to herein as our securities. All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our securities.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the purchase, ownership and disposition of our securities. This summary is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership or disposition of our securities. We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any other U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax- qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our securities.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of our securities that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “Tax Considerations Applicable to U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year at the time of disposition. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock will generally equal the U.S. Holder’s acquisition cost for such Common Stock (or, in the case of Common Stock received upon exercise of a Unit Warrant, the U.S. Holder’s initial basis for such Common Stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Common Stock so disposed of is one year or less at the time of disposition, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Unit Warrant

Except as discussed below with respect to the cashless exercise of a Unit Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon exercise of a Unit Warrant for cash. The U.S. Holder’s initial tax basis in the share of our Common Stock received upon exercise of the Unit Warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Unit Warrant and the exercise price of such Unit Warrant. It is unclear whether a U.S. Holder’s holding period for the Common Stock received upon exercise of the Unit Warrant would commence on the date of exercise of the Unit Warrant or the day following the date of exercise of the Unit Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Unit Warrants.

In certain circumstances, the Unit Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Unit Warrant on a cashless basis, including with respect to their holding period and tax basis in the Common Stock received upon exercise of the Unit Warrant.

Sale, Exchange, Redemption or Expiration of a Unit Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a Unit Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Unit Warrant. A U.S. Holder’s adjusted tax basis in its Unit Warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “Tax Considerations Applicable to U.S. Holders—Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Unit Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration.

If a Unit Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the Unit Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Unit Warrant is held for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Unit Warrant provide for an adjustment to the number of shares of Common Stock for which the Unit Warrant may be exercised or to the exercise price of the Unit Warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities We Are Offering—Unit Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Unit Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Unit Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “Tax Considerations Applicable to U.S. Holders—Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding.

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of Common Stock and Unit Warrant, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares on our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “Tax Considerations Applicable to Non-U.S. Holders—Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Unit Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Tax Considerations Applicable to Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Unit Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see the section entitled “Tax Considerations Applicable to Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Unit Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Unit Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Unit Warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. Holder, as described under “Tax Considerations Applicable to U.S. Holders—Exercise of a Unit Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “Tax Considerations Applicable to Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Unit Warrants.”

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Unit Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our securities or an expiration or redemption of our Unit Warrants, unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Common Stock or Unit Warrants and, in the case where shares of our Common Stock are regularly traded on an established securities market, (i) the non-U.S. Holder is disposing of our Common Stock and has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Common Stock or (ii), in the case where our Unit Warrants are regularly traded on an established securities market, the non-U.S. Holder is disposing of our Unit Warrants and has owned, directly or constructively, more than 5% of our Unit Warrants at any time within the within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Unit Warrants. There can be no assurance that our Common Stock will be treated as regularly traded or not regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or Unit Warrants, as applicable, will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock or Unit Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each Unit Warrant provide for an adjustment to the number of shares of Common Stock for which the Unit Warrant may be exercised or to the exercise price of the Unit Warrant in certain events, as discussed in the section entitled “Description of Securities We Are Offering—Unit Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of Unit Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Unit Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Tax Considerations Applicable to Non-U.S. Holders—Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act

Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding.

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Common Stock and Unit Warrants. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

We are offering our Units as described in this prospectus through the underwriters named below. Maxim Group LLC (or Maxim) is acting as the sole representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to the underwriter, the number of Units listed next to its name in the following table.

Underwriters	Number of Units
Maxim Group LLC
Total

The underwriting agreement provides that the underwriter must buy all of the Units if they buy any of them. However, the underwriters are not required to take or pay for the shares of Common Stock and/or the Unit Warrants covered by the underwriters’ option to purchase additional shares as described below.

Our Units are offered subject to a number of conditions, including:

•	receipt and acceptance of our shares of Common Stock and Unit Warrants by the underwriters; and

•	the underwriters’ right to reject orders in whole or in part.

We have been advised by Maxim that the underwriters intend to make a market in our shares of Common Stock and Unit Warrants but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Option to Purchase Additional Shares

We have granted the underwriters an option to buy up to an aggregate of 929,700 additional Units at a price per share of $         less discounts and commissions, to cover over-allotments, if any. The underwriters have 45 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares of Common Stock and/or Unit Warrants approximately in proportion to the amounts specified in the table above.

Underwriting Discount

Units sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any Units sold by the underwriter to securities dealers may be sold at a discount of up to $         per share from the public offering price. The underwriter may offer the Units through one or more of their affiliates or selling agents. If all the Units are not sold at the public offering price, Maxim may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the Units at the prices and upon the terms stated therein.

The underwriting discount is equal to the public offering price per Unit, less the amount paid by the underwriter to us per Unit. The underwriting discount was determined through an arms’ length negotiation between us and the underwriters. We have agreed to sell the Units of common stock to the underwriters at the offering price of $         per share of Common Stock, and $         per Warrant, which represents the public offering price of our Units set forth on the cover page of this prospectus less up to a 7.0% underwriting discount.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	No Exercise	Full Exercise
Per Unit Public Offering Price	$	$
Underwriting Discounts and Commissions(1)
Total	$	$

(1)	See “Underwriting” for additional disclosure regarding underwriting discounts and commissions and reimbursement of expenses.

We have agreed to pay Maxim’s out-of-pocket accountable expenses, including Maxim’s legal fees, up to a maximum amount of $130,000, irrespective of whether the offering is consummated.

We estimate that the total expenses of the offering payable by us, not including the underwriting discount, will be approximately $        .

Underwriter’s Warrants

We have also agreed to issue to Maxim (or its permitted assignees) the warrants to purchase a number of our shares of Common Stock equal to an aggregate of 4.0% of the total number of Units sold in this offering (or Underwriter’s Warrants). The Underwriter’s Warrants will have an exercise price equal to 110% of the offering price of the Units sold in this offering and may be exercised on a cashless basis. The Underwriter’s Warrants are exercisable commencing six (6) months after the effective date of the registration statement related to this offering and will expire five years after the commencement of sales of this offering. The Underwriter’s Warrants are not redeemable by us. We have agreed to a one-time demand registration of the shares of common stock underlying the Underwriter’s Warrants for a period of five years from the commencement of sales of this offering. The Underwriter’s Warrants also provide for unlimited “piggyback” registration rights at our expense with respect to the underlying shares of common stock during the five-year period from the commencement of sales of this offering. The Underwriter’s Warrants and the shares of common stock underlying the Underwriter’s Warrants, have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). The underwriters (or permitted assignees under the Rule) may not sell, transfer, assign, pledge or hypothecate the Underwriter’s Warrants or the securities underlying the Underwriter’s Warrants, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Underwriter’s Warrants or the underlying securities for a period of 180 days from the commencement of sales of this offering, except to any FINRA member participating in the offering, their officers or partners, associated persons or affiliates. The Underwriter’s Warrants will provide for adjustment in the number and price of such Underwriter’s Warrants (and the shares of common stock underlying such Underwriter’s Warrants) to prevent dilution in the event of a forward or reverse stock split, stock dividend or similar recapitalization.

Right of First Refusal

For a period of twelve (12) months from the closing of this offering, the Company grants Maxim the right of first refusal to act as co-managing underwriter and co-bookrunner, co-placement agent, or co-sales agent, with at least thirty percent (30%) deal economics, for any and all underwritten public offering of equity securities for which the Company retains the service of an underwriter, agent, advisor, finder or other person or entity in connection with such offering during such twelve (12) month period of the Company, or any successor to or any subsidiary of the Company. Such offer shall be made in writing in order to be effective. Maxim shall notify the Company within ten (10) business days of its receipt of the written offer contemplated above as to whether or not it agrees to accept such retention. If Maxim should decline such retention, the Company shall have no further obligations to Maxim with respect to the offering for which it has offered to retain Maxim, except as otherwise provided for herein.

Lock-Up Agreements

We and our directors and officers shall enter into customary “lock-up” agreements in favor of Maxim pursuant to which such persons and entities shall agree, for a period of 90 days after the effective date of the registration statement related to this offering, that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities without Maxim’s prior written consent, including the issuance of shares of common stock upon the exercise of currently outstanding convertible securities.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Stock Exchange

Our common stock is listed on the NYSE under the symbol “QNGY.” We do not intend to apply for the listing of the Unit Warrants on any national securities exchange or other nationally recognized trading system, including the NYSE.

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our securities during and after this offering, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids; and

•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our shares of common stock while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our shares of common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering and purchasing shares of common stock on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because Maxim has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. Neither we, nor any of the underwriters make any representation that the underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Selling Restrictions

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument

31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriters conflicts of interest in connection with this offering.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us or any underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom. Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the FSMA) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland. The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of securities.

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Cayman Islands. No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

Taiwan. The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the securities in Taiwan.

Notice to Prospective Investors in Hong Kong. The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in the People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Israel. This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Cooley LLP. The Underwriter is being represented by Ellenoff Grossman & Schole LLP.

EXPERTS

The audited financial statements of Quanergy Systems, Inc. included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to Quanergy and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at www. Quanergy.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

Quanergy Systems, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except number of shares)
(unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$18,719	$26,106
Restricted cash	70	70
Accounts receivable, net of allowance for doubtful accounts of $224 at June 30, 2022 and December 31, 2021	820	645
Inventory	5,521	3,242
Prepaid expenses and other current assets	12,915	1,138

Total current assets	38,045	31,201
Property and equipment, net	1,867	1,908
Other long-term assets	11,116	3,539

Total assets	$51,028	$36,648

Liabilities and stockholders’ equity / (deficit)
Current liabilities
Accounts payable	$4,475	$2,375
Accrued expenses	3,317	2,435
Accrued settlement liability	2,750	2,500
Other current liabilities	5,086	737
Short-term debt	—	34,311
Related party payable	1,070	—

Total current liabilities	16,698	42,358
Long-term debt	—	16,153
Long-term debt - related party	—	16,670
Derivative liability	496	26,017
Other long-term liabilities	9,026	803

Total liabilities	26,220	102,001

Commitments and contingencies
Stockholders’ equity / (deficit):
Common stock, $0.0001 par value. 300,000,000 and 4,003,595 shares authorized as of June 30, 2022 and December 31, 2021, respectively; 6,476,566 and 2,850,876 shares issued and outstanding as of June 30, 2022 and December 31, 2021 respectively.	—	—
Additional paid-in capital	462,840	242,305
Accumulated other comprehensive loss	(79)	(61)
Accumulated deficit	(437,953)	(307,597)

Total stockholders’ equity / (deficit)	24,808	(65,353)

Total liabilities and stockholders’ equity / (deficit)	$51,028	$36,648

The accompanying notes are an integral part of these unaudited condensed financial statements.

Quanergy Systems, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$1,189	$905	$2,556	$1,288
Cost of goods sold	2,453	760	4,306	1,257

Gross profit (loss)	(1,264)	145	(1,750)	31
Operating expenses:
Research and development	6,441	3,740	19,265	8,097
Sales and marketing	4,092	2,223	11,288	3,968
General and administrative	6,219	6,699	48,011	9,192

Operating expenses	16,752	12,662	78,564	21,257

Loss from operations	(18,016)	(12,517)	(80,314)	(21,226)
Other income (expense):
Interest expense, net	(10)	(5,277)	(40,054)	(8,961)
Other income (expense), net	(7,645)	(2,667)	(9,982)	(4,984)

Loss before income taxes	(25,671)	(20,461)	(130,350)	(35,171)
Income tax provision	(3)	(6)	(6)	(10)

Net loss	$(25,674)	$(20,467)	$(130,356)	$(35,181)

Net loss attributable per share to common stockholders, basic and diluted	$(4.36)	$(6.10)	$(25.34)	$(10.81)
Weighted-average shares used to compute net loss attributable per share to common stockholders, basic and diluted	5,893,244	3,355,598	5,143,419	3,254,849
The accompanying notes are an integral part of these unaudited condensed financial statements.

Quanergy Systems, Inc.
Condensed Consolidated Statements of Comprehensive Loss
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss	$(25,674)	$(20,467)	$(130,356)	$(35,181)
Other comprehensive loss (net of tax):
Foreign currency translation loss	(7)	(11)	(18)	(6)

Comprehensive loss	$(25,681)	$(20,478)	$(130,374)	$(35,187)

The accompanying notes are an integral part of these unaudited condensed financial statements.

Quanergy Systems, Inc.
Condensed Consolidated Statements of Stockholder’s Equity / (Deficit)
(in thousands, except number of shares)
(unaudited)

	Convertible Preferred Stock		Common Stock		Additional Paid- in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
December 31, 2021 (as previously reported)	7,695,112	$152,978	250,898	$—	$89,327	$(307,597)	$(61)	$(218,331)
Retroactive application of recapitalization (Note 2)	(7,695,112)	(152,978)	2,599,978	—	152,978	—	—	152,978

Balance at December 31, 2021, as adjusted (Note 2)	—	—	2,850,876	—	242,305	(307,597)	(61)	(65,353)

Conversion of 2023 Notes into common stock	—	—	723,223	—	101,978	—	—	101,978
Issuance of common stock upon the reverse capitalization, net of offering costs	—	—	411,610	—	(9,150)	—	—	(9,150)
Offering cost in connection with Business Combination and PIPE financing	—	—	—	—	(12,450)	—	—	(12,450)
Issuance of PIPE shares	—	—	184,750	—	36,950	—	—	36,950
Subsequent issuance of shares for offering costs incurred in connection with Business Combination and PIPE financing	—	—	240,182	—	9,531	—	—	9,531
Issuance of common stock upon vesting of restricted stock units (“RSUs”)	—	—	358,776	—	—	—	—	—
Issuance of common stock warrants	—	—	—	—	17,602	—	—	17,602
Stock-based compensation	—	—	—	—	51,561	—	—	51,561
Shares issued upon exercise of options	—	—	9,892	—	58	—	—	58
Shares issued upon exercise of common stock warrants	—	—	145,379	—	29	—	—	29
Other comprehensive loss	—	—	—	—	—	—	(11)	(11)
Net loss	—	—	—	—	—	(104,682)	—	(104,682)

Balance at March 31, 2022	—	$—	4,924,688	$—	$438,414	$(412,279)	$(72)	$26,063

Issuance of common stock upon vesting of RSUs	—	—	34,961	—	—	—	—	—
Stock-based compensation	—	—	—	—	5,006	—	—	5,006
Shares issued upon draw down of GEM agreement	—	—	1,314,159	—	19,379	—	—	19,379
Shares issued upon exercise of common stock warrants	—	—	202,758	—	41	—	—	41
Other comprehensive loss	—	—	—	—	—	—	(7)	(7)
Net loss	—	—	—	—	—	(25,674)	—	(25,674)

Balance at June 30, 2022	—	$—	6,476,566	$—	$462,840	$(437,953)	$(79)	$24,808

The accompanying notes are an integral part of these unaudited condensed financial statements.

Quanergy Systems, Inc.
Condensed Consolidated Statements of Stockholder’s Equity / (Deficit)
(in thousands, except number of shares)
(unaudited)

	Convertible Preferred Stock		Common Stock		Additional Paid- in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2020 (as previously reported)	7,695,112	$152,978	234,785	$—	$55,310	$(244,053)	$(61)	$(188,804)
Retroactive application of recapitalization (Note 2)	(7,695,112)	(152,978)	2,553,566	—	152,978	—	—	152,978

Balance at December 31, 2020, as adjusted (Note 2)	—	—	2,788,351	—	208,288	(244,053)	(61)	(35,826)

Shares issued upon exercise of options	—	—	3,878	—	74	—	—	74
Issuance of common stock warrants	—	—	—	—	21,971	—	—	21,971
Issuance of Restricted Stock Awards (“RSAs”)	—	—	58,199	—	563	—	—	563
Stock-based compensation	—	—	—	—	1,017	—	—	1,017
Other comprehensive gain	—	—	—	—	—	—	5	5
Net loss	—	—	—	—	—	(14,714)	—	(14,714)

Balance at March 31, 2021	—	$—	2,850,428	$—	$231,913	$(258,767)	$(56)	$(26,910)

Vesting of RSAs	—	—		—	4,659	—	—	4,659
Stock-based compensation	—	—	—	—	1,065	—	—	1,065
Other comprehensive gain	—	—	—	—	—	—	(11)	(11)
Net loss	—	—	—	—	—	(20,467)	—	(20,467)

Balance at June 30, 2021	—	$—	2,850,428	$—	$237,637	$(279,234)	$(67)	$(41,664)

The accompanying notes are an integral part of these unaudited condensed financial statements.

Quanergy Systems, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities
Net loss	$(130,356)	$(35,181)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	56,812	7,306
Non-cash interest expense	40,071	8,727
Change in fair value of derivative liabilities	1,025	7,499
Change in fair value of share-settled forward asset	8,956	—
Non-cash bonus expense	1,412	—
Depreciation and amortization	472	490
Non-cash lease expense	333	—
Paid-in-kind interest and accrued interest on repayment of 2022 Notes	(9,341)	—
Gain on extinguishment of debt	—	(2,515)
Other	—	(70)
Changes in operating assets and liabilities:
Accounts receivable	(175)	290
Inventory	(2,279)	446
Prepaid expenses and other current assets	(1,907)	166
Other long-term assets	(1)	(1,780)
Accounts payable	1,835	629
Accrued expenses	(61)	(222)
Accrued settlement liability	250	—
Other current liabilities	(452)	—
Other long-term liabilities	77	(251)

Net cash used in operating activities	(33,329)	(14,466)

Cash flows from investing activities
Purchases of property and equipment	(431)	(5)

Net cash used in investing activities	(431)	(5)

Cash flows from financing activities
Related party proceeds from PIPE financing	36,950	—
Proceeds from Business Combination and PIPE financing	13,414	—
Proceeds from draw down on GEM Agreement	9,900	—
Payments of offering costs	(8,188)	—
Repayment of 2022 Notes	(25,813)	—
Proceeds from exercise of stock options	58	74
Proceeds from exercise of common stock warrants	70	—
Proceeds from issuance of convertible notes	—	37,130
Proceeds from issuance of convertible notes to related parties	—	11,475

Net cash provided by financing activities	26,391	48,679

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(18)	(6)

Net increase (decrease) in cash, cash equivalents and restricted cash	(7,387)	34,202

Cash, cash equivalents and restricted cash at beginning of period	26,176	7,668

Cash, cash equivalents and restricted cash at end of period	$18,789	$41,870

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$9,326	$236
Supplemental schedule of noncash investing and financing activities:
Conversion of redeemable convertible preferred stock to common stock	$152,978	$—
Conversion of 2023 Notes into equity	$101,978	$—
Issuance of common stock warrants	$17,602	$21,970
Assumption of net liabilities from Business Combination	$15,956	$—
Issuance of share-settled forward asset	$10,027	$—
Offering costs paid in common stock	$9,531	$—
GEM commitment fee	$2,500	$—
Fair value of debt derivative liabilities related to issuance of convertible notes	$—	$17,540
The accompanying notes are an integral part of these unaudited condensed financial statements.

(1) Basis of Presentation and Summary of Significant Accounting Policies
Description of Business
Quanergy Systems, Inc. (the “Company” or “Quanergy”) formerly known as CITIC Capital Acquisition Corp., designs, develops and produces Light Detection and Ranging (“LiDAR”) sensors and is a leader in 3D sensing that delivers robust and intelligent real-time 3D object detection and classification solutions.
CITIC Capital Acquisition Corp. (“CCAC”), the Company’s predecessor, was incorporated as a Cayman Islands exempted special purpose acquisition company. On February 7, 2022, CCAC effectuated the change of the Company’s jurisdiction of incorporation to the state of Delaware. Accordingly, each of CCAC’s issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares automatically converted on a one-for-one
basis, into shares of common stock of the CCAC (“Common Stock”). Similarly, all of CCAC’s outstanding warrants became warrants to acquire shares of the Company’s common stock, and no other changes were made to the terms of any outstanding warrants.
Business Combination
On February 8, 2022 (the “Closing Date” or “Closing”), the Company consummated the business combination (the “Business Combination”) pursuant to the terms of the Agreement and Plan of Merger, dated as of June 21, 2021 (as amended, the “Merger Agreement”), by and among CCAC, CITIC Capital Merger Sub Inc. (“Merger Sub”), and Quanergy Systems, Inc., (“Legacy Quanergy”). Pursuant to the terms of the Merger Agreement, the Business Combination between the Company and Legacy Quanergy was effected through the merger of Merger Sub with and into Legacy Quanergy, with Legacy Quanergy continuing as the surviving corporation and a wholly-owned subsidiary of the Company. On the Closing Date, the registrant changed its name from CITIC Capital Acquisition Corp. to Quanergy Systems, Inc. On January 28, 2022, Legacy Quanergy changed its corporate name to Quanergy Perception Technologies, Inc. In connection with the Business Combination, holders of 1,343,390 of CCAC’s Class A Ordinary Shares, or approximately 97.3% of the shares with redemption rights, exercised their right to redeem their shares for cash at a redemption price of approximately $201.36 per share, for an aggregate redemption amount of $270.5 million. On the Closing Date, holders of 30,000 of CCAC’s Class A Ordinary Shares, or approximately 2.2% of the shares with redemption rights, reversed their prior redemptions, resulting in $6.0 million being returned to the trust account established at the consummation of CCAC’s initial public offering prior to the Closing.
Pursuant to the terms of the Merger Agreement, at the effective time of the Business Combination:

•	All outstanding shares of Legacy Quanergy common stock were cancelled and converted into shares of Quanergy using a conversion ratio of 0.1940 (“Exchange Ratio”);

•
All outstanding shares of Legacy Quanergy convertible preferred stock were cancelled and converted into shares of Quanergy’s common stock (all preferred stock except for Series B and Series C were cancelled and converted using a ratio of 0.1940; Series B and Series C were converted using ratios of 0.5771 and 0.7155, respectively);

•
All outstanding stock options, Restricted Stock (“RSAs”), Restricted Stock Unit Awards (“RSUs”) and common stock warrants of Legacy Quanergy, whether vested or unvested, were assumed by the Company and converted into stock options, Restricted Stock, Restricted Stock Unit Awards and common stock warrants of Quanergy;

•
The Note Financing Agreement issued in 2020 (the “2023 Initial Notes) and 2021 (the “Extension Notes”, and together with 2023 Initial Notes, referred to as the “2023 Notes”) converted into shares of Legacy Quanergy common stock, that subsequently converted into shares of common stock of Quanergy at the rate consistent with the terms of the note agreement;

•	Legacy Quanergy’s indebtedness under the Note Financing Agreement issued in 2018 was paid off;

•	All outstanding CCAC Class A and Class B Ordinary Shares were cancelled and converted into shares of common stock of Quanergy;

•	All outstanding warrants of CCAC converted automatically into warrants to purchase Quanergy common stock at a ratio of 1.0 to 1.0.
On the Closing Date, certain investors (the “PIPE Investors”) purchased from the Company an aggregate of 184,750 shares (the “PIPE Shares”) of Common Stock at a price of $200.00 per share, for an aggregate purchase price of approximately $37.0 million (the “PIPE Financing”), in a private placement pursuant to separate subscription agreements consummated substantially concurrently with close of the Business Combination.
The Company’s common stock and warrants are now listed on the New York Stock Exchange under the symbols “QNGY” and “QNGY WS”. Unless the context otherwise requires, “we,” “us,” “our,” “Quanergy,” and the “Company” refers to Quanergy Systems, Inc., the combined company and its subsidiaries following the Business Combination. Refer to “Note 2 — Reverse Recapitalization” for further discussion of the Business Combination.
Basis of Presentation and Consolidation
The accompanying interim unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
The condensed consolidated financial statements as of June 30, 2022 are unaudited. The condensed consolidated balance sheet as of December 31, 2021, included herein was derived from the audited consolidated financial statements as of that date. Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. As such, the information included herein should be read in conjunction with the audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2021, which was filed as Exhibit 99.1 to the Company’s Form
8-K/A
filed with the Securities and Exchange Commission (“SEC”) on March 31, 2022.
The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The Company’s fiscal year begins on January 1 and ends on December 31.
In the opinion of the Company’s management, the unaudited condensed consolidated financial statements include all adjustments necessary for the fair presentation of the Company’s balance sheet as of June 30, 2022, the results of operations, including its comprehensive loss, and stockholders’ equity/(deficit) for the three and six months ended June 30, 2022 and 2021, and the statement of cash flows for the six months ended June 30, 2022 and 2021. All adjustments are of a normal recurring nature. The results for the three and six months ended June 30, 2022 are not necessarily indicative of the results to be expected for any subsequent quarter or for the fiscal year ending December 31, 2022.
Summary of Significant Accounting Policies
The Company’s significant accounting policies are disclosed in Summary of Significant Accounting Policies in the notes to the audited consolidated financial statements for the fiscal year ended December 31, 2021. Other than the accounting policies discussed below related to the adoption of Accounting Standards Codification (“ASC”) 842, Leases, there has been no material change to the Company’s significant accounting policies during the six months ended June 30, 2022. See “Recently Adopted Accounting Pronouncements” and “Note 13 — Leases” related to the adoption of ASC 842.
Liquidity and Capital Resources
The Company has prepared its condensed consolidated financial statements assuming that the Company will continue as a going concern. The Company has had recurring losses and an accumulated deficit since its inception. The Company obtained additional funding of $43.8 million in connection with the Business Combination and effectively settled its outstanding debt balance of $106 million, thereby providing the Company with additional future financial flexibility. The Business Combination also gives the Company access to $125 million from a previously announced share subscription facility from Global Emerging Markets Group (“GEM”), a Luxembourg-based private alternative investment group. On May 25, 2022, the Company received $9.9 million in cash under the facility in exchange for ultimate settlement of 1.3 million shares of common stock. Should the company be unable to access the GEM facility, it would be forced to seek other forms of financing which may not be available in sufficient amounts to fund its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern, for a period of twelve months following the date of issuance of financial statements as of and for the six months ended June 30, 2022. These condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
COVID-19
Considerations
The extensive impact of the pandemic caused by the novel coronavirus
(“COVID-19”)
has adversely affected global economic conditions and has contributed to significant volatility in financial markets beginning in early calendar year 2020. The continually evolving pandemic remains uncertain and its future impact on Quanergy will depend on a number of factors, including among others, the continued duration and severity of the spread of
COVID-19,
emerging variants, vaccine and booster effectiveness, public acceptance of safety protocols, and government measures. While the impact of
COVID-19
on our business has lessened in 2022, supply constraints continue to place upward pressures on lead times and pricing premiums for component parts utilized in our manufacturing processes. We anticipate that the pandemic may continue to impact our operations and financial operating results, and there is uncertainty in the nature and degree of its continued effects over time.
Reverse Stock Split
On October 6, 2022, the Company effected a one-for-twenty reverse stock split of its Common Stock. The accompanying consolidated financial statements and footnotes retroactively reflect the impact of this reverse stock split on the Company’s Common Stock and per share amounts.
Recently Adopted Accounting Pronouncements
In February 2016, the FASB issued ASU
2016-02,
Leases
(Topic 842), which requires lessees to recognize leases on the balance sheet and disclose key information about leasing arrangements. The Company adopted ASC 842 on January 1, 2022, using the modified retrospective transition method, which applies the standard as of the adoption date and therefore, the Company has not applied the standard to the comparative prior periods presented in the Company’s condensed consolidated financial statements. The Company elected the following practical expedients:

(i)	not to reassess prior conclusions on whether any expired or existing contracts are or contain a lease, lease classification, and initial direct costs;

(ii)	combine lease and non-lease components; and

(iii)	not to recognize right-of-use (“ROU”) assets or lease liabilities for short term leases, with lease terms of 12 months or less.
The Company’s operating leases primarily comprise of office facilities, with the most significant leases relating to corporate headquarters in Sunnyvale, CA. Upon adoption of the new leasing standard on January 1, 2022, the Company recognized ROU assets of $0.5 million and lease liabilities of $0.5 million. There was no cumulative impact of transition to retained earnings as of the adoption date. The standard did not impact the accompanying condensed consolidated statements of operations and the accompanying condensed consolidated statements of cash flows.
In May 2021, the FASB issued ASU
2021-04,
Earnings Per Share
(Topic 260),
Debt — Modifications and Extinguishments
(Subtopic
470-50),
Compensation — Stock Compensation
(Topic 718), and
Derivatives and Hedging — Contracts in Entity’s Own Equity
(Subtopic
815-40):
Issuer’s Accounting for Certain Modifications

or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force). This guidance clarifies certain aspects of the current guidance to promote consistency among reporting of an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company adopted the standard on January 1, 2022 and the standard did not impact the accompanying condensed consolidated financial statements.
Recently Issued Accounting Pronouncements
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments — Credit Losses
(Topic 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. ASU
2016-13
is effective for the Company beginning January 1, 2023, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s consolidated financial statements and does not expect it to have a material impact on its consolidated financial statements.
In August 2020, the FASB issued ASU
2020-06,
Debt with Conversion and Other Options
(Subtopic
470-20)
and
Derivatives and Hedging — Contracts in Entity’s Own Equity
(Subtopic
815-
40): Accounting for convertible instruments and contracts in an entity’s own equity. The ASU simplifies accounting for convertible instruments by removing certain separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it revises the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share for convertible instruments by using the if-converted
method. The amendments are effective for the Company beginning January 1, 2024, with early adoption permitted. The Company is currently assessing the impact of this standard on its consolidated financial statements.
(2) Reverse Recapitalization
The Business Combination was accounted for as a reverse recapitalization for financial accounting and reporting purposes. Accordingly, Legacy Quanergy was deemed the accounting acquirer (and legal acquiree) and CCAC was treated as the accounting acquiree (and legal acquirer). Under this method of accounting, the reverse recapitalization was treated as the equivalent of Legacy Quanergy issuing stock for the net assets of CCAC, accompanied by a recapitalization. The net assets of CCAC are reflected at historical cost, with no goodwill or other intangible assets recorded. The consolidated assets, liabilities, and results of operations prior to the Business Combination are those of Legacy Quanergy. The shares and corresponding capital amounts and earnings per share available for common stockholders, prior to the Business Combination, have been retroactively restated as shares reflecting the Exchange Ratio.
Upon the closing of the Business Combination and the PIPE Financing, the Company received net cash proceeds of $43.8 million. The following table reconciles the elements of the Business Combination to the condensed consolidated statements of cash flows and the condensed consolidated statements of stockholders’ equity for the six months ended June 30, 2022 (in thousands):

Cash - CCAC’s trust and cash (net of redemption)	$13,414
Cash - PIPE	36,950
Less: transaction costs and advisory fees paid	(6,609)

Net cash from Business Combination and PIPE Financing	43,755
Less non-cash net liabilities assumed from CCAC	(15,955)

Net contributions from Business Combination and PIPE Financing	$27,800

The number of shares of common stock issued immediately following the consummation of the Business Combination were:

CCAC Class A Ordinary Shares, outstanding prior to Business Combination	1,380,000
CCAC Class B Ordinary Shares, outstanding prior to Business Combination	345,000
Less: redemption of CCAC Class A Ordinary Shares	(1,313,390)
Shares issued from PIPE Financing	184,750

Total Shares from Business Combination and PIPE Financing	596,360
Legacy Quanergy shares (1)	3,574,101

Total shares of common stock immediately after Business Combination	4,170,461

(1)	The number of Legacy Quanergy shares was determined as follows:

	Quanergy shares	Quanergy shares, effected for Exchange Ratio
Balance at December 31, 2020	234,785	911,017
Recapitalization applied to Convertible Preferred Stock outstanding at December 31, 2020	7,695,112	1,877,334
Shares issued upon exercise of options - 2021	999	3,878
Shares issued upon exercise of common stock warrants - 2021	115	450
Issuance of restricted stock awards	14,999	58,199
Conversion of 2023 Notes (2)	186,380	723,223

Total		3,574,101

(2)	The 2023 Notes convert into shares of common stock of Quanergy at the rate consistent with the terms of note agreement.
In connection with the Business Combination, the Company incurred direct and incremental costs of approximately $12.5 million related to legal, accounting, and other professional fees, which were offset against the Company’s additional paid-in
capital. The Company repaid $9.5 million of acquisition-related fees in shares of the combined company.
(3) Inventory
Inventory consisted of the following (in thousands):

	June 30, 2022	December 31, 2021
Raw materials	$2,700	$2,292
Work in progress	2,586	578
Finished goods	235	372

Total inventory	$5,521	$3,242

(4) Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following (in thousands):

	June 30, 2022	December 31, 2021
Sensata prepaid services	$8,801	$—
Prepaid business insurance	3,013	873
Share-settled forward	1,070	—
Prepaid other	31	265

Total prepaid expenses and other current assets	$12,915	$1,138

(5) Property and Equipment, Net
Property and equipment, net consisted of the following (in thousands):

	June 30, 2022	December 31, 2021
Machinery and equipment	$5,996	$5,568
Furniture and fixtures	182	182
Computer equipment	1,011	1,008
Computer software	35	35
Leasehold improvements	349	349

Total property and equipment	7,573	7,142
Less: accumulated depreciation and amortization	(5,706)	(5,234)

Total property and equipment, net	$1,867	$1,908

Depreciation and amortization expense for the three and six months ended June 30, 2022 was $0.2 million and $0.5 million, respectively. Depreciation and amortization expense for the three and six months ended June 30, 2021was $0.2 million and $0.5 million, respectively.
(6) Other Long-term Assets
Other long-term assets consisted of the following (in thousands):

	June 30, 2022	December 31, 2021
Sensata prepaid services	$8,557	$—
Deferred costs	2,307	3,403
ROU asset	119	—
Security deposit	133	136

Total other long-term assets	$11,116	$3,539

(7) Other Current Liabilities
Other current liabilities consisted of the following (in thousands):

	June 30, 2022	December 31, 2021
GEM commitment fee	$2,500	$—
Transaction fees payable	2,000	—
Lease liability	124	—
Restructuring liability	195	293
Customer deposits	200	200
Deferred revenue	67	72
Derivative liability	—	172

Total other current liabilities	$5,086	$737

(8) Other Long-term Liabilities
Other long-term liabilities consisted of the following (in thousands):

	June 30, 2022	December 31, 2021
Transaction fees payable	$7,660	$—
Customer deposits	750	750
Deferred revenue	130	4
Other long-term liabilities	486	49

Total other long-term liabilities	$9,026	$803

(9) Fair Value Measurements
The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.
When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•
Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•
Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The following table sets forth the Company’s financial assets and liabilities that were measured at fair value, on a recurring basis (in thousands):

	As of June 30, 2022
	Level 1	Level 2	Level 3	Total
Financial Assets
Cash and cash equivalents
Money market funds	$18,652	$—	$—	$18,652
Prepaid expenses and other current assets
Share settled forward	$—	$—	$1,070	$1,070

Total assets at fair value	$18,652	$—	$1,070	$19,722
Financial Liabilities
Private placement warrant liability	$—	$496	$—	$496

Total liabilities at fair value	$—	$496	$—	$496

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial Assets
Cash and cash equivalents:
Money market funds	$26,031	$—	$—	$26,031

Total assets	$26,031	$—	$—	$26,031
Financial Liabilities
Debt derivative liabilities	$—	$—	$26,189	$26,189

Total liabilities	$—	$—	$26,189	$26,189

The fair value of accounts receivable, accounts payable, and accrued expenses approximate their carrying values as of June 30, 2022 and December 31, 2021, due to their short-term nature. The Company records long-term debt and long-term debt due to related parties on an amortized cost basis.
At June 30, 2022, Level 2 instruments consist solely of the Company’s Private Placement Warrants, for which fair value is determined by using the directly observable market price of the Company’s Public Warrants as traded on the New York Stock Exchange. The Company has determined that the market price of its Public Warrants may be used to calculate the fair value of the Private Placement Warrants as the terms and provisions of each are identical except for a redemption feature as further described in “Note 10 — Common Stock”.
In the prior quarter, fair value of the Private Placement Warrants was determined by utilizing a Black Scholes Options Pricing Model which prioritizes unobservable inputs, and thus was characterized within the Level 3 fair value hierarchy. The inputs were based on the estimated fair value of the underlying stock at the valuation measurement date, the remaining contractual term of the warrant, the risk-free interest rates, the expected dividends, and the expected volatility of the price of the Company’s underlying stock.

The following table presents the changes in the fair value of Level 3 warrant liabilities for the following periods (in thousands). There were no other transfers between fair value hierarchies for all periods presented:

Level 3 Warrant Liabilites
Fair value at February 8, 2022	$3,248
Change in fair value of Private Placement Warrants	(1,439)

Fair value at March 31, 2022	$1,808
Change in fair value of Private Placement Warrants	(1,312)
Transfer to Level 2	(496)

Fair value at June 30, 2022	$(0)
The Company’s Level 3 instruments at June 30, 2022 are nonrecurring and consist solely of a share-settled forward asset. The share-settled forward asset represents the Company’s right to a return of a variable number of shares of the Company’s common stock as part of its $9.9 million draw down agreement with GEM. The fair value of the forward asset was determined by calculating the number of shares to be returned to Quanergy based on the trading price at date of issuance and the average trading price over 30 trading days, ending July 8, 2022. The Company’s stock price at June 30, 2022 was used as a proxy for the remainder of the trading period prior to settlement. See “Note 10 — Common Stock” for additional information on the GEM Agreement and the share-settled forward.
For the three and six months ended June 30, 2022, the Company recognized a gain from a decrease in the fair value of the Private Placement Warrants of approximately $1.3 million and $2.7 million, respectively, presented in other income (expense) on the accompanying condensed consolidated statements of operations. For the three months ended June 30, 2022, the Company recognized an $8.9 million loss for the change in fair value of the forward asset, recorded in other income (expense), net on the condensed consolidated statements of operations.
At December 31, 2021, Level 3 instruments consist solely of embedded derivatives in the Company’s convertible notes, which are classified within Level 3 of the fair value hierarchy due to a lack of observable market data. The convertible notes were subsequently derecognized in February 2022 as part of the Business Combination. See “Note 12 — Borrowing Arrangements” for details on the valuation of the embedded derivative in the convertible notes at December 31, 2021.
Long-term and short-term debt is reported in the consolidated balance sheets at carrying value, rather than fair value, and is therefore excluded from the disclosure above of financial assets and liabilities measured at fair value within the condensed consolidated financial statements. The fair value of the convertible notes was $99.0 million as of December 31, 2021. The carrying value of the convertible notes of $105.8 million, net of $38.6 million of unamortized debt discount and issuance costs, was recorded as long-term debt totaling $16.2 million, long-term debt — related party totaling $16.7 million, and short-term debt totaling $34.3 million as of December 31, 2021.
(10) Common Stock
Shares Authorized and Outstanding
As of June 30, 2022, the Company had authorized a total of 310,000,000 shares for issuance, with 300,000,000 shares designated as common stock and 10,000,000 shares designated as preferred stock.
On Closing Date, all outstanding shares of Legacy Quanergy common stock and convertible preferred stock (except Series B and Series C convertible preferred stock) were cancelled and converted into shares of Quanergy using a conversion ratio of 0.1940 in accordance with the terms of the Merger Agreement. Series B and Series C were cancelled and converted using a ratio of 0.5711 and 0.7155, respectively, in accordance with the terms of the Merger Agreement. There were 4,170,461 shares of common stock outstanding immediately after the consummation of the Business Combination, excluding contingent shares.

	February 8, 2022 (Closing Date)
	Preferred Stock Shares	Exchange Ratio	Common Stock Shares
Series Seed Convertible Preferred Stock (Legacy Quanergy)	2,231,248	0.1940	432,831
Series Seed-2 Convertible Preferred Stock (Legacy Quanergy)	495,417	0.1940	96,101
Series A Convertible Preferred Stock (Legacy Quanergy)	3,233,871	0.1940	627,352
Series A Plus Convertible Preferred Stock (Legacy Quanergy)	790,500	0.1940	153,352
Series B Convertible Preferred Stock (Legacy Quanergy)	778,839	0.5771	449,474
Series C Convertible Preferred Stock (Legacy Quanergy)	165,237	0.7155	118,224

Total	7,695,112		1,877,334

GEM Agreement
In December 2021, CCAC and GEM entered into a Share Purchase Agreement (the “GEM Agreement”) for the Company’s liquidity needs post Business Combination. Under the GEM Agreement, the Company is entitled to draw down up to $125 million of gross proceeds, over a three year period in exchange for shares of the Company’s common stock. The shares of common stock issued in exchange for funding will be determined at a price equal to 90% of the average closing price of the Company’s common stock over a
30-day
period.
In exchange for GEM’s commitment to fund, the Company issued to GEM a warrant to purchase common stock of the Company exercisable for up to 2.5% of the outstanding common stock of the Company on a fully diluted basis as of the Closing for a period of three years (the “GEM Warrant”), which warrant was fair valued at $4.0 million at origination of the agreement, and agreed to pay $2.5 million in cash or in shares for the GEM commitment fee by the first anniversary of the Closing Date. At June 30, 2022, the Company has $2.3 million of unamortized deferred offering costs for the commitment fee remaining in other long-term assets, and a $2.5 million commitment fee payable within one year recorded in other current liabilities on the condensed consolidated balance sheet.
The Company accounts for the GEM Agreement as an equity-classified purchase put option. The Company determined that the fair value of the purchase put option approximates the fair value of the GEM warrant issued of approximately $4.0 million. Accordingly, the purchase put option and the common stock warrants are each reflected within equity in connection with the retrospective recapitalization as of December 31, 2021.
In May 2022, the Company drew down $9.9 million on the GEM Agreement. In exchange for funding, Quanergy issued 1,314,159 shares of common stock. The number of shares issued represents three times the fair value of funding received by the Company, based on the closing price of the Company’s stock on the date of the funding request. Based on the GEM Agreement, the number of shares of common stock to settle the draw down of cash is determined by 90% of the average trading price over a
30-day
trading period (“Committed Draw Down Pricing Period”). If the initial issuance of shares is in excess of the number of shares determined to settle the draw down, GEM would have to return the excess shares to Quanergy. In the event there is a shortfall of shares, Quanergy would have to issue more shares to GEM. Subsequently in July 2022, the Company and GEM agreed to extend the Committed Draw Down Pricing Period to 40 consecutive trading days, ending July 22, 2022. To account for the contingently returnable shares of common stock on settlement of funding, the Company recorded a share-settled forward asset of $10.0 million on issuance of shares in prepaid expenses and other current assets on the condensed consolidated balance sheet. As of June 30, 2022, the fair value of the forward asset was determined to be $1.1 million. The Company recognized $8.9 million in expense for the change in fair value of the forward asset, recorded in other income (expense), net on the condensed consolidated statement of operations. The fair value of the forward asset was determined by calculating the number of shares to be returned to Quanergy at date of issuance and as of June 30, 2022. The number of shares to be returned was calculated based on 90% of the trading price at date of issuance, and 90% of the average trading price for the Committed Draw Down Pricing Period from May 25, 2022 to June 30, 2022, respectively, with the Company’s stock price at June 30, 2022 used as a proxy for the remainder of the Committed Draw Down Pricing Period as of June 30, 2022. Upon settlement of funding in July 2022, GEM returned 56,729 shares to the Company.
Common Stock Warrants
As of June 30, 2022, the Company had the following common stock warrants outstanding to purchase shares of the Company’s common stock:

	Shares	Exercise Price	Expiration
Public Warrants	689,999	$230.00	February 2027
Private Placement Warrants	376,000	230.00	February 2027
GEM Warrants	169,896	200.00	February 2025
2023 Notes Warrants	264,270	0.20	March 2025

Total	1,500,165

Public and Private Placement Warrants
On February 13, 2021, CCAC consummated the initial public offering (“IPO”) of 1,380,000 units (the “Units”), including the full exercise by the underwriters of their over-allotment option. Each Unit included one share of Class A Common Stock and one half of one warrant (the “Public Warrants”). Simultaneously with the closing of the IPO, CCAC consummated the sale of

,000 warrants (the “Private Placement Warrants”) in a private placement to CITIC Capital Acquisition LLC (the “Sponsor”). As of June 30, 2022, the Company had 689,999 Public Warrants that are now equity classified post Business Combination and 376,000 Private Placement Warrants outstanding. Each warrant entitles the registered holder to purchase one share of common stock at a price of $230.00 per share. The Private Placement Warrants, which the Company assumed as part of the Business Combination, are recorded as warrant liabilities.
Each whole Warrant entitles the registered holder to purchase one share of common stock at a price of $230.00 per share, at any time commencing on March 10, 2022, provided that the Company has an effective registration statement under the Securities Act covering the shares of the common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available. The Warrants expire on February 8, 2027, or earlier upon redemption or liquidation. The Company may redeem the Public Warrants when the last reported sales price of the Company’s common stock for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) exceeds $360.00.
If the Reference Value exceeds $360.00, Public Warrants are redeemable at $0.20 per warrant, in whole and upon a minimum of 30 days prior written notice. The Company’s Board of Directors could also elect to require all warrant holders to exercise the Public Warrants on a cashless basis. The number of shares to be issued for the cashless exercise would be equal to the quotient obtained by dividing (x) the product of the number of shares underlying the warrants, multiplied by the excess of the fair market value over the warrant price by (y) the fair market value. The fair market value is the average reporting closing price of the shares for the ten trading days ending on the third day prior to the date on which the notice of redemption was send to warrant holders.
The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. However, the Private Placement Warrants are not redeemable by the Company as long as they are held by a Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.
GEM Warrants
In December 2021, the Company issued the GEM Warrant, pursuant to the GEM Agreement, with a
36-month
term to purchase 169,896 shares of common stock at a strike price per share equal to $200.00, to GEM Yield Bahamas Limited.
2023 Notes Warrants
During fiscal year 2020, the Company issued warrants to purchase 176,358 shares of the Company’s common stock with an exercise price of $0.20 per share in conjunction with the issuance of $16.1 million convertible promissory notes (the “2023 Initial Notes”). These warrants expire in March 2025.
The Company allocated the proceeds from the issuance of the 2023 Initial Notes between the convertible notes and the common stock warrants on a relative fair value basis, with approximately $7.2 million allocated to the common stock warrants, included within additional paid-in
capital on the consolidated balance sheets. The warrants are not remeasured in future periods as they meet the conditions for equity classification. See “Note 12 — Borrowing Arrangements” for additional details on the 2023 Initial Notes.
In February 2021, the Company issued warrants to purchase 314,901 shares of common stock in conjunction with the issuance of $48.7 million in convertible promissory notes (the “Extension Notes”). These Extension Notes have similar terms to the 2023 Initial Notes (the “2023 Initial Notes”, together with the “Extension Notes”, referred to as the “2023 Notes”).
These warrants are exercisable for shares of common stock at $0.20 per share and expire in March 2025. The Company allocated the proceeds from the issuance of the Extension Notes between the convertible notes and the common stock warrants on a relative fair value basis, with approximately $22.0 million allocated to the common stock warrants, included within additional paid-in
capital on the consolidated balance sheets. The warrants are not remeasured in future periods as they meet the conditions for equity classification. See “Note 12 – Borrowing Arrangements” for additional details on the Extension Notes.
Sensata Warrants
In June 2021, the Company issued warrants to purchase 125,000 shares of common stock of the Company in exchange for services to be provided under a Collaboration Agreement with Sensata. Upon the close of the Business Combination, the warrants were fair valued and the Company recorded $17.6 million within additional paid-in
capital, with $8.8 million recorded in prepaid expenses and other current assets, and $8.8 million in other long-term assets. The warrants were subsequently exercised in May 2022 for $25 thousand in cash. The Company will recognize expense under the Collaboration Agreement as services are provided. Refer to “Note 18 — Related Party Transactions” for additional details.

(11) Stock-based Compensation Expense
2013 Equity Incentive Plan
Effective January 28, 2022, the Company increased the aggregate number of shares reserved for issuance under the 2013 Incentive Stock Plan by 75,000 shares.
2022 Equity Incentive Plan
In June 2021, the Board of Directors adopted the Quanergy Systems, Inc. 2022 Plan (“the 2022 Plan”), which was subsequently approved by the Company’s stockholders. The 2022 Plan became effective on February 8, 2022 and 679,507 shares of common stock were reserved for issuance under the 2022 Plan. The 2022 Plan permits the granting of incentive stock options, non-statutory
stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other equity-based awards to employees, directors and consultants.
Employee Stock Purchase Plan
The Board of Directors and stockholders approved the Quanergy Systems, Inc. 2022 Employee Stock Purchase Plan, or the ESPP, in June 2021 and January 2022, respectively. The initial number of shares of common stock authorized for sale under the ESPP was 41,706. Unless the Board of Directors provides otherwise, beginning on January 1, 2023, and continuing through and including January 1, 2032, the maximum number of shares which shall be made available for sale under the ESPP will automatically increase on the first day in January of each calendar year by the lesser of:

(1)	one percent (1%) of fully diluted Common Stock on December 31st of the preceding calendar year

(2)	shares of Common Stock equal to 200% of the initial share reserve, or

(3)	such lesser number of shares of the Company as determined by our board of directors.
As of June 30, 2022, the Employee Stock Purchase Plan has not yet been activated. The Company is currently evaluating the timing of activation.
Option Activity
The stock option activity for the six months ended June 30, 2022 has been retrospectively adjusted to reflect the Exchange Ratio on the Legacy Quanergy stock options.
The following table summarizes the stock option activity for the six months ended June 30, 2022:

	Options outstanding
	Number of shares	Weighted average exercise price per share	Weighted average contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding - December 31, 2021	197,637	$138.20		$15,398
Options granted	—	—
Options exercised	(9,892)	5.96
Options cancelled	(3,116)	139.71
Options expired	—	—

Outstanding at June 30, 2022	184,629	$144.51	4.76	$73

Vested and exercisable - June 30, 2022	169,161	$134.35	4.53	$73

Vested and expected to vest - June 30, 2022	184,629	$144.51	4.76	$73

As of June 30, 2022, there was $2.5 million of unrecognized compensation costs related to non-vested
stock option awards, which is expected to be recognized over a weighted-average period of approximately 0.95 years.
Restricted Stock Unit Activity
The restricted stock unit activity for the six months ended June 30, 2022 has been retrospectively adjusted to reflect the Exchange Ratio on the Legacy Quanergy restricted stock units.
The following table summarizes the restricted stock unit activity for the six months ended June 30, 2022:

	Restricted Stock Units (“RSUs”)
	Number of shares	Weighted average grant date fair value
Outstanding as of December 31, 2021	565,005	$137.94
Granted	278,853	29.95
Vested	(393,737)	129.48
Forfeited or cancelled	(13,554)	136.19

Outstanding as of June 30, 2022	436,567	$76.29

Vesting of RSUs are subject to service and performance conditions. The Business Combination was a qualifying event that satisfied the performance condition. For the three and six months ended June 30, 2022, $4.2 million and $54.9 million, respectively, of stock-based compensation expense has been recognized on these RSUs. As of June 30, 2022, there was $29.4 million unrecognized stock-based compensation expense related to outstanding unvested RSUs, which is expected to be recognized over a weighted-average period of approximately 2.5 years.
Stock-based Compensation Expense
The following table summarizes stock-based compensation expense and its allocation within the accompanying condensed consolidated statements of operations for the three and six months ended June 2022 and 2021, respectively (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Cost of goods sold	$154	$21	$837	$41
Research and development	1,464	455	9,141	896
Sales and marketing	1,244	230	5,842	442
General and administrative	2,389	5,019	40,992	5,927

Total stock-based compensation expense	$5,251	$5,725	$56,812	$7,306

(12) Borrowing Arrangements
Convertible Notes
2022 Notes
In 2018, the Company issued an aggregate of $25.5 million in convertible promissory notes to various investors (the “2022 Notes”). The 2022 Notes were secured by a security agreement and matured in March 2022, unless earlier converted at the option of the investors.
The principal amount accrued interest at 1.5% per annum, payable biannually, with additional interest at 8.0% per annum, which was added to the principal and compounded on each payment date. Prior to maturity, the investors could elect to convert all or a portion of the outstanding principal and accrued and unpaid interest on the 2022 Notes to equity based on various conversion events.

The 2022 Notes contained an embedded derivative representing the debt conversion features and the fair value of the derivative was recorded as a liability with an offsetting amount recorded as a debt discount against the carrying value of the 2022 Notes. The debt discount was amortized to interest expense using the effective interest method over the term of the 2022 Notes. The derivative liability was re-valued
at the end of each reporting period using a probability-weighted discounted cash flow model.
Changes in the estimated fair value of the debt derivative were recorded in other income (expense), net, on the accompanying condensed consolidated statements of operations. The 2022 Notes were paid off at the Closing Date. The debt derivative on the 2022 Notes was remeasured at Closing Date, then derecognized upon payoff of the 2022 Notes. The Company recognized a $0.3 million loss on extinguishment of the 2022 Notes to interest expense, net on the condensed consolidated statements of operations.
The estimated fair value of the 2022 Notes embedded derivative is as follows (in thousands):

Embedded Derivative Liability
Fair value as of December 31, 2021	$172
Change in fair value	141

Fair value prior to Closing	313
Payoff of 2022 Notes	(313)

Fair value as of June 30, 2022	$—

The Company incurred approximately $0.9 million of fees related to issuance of the 2022 Notes in the form of advisor fees, legal fees and other related expenses. These costs were recorded as debt discount and were amortized to interest expense using the effective interest method over the term of the 2022 Notes.
2023 Notes
In 2020, the Company issued an aggregate of $16.1 million in convertible promissory notes to various investors, which matured in March 2023 (the “2023 Initial Notes”). In 2021, the Company issued additional convertible promissory notes of $48.7 million to various investors, which also matured in March 2023 (the “Extension Notes”). The Company issued common stock warrants in conjunction with the 2023 Initial Notes and Extension Notes (together, the “2023 Notes”). See “Note 10 – Common Stock” for additional details.
The principal amount of the outstanding balance on the 2023 Notes accrued interest at 10.0% per annum, payable at maturity in March 2023. Prior to maturity, the 2023 Notes could be redeemed for an amount equal to 200% of the principal amount of the outstanding balance and the unpaid accrued interest in the event of a change in control, or converted, either voluntarily at the option of the investor or automatically to equity based on various conversion events.
In accounting for the issuance of the 2023 Notes, the Company separated the 2023 Notes into liability and equity components, consisting of embedded derivatives representing the redemption and conversion features, and common stock warrants, respectively. The fair value of the derivatives were calculated using the “with and without” method. The key valuation assumptions used consisting of the discount rate and the probability of the occurrence of various conversion events. The fair value of the liability and equity components exceeded the 2023 Initial Notes gross proceeds therefore, the fair value of the components were allocated on a relative fair value basis.
At issuance of the 2023 Initial Notes, the derivative liability and common stock warrants received relative fair value allocations of $5.2 million and $7.2 million, respectively, with the offset to debt discount, and the remaining immaterial balance was recorded as a loss in other income (expense), net on the condensed consolidated statements of operations. At issuance of the Extension Notes, the fair value of the liability and equity components were $17.5 million and $22.0 million respectively. The equity component was included in additional paid-in
capital on the condensed consolidated balance sheets. The equity component was not remeasured.
The derivative liabilities were
re-valued
at the end of each reporting period. Changes in the estimated fair value of the derivatives were recorded in other income (expense), net, on the accompanying condensed consolidated statements of operations. The 2023 Notes were converted into shares of the Company at the Closing Date. The debt derivative on the 2023 Notes was remeasured at Closing Date, then derecognized upon conversion into equity. Upon conversion of the 2023 Notes, the Company recognized $36.7 million loss on settlement of the 2023 Notes to interest expense, net in the condensed consolidated statement of operations.
The estimated fair value of the 2023 Notes embedded derivative is as follows (in thousands):

Embedded Derivative Liability
Fair value as of December 31, 2021	$26,017
Change in fair value	3,636

Fair value prior to Closing	29,653
Conversion of 2023 Notes	(29,653)

Fair value as of June 30, 2022	$—

The 2023 Notes debt issuance costs were approximately $0.4 million, consisting of advisor fees, legal fees and other related expenses. The Company allocated the total amount incurred to the liability and equity components on a relative fair value basis, resulting in $0.3 million allocated to the liability component and recorded as debt discount and approximately $0.1 million to the equity component. The residual amount was immaterial and was allocated to loss on issuance of the 2023 Notes. As such, the total loss recorded on the 2023 Notes was immaterial.
The following table represents the total amount of interest expense recognized on the 2022 Notes and 2023 Notes for the three and six months ended June 30, 2022 and 2021 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Contractual interest expense	$—	$2,368	$1,052	$4,123
Accretion of debt discount	—	2,830	38,757	4,687
Accretion of debt issuance costs	—	82	223	155

Total interest expense	$—	$5,280	$40,032	$8,965

(13) Leases
The Company leases real estate facilities under
non-cancelable
operating leases with various expiration dates through fiscal year 2023. The Company adopted Topic 842 as of January 1, 2022, using the modified retrospective approach.
At June 30, 2022, the operating lease ROU asset and lease liability balances were $0.1 million and $0.1 million, respectively. The ROU asset balance was recorded in other long-term assets and the lease liability was recorded in other current liabilities on the condensed consolidated balance sheet.
For the three and six months ended June 30, 2022, the Company recorded operating lease costs of $0.1 million and $0.3 million, respectively, in general and administrative expense on the condensed consolidated statements of operations. For the three and six months ended June 30, 2022, the Company’s variable lease costs were not material.
The following table presents supplemental cash flow information related to leases (in thousands):

	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$178	$356
The following table presents the remaining cash flows of the Company’s operating lease liabilities as of June 30, 2022 (in thousands):

Operating Leases
2022 (remaining six months)	$129
2023	4

Total undiscounted lease payments	$133
Less: imputed interest	(2)

Total lease liabilities	$131

The following table presents the weighted average remaining lease term and interest rate as of June 30, 2022:

Operating Leases
Weighted average remaining lease term (in years)	0.2
Weighted average discount rate	8.6%
On July 28, 2022, the Company renewed the lease agreement for its corporate headquarters in Sunnyvale, CA to extend the lease for an additional one-year
term. Either party may terminate the agreement at anytime by providing a six month notice.
ASC 840 Disclosures
The Company elected the modified retrospective transition method, which applies ASC 842 as of the effective date on January 1, 2022. Prior to the adoption of ASC 842, the Company applied ASC 840 to its lease transactions.
The following table presents the future minimum lease commitments under the Company’s operating leases as of December 31, 2021, as previously disclosed (in thousands):

	Operating Leases	Lease Termination Agreement
2022	$459	$293
2023	4	49

Total minimum payments	$463	$342

Rent expense was $0.2 million and $0.4 million, respectively, for the three and six months ended June 30, 2021.

(14) Income Taxes
For the three and six months ended June 30, 2022, we recorded an income tax expense of $3 thousand and $6 thousand, respectively, compared to an income tax expense of $6 thousand and $10 thousand, respectively, for the three and six months ended June 30, 2021, which was primarily related to income taxes of our
non-U.S.
operations as our U.S. operations were in a loss position and we maintain a full valuation allowance against our U.S. deferred tax assets.
(15) Commitments and Contingencies
Legal Proceedings
The Company is a party to various legal proceedings and claims which arise in the ordinary course of business. The Company records a liability when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, the Company discloses the reasonably possible loss.
In response to allegations of patent infringement and threats of litigation by one of its competitors (“Complainant”), the Company filed a complaint in the Northern District of California seeking a declaratory judgment of non-infringement
of the complainant’s patent (patent # 7969558). The Complainant filed an answer and counterclaim seeking injunctions and damages for an unspecified amount. The Company answered the counterclaims asserting that the patent claims are not valid and also filed two petitions for inter parties review (“IPR”) before the Patent Trial and Appeal Board (“PTAB”), which were instituted in May 2018. All briefing and the oral hearing in the PTAB proceedings have concluded. On May 23, 2019, the PTAB issued Final Written Decisions finding all petitioned claims are not invalid. On June 24, 2019, the Company filed a Request for Rehearing in response to the Final Written Decision. On May 23, 2020, the PTAB denied the Request for Rehearing.
Quanergy filed an appeal to the Court of Appeals for the Federal Circuit (“CAFC”) for each IPR (consolidated as docket no.
CAFC-20-2070).
Oral argument was held on July 7, 2021. On February 4, 2022, the CAFC affirmed the decision of the PTAB. This litigation, as with any other litigation, is subject to uncertainty and an unfavorable outcome may result in a material adverse impact on our business, results of operations, financial position, and overall trends.
In the fourth quarter of 2020, the Company started engaging in discussions with the Complainant for a potential out of court settlement related to the ongoing legal proceeding discussed above, in order to avoid future significant legal expenses. The Company determined that it had incurred a liability as of December 31, 2020 and recorded an estimated potential loss for this case in the amount of $2.5 million at that time. At June 30, 2022, this amount has been increased to $2.75 million with the incremental increase recorded in general and administrative expenses on the consolidated statements of operations. The Company will continue to monitor developments on this case and record any necessary adjustments to reflect the effect of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case in the period they become known.
Vendor Contract Liability
In October 2017, the Company entered into an agreement with a contract manufacturer for production of various sub-assemblies
and final assemblies of the Company’s M8 and S3 product lines. The contract manufacturer procures parts to fulfill the forecasted demand of the Company, holding title and risk of loss to the inventory.
The terms of the agreement specify that the Company may be liable for this inventory should it not place orders for units sufficient to consume this inventory, or in varying amounts based on the termination of the agreement at any time by either party. The contract manufacturer holds $1.7 million and $1.6 million of inventory at cost subject to this agreement as of June 30, 2022 and December 31, 2021, respectively. The Company has recorded a liability of $0.3 million within accrued expenses on the condensed consolidated balance sheet as of June 30, 2022 and December 31, 2021 for inventory at the contract manufacturer identified as excess and obsolete.

The Company is in process of transitioning its manufacturing requirements to another provider and is currently winding down its remaining obligations related to this agreement. The Company expects that all conditions to fulfill the current agreement will be substantially completed by the end of 2022.
Employee Retention Plan
The Company adopted an employee retention plan (“Retention Plan”) in 2019, which was subsequently amended and restated in April 2021. Key employees as determined by the Board of Directors are eligible to participate in the Retention Plan, and have the right to payment of a retention bonus upon the occurrence of a covered transaction, defined as a change in control, IPO or a SPAC merger transaction. The retention bonus is expected to be paid out in equal installments, at the first and second anniversary of the occurrence of the covered transaction, and the employee will have to be actively employed by the Company at the time of payment. The Business Combination qualifies as a covered transaction, and at Closing, the amount of retention bonus totaled $4.6 million. The Company may incur incremental obligations as new employees are hired and trues up its obligation on actual exits from employment. No forfeitures have been estimated, and at June 30, 2022, the retention bonus totaled $4.8 million.
The Company recognizes the expense of the retention bonus as services are received on a pro-rata
basis over the passage of time from the date of Closing until expected payment dates. As of June 30, 2022, the Company has accrued $1.4 million of retention bonus expense, with $0.9 million recorded in accrued expenses and $0.5 million in other long-term liabilities on the condensed consolidated balance sheets. For the three months ended June 30, 2022, the Company recorded retention bonus expense of $0.8 million in operating expenses and $0.1 million in cost of goods sold on the condensed consolidated statements of operations. For the six months ended June 30, 2022, the Company recorded retention bonus expense of $1.3 million in operating expenses and $0.1 million in cost of goods sold on the condensed consolidated statements of operations.
(16) Segment Information and Geographic Information
The Company conducts its business in one operating segment that designs, develops and produces LiDAR sensors used in intelligent real-time 3D object detection and classification solutions. The Company’s Chief Executive Officer (“CEO”) is the Chief Operating Decision Maker (“CODM”). The CODM allocates resources and makes operating decisions based on financial information presented on a consolidated basis. The profitability of the Company’s product group is not a determining factor in allocating resources and the CODM does not evaluate profitability below the level of the consolidated company.
Revenue by geographical region is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Americas	$521	$125	$797	$296
Asia	388	642	1,132	791
Europe, Middle East and Africa	280	138	627	201

Total net sales	$1,189	$905	$2,556	$1,288

All long-lived assets are maintained in, and all losses are attributable to, the United States of America.
(17) Net Loss Per Share
The unaudited basic and diluted net loss per share for the three and six months ended June 30, 2021 has been computed to give effect to the conversion of shares of Legacy Quanergy convertible preferred stock into shares of Legacy Quanergy common stock as though the conversion had occurred as of the beginning of the period.

The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders for the three and six months ended June 30, 2022 and 2021, respectively (in thousands, except share and per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Numerator:
Net loss attributable to common stockholder, basic and diluted	$(25,674)	$(20,467)	$(130,356)	$(35,181)
Denominator:
Weighted average shares of common stock outstanding, basic and diluted	5,893,244	3,355,598	5,143,419	3,254,849
Net loss per share attributable to common stockholder, basic and diluted	$(4.36)	$(6.10)	$(25.34)	$(10.81)
Since the Company was in a loss position for all periods presented, basic net loss per share is the same as diluted net loss per share for all periods as the inclusion of all potential common shares outstanding would be anti-dilutive.
The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would be anti-dilutive:

	As of June 30,
	2022	2021
Public warrants	689,999	—
Private placement warrants	376,000	—
GEM warrants	169,896	—
Stock options and RSUs issued and outstanding	621,196	508,406
Contingently returnable shares from GEM Agreement	133,859	—
Convertible notes	—	65,758

Potential common shares excluded from diluted net loss per share	1,990,950	574,164

(18) Related Party Transactions
Related Party Collaboration Agreement
To support the Company’s path towards automotive grade solid state LiDAR sensors, help de-risk
the ramp towards high volume manufacturing, and improve the company’s marketing and distribution capabilities, the Company entered into a Strategic Partnership Agreement (“Collaborative Agreement”) with Sensata Technology, Inc (“Sensata”) on February 8, 2016. As part of the Collaborative Agreement, Sensata made a $50 million investment in the initial closing of the Company’s offering of Series B convertible preferred stock. The agreement committed both companies to engage in joint development and commercialization of the solid-state product for the transportation segment. The Company is expected to retain ultimate discretion relating to product roadmap and development, with Sensata retaining ultimate control over the manufacturing, sales and marketing decisions subject to certain terms and conditions.

On March 29, 2020, Quanergy and Sensata signed an amendment to the agreement which eliminated exclusivity for the transportation sector, reduced specific development and commercialization obligations and added flexibility to the manufacturing model.
No revenues on the February 2016 Collaborative Agreement have been recognized for the three and six months ended June 30, 2022 and 2021. In accordance with the Collaborative Agreement, the Company purchased equipment from Sensata totaling $1.0 million which is included in the accompanying condensed consolidated balance sheets as of June 30, 2022 and December 31, 2021. For the three and six months ended June 30, 2022 and 2021, depreciation expense on this equipment was not material.
On June 21, 2021, the Company entered into another collaborative arrangement with Sensata, wherein Sensata will provide consulting services with respect to areas of manufacturing, cost reduction, sourcing, and go to market strategies. In exchange for such services, the Company issued a warrant to Sensata to purchase 125,000 shares of the Company. These warrants had a fair value of $23.3 million at December 31, 2021. On the Closing Date, these warrants were fair valued at $17.6 million. No revenues have been recognized and $0.2 million in expenses have been incurred under this collaborative arrangement for the three and six months ended June 30, 2022.
Related Party Convertible Notes
In 2020 and 2021, the Company issued convertible promissory notes of approximately $64.8 million to various investors, out of which $27.2 million was issued to four related parties. The related party debt is presented as “Long-term debt – related party” in the consolidated balance sheet, adjusted for deferred interest, allocated debt financing costs and derivative liability recorded as debt discount on the 2023 Notes. The principal amount of the outstanding balance accrued interest at 10.0% per annum, payable at maturity in March 2023. The Company also issued 245,043 common stock warrants to the four related parties in conjunction with the issuance of the 2023 Notes. The 2023 Notes were converted into equity of the Company on the Closing Date.
For the three months ended June 30, 2022 and 2021, the Company accrued interest of zero and $2.6 million, respectively, for related party debt. For the six months ended June 30, 2022 and 2021, the Company accrued interest of $1.7 million and $3.8 million, respectively, for related party debt. See “Note 12 – Borrowing Arrangements” for additional details.
Related Party Restricted Stock Units
Out of the total RSU grants in 2021, 148,186 were issued to two related parties with an aggregate fair value of $20.1 million. Of the total RSU grants in 2022, 96,586 were issued to twelve related parties with an aggregate fair value of $2.2 million. On the Closing Date, both the performance-based and service-based conditions for vesting of the RSU grants had been satisfied, therefore, $2.5 million and $22.6 million in expenses has been recognized on these awards in the three and six months ended June 30, 2022, respectively.
Related Party Private Placement Warrants
An aggregate of 329,000 Private Placement Warrants are held by a related party. Each Private Placement Warrant is exercisable to purchase one share of common stock at a price of $230.00 per share.
Related Party Payable
On March 31, 2022, the Company issued 43,150 shares of common stock to reimburse a related party for merger-related expenses of $1.7 million. As of June 30, 2022, the remaining amount due to the related party was $1.1 million for merger related expenses paid by the related party on behalf of the Company.

Related Party Common Stock
As of June 30, 2022, a related party owns 301,875 shares of the Company wherein these shares are subject to a lock up period, which is set to end at the earlier of, (a) a year after the Closing Date or, (b) subsequent to the Closing Date, (x) if the closing price of the common stock equals or exceeds $240.00 per share for any 20 trading days within any
30-trading
day period commencing at least 150 days after the Closing Date, or (y) the date the Company completes a liquidation, merger, share exchange or other similar transaction after the Business Combination, that results in all of the Company’s public shareholders having the right to exchange their shares for cash, securities or other property.
(19) Subsequent Events
Subsequent events have been evaluated through the August 12, 2022 issuance date of the financial statements and there were no events that required additional disclosures.

Report of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
Quanergy Systems, Inc.
Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of Quanergy Systems, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Emphasis of matter regarding going concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a net loss of $63.5 million during the year ended December 31, 2021, and as of that date, the Company’s current liabilities exceeded its current assets by $11.2 million and its total liabilities exceeded its total assets by $65.4 million. These conditions, along with other matters as set forth in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Grant Thornton LLP
We have served as the Company’s auditor since 2021.
Phoenix, Arizona
August 29, 2022, except for the effects of the reverse stock split described in Note 1(h) to the consolidated financial statements, as to which the date is October 1
2
, 2022

Quanergy Systems, Inc.
Consolidated Balance Sheets
(
in thousands, except share and per share data
)

	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$26,106	$7,598
Restricted cash	70	70
Accounts receivable, net of allowance for doubtful accounts of $ 224 and $ 224 at December 31, 2021 and December 31, 2020, respectively	645	725
Inventory	3,242	4,817
Prepaid expenses and other current assets	1,138	329

Total current assets	31,201	13,539
Property and equipment, net	1,908	2,809
Other long-term assets	3,539	181

Total assets	$36,648	$16,529

Liabilities and stockholders’ equity / (deficit)
Current liabilities
Accounts payable	$2,375	$1,550
Accrued expenses	2,435	2,088
Accrued settlement liability	2,500	2,500
Other current liabilities	737	560
Short-term debt	34,311	—

Total current liabilities	42,358	6,698
Long-term debt	16,153	33,443
Long-term debt - related party	16,670	5,957
Derivative liability	26,017	5,021
Other long-term liabilities	803	1,236

Total liabilities	102,001	52,355

Commitments and contingencies (Note 14)
Stockholders’ equity / (deficit):
Common stock, $0.0001 par value — 4,003,595 and 3,491,910 shares authorized as of December 31, 2021 and 2020, respectively; 2,850,876 and 2,788,349 shares issued and outstanding as of December 31, 2021 and 2020, respectively	—	—
Additional paid-in capital	242,305	208,288
Accumulated other comprehensive loss	(61)	(61)
Accumulated deficit	(307,597)	(244,053)

Total stockholders’ equity / (deficit)	(65,353)	(35,826)

Total liabilities and stockholders’ equity / (deficit)	$36,648	$16,529

The accompanying notes are an integral part of these consolidated financial statements.

Quanergy Systems, Inc.
Consolidated Statements of Operations
(
in thousands, except share and per share data
)

	Years Ended December 31,
	2021	2020

Net sales	$3,928	$3,015
Cost of goods sold	3,939	2,586

Gross profit (loss)	(11)	429
Operating expenses:
Research and development	17,011	15,373
Sales and marketing	8,286	6,486
General and administrative	15,653	9,472

Operating expenses	40,950	31,331

Loss from operations	(40,961)	(30,902)
Interest expense, net	(21,484)	(6,346)
Other income (expense), net	(1,073)	1,420

Loss before income taxes	(63,518)	(35,828)
Income tax provision	(26)	(7)

Net loss	$(63,544)	$(35,835)

Net loss attributable per share to common stockholders, basic and diluted	$(19.57)	$(12.52)
Weighted-average shares used to compute net loss attributable per share to common stockholders, basic and diluted	3,246,946	2,862,390
The accompanying notes are an integral part of these consolidated financial statements.

Quanergy Systems, Inc.
Consolidated Statements of Comprehensive Loss
(in thousands)

	Years Ended December 31,
	2021	2020
Net loss	$(63,544)	$(35,835)
Other comprehensive gain (net of tax):
Foreign currency translation gain	—	12

Comprehensive loss	$(63,544)	$(35,823)

The accompanying notes are an integral part of these consolidated financial statements.

Quanergy Systems, Inc.
Consolidated Statements of Stockholders’ Deficit
(
in thousands except number of shares
)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2019 (as previously reported)	7,695,112	$152,978	234,387	$—	$42,621	$(208,218)	$(73)	$(165,670)
Retroactive application of recapitalization (Note 1)	(7,695,112)	(152,978)	2,552,413	—	152,978	—	—	152,978

Balance at December 31, 2019, as adjusted	—	—	2,786,800	—	195,599	(208,218)	(73)	(12,692)

Shares issued upon exercise of options	—	—	1,549	—	34	—	—	34
Issuance of common stock warrants	—	—	—	—	7,212	—	—	7,212
Stock-based compensation	—	—	—	—	5,443	—	—	5,443
Other comprehensive income (net of tax)	—	—	—	—	—	—	12	12
Net loss	—	—	—	—	—	(35,835)	—	(35,835)

Balance at December 31, 2020	—	—	2,788,349	—	208,288	(244,053)	(61)	(35,826)

Shares issued upon exercise of options	—	—	3,878	—	74	—	—	74
Issuance of common stock warrants	—	—	—	—	21,971	—	—	21,971
Exercise of common stock warrants	—	—	450	—	—	—	—	—
Issuance of Restricted Stock Awards (“RSA”)	—	—	58,199	—	7,905	—	—	7,905
Stock-based compensation	—	—	—	—	4,067	—	—	4,067
Other comprehensive income	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	(63,544)	—	(63,544)

Balance at December 31, 2021	—	$—	2,850,876	—	242,305	(307,597)	(61)	(65,353)

The accompanying notes are an integral part of these consolidated financial statements.

Quanergy Systems, Inc.
Consolidated Statements of Cash Flows
(
in thousands
)

	Years Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(63,544)	$(35,835)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	11,972	5,443
Non-cash interest expense	21,155	5,927
Depreciation and amortization	948	1,192
Non-cash loss on issuance of convertible notes	—	26
Change in fair value of debt derivative liabilities	3,628	(1,402)
Bad debt expense	—	149
Non-cash gain on forgiveness of PPP loan	(2,515)	—
Other	—	63
Changes in operating assets and liabilities:
Accounts receivable	80	(109)
Inventory	1,575	852
Prepaid expenses and other current assets	(809)	219
Other long-term assets	(3,358)	4
Accounts payable	825	(420)
Accrued expenses	347	245
Accrued settlement liability	—	2,500
Other current liabilities	5	(251)
Other long-term liabilities	(433)	(418)

Net cash used in operating activities	(30,124)	(21,815)

Cash flows from investing activities
Proceeds from sale of property and equipment	—	226
Purchase of property and equipment	(47)	—

Net cash provided by (used in) investing activities	(47)	226

Cash flows from financing activities
Proceeds from issuance of convertible notes	37,225	415
Proceeds from issuance of convertible notes to related parties	11,475	15,700
Payments for issuance costs of convertible notes	(95)	(365)
Proceeds from PPP loan	—	2,515
Proceeds from exercise of stock options	74	34

Net cash provided by financing activities	48,679	18,299

Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	12
Net increase (decrease) in cash, cash equivalents and restricted cash	18,508	(3,278)
Cash, cash equivalents and restricted cash at beginning of period	7,668	10,946

Cash, cash equivalents and restricted cash at end of period	$26,176	$7,668

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$334	$452
Supplemental schedule of noncash investing and financing activities:
Issuance of common stock warrants	$21,971	$7,212
Fair value of debt derivative liabilities related to issuance of convertible notes	$26,189	$5,231
The accompanying notes are an integral part of these consolidated financial statements.

QUANERGY SYSTEMS, INC.
Notes to Consolidated Financial Statements
December 31, 2021 and 2020

(1)	Organization

(a)	Description of Business
Quanergy Systems, Inc. (the “Company” or “Quanergy”) designs, develops and produces Light Detection and Ranging (“LiDAR”) sensors and is a leader in 3D sensing that delivers robust and intelligent real-time 3D object detection and classification solutions.

(b)	Business Combination
On February 8, 2022 (the “Closing Date” or “Closing”), the Company consummated the business combination (the “Business Combination”) pursuant to the terms of the Agreement and Plan of Merger, dated as of June 21, 2021 (as amended, the “Merger Agreement”), by and among CITIC Capital Acquisition Corp. (“CCAC”), CITIC Capital Merger Sub Inc. (“Merger Sub”), and Quanergy Systems, Inc., (“Legacy Quanergy”). Pursuant to the terms of the Merger Agreement, the Business Combination between the Company and Legacy Quanergy was effected through the merger of Merger Sub with and into Legacy Quanergy, with Legacy Quanergy continuing as the surviving corporation and a wholly-owned subsidiary of the Company. On the Closing Date, the registrant changed its name from CITIC Capital Acquisition Corp. to Quanergy Systems, Inc. On January 28, 2022, Legacy Quanergy changed its corporate name to Quanergy Perception Technologies, Inc.
CCAC was incorporated as a Cayman Islands exempted special purpose acquisition company. On February 7, 2022, CCAC effectuated the change of the Company’s jurisdiction of incorporation to the state of Delaware. Accordingly, each of CCAC’s issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares automatically converted on a one-for-one
basis, into shares of common stock of the CCAC (“Common Stock”). Similarly, all of CCAC’s outstanding warrants became warrants to acquire shares of the Company’s common stock, and no other changes were made to the terms of any outstanding warrants.
On the Closing Date, certain investors (the “PIPE Investors”) purchased from the Company an aggregate of 184,750 shares (the “PIPE Shares”) of Common Stock at a price of $200.00 per share, for an aggregate purchase price of approximately $37.0 million (the “PIPE Financing”), in a private placement pursuant to separate subscription agreements consummated substantially concurrently with close of the Business Combination.
Upon the closing of the Business Combination and the PIPE Financing, the Company received net cash proceeds of $43.8 million.

(c)	Reverse Recapitalization
The Business Combination was accounted for as a reverse recapitalization for financial accounting and reporting purposes. Accordingly, Legacy Quanergy was deemed the accounting acquirer (and legal acquiree) and CCAC was treated as the accounting acquiree (and legal acquirer). Under this method of accounting, the reverse recapitalization was treated as the equivalent of Legacy Quanergy issuing stock for the net assets of CCAC, accompanied by a recapitalization. The net assets of CCAC are reflected at historical cost, with no goodwill or other intangible assets recorded. The consolidated assets, liabilities, and results of operations prior to the Business Combination are those of Legacy Quanergy. The shares and corresponding capital amounts and earnings per share available for common stockholders, prior to the Business Combination, have been retroactively restated as shares and per share amounts reflecting the Exchange Ratios.
The accompanying consolidated statements of stockholders’ equity, net loss per share, weighted average outstanding shares and these notes to the consolidated financial statements reflect the reverse recapitalization.

The consolidated balances and the audited consolidated financial statements of Legacy Quanergy and the share activity and per share amounts in these consolidated statements of equity were retroactively adjusted, where applicable, using the recapitalization exchange ratio (“Exchange Ratio”) of 0.1940 for shares of common stock and preferred stock, except for Series B and Series C preferred stock. Series B and Series C preferred stock were converted into shares of common stock at an exchange ratio of 0.5771 and 0.7155, respectively.

(d)	Basis of Presentation
The consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

(e)	Liquidity
As of December 31, 2021, the Company had $26.1 million of cash and cash equivalents. The Company has historically generated recurring net losses and negative cash flows from operations, however, the Company has raised capital, as discussed in “Note 1(b) — Business Combination” and “Note 19 — Subsequent Events”, by consummating its merger with a subsidiary of CITIC Capital Acquisition Corp. (“CCAC”). CCAC was a publicly traded special purpose acquisition company. Upon consummation of the Merger, the Company’s convertible promissory notes outstanding as of December 31, 2021, with an original maturity date of March 15, 2022, were repaid in full including principal and accrued interest. The Company’s convertible promissory notes due to mature in 2023 were converted into shares of common stock.

(f)	Going Concern
The Company has prepared its consolidated financial statements assuming that the Company will continue as a going concern. As of December 31, 2021, the Company had $26.1 million of cash and cash equivalents. Further, as discussed in “Note 1(b) — Business Combination” and “Note 19 — Subsequent Events”, the Company completed its business combination transaction on February 8, 2022, and effectively settled its outstanding debt balance of $106 million, thereby providing the Company with additional future financial flexibility. The transaction also gives the Company access to $125 million from a previously announced share subscription facility from Global Emerging Markets Group (“GEM”), a Luxembourg-based private alternative investment group. Access to the share subscription facility was contingent upon effectiveness of the resale
S-1
Registration Statement, which became effective in May of 2022. Should the Company not be able to access the GEM facility, it would be forced to seek other forms of financing which may not be available in sufficient amounts to fund its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern, for a period of twelve months following the date of issuance of financial statements for the year ending December 31, 2021. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(g)	Impact of Covid-19
Since early 2020, changes in consumers’ behavior and government-imposed restrictions because of the
Covid-19
pandemic have impacted businesses in various ways. The extent of the impact of the
COVID-19
pandemic over the longer term remain uncertain and will depend largely on future developments that cannot be accurately predicted at this time, including the duration and the spread of the pandemic both globally and within the United States, the introduction and severity of new variants of the virus and their resistance to currently approved vaccines, as well as the potential negative impact these and other factors may have on our business.
With respect to our results, sales for the years ended December 31, 2021 and 2020 were heavily impacted by
Covid-19
primarily due to the delay of projects and slowing overall business activity, as well as, in certain cases,

the inability to physically access customer sites. Despite these setbacks, we reacted quickly to help offset the negative cash flow impacts of these factors with key elements of our cash preservation plan in 2020 including furloughing nearly 50% of our employees, negotiating extended payment terms with vendors, cutting wages across the entire workforce and reducing overall external contractor spending. We also benefited from a $2.5 million Paycheck Protection Program (“PPP”) loan from the Small Business Administration.
While business conditions improved sequentially each quarter in 2021, broader implications of the
COVID-19
pandemic were present throughout the year on our workforce, operations, supply chain and customer demand. Turning to 2022, significant uncertainties remain relating to disruptions from
COVID-19,
broad based supply chain shortages, and geopolitical risks related to the events unfolding in Ukraine.

(h)	Reverse Stock Split
On October 6, 2022, the Company effected a one-for-twenty reverse stock split of its Common Stock. The accompanying consolidated financial statements and footnotes retroactively reflect the impact of this reverse stock split on the Company’s Common Stock and per share amounts.

(2)	Summary of Significant Accounting Policies

(a)	Use of Estimates
The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, as well as related disclosure of contingent assets and liabilities. Estimates are used for the fair value of common stock, embedded derivative valuation, stock-based awards and other issuances, revenue recognition, useful lives of long-lived assets, warranty reserves, allowance for doubtful accounts, net realizable value of inventory, contingencies, valuation allowance for deferred tax assets and uncertain tax positions. Actual results could differ materially from the Company’s estimates. To the extent that there are material differences between these estimates and actual results, the Company’s financial condition or operating results will be affected. The Company bases its estimates on past experience and other assumptions that the Company believes are reasonable under the circumstances, and the Company evaluates these estimates on an ongoing basis.

(b)	Significant Risks and Uncertainties
The Company is subject to those risks common in the technology industry and also those risks common to early stage companies including, but not limited to, the possibility of not being able to successfully develop or market its products as forecasted, technological obsolescence, competition, dependence on key personnel and key external alliances, the successful protection of its proprietary technologies, compliance with government regulations, and the possibility of not being able to obtain additional financing when needed.

(c)	Concentration of Risks
Concentration of credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash and accounts receivable. The Company’s cash and cash equivalents and restricted cash are on deposit with major financial institutions. Such deposits may be in excess of insured limits. The Company believes that the financial institutions that hold the Company’s cash are financially sound, and accordingly, minimum credit risk exists with respect to these balances. The Company has not experienced any losses due to institutional failure or bankruptcy. The Company performs credit evaluations of its customers and generally does not require collateral for sales on credit. The Company reviews accounts receivable balances to determine if any receivables will potentially be uncollectible and includes any amounts that are determined to be uncollectible in the allowance for doubtful accounts. As of December 31, 2021, there were two customers who

had outstanding balances accounting fo
r 26% and 21% of the total accounts receivable balance, respectively. As of December 31, 2020, there were three customers who had outstanding balances accounting for 16%, 16% and 10% of the total accounts receivable balance, respectively.
Concentration of customers
For the year ended December 31, 2021, two customers represented 10% or more of net sales. For the year ended December 31, 2020, no customer represented 10% or more of net sales.

Concentration of suppliers
For the year ended December 31, 2021, two suppliers represented 52% and 10% of the Company’s inventory purchases, accounting for $0.6 million and $0.2 million in purchases, respectively. For the year ended December 31, 2020, two suppliers represented 63% and 11% of the Company’s inventory purchases, accounting for $0.8 million and $0.1 million in purchases, respectively.

(d)	Foreign Currency
The functional currencies of the Company’s subsidiaries, which are located in Canada, the United Kingdom, Germany, United Arab Emirates, China, Hong Kong, and Japan, are their local currencies. Assets and liabilities are translated into U.S. dollars at end-of-period
exchange rates. Revenue and expense transactions are translated at average exchange rates in effect during each reporting period. The effects of foreign currency translations are recorded as a component of other comprehensive loss and the Company recognized $0 and $12 thousand in other comprehensive income for the years ended December 31, 2021 and 2020, respectively.

(e)	Cash and Cash Equivalents and Restricted Cash
The Company considers all highly liquid securities that mature within three months or less from the original date of purchase to be cash equivalents. The Company maintains the majority of its cash balances with commercial banks in interest bearing accounts. Cash and cash equivalents include cash held in checking and savings accounts and highly liquid securities with original maturity dates of three months or less from the original date of purchase. The restricted cash balance as of December 31, 2021 and 2020 represents $70 thousand related to collateral to offset certain short-term, unsecured lending commitments associated with the Company’s corporate credit card program.

(f)	Accounts Receivable
Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, the current receivables aging and customer payment patterns. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2021, and 2020, the Company provided for an allowance for doubtful accounts totaling $224 thousand. The Company does not have any off-balance
sheet credit exposure related to its customers.

(g)	Inventory
Inventory consists of raw materials,
work-in-progress
and finished goods representing the sensors and related components that the Company produces. Costs are computed under the standard cost method, which approximates actual costs determined on a first-in,
first-out
basis, and include freight and overhead expenses incurred to bring the inventory to its location and condition. The Company identifies inventory which is considered obsolete or in excess of anticipated demand based on a consideration of marketability and product life cycle stage, product development plans, component cost trends, demand forecasts, historical net sales, and assumptions about future demand and market conditions to state inventory at the lower of cost or net realizable value.

(h)	Revenue Recognition
Revenue is recognized when a customer obtains control of promised products and services and the Company has satisfied its performance obligations. The amount of revenue recognized reflects the consideration which the Company expects to be entitled to receive in exchange for the products and services. To achieve this core principle, the Company applies the following five steps:
Step 1. Identification of the contract(s) with a customer;
Step 2. Identification of the performance obligations in the contracts(s);
Step 3. Determination of the transaction price;
Step 4. Allocation of the transaction price to the performance obligations;
Step 5. Recognition of the revenue when, or as, the Company satisfies a performance obligation.
Nature of goods and services
The Company determines it has a contract with a customer when (i) it is enforceable and defines each party’s rights regarding the products and services to be transferred and identifies the payment terms related to the products and services, (ii) it has commercial substance and, (iii) collection of substantially all consideration for products and services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. The Company applies judgment in determining the customer’s ability and intention to pay, which is based on a variety of factors including the customer’s historical payment experience or, in the case of a new customer, published credit and financial information pertaining to the customer.
The Company primarily enters into standard supply arrangements. Standard supply arrangements include the customer option to purchase LiDAR sensors, accessories, Quanergy Processing Units, servers, Qortex software, post-contract support services (“PCS”) and extended warranties either on a standalone basis or in a bundled arrangement over specified periods. The Qortex software is offered either as a perpetual or term-based license.
To the extent a contract includes multiple promised products and services, the Company must apply judgment to determine whether promised products and services are capable of being distinct and are distinct in the context of the contract. If these criteria are not met, the promised products and services are accounted for as a combined performance obligation. The Company has determined that all of its promises are distinct, with the exception of certain software, training, certification, and professional services which are considered immaterial in the context of customer contracts and for which the Company has elected the practical expedient for immaterial goods and services.
Hardware
Based on the Company’s general terms of sale, legal title and physical possession of the Company’s hardware products, which include LiDAR sensors, accessories, Quanergy Processing Units, and servers, are transferred to the customer at shipment. Revenue on hardware is recognized at a point in time once the contractual shipping terms have been met and control is transferred.
Software
The Company primarily sells Qortex software licenses. Qortex software license arrangements provide a term-based or perpetual license bundled with related PCS. License revenue is primarily derived from the software that is embedded with the hardware or is deployed on the customers’ own servers. Licenses were determined to have significant standalone functionality and revenue is recognized upon transfer of control to the customer. The control for software is transferred at the later of delivery to the customer or the software license start date, however, there is ultimately minimal difference as the license keys are typically activated shortly after sale.
The term-based license arrangements generally have terms ranging from one to two years and are invoiced to customers in advance upon execution of the contract. Amounts that have been invoiced are recorded in accounts receivable and in either deferred revenue or revenue in the accompanying consolidated financial statements, depending on whether the underlying performance obligation has been satisfied.
Post-contract support services
Typically, the Company provides PCS, including unspecified updates, upgrades, and minor bug-fixes,
for the term of a contract, which ranges from 12 to 24 months. PCS meets the criteria for over-time revenue recognition as the customer simultaneously receives and consumes the benefit of the services as the Company performs. As such, revenue is recognized ratably over the life of the agreement.
Extended warranties
The Company typically provides a
two-year
standard limited warranty on its hardware offerings that covers manufacturing defects in material or workmanship.
In certain contracts, the Company provides the customer the option to purchase extended warranties, in addition to the warranty provided as part of the Company’s customary business practice. The extended warranty is a separate performance obligation and meets the criteria for over-time revenue recognition as the customer simultaneously receives and consumes the benefit of the services as the Company performs. Similar to PCS, the extended warranty is representative of a stand-ready obligation, provided on a when-and-as
needed basis, which does not follow a specific pattern of delivery. This performance obligation is satisfied over-time and hence, revenue is recognized ratably over the extended warranty term.
Contracts with multiple performance obligations
For contracts which contain multiple performance obligations, the Company allocates revenue to each distinct performance obligation based on the standalone selling price (“SSP”). As prices vary from customer to customer based on customer relationship, volume discount, and contract type, the Company has determined that the estimated sales price of its product is not directly observable. Accordingly, the Company estimates SSP using the expected cost plus a margin approach. The Company considers all reasonably available information in making these estimate including forecasted costs of developing and supplying each performance obligation, historical margins for products previously sold and adjustments for factors, such as current business priorities, class of customer, and market conditions.
Disaggregation of revenues
The Company disaggregates its revenue from contracts with customers by timing of transfer of goods or services to customers (point in time or over-time) and geographic region based on the customer’s location, as it believes it best depicts how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors.
Total revenue based on the disaggregation criteria described above is as follows (in thousands):

	For the Years Ended December 31,
	2021	2020
Point in time	$3,859	$2,747
Over time	69	268

Total net sales	$3,928	$3,015

Deferred revenue
Revenue is deferred when the Company has the right to invoice in advance of services being provided. The upfront payment pattern relative to the delivery of software licenses and its related support and maintenance and associated revenue recognition generates deferred revenue. Current and non-current
portion of deferred revenue is recorded in other current liabilities and other long-term liabilities respectively, in the accompanying consolidated balance sheets.
The deferred revenue balance
, as shown below, excludes customer deposits of $1.0 million and $1.1 million as of December 31, 2021 and 2020, respectively, primarily related to products and services which were billed in advance. Standard payment terms to customers range from 30 to 60 days; however, payment terms and conditions in the Company’s customer contracts may vary. In most cases, customers prepay for services in advance of delivery of the related services.
The following provides information about deferred revenue from contracts with customers as of December 31, 2021, 2020 and 2019 (in thousands):

	As of December 31,
	2021	2020	2019
Deferred revenue, current	$72	$67	$226
Deferred revenue, non-current	4	3	—

Total deferred revenue	$76	$70	$226

Transaction price allocated to remaining performance obligations
As of December 31, 2021 and 2020, the aggregate amount of the transaction price allocated to remaining performance obligations was immaterial.
Contract assets
Under Topic 606, contract assets include amounts related to the contractual right to consideration for both completed and partially completed performance obligations that may not have been invoiced. The contract assets are transferred to receivables when the rights become unconditional. Contract assets are expected to be included in prepaid expenses and other current assets in the accompanying consolidated balance sheets. There were no contract assets as of December 31, 2021 and 2020.
Deferred commission costs
The Company applies the practical expedient to expense contract related costs as incurred if the expected benefit period is one year or less. This applies to all the sales commissions paid as the majority of the Company’s contracts have a benefit period of not more than one year.
Deferred transaction costs
The Company capitalizes certain advisory, legal, accounting, and other professional fees that are directly associated with the Merger Agreement (per Note 1). After the consummation of the Business Combination, the acquisition-related transaction costs are accounted for as equity issuance costs. As of December 31, 2021 and 2020, the Company had $3.4 million and $0, respectively, of deferred transaction costs included in other long-term assets on the consolidated balance sheets.

Shipping and handling costs and certain taxes
Taxes collected from customers and remitted to governmental authorities are not included in net sales. Shipping and handling costs associated with outbound freight are accounted for as a fulfillment cost and are included in both net sales (for amounts invoiced to customers) and cost of goods sold in the accompanying consolidated statements of operations.

(i)	Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in the current period. Repair and maintenance costs are expensed as incurred. Depreciation and amortization are calculated using the straight-line method over the following estimated useful lives of the assets:

Useful Lives
Machinery and equipment	5-10 years
Furniture and fixtures	5-7 years
Computer equipment	3-5 years
Computer software	3 years
Leasehold improvements	Lesser of the useful life or the remaining term of the lease

(j)	Cost of Goods Sold
Cost of goods sold includes actual cost of material, labor and manufacturing overhead incurred for revenue-producing units shipped, and includes associated warranty costs, and other costs.

(k)	Research and Development
Research and development costs are expensed as incurred and consist primarily of personnel and related costs for product development activities. Research and development costs also includes professional fees payable to third-parties, license and subscription fees for development tools and pre-production
product related costs, and manufacturing-related costs associated with product development.

(l)	Collaborative Arrangements
The Company has entered into multiple collaborative arrangements that provide the Company with varying rights to develop products together with its collaborative partners. Cost reimbursements paid to the collaborative partners are recognized as incurred and included in research and development expense in the accompanying consolidated statements of operations. Terms of the collaboration agreements may require the Company to make payments based upon the achievement of certain milestones. Upfront and milestone payments payable by the Company to collaborative partners are recorded as prepaid expenses and other current assets in the accompanying consolidated balance sheets and are recognized as a research and development expenses as the services are performed. During the years ended December 31, 2021 and 2020 the Company was working under collaborative arrangements with three separate suppliers. Amounts related to the collaborative arrangements are classified in the accompanying consolidated statements of operations as research and development expense in the amounts of $0.2 million and $0.8 million for the years ended December 31, 2021 and 2020, respectively.

(m)	Advertising and Promotional Expenses
Advertising and promotional costs are expensed as incurred and included in sales and marketing expense in the accompanying consolidated statements of operations. Advertising costs totaled $0.7 million and $0.5 million for the years ended December 31, 2021 and 2020, respectively.

(n)	Income Taxes
Income taxes are accounted for under the
asset-and-liability
method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company recognizes accrued interest and penalties, if any, related to unrecognized tax benefits in tax expense.

(o)	Impairment of Long-Lived Assets
Long-lived assets, such as property and equipment subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, and quoted market values, as considered necessary.
There were no impairment charges for the years ended December 31, 2021 and 2020.

(p)	Stock-Based Compensation
The Company recognizes stock-based compensation expense over the requisite service period on a straight-line basis for all share-based payments that are expected to vest to employees, non-employees,
and directors, including grants of employee stock options and other share-based awards. Equity-classified awards issued to employees, non-employees
and directors are measured at the grant-date fair value of the award. Forfeitures are recognized as they occur. For accounting purposes, the Company estimates grant-date fair value of stock options using the Black-Scholes-Merton (“BSM”) option-pricing model. The BSM option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the risk-free interest rates, the expected term of the option, the expected volatility of the price of the Company’s common stock and the expected dividend yield of the Company’s common stock.

(q)	Fair Value Measurement
The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.
When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•
Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•
Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The following table sets forth the Company’s financial assets and liabilities that were measured at fair value, on a recurring basis (in thousands):

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial Assets
Cash and cash equivalents:
Money market funds	$26,031	$—	$—	$26,031

Total assets	$26,031	$—	$—	$26,031
Financial Liabilities
Debt derivative liabilities	$—	$—	$26,189	$26,189

Total liabilities	$—	$—	$26,189	$26,189

	December, 31, 2020
	Level 1	Level 2	Level 3	Total
Financial Assets
Cash and cash equivalents:
Money market funds	$7,515	$—	$—	$7,515

Total assets	$7,515	$—	$—	$7,515
Financial Liabilities
Debt derivative liabilities	$—	$—	$5,021	$5,021

Total liabilities	$—	$—	$5,021	$5,021

The fair value of accounts receivable, accounts payable, and accrued expenses approximated their carrying values as of December 31, 2021 and 2020, due to their short-term nature. The Company records long-term debt and long-term debt due to related parties on an amortized cost basis.
The fair value of the Convertible Notes was $99.0 million as of December 31, 2021. The carrying value of the Convertible Notes of $105.8 million, net of $38.6 million of unamortized debt discount and issuance costs, was recorded as long-term debt totaling $16.2 million, long-term debt - related party totaling $16.7 million, and short-term debt totaling $34.3 million as of December 31, 2021.
The fair value of the Convertible Notes was $45.1 million as of December 31, 2020. The carrying value of the Convertible Notes of $51.3 million, net of $11.9 million of unamortized debt discount and issuance costs, was recorded as long-term debt totaling $33.4 million and long-term debt - related party totaling $6.0 million as of December 31, 2020.
Level 3 instruments consist solely of the Company’s embedded derivative in the Company’s notes payable. The Company classifies its financial instruments within Level 3 of the fair value hierarchy due to lack of market data. See “Note 12 — Borrowing Arrangements” for details on the valuation of the embedded derivative in the convertible notes.
There were no transfers between Level 1, Level 2 or Level 3 fair value hierarchy categories of financial instruments for the years ended December 31, 2021 and 2020.

(r)	Net Loss Per Share of Common Stock
Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.

Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of stock options, restricted stock units, and convertible notes. As the Company has reported losses for all periods presented, all potentially dilutive securities including stock options, restricted stock units, common stock warrants and convertible notes, are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

(s)	Derivative Liabilities
The Company evaluates the embedded conversion features within its convertible debt instruments under
ASC 815-15
and ASC
815-40
to determine if the conversion feature meets the definition of a liability and, if so, whether to bifurcate the conversion feature and account for it as a separate derivative liability. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued
at each reporting date, with changes in the fair value reported in the consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current
based on whether
net-cash
settlement of the derivative instrument could be required within twelve months after the balance sheet date. The derivative is subject to re-measurement
at the end of each reporting period, with changes in fair value recognized as a component of other income (expense), net, in the consolidated statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the conversion or maturity of the debt instruments.

(t)	Recently Adopted Accounting Pronouncements
In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
2018-15,
Intangibles — Goodwill and Other — Internal Use Software (Subtopic
350-40):
Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract
. The intent of this pronouncement is to align the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal use software as defined in ASC
350-40.
Under ASU
2018-15,
the capitalized implementation costs related to a cloud computing arrangement will be amortized over the term of the arrangement and all capitalized implementation amounts will be required to be presented in the same line items of the consolidated financial statements as the related hosting fees. The Company adopted the standard beginning January 1, 2021 on a prospective basis and this did not have a material impact on the Company’s consolidated financial statements.
In December 2019, the FASB issued ASU
2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes
. ASU
2019-12
removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. ASU
2019-12
will be effective for public entities for interim and annual periods beginning after December 15, 2020, with early adoption permitted. ASU
2019-12
will be effective for private entities for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2020, with early adoption permitted. The Company is eligible to adopt ASU
2019-12
under the private company transition guidance beginning January 1, 2022, but the Company early adopted this ASU effective January 1, 2021. The adoption of this ASU did not have a material impact on the consolidated financial statements and related disclosures.

(u)	Accounting Pronouncements Not Yet Adopted
In February 2016, the FASB issued ASU
2016-02,
Leases (Topic 842)
, which will require, among other items, a lessee to recognize in the consolidated balance sheet a liability to make lease payments (the lease liability) and a right-to-use
asset representing its right to use the underlying asset for the lease term. Qualitative and quantitative disclosures will be enhanced to better understand the amount, timing and uncertainty of cash flows arising from leases. The Company adopted this new guidance on January 1, 2022, using the modified retrospective approach.

The adoption of Topic 842 resulted in recognition of operating lease right-of-use
assets and operating lease obligations that are not expected to have a material impact on our balance sheet, results of operations and cash flows. The Company’s operating leases primarily comprise of office facilities, with the most significant leases relating to corporate headquarters in Sunnyvale, CA.
In June 2016, the FASB issued ASU
2016-13,
Financial instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. ASU
2016-13
is effective for public and private companies’ fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and December 15, 2022, respectively. The Company expects to adopt ASU
2016-13
under the private company transition guidance beginning January 1, 2023. The Company does not expect the adoption of this guidance to have a material impact on the consolidated financial statements and related disclosures.
In August 2020, the FASB issued ASU
2020-06,
Debt — Debt with Conversion and Other Options
(Subtopic 470-20)
and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
, which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted
method. ASU
2020-06
is effective for public and private companies’ fiscal years beginning after December 15, 2021, and December 15, 2023, respectively, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the timing of adoption and the impact on the consolidated financial statements.
In May 2021, the FASB issued ASU
2021-04,
Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic
470-50),
Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic
815-40):
Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force)
. This guidance clarifies certain aspects of the current guidance to promote consistency among reporting of an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted for all entities, including adoption in an interim period. The Company does not expect the adoption of this guidance to have a material impact on the consolidated financial statements and related disclosures.

(3)	Inventory
Inventory consists of the following (in thousands):

	As of December 31,
	2021	2020
Raw materials	$2,292	$2,993
Work in progress	578	647
Finished goods	372	1,177

Total inventory	$3,242	$4,817

(4)	Property and Equipment, net
Property and equipment, net consists of the following (in thousands):

	As of December 31,
	2021	2020
Machinery and equipment	$5,568	$5,555
Furniture and fixtures	182	182
Computer equipment	1,008	973
Computer software	35	36
Leasehold improvements	349	349

Total property and equipment	7,142	7,095
Less: accumulated depreciation and amortization	(5,234)	(4,286)

Total property and equipment, net	$1,908	$2,809

Depreciation and amortization expense totaled $0.9 million and $1.2 million for the years ended December 31, 2021 and 2020, respectively.

(5)	Accrued Expenses
Accrued expenses consist of the following (in thousands):

	As of December 31,
	2021	2020
Accrued payroll	$1,520	$1,325
Accrued expenses	696	577
Warranty reserve	181	181
Other accrued expenses	38	5

Total accrued expenses	$2,435	$2,088

(6)	Other Current Liabilities
Other current liabilities consist of the following (in thousands):

	As of December 31,
	2021	2020
Deferred revenue	$72	$67
Customer deposits	200	200
Restructuring liability	293	293
Embedded derivative liability	172	—

Total other current liabilities	$737	$560

(7)	Other Long-term Liabilities
The other long-term liabilities consist of the following (in thousands):

	As of December 31,
	2021	2020
Customer deposits	$750	$850
Restructuring liability	49	342
Other long-term liabilities	4	44

Total other long-term liabilities	$803	$1,236

(8)	Employee Benefit Plan
The Company sponsors a 401(k) defined contribution plan (“401(k) Plan”) for its eligible employees. This 401(k) Plan provides for tax-deferred
salary deductions for all eligible employees. Employee contributions are voluntary. Employees may contribute the maximum amount allowed by law, as limited by the annual maximum amount as determined by the Internal Revenue Service. The Company may match employee contributions in amounts to be determined at the Company’s sole discretion. The Company made no contributions to the 401(k) Plan for the years ended December 31, 2021 and 2020.

(9)	Restructuring Costs
For the year ended December 31, 2019, the Company entered into a restructuring plan to consolidate some of its facilities, dispose of certain property and equipment and terminate certain employees. As part of the restructuring plan, the Company entered into a Lease Termination Agreement to early terminate an existing facility lease. As part of the Lease Termination Agreement, the Company ceased use of the facility and vacated the premises in November 2019. Future payments under the Lease Termination Agreement are detailed in “Note 14 — Commitments and Contingencies.”
The Company did not incur any restructuring costs for the years ended December 31, 2021 and 2020.
The following table summarizes the activity related to the restructuring costs liability account for the years ended December 31, 2021 and 2020 (in thousands):

	For the Years Ended December 31,
	2021	2020
Balance at January 1	$635	$1,047
Cash payments	(293)	(412)

Balance at December 31	$342	$635

(10)	Other Income (Expense), Net
Other income (expense), net consists of the following (in thousands):

	For the Years Ended December 31,
	2021	2020
Loss on issuance of convertible notes	$—	$(26)
Gain on forgiveness of PPP loan	2,515	—
Remeasurement of fair value for debt derivative liability	(3,628)	1,402
Other	40	44

Total other income (expense), net	$(1,073)	$1,420

(11)	Common Stock
As of December 31, 2021, the Company has authorized the issuance of 4,003,595 shares of common stock.
The Company has reserved shares of common stock for issuance related to the following stock options, warrants, restricted stock units (“RSUs”) and future grants:

	As of December 31,
	2021	2020
Common stock warrants	616,259	176,808
Stock options and RSUs, issued and outstanding	762,642	508,211
Common stock authorized for future issuance	(25)	43,707

	1,378,876	728,726

The authorized share limit is increased by the Company whenever the number of common shares authorized is not sufficient to cover what has been issued and granted. An increase to total authorized shares of common stock is detailed in “Note 19 — Subsequent Events”.
Common Stock Warrants
As of December 31, 2021, the Company had the following common stock warrants outstanding to purchase shares of the Company’s common stock (in thousands, except for share and per share amounts):

	Date of Issue	Shares	Exercise Price	Fair Value at Issuance, Net	Expiration
February 2021		314,901	$0.20	$21,971	March 24, 2025
March, August and October 2020		176,358	$0.20	7,212	March 24, 2025

Total		491,259		$29,183

In November 2019, the Company issued warrants to purchase 450 shares of the Company’s common stock with an exercise price of $0.20 per share in connection with early termination of a lease facility. These warrants were exercised in September 2021.
During fiscal year 2020, the Company issued warrants to purchase 176,358 shares of the Company’s common stock with an exercise price of $0.20 per share in conjunction with the issuance of $16.1 million convertible promissory notes (the “2023 Initial Notes”). These warrants expire in March 2025.

The common stock warrants are valued using the Black-Scholes model at $83.92 at issuance. The Company allocated the proceeds from the issuance of the 2023 Initial Notes between the convertible notes and the common stock warrants on a relative fair value basis. The Company allocated approximately $7.2 million to the common stock warrants, included within additional paid-in
capital on the consolidated balance sheets. The warrants are not remeasured in future periods as they meet the conditions for equity classification. See “Note 12 — Borrowing Arrangements” for additional details on the 2023 Initial Notes.
In February 2021, the Company issued warrants to purchase 314,901 shares of common stock in conjunction with the issuance of $48.7 million in convertible promissory notes (the “Extension Notes”). These Extension Notes have similar terms to the 2023 Initial Notes (the “2023 Initial Notes”, together with the “Extension Notes”, referred to as the “2023 Notes”).
These warrants are exercisable for shares of common stock at $0.20 per share and expire in March 2025. The common stock warrants are valued using the Black-Scholes model at $130.21 at issuance. The Company allocated the proceeds from the issuance of the Extension Notes between the convertible notes and the common stock warrants on a relative fair value basis. The Company allocated approximately $22.0 million to the common stock warrants, included within additional paid-in
capital on the consolidated balance sheets. The warrants are not remeasured in future periods as they meet the conditions for equity classification. See “Note 12 — Borrowing Arrangements” for additional details on the Extension Notes.
In June 2021, the Company issued warrants to purchase 125,000 shares of common stock of the Company, subject to adjustment, in conjunction with the Sensata Collaboration Agreement. These warrants are exercisable for shares of common stock at $0.20 per share and expire in June 2026. These warrants become exercisable into shares of the new Company after the Close of the Merger Agreement. Refer to “Note 1(b) - Business Combination” and “Note 18 — Related Party Transactions” for additional details.
The following assumptions were used to calculate the fair value of the common stock warrants issued:

Expected term	3.0 years
Expected volatility	42.9%
Risk-free interest rate	0.18%-0.41%
Expected dividends	0.0%

(12)	Borrowing Arrangements
Convertible Notes
2022 Notes
The Company issued convertible promissory notes of $24.8 million in March 2018 and $0.7 million in June 2018 (the “2022 Notes”) to various investors. The 2022 Notes are secured by a security agreement and mature in March 2022, unless earlier converted at the option of the investors.
The principal amount shall accrue interest at 1.5% per annum, payable biannually, and additional interest at 8.0% per annum, which will be added to the principal and compounded on each payment date. Prior to maturity, the investors may elect to convert all or a portion of the outstanding principal and accrued and unpaid interest on the 2022 Notes to equity based on various conversion events.
The 2022 Notes contain an embedded derivative representing the debt conversion features and the fair value of the derivative which was recorded as a liability with an offsetting amount recorded as a debt discount against the carrying value of the 2022 Notes. The debt discount is amortized to interest expense over the term of the 2022 Notes, using the effective interest rate method. The derivative liability is re-valued
at the end of each reporting period using a probability-weighted discounted cash flow model. The model used in valuing this derivative liability requires the use of significant estimates and assumptions including but not limited to: 1) expected cash flows the Company expects to go to the noteholders; 2) the Company’s risk adjusted discount rates; and 3) the probability of a change in control occurring during the term of the 2022 Note, and when it would occur. Changes in the estimated fair value of the derivative liability are recorded in other income (expense), net, on the accompanying consolidated statements of operations.
As of December 31, 2021 and 2020, the fair value of the derivative liability was $0.2 million and $0.5 million and is recorded in other current liabilities and derivative liability on the consolidated balance sheets, respectively.
The estimated fair value of the embedded derivative is as follows (in thousands):

Embedded Derivative Liability
Fair value as of December 31, 2019	$1,192
Change in fair value	(643)

Fair value as of December 31, 2020	549
Conversion of 2023 Notes	(377)

Fair value as of December 31, 2021	$172

The Company incurred approximately $0.9 million of fees related to issuance of the 2022 Notes in the form of advisor fees, legal fees and other related expenses. These costs were recorded as debt discount and are being amortized to interest expense over the term of the 2022 Notes, using the effective interest rate method.
The following table represents the total amount of interest expense recognized in interest expense, net on the consolidated statements of operations (in thousands):

	For the Years Ended December 31,
	2021	2020
Contractual interest expense	$3,074	$2,850
Accretion of debt discount	560	519
Accretion of debt issuance costs	233	233

	$3,867	$3,602

2023 Notes
In 2020, the Company issued convertible promissory notes of approximately $8.1 million in March 2020, $7.5 million in August 2020 and $0.5 million in October 2020 to various investors, which mature in March 2023 (the “2023 Initial Notes”). In conjunction with the 2023 Initial Notes, the Company issued 176,358 common stock warrants. The Company issued additional convertible promissory notes of approximately $48.7 million in February 2021 to various investors, which also mature in March 2023 (the “Extension Notes”). In conjunction with the Extension Notes, the Company issued 314,901 common stock warrants. See “Note 11 – Common Stock” for additional details.
The principal amount of the outstanding balance on the 2023 Initial Notes and the Extension Notes (together, the “2023 Notes”) shall accrue interest at 10.0% per annum, payable at maturity in March 2023. Prior to maturity, the 2023 Notes may be redeemed for an amount equal to 200% of the principal amount of the outstanding balance and the unpaid accrued interest in the event of a change in control, or converted, either voluntarily at the option of the investor or automatically to equity based on various conversion events.
In accounting for the issuance of the 2023 Notes, the Company separated the 2023 Notes into liability and equity components, consisting of embedded derivatives representing the redemption and conversion features, and common stock warrants, respectively. The fair value of the derivatives were calculated using
the “with and without” method. The key valuation assumptions used consist of the discount rate and the probability of the occurrence of various conversion events. The fair value of the liability and equity components exceeded the 2023 Initial Notes gross proceeds therefore, the fair value of the components were allocated on a relative fair value basis. At issuance of the 2023 Initial Notes, the derivative liability and common stock warrants received relative fair value allocations of $5.2 million and $7.2 million, respectively, with the offset to debt discount, and the remaining immaterial balance was recorded as a loss in other income (expense), net on the consolidated statements of operations. At issuance of the Extension Notes, the fair value of the liability and equity components were $17.5 million and $22.0 million respectively.
The derivative liabilities are
re-valued
at the end of each reporting period. Changes in the estimated fair value of the derivatives are recorded in other income (expense), net, on the accompanying consolidated statements of operations. As of December 31, 2021, the fair value of the derivative liability related to the 2023 Notes was $26.0 million, recorded in derivative liability on the consolidated balance sheet.
The equity component is included in additional
paid-in
capital on the consolidated balance sheet. The equity component is not remeasured.
The 2023 Notes issuance costs were approximately $0.4 million, consisting of advisor fees, legal fees and other related expenses. The Company allocated the total amount incurred to the liability and equity components on a relative fair value basis, resulting in $0.3 million allocated to the liability component and recorded as debt discount and approximately $0.1 million to the equity component. The residual amount was immaterial and was allocated to loss on issuance of the 2023 Notes.
For the year ended December 31, 2021, the Company recorded $4.0 million in other income (expense), net, to reflect the change in the fair value of the derivative liabilities.
The estimated fair value of the embedded derivative is as follows (in thousands):

Embedded Derivative Liability
Fair value as of December 31, 2019	$—
Additions	5,231
Change in fair value	(759)

Fair value as of December 31, 2020	4,472
Additions	17,540
Change in fair value	4,005

Fair value as of December 31, 2021	$26,017

The following table represents the total amount of interest cost recognized relating to the 2023 Notes for the years ended December 31, 2021 and 2020 (in thousands):

	For the Years Ended December 31,
	2021	2020
Contractual interest expense	$5,895	$923
Accretion of debt discount	11,639	104
Accretion of debt issuance costs	87	1,714

	$17,621	$2,741

Paycheck Protection Program Loan
In May 2020, the Company was granted a loan under the Paycheck Protection Program offered by the Small Business Administration (“SBA”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), section 7(a)(36) of the Small Business consolidated Act for approximately $2.5 million. The loan was evidenced by a promissory note and bore interest at 1% with no payments for the first 6 months. Monthly payments of principal and interest of approximately $0.1 million were slated to begin in December 2020, subject to deferral as the Company had applied for debt forgiveness, and continue through maturity in April 2022, if required. The loan was subject to partial or full forgiveness if the Company used all proceeds for eligible purposes; maintained certain employment levels; and maintained certain compensation levels in accordance with and subject to the CARES Act and the rules, regulations and guidance. The Company initially applied for the PPP loan to be forgiven in December 2020, with responses to SBA inquiries and final application submitted in January 2021. On June 14, 2021, the PPP Loan was
forgiven in full, for the principal amount of $2.5 million and interest of approximately $28 thousand that had accrued from the funding date of April 30, 2020 through the forgiveness date. For the year ended December 31, 2021, the Company recognized a gain of $2.5 million from extinguishment of the full amount of the PPP
Loan
, included in other income (expense), net in the consolidated statements of operations.
The following table summarizes the Company’s outstanding borrowing arrangements:

	As of December 31,
	2021	2020
2022 Notes	$34,355	31,741
2023 Notes	71,633	17,037
PPP Loan	—	2,515

	$105,988	$51,293
Less: Unamortized debt issuance costs and discounts	(38,853)	(11,893)

Total	$67,135	$39,400

(13)	Stock-Based Compensation
In January 2013, the Board adopted the 2013 Stock Incentive Plan (“the Plan”), which was subsequently approved by the Company’s stockholders. The Company initially reserved a total of 96,998 shares of common stock for issuance under the Plan. Between October 2014 and December 2021, through multiple amendments approved by the company’s stockholders, the share reserve was increased to 898,926 shares of common stock. Additionally, in July 2020, the Company’s stockholders approved amendments to the Plan to add restricted stock units as a form of equity compensation award under the plan.
The Plan permits the granting of incentive stock options,
non-statutory
stock options, stock appreciation rights, restricted stock or restricted stock units to employees, directors, and service providers at exercise prices not less than 100% of fair market value at the date of grant. The Board of Directors, at its sole discretion, shall determine the exercise price.
Options granted under the Plan expire 10 years from the date of grant. First time grants of incentive stock options and non-statutory
options generally vest at a rate of 25% on the first anniversary of the grant date and then ratably monthly over the next three years. Upon termination of employment, any unvested options are automatically returned to the Company. In general, vested options that were not exercised within three months after termination are surrendered back to the Company. These options are added back to the Plan and made available for future grants. The weighted average fair value of options granted for the year ended December 31, 2020, was $184.40 per share. The aggregate intrinsic value of options exercised for the years ended December 31, 2021 and 2020, was $0.2 million and $0.1 million, respectively.

A summary of option activity under the Plan is as follows:

	Options outstanding
	Number of shares	Weighted average exercise price per share	Weighted average contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding - December 31, 2019	221,756	$205.16	6.99	$55,114
Options granted	96,166	255.00
Options exercised	(1,549)	22.11
Options cancelled	(101,393)	389.18
Options expired	(1,831)	214.07

Outstanding at December 31, 2020	213,149	141.25	6.44	6,237

Options granted	—	—
Options exercised	(3,878)	19.07
Options cancelled	(7,727)	221.55
Options expired	(3,907)	255.00

Outstanding at December 31, 2021	197,637	138.20	5.13	13,165

Vested and exercisable - December 31, 2021	173,836	$122.17	4.78	$13,165

Vested and expected to vest - December 31, 2021	197,637	$138.20	5.13	$13,165

As of December 31, 2021 and 2020, there was a total of $4.2 million and $8.4 million, respectively, of unrecognized employee compensation costs related to non-vested
stock option awards, which is expected to be recognized over a weighted-average period of approximately 1.33 and 2.14 years, respectively.
2020 Stock Option Modification
On April 2, 2020, the Company’s Board of Directors passed a resolution to reprice outstanding stock options (“2020 Modification”), wherein the Company modified 66,420 stock options to reduce the exercise price of each underwater option to $255.00 per share to reflect the fair value as of January 31, 2020. As a result, 100% of the options outstanding under the 2013 incentive plan that were granted from April 2018 through August 2019 were modified on April 2, 2020, to reflect an exercise price of $255.00 per share.
The incremental fair value of the modified options is recognized as stock-based compensation expense. On the date of the modification, the fair value of the modified options exceeded the fair value of the original options by $1.5 million, of which $0.4 million was recognized in the consolidated statements of operations in 2020. The Company will recognize the remaining unrecognized non-cash
compensation cost related to the 2020 Modification over the remaining requisite service period of the modified options.
Determination of Fair Value
The Company estimates grant-date fair value of stock options using the BSM option-pricing model. The determination of the fair value of each stock award using this option-pricing model is affected by the Company’s assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards. Stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period of the respective award.

The following assumptions were used to calculate the fair value of stock-based compensation:

	Years ended December 31,
	2021	2020
Expected term	0.5 – 6.5 years	0.5 – 6.5 years
Expected volatility	40.4% – 63.6%	40.4% – 63.6%
Risk-free interest rate	0.1% – 3.1%	0.1% – 1.5%
Expected dividends	0.0%	0.0%
Expected term
— The Company has opted to use the “simplified method” for estimating the expected term of options, whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the option (generally 10 years).
Expected volatility
— Due to the Company’s limited operating history and a lack of company specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of peer companies that are publicly traded. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards.
Risk-free interest rate
— The risk-free rate assumption is based on U.S. Treasury instruments with maturities similar to the expected term of the Company’s stock options.
Expected dividends
— The Company has not issued any dividends in its history and does not expect to issue dividends over the life of the options and therefore has estimated the dividend yield to be zero.
Fair value of common stoc
k — The fair value of the shares of common stock underlying the stock-based awards has historically been determined by the Board of Directors, with input from management. Because there has been no public market for the Company’s common stock, the Board of Directors has determined the fair value of the common stock on the grant-date of the stock-based award by considering a number of objective and subjective factors. Such factors include a valuation of the Company’s common stock performed by an unrelated third-party specialist, valuations of comparable companies, sales of the Company’s convertible preferred stock to unrelated third-parties, operating and financial performance, the lack of liquidity of the Company’s capital stock, as well as general and industry-specific economic outlooks.
Performance-based Restricted Stock Units
The Company began issuing restricted stock units in fiscal year 2020 and restricted stock awards in fiscal year 2021. The restricted stock unit activity for the years ended December 31, 2020 and 2021 has been retrospectively adjusted to reflect the Exchange Ratio on the Legacy Quanergy restricted stock units. The following tables summarize the restricted stock activity under the Plan:

	Restricted Stock Units (“RSUs”)
	Number of shares	Weighted average grant date fair value
Outstanding as of December 31, 2019	—	$—
Granted	302,904	83.97
Vested	—	—
Forfeited or cancelled	(7,842)	83.97

Outstanding as of December 31, 2020	295,062	83.97
Granted	283,695	145.67
Vested	—	—
Forfeited or cancelled	(13,752)	132.48

Outstanding as of December 31, 2021	565,005	$137.94

	Restricted Stock Awards (“RSAs”)
	Number of shares	Weighted average grant date fair value

Outstanding as of December 31, 2020	—	$—
Granted	58,199	130.21
Vested	(58,199)	130.21
Forfeited or cancelled	—	—

Outstanding as of December 31, 2021	—	$—

For the year ended December 31, 2021, the Company issued 283,695 restricted stock units (“RSUs”) and 58,199 restricted stock awards (“RSAs”) to employees and non-employees.
Unlike RSUs, the RSAs are entitled to voting rights and dividend rights prior to satisfaction of vesting conditions. Therefore, the RSAs are considered issued and outstanding at issuance. 129,090 RSUs and 58,199 RSAs were issued to non-employees
in exchange for advisory services, with an aggregate fair value of $25.4 million.
For the year ended December 31, 2021, $7.9 million of stock-based compensation expense related to RSA’s vested was recorded in general and administrative expenses on the consolidated statement of operations. The RSAs granted are subject to service-based vesting condition to be satisfied over six months.
The remaining 154,605 RSUs issued to employees have a fair value of $23.8 million. The RSUs granted are subject to service-based and performance-based vesting conditions. The service-based vesting condition for these RSUs range from nine months to four years, while the performance-based vesting condition is satisfied on the earlier of consummating an initial public offering (“IPO”), the closing of a merger with a SPAC, a change in control event or the Company’s equity securities become publicly traded on a nationally recognized exchange other than pursuant to an IPO, SPAC transaction or a change in control event.
The Company amended all outstanding RSUs issued prior to March 2021 such that each share scheduled to vest on a monthly vest date will now accelerate and vest on February 15, May 15, August 15 and November 15, preceding the applicable monthly vesting date. This amendment resulted in a modification, the effect of which is to change the grant date fair value to $130.21 for all outstanding RSUs on the modification date, reflecting the fair value on the date of modification.
As of December 31, 2021, the Company determined that the performance-based vesting conditions were not probable. Total unrecognized stock-based compensation cost of $77.9 million related to unvested RSUs is expected to be recognized upon vesting and satisfaction of the performance condition. See “Note 1(b) — Business Combinations” and “Note 19 – Subsequent Events” for consummation of the SPAC transaction, the underlying for satisfaction of the performance condition.
Stock-based compensation expense
The following table summarizes stock-based compensation expense and its allocation within the accompanying consolidated statements of operations (in thousands):

	For the Years Ended December 31,
	2021	2020
Cost of goods sold	$193	$100
Research and development	1,717	2,225
Sales and marketing	858	1,294
General and administrative	9,204	1,824

Total stock-based compensation expense	$11,972	$5,443

(14)	Commitments and Contingencies
Operating Leases
The Company leases its facilities under
non-cancelable
operating lease agreements. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid. Rent expense was $0.7 million and $0.7 million for the years ended December 31, 2021 and 2020, respectively.
In November 2019, the Company entered into a Lease Termination Agreement in order to terminate the remaining obligation under one of its facility leases. The Lease Termination Agreement calls for future monthly payments in varying amounts into 2023.
Future minimum lease payments under
non-cancelable
operating leases, and future payments under the Lease Termination Agreement, as of December 31, 2021 are as follows (in thousands):

	Operating Leases	Lease Termination Agreement
2022	$459	$293
2023	4	49
2024 and thereafter	—	—

Total minimum payments	$463	$342

Vendor Contract Liability
In October 2017, the Company entered into an agreement with a contract manufacturer for production of various sub-assemblies
and final assemblies of the Company’s M8 and S3 product lines. The contract manufacturer procures parts to fulfill the forecasted demand of the Company, holding title and risk of loss to the inventory.
The terms of the agreement specify that the Company may be liable for this inventory should it not place orders for units sufficient to consume this inventory, or in varying amounts based on the termination of the agreement at any time by either party. The contract manufacturer holds $1.6 million and $2.9 million of inventory at cost subject to this agreement as of December 31, 2021 and 2020, respectively. In 2018 the Company and the contract manufacturer identified $1.2 million worth of inventory as excess and obsolete (“excess inventory”), out of which $0.9 million worth of excess inventory was bought back by the Company during 2019. For the balance of excess inventory, the Company has recorded a liability totaling $0.3 million within accrued expenses on the consolidated balance sheet as of December 31, 2021 and 2020.
Legal Matters
The Company is a party to various legal proceedings and claims which arise in the ordinary course of business. The Company records a liability when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, the Company discloses the reasonably possible loss.
In response to allegations of patent infringement and threats of litigation by one of its competitor (“Complainant”), the Company filed a complaint in the Northern District of California seeking a declaratory judgment of non-infringement
of the complainant’s patent (patent # 7969558). The Complainant filed an answer and counterclaim seeking injunctions and damages for an unspecified amount. The Company answered the counterclaims asserting that the patent claims are not valid and also filed two petitions for inter parties review (“IPR”) before the Patent Trial and Appeal Board (“PTAB”), which were instituted in May 2018. All briefing and the oral hearing in the PTAB proceedings have concluded. On May 23, 2019, the PTAB issued Final Written Decisions finding all petitioned claims are not invalid. On June 24, 2019, the Company filed a Request for Rehearing in response to the Final Written Decision. On May 23, 2020, the Board denied the Request for Rehearing.

Quanergy filed an appeal to the Court of Appeals for the Federal Circuit (“CAFC”) for each IPR (consolidated as docket no.
CAFC-20-2070).
Oral argument was held on July 7, 2021. On February 4, 2022, the CAFC affirmed the decision of the PTAB. This litigation, as with any other litigation, is subject to uncertainty and an unfavorable outcome may result in a material adverse impact on our business, results of operations, financial position, and overall trends.
In the fourth quarter of 2020, the Company started engaging in discussions with the Complainant for a potential out of court settlement related to the ongoing legal proceeding discussed above, in order to avoid future significant legal expenses. The Company determined that it had incurred a liability as of December 31, 2020 and recorded an estimated potential loss for this case in the amount of $2.5 million, recorded in general and administrative expenses on the consolidated statement of operations. As of December 31, 2021, negotiations have ceased and no settlement has been reached. The Company will continue to monitor developments on this case and record any necessary adjustments to reflect the effect of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case in the period they become known.
Employee Retention Plan
In November 2019, the Company adopted an employee retention plan (“Retention Plan”). Key employees as determined by the Board of Directors are eligible to participate in the Retention Plan, and have the right to payment of a retention bonus upon the occurrence of a covered transaction as defined in the Retention Plan, which includes a change in control or IPO. The Retention Plan is an unfunded plan and the participants must be employed at the time of the covered transaction to be eligible to receive payment. The Company recognizes the retention plan related expense based on the best estimate of occurrence of a covered transaction. This estimate is revised periodically based on continuation of employment and other factors such as likelihood of occurrence of a covered transaction etc. The amount of retention bonus available to active participants in the Retention Plan upon the occurrence of a covered transaction was $4.9 million as of December 31, 2021.

(15)	Segment Reporting and Geographic Information
The Company conducts its business in one operating segment that designs, develops and produces LiDAR sensors used in intelligent real-time 3D object detection and classification solutions. The Company’s Chief Executive Officer (“CEO”) is the Chief Operating Decision Maker (“CODM”). The CODM allocates resources and makes operating decisions based on financial information presented on a consolidated basis. The profitability of the Company’s product group is not a determining factor in allocating resources and the CODM does not evaluate profitability below the level of the consolidated company. Revenue by geographical region is as follows:

	For the Years Ended December 31,
	2021	2020
Americas	$1,043	$1,372
Asia	1,898	842
Europe, Middle East and Africa	987	801

Total net sales	$3,928	$3,015

All long-lived assets are maintained in, and all losses are attributable to, the United States of America.

(16)	Income Taxes
The components of the Company’s loss before income taxes are as follows (in thousands):

	Years ended December 31,
	2021	2020
United States	$(63,661)	$(36,004)
International	143	176

	$(63,518)	$(35,828)

The components of the provision for income taxes are as follows (in thousands):

	Years ended December 31,
	2021	2020
Current tax expense:
Federal	$—	$—
State	2	2
International	24	5

Total provision for income taxes	$26	$7

The provision for income taxes differ from the amounts computed by applying the U.S. federal income tax rate to income loss before income taxes for the following reasons:

	Years ended December 31,
	2021	2020
Federal tax at statutory rate	21.00%	21.00%
State, net of federal benefit	—	—
Permanent differences	(0.39)	1.53
Stock-based compensation	(3.36)	(1.62)
Uncertain tax positions	(0.81)	(1.03)
General business credits	1.15	1.44
Valuation allowance	(10.53)	(17.97)
Disqualified interest on debt	(7.10)	(3.37)

Effective tax rate	(0.04)%	(0.02)%

The Company’s effective tax rate could also fluctuate due to changes in the valuation of its deferred tax assets or liabilities, or by changes in tax laws, regulations, and accounting principles.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and tax effects of net operating loss and credit carryforwards. Significant components of deferred tax assets (liabilities) are as follows (in thousands):

	Years ended December 31,
	2021	2020
Net operating loss carryforwards	$53,359	$45,461
Tax credit carry forwards	5,941	5,117
Accruals and reserves	3,222	3,631
Stock-based compensation	2,197	1,491

Gross deferred tax assets	64,719	55,700
Valuation allowance	(64,385)	(55,232)

Net deferred tax assets	334	468
Depreciation and amortization	(334)	(468)

Gross deferred tax liabilities	(334)	(468)

Total net deferred tax assets (liabilities)	$—	$—

A valuation allowance is provided when it is more likely than not that the deferred tax assets will not be realized. The Company has established a valuation allowance to offset the gross deferred tax assets as of December 31, 2021 and 2020, due to the uncertainty of realizing future tax benefits from its domestic net operating loss carryforwards and other domestic and foreign deferred tax assets. The valuation allowance increased by $9.2 million for the year ended December 31, 2021 and increased by $7.9 million for the year ended December 31, 2020.
As of December 31, 2021, the Company has net operating loss carryforwards (“NOL”) of approximately $204.7 million for federal and $151.1 million for state tax purposes. If not utilized, these carryforwards will begin to expire in 2033 for both federal and state tax purposes. Of the $204.7 million of federal NOL, $77.4 million pertains to losses generated for the years 2017 and prior, which will begin to expire in 2033 if not utilized, and $127.3 million is the amount generated subsequent to December 31, 2017, which has an indefinite life.
As of December 31, 2021, the Company has research and development tax credit carryforwards of approximately $5.7 million for federal and $4.7 million for state income tax purposes. If not utilized, the federal tax credit carryforward will expire in various amounts beginning in 2033. The California tax credit can be carried forward indefinitely.
As of December 31, 2021, the Company has Canada scientific research and experimental development (“SR&ED”) investment tax credit carryforwards of approximately $233 thousand which will begin to expire in 2037 if not utilized. The Company also has a Canada SR&ED expenditure carryforward of $147 thousand which has an indefinite life.
The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where equity transactions resulted in a change of ownership as defined by Internal Revenue Code Section 382. The Company has performed a Section 382 study as of December 31, 2020. The study results reflect ownership changes occurred on March 7, 2014 and December 3, 2020; however, there is no impairment to the NOL’s or R&D credits as a result of the ownership changes identified.
As of December 31, 2021, the Company’s earnings from its foreign subsidiaries are considered to be indefinitely reinvested and, accordingly, no provision for federal or state income taxes have been provided thereon. Due to the Transition Tax and Global Intangible
Low-Taxed
Income (“GILTI”) as enacted by the Tax Cuts and Jobs Act, those foreign earnings will not be subject to federal income taxes when actually distributed in the form of a dividend or otherwise. The Company, however, could still be subject to state income taxes and withholding taxes payable to various foreign countries. The amounts of taxes which the Company could be subject to are not material to the accompanying consolidated financial statements.
A reconciliation of the amount of unrecognized tax benefits is as follows (in thousands):

	Years ended December 31,
	2021	2020
Beginning balances	$3,607	$3,197
Increases (decreases) related to prior year tax positions	—	(7)
Increases related to current year tax positions	571	417

Balance at December 31	$4,178	$3,607

The Company records penalties related to unrecognized tax positions as a component of income tax expense. The Company is not expecting the amount of unrecognized tax benefits to materially change within the next 12 months.
The material jurisdictions in which the Company is subject to income taxes are in the U.S. federal jurisdiction, various state, and Canada jurisdictions. The Company’s tax years from inception through 2021 are subject to examination by the U.S. and state tax authorities due to the carryforward of unutilized net operating losses and research and development credits. The Company’s tax years from 2017 through 2021 remain open for the Canadian jurisdiction. The 2015 Canadian tax year also remains open due to tax credits carried back to that year. The Company is not currently under examination in any tax jurisdictions.
On March 27, 2020, the president signed into law the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). Among the changes to the U.S. federal income tax rules, the CARES Act provided that forgiveness of PPP loan would be nontaxable, modified net operating loss carryback rules that were eliminated by the 2017 Tax Cuts and Jobs Act, restored 100% bonus depreciation for qualified improvement property, increased the limit on the deduction for net interest expense and accelerated the time frame for refunds of alternative minimum tax credits. The Company benefited from tax-exempt
PPP loan forgiveness. Other provisions of the CARES Act did not have a material impact on the Company’s tax provision.
On December 21, 2020, the president signed into law the “Consolidated Appropriations Act, 2021” (the “CAA”) which includes further
COVID-19
economic relief and extension of certain expiring tax provisions. The relief package includes a tax provision clarifying that businesses with forgiven PPP loans can deduct regular business expenses that are paid for with the loan proceeds. Additional pandemic relief tax measures include an expansion of the employee retention credit and enhanced charitable contribution deductions. The Company benefited from the tax deductible use of loan proceeds. Other provisions under the CAA did not have a material impact on the Company’s tax provision.
California Assembly Bill 85 (“AB 85”) was signed into law on June 29, 2020. The legislation suspends the California Net Operating Loss deductions for 2020, 2021, and 2022 for certain taxpayers and imposes a limitation of California Tax Credits utilization for 2020, 2021, and 2022. The legislation disallows the use of California Net Operating Loss deductions if the taxpayer recognizes business income and its income subject to tax is greater than $1.0 million. Additionally, business credits will only offset a maximum of $5.0 million of California tax liability. Given the Company is in taxable loss position for the year, AB 85 does not impact the Company for 2021.

California Assembly Bill 80 (“AB 80”) was signed into law on April 26, 2021 and it closely conforms to the federal treatment for deductibility of use of PPP loan proceeds if companies meet certain criteria. The Company benefited from this provision.

(17)	Basic and Diluted Net Loss Per Share
The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2021 and 2020 (in thousands, except share and per share amounts):

	For the Years Ended December 31,
	2021	2020
Numerator:
Net loss attributable to common stockholder, basic and diluted	$(63,544)	$(35,835)
Denominator:
Weighted average shares of common stock outstanding, basic and diluted	3,246,946	2,862,390
Net loss per share attributable to common stockholder, basic and diluted	$(19.57)	$(12.52)
Basic and diluted net loss per share attributable to common stockholders is the same for the years ended December 31, 2021 and 2020 because the inclusion of potential shares of common stock would have been anti-dilutive for the periods presented.
The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	As of December 31,
	2021	2020
Stock options and RSUs issued and outstanding	762,642	508,211
Convertible notes	457,484	106,193

Potential common shares excluded from diluted net loss per share	1,220,126	614,404

The above tables exclude Sensata warrants totaling 125,000 which are exercisable upon a contingent event which is the Closing as defined in the Merger Agreement (per Note 1) into the new Quanergy shares.

(18)	Related Party Transactions
Related Party Collaboration Agreement
To support the Company’s path towards automotive grade solid state LiDAR sensors, help de-risk
the ramp towards high volume manufacturing, and improve the company’s marketing and distribution capabilities, the Company entered into a Strategic Partnership Agreement (“Collaborative Agreement”) with Sensata Technology, Inc (“Sensata”) on February 8, 2016. As part of the Collaborative Agreement, Sensata made a $50 million investment in the initial closing of the Company’s offering of Series B convertible preferred stock. The agreement committed both companies to engage in joint development and commercialization of the solid-state product for the transportation segment. The Company was expected to retain ultimate discretion relating to product roadmap and development, with Sensata retaining ultimate control over the manufacturing, sales and marketing decisions subject to certain terms and conditions.

On March 29, 2020, Quanergy and Sensata signed an amendment to the agreement which eliminated exclusivity for the transportation sector, reduced specific development and commercialization obligations and added flexibility to the manufacturing model.
No revenues on the February 2016 Collaborative Agreement have been recognized for the year ended December 31, 2021 and 2020. In accordance with the Collaborative Agreement, the Company purchased equipment from Sensata totaling $1 million which is included in the accompanying consolidated balance sheets as of December 31, 2021 and 2020. Depreciation expense on this equipment was $0.1 million and $0.1 million as of December 31, 2021 and 2020, respectively.
On June 21, 2021, the Company entered into another collaborative arrangement with Sensata, wherein Sensata will provide consulting services with respect to areas of manufacturing, cost reduction, sourcing, and go to market strategies. In consideration for such services, the Company issued a warrant to Sensata to purchase that number of shares of the Company’s common stock which will be exchanged for 125,000 shares of the combined entity contemplated in the Merger discussed above in “Note 1(b) - Business Combination”. These warrants have a fair value of $23.3 million at December 31, 2021. No revenues have been recognized and no expenses have been incurred under this collaborative arrangement for the year ended December 31, 2021 and 2020.
Related Party Convertible Notes
In 2020, the Company issued convertible promissory notes of approximately $16.1 million to various investors, out of which $15.7 million was issued to three related parties. The related party debt is presented as “Long-term debt — related party” in the consolidated balance sheet, adjusted for deferred interest, allocated debt financing costs and derivative liability recorded as debt discount on the 2023 Notes. The principal amount of the outstanding balance shall accrue interest at 10.0% per annum, payable at maturity in March 2023. For the year ended December 31, 2021 and 2020, the Company accrued interest of $1.6 million and $0.9 million related to the 2023 Initial Notes issued to the related parties. In conjunction with the 2023 Initial Notes, the Company also issued common stock warrants, of which 170,841 were issued to the three related parties. See “Note 12 — Borrowing Arrangements” for additional details.
In February 2021, the Company issued convertible promissory notes of approximately $48.7 million to various investors (the “Extension Notes”, and together with the 2023 Initial Notes, referred to as “2023 Notes”), out of which $11.5 million was issued to a related party. The related party debt is presented as “Long-term debt — related party” in the consolidated balance sheet, adjusted for deferred interest, allocated debt issuance costs and derivative liability recorded as debt discount on the Extension Notes. The principal amount of the outstanding balance shall accrue interest at 10.0% per annum, payable at maturity in March 2023. For the year ended December 31, 2021, the Company accrued additional interest of $1.0 million related to the 2023 Extension Notes issued to related parties. In conjunction with the Extension Notes, the Company also issued common stock warrants, of which 74,202 were issued to the related party.
Total accrued interest payable to related parties on the 2023 Notes was $3.5 million at December 31, 2021. See “Note 12 — Borrowing Arrangements” for additional details.
Related Party Restricted Stock Units
Out of the total RSU grants in 2020, 176,230 were issued to directors and officers of the Company with an aggregate fair value of $22.9 million.
Out of the total RSU grants in 2021, 148,186 were issued to two related parties with an aggregate fair value of $20.1 million.

As of December 31, 2021, the performance-based condition for vesting of the RSU grants is not deemed to be probable, therefore, no expense has been recognized on these awards in the year ended December 31, 2021 and 2020.
There were no other material related party transactions during the years ended December 31, 2021 and 2020.

(19)	Subsequent Events
In preparing the consolidated financial statements as of and for the year ended December 31, 2021, the Company evaluated subsequent events for recognition and measurement purposes through August 29, 2022, which is the date the consolidated financial statements were available to be issued (“Original Issuance of Consolidated Financial Statements”). The Company noted no subsequent events to date that would materially impact the consolidated financial statement disclosures, except for the following:
Shares Authorized and Reserved
The Company has reserved shares of common stock for issuance related to stock options, warrants, restricted stock units, and future grants. Effective January 28, 2022, the Company increased the total authorized shares of common stock to 5,431,925 shares, and increased the aggregate number of shares reserved for issuance under the 2013 Incentive Stock Plan by 290,996 shares.
Business Combination
On February 8, 2022, the Company completed the Merger pursuant to the Merger Agreement as described in Note 1. As contemplated by the Merger Agreement and as described in the CCAC definitive proxy statement filed with the United States Securities and Exchange Commission (the “SEC”) on January 6, 2022 (the “Proxy Statement”), CCAC changed its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which CCAC changed its name to “Quanergy Systems, Inc.” Immediately after the Domestication, Merger Sub merged with and into Legacy Quanergy, the separate corporate existence of Merger Sub ceased, and Legacy Quanergy is the surviving company in the Merger, and a wholly owned subsidiary of CCAC. CCAC changed its name to “Quanergy Systems, Inc.” (referred to herein, together with its subsidiaries, as “Quanergy”), with Legacy Quanergy Stockholders holding the majority of the common stock of Quanergy.
Effective with the Merger, all outstanding shares of Legacy Quanergy convertible preferred stock were cancelled and converted into shares of common stock of Quanergy. Series B and Series C were converted into shares of common stock of Quanergy using Exchange Ratios of 0.5771 and 0.7155, respectively, and all other classes of preferred stock were converted using an Exchange Ratio of 0.1940.
Upon consummation of the Merger, the 2022 Notes outstanding as of December 31, 2021 were repaid in full including principal and accrued interest through original maturity date of March 15, 2022, and the 2023 Notes converted into shares of common stock at two times the value of the face value of the Notes plus accrued interest through the date of the Merger, in accordance with terms of the settlement provisions included in the convertible note agreements. The derivative liabilities associated with the 2022 Notes and 2023 Notes were remeasured at fair value on the settlement date and then extinguished on the Notes’ conversions and payoffs.
2022 Equity Incentive Plan
The 2022 Equity Incentive Plan (“2022 Plan”) which permits the granting of incentive stock options, non-statutory
stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other equity-based awards to employees, directors and consultants became effective on February 8, 2022 and 679,507 shares of common stock were reserved for issuance under the 2022 Plan.

On February 25, 2022, 189,242 restricted stock units under the 2022 Plan were awarded to certain employees and consultants of the Company. Of this amount, 95,251 restricted stock units were awarded to five related parties and officers of the Company.
2022 Employee Stock Purchase Plan
The 2022 Employee Stock Purchase Plan (“2022 ESPP”), which permits employees to purchase shares of the Company’s common stock, became effective on February 8, 2022 and 41,706 shares of common stock were authorized for sale under the 2022 ESPP.
GEM Agreement
In December 2021, CCAC and GEM entered into a Share Purchase Agreement (the “GEM Agreement”) for the Company’s liquidity needs post Business Combination. Under the GEM Agreement, the Company is entitled to draw down up to $125 million of gross proceeds, over a three year period in exchange for shares of the Company’s common stock. The shares of common stock issued in exchange for funding will be determined at a price equal to 90% of the average closing price of the Company’s common stock over a
30-day
period.
In exchange for GEM’s commitment to fund, the Company issued to GEM a warrant to purchase common stock of the Company exercisable for up to 2.5% of the outstanding common stock of the Company on a fully diluted basis as of the Closing for a period of three years (the “GEM Warrant”), which warrant was fair valued at $4.0 million at origination of the agreement, and agreed to pay $2.5 million in cash or in shares for the GEM commitment fee by the first anniversary of the Closing Date.
The Company accounts for the GEM Agreement as an equity-classified purchase put option. The Company determined that the fair value of the purchase put option approximates the fair value of the GEM warrant issued of approximately $4.0 million. Accordingly, the purchase put option and the common stock warrants are each reflected within equity in connection with the retrospective recapitalization as of December 31, 2021.
In May 2022, the Company drew down $9.9 million on the GEM Agreement. In exchange for funding, Quanergy issued 1,314,519 shares of common stock. The number of shares issued represents three times the fair value of funding received by the Company, based on the closing price of the Company’s stock on the date of the funding request. Based on the GEM Agreement, the number of shares of common stock to settle the draw down of cash is determined by 90% of the average trading price over a
30-day
trading period (“Committed Draw Down Pricing Period”). If the initial issuance of shares is in excess of the number of shares determined to settle the draw down, GEM would have to return the excess shares to Quanergy. In the event there is a shortfall of shares, Quanergy would have to issue more shares to GEM. To account for the contingently returnable shares of common stock on settlement of funding, the Company recorded a share-settled forward asset of $10.0 million on issuance of shares in prepaid expenses and other current assets. Upon settlement of funding in July 2022 GEM returned 56,729 shares to the Company, which were subsequently retired. The Company recognized $9.6 million in expense for the change in fair value of the forward asset through settlement in July 2022.
On August 18, 2022, the Company issued 600,000 shares to GEM as a standard draw against the GEM Agreement. Settlement will occur the day after the end of the
30-day
pricing period, and the cash amount to be received by the Company will be based on the average share price during the
30-day
trading period subsequent to issuance.
Sensata Warrants
In June 2021, the Company issued warrants to purchase 125,000 shares of common stock of the Company in exchange for services to be provided under a Collaboration Agreement with Sensata. Upon the close of the Business Combination, the warrants were fair valued and the Company recorded $17.6 million within additional paid-in
capital, with $8.8 million recorded in prepaid expenses and other current assets, and $8.8 million in other long-term assets. The warrants were subsequently exercised in May 2022 for $25 thousand in cash. The Company will recognize expense under the Collaboration Agreement as services are provided.
Legal Matters
In June 2022 the Company increased the legal accrual settlement to $2.75 million from $2.5 million as of December 31, 2021.
Leases
On July 28, 2022, the Company renewed the lease agreement for its corporate headquarters in Sunnyvale, CA to extend the lease for an additional one-year
term. Either party may terminate the agreement at any time by providing a six month notice.
Related Party Restricted Stock Units
Out of the total RSU grants in 2021, 148,186 were issued to two related parties with an aggregate fair value of $20.1 million. Of the total RSU grants in 2022, 96,586 were issued to twelve related parties with an aggregate fair value of $2.2 million. On the Closing Date, both the performance-based and service-based conditions for vesting of the RSU grants had been satisfied, therefore, $2.5 million and $22.6 million in expenses has been recognized on these awards in the three and six months ended June 30, 2022, respectively.
Related Party Payable
On March 31, 2022, the Company issued 43,150 shares of common stock to reimburse a related party for merger-related expenses of $1.7 million.
As of the date of this report, the remaining amount due to the related party was $1.1 million for merger related expenses paid by the related party on behalf of the Company.
Events Subsequent to Original Issuance of Consolidated Financial Statements (unaudited)
Settlement of GEM Drawdown
On October 3, 2022, the Company settled the second draw on the GEM Agreement and received $1.7 million in cash and 280,000 shares were returned to the Company.
Reverse Stock Split
On October 3, 2022, the Company held a special meeting of our stockholders wherein our stockholders approved a reverse split of the Company’s outstanding common stock at a ratio in the range of 1-for-10 to 1-for-20, to be determined at the discretion of our Board of Directors, to enable the Company to comply with the New York Stock Exchange’s
continued listing requirements. Following such meeting, our Board of Directors approved a final reverse stock split ratio of 1-for-20. The reverse stock split will not change the par value of the Company’s common and preferred stock or the authorized number of common or preferred stock. All issued and outstanding common stock and related per share amounts contained in the consolidated financial statements have been retroactively adjusted to reflect this reverse stock split for all periods presented. The reverse stock split was effected on October 6, 2022.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

Maxim Group LLC

The date of this prospectus is                 , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be incurred in connection with the offering described in this registration statement, all of which will be paid by the registrant. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$3,885
FINRA filing fee	3,088
Legal fees and expenses	200,000
Printing fees	50,000
Transfer Agent fees and expenses	12,000
Accounting fees and expenses	107,000

Total expenses	$375,973

Item 14. Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Additionally, our Charter eliminates our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Item 15. Recent Sales of Unregistered Securities.

Class B Ordinary Shares

On November 14, 2019, the Company issued an aggregate of 287,500 Class B ordinary shares to CITIC Capital Acquisition LLC for an aggregate purchase price of $25,000. On February 10, 2020, CCAC effected a share capitalization resulting in there being an aggregate of 345,000.

Private Warrants

CITIC Capital Acquisition LLC purchased 376,000 private warrants at a price of $20.00 per warrant in a private placement that occurred concurrently with the closing of CCAC’s initial public offering and generated gross proceeds of $7,520,000. Each private warrant is exercisable for one share of Common Stock at a price of $230.00 per share. The private warrants are non-redeemable and exercisable on a cashless basis so long as they are held by CITIC Capital Acquisition LLC or its permitted transferees. The sale of the private warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Subscription Agreements

In June 2021, the subscribers purchased from the Company an aggregate of 184,750 shares of Common Stock, for a purchase price of $200.00 per share and an aggregate purchase price of $36,950,000, pursuant to subscription agreements entered into in connection with the Business Combination. The sale of the shares of Common Stock to the subscribers was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Option Exercises

In March 2022, Tomoyuki Izuhara, a former employee of the Company, exercised outstanding stock options for an aggregate of 9,892 shares of Common Stock, at exercise prices ranging from $2.00 to $22.20 per share. The sale of the shares of Common Stock to Mr. Izuhara was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

GEM Warrant

In December 2021, we issued the GEM Warrant, pursuant to the GEM Agreement, with a 36-month term to purchase 169,896 shares of Common Stock at a strike price per share equal to $200.00, to GEM Yield Bahamas Limited. The sale of the GEM Warrant was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

GEM Issuances

On May 20, 2022, we delivered the First Draw Down Notice to GEM Investor, pursuant to the GEM Agreement. On July 25, 2022, we issued to GEM Investor a total of 1,257,430 shares of Common Stock for an aggregate purchase price of $9,900,000, pursuant to the First Draw Down Notice. Pursuant to the GEM Agreement, the Company will pay GEM Investor $198,000, in connection with the settlement, as partial payment of the Commitment Fee (as defined in the GEM Agreement).

On August 17, 2022, we delivered the Second Draw Down Notice and 600,000 shares of our Common Stock to GEM Investor, pursuant to the GEM Agreement. On October 3, 2022 we and GEM Investor settled the Second Draw Down Notice, pursuant to which GEM Investor returned 280,000 shares of our Common Stock to us. In total, we issued 320,000 shares of Common Stock for an aggregate purchase price of approximately $1.7 million, pursuant to the Second Draw Down Notice.

The share issuances to GEM Investor were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

RJ and CITIC Issuances

On March 31, 2022, we issued a total of 197,032 shares (the “RJ Shares”) of Common Stock, pursuant to a share issuance agreement, dated March 31, 2022 (the “RJ Issuance Agreement”), by and between the Company and Raymond James & Associates, Inc. (“RJ”). The RJ Shares were issued to satisfy, in full, the $9,842,091.00 that the Company owed to RJ under a letter agreement, dated February 7, 2022.

In addition, on March 31, 2022, the Company, issued a total of 43,150 shares (the “CITIC Shares”) of Common Stock, pursuant to a share issuance agreement, dated March 31, 2022 (the “CITIC Issuance Agreement” and, together with the RJ Issuance Agreement, the “Issuance Agreements”), by and between the Company and CITIC. The CITIC Shares were issued to partially satisfy, amounts owed to CITIC under a letter agreement, dated February 8, 2022 (the “CITIC Letter Agreement”). Following the issuance of the CITIC Shares, an aggregate of $1,070,433.83 remains due under the CITIC Letter Agreement, which we agreed to pay on or before September 30, 2022 pursuant to the CITIC Issuance Agreement.

The RJ Shares and the CITIC Shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description
1.1*	Underwriting Agreement, dated as of , 2022, by and between Quanergy Systems, Inc. and Maxim Group LLC.

2.1†	Agreement and Plan of Merger, dated as of June 22, 2021, by and among CITIC Capital Acquisition Corp., CITIC Capital Merger Sub Inc., and Quanergy Systems, Inc. (incorporated by reference to Exhibit 2.1 of CITIC Capital Acquisition Corp.’s Current Report on Form 8-K (File No. 001-39222), filed with the SEC on June 22, 2021).

2.2	First Amendment to Agreement and Plan of Merger, dated as of June 28, 2021, by and among CITIC Capital Acquisition Corp., CITIC Capital Merger Sub Inc., and Quanergy Systems, Inc. (incorporated by reference to Exhibit 2.1 of CITIC Capital Acquisition Corp.’s Current Report on Form 8-K (File No. 001-39222), filed with the SEC on June 28, 2021).

2.3	Second Amendment to Agreement and Plan of Merger, dated as of November 15, 2021, by and among CITIC Capital Acquisition Corp., CITIC Capital Merger Sub Inc. and Quanergy Systems, Inc (incorporated by reference to Exhibit 2.1 of CITIC Capital Acquisition Corp.’s Current Report on Form 8-K (File No. 001-39222), filed with the SEC on November 15, 2021).

2.4	Third Amendment to Agreement and Plan of Merger, dated as of December 26, 2021, by and among CITIC Capital Acquisition Corp., CITIC Capital Merger Sub Inc. and Quanergy Systems, Inc. (incorporated by reference to Exhibit 2.1 of CITIC Capital Acquisition Corp.’s Current Report on Form 8-K (File No. 001-39222), filed with the SEC on December 27, 2021).

3.1	Certificate of Incorporation of Quanergy Systems, Inc. (incorporated by reference to Exhibit 3.1 of Quanergy Systems, Inc.’s Current Report on Form 8-K (File No. 001-39222), filed with the SEC on February 14, 2022).

3.2	Bylaws of Quanergy Systems, Inc. (incorporated by reference to Exhibit 3.2 of Quanergy Systems, Inc.’s Current Report on Form 8-K (File No. 001-39222), filed with the SEC on February 14, 2022).

4.1	Reference is made to Exhibits 3.1 and 3.2.

4.2	Warrant Agreement, dated February 10, 2020, between CITIC Capital Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to CITIC Capital Acquisition Corp.’s Current Report on Form 8-K (File No. 001-39463), filed with the SEC on February 13, 2020).

4.3	Form of Warrant Certificate of the Company (incorporated by reference to Exhibit 4.2 of Quanergy Systems, Inc.’s Current Report on Form 8-K (File No. 001-39222), filed with the SEC on February 14, 2022).

4.4	Form of Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.3 of Quanergy Systems, Inc.’s Current Report on Form 8-K (File No. 001-39222), filed with the SEC on February 14, 2022).

4.5	Form of Warrant Certificate of the Company issued pursuant to the GEM Agreement (incorporated by reference to Exhibit 4.4 of Quanergy Systems, Inc.’s Current Report on Form 8-K (File No. 001-39222), filed with the SEC on February 14, 2022).

4.6	Share Issuance Agreement, dated March 31, 2022, by and between Quanergy Systems, Inc. and Raymond James & Associates, Inc. (incorporated by reference to Exhibit 4.5 of Quanergy Systems, Inc.’s Registration Statement on Form S-1 (File No. 333-264115), filed with the SEC on April 4, 2022).

Exhibit Number	Description

4.7*	Form of Warrant to Purchase Shares of Common Stock

4.8*	Form of Representative’s Warrant to Purchase Shares of Common Stock

4.9**	Form of Warrant Agency Agreement.

5.1*	Opinion of Cooley LLP

10.1	Sponsor Support Agreement, dated June 21, 2021, by and among CITIC Capital Acquisition Corp., CITIC Capital Acquisition LLC and Quanergy Systems, Inc. (incorporated by reference to Exhibit 10.2 of CITIC Capital Acquisition Corp.’s Current Report on Form 8-K (File No. 001-39222), filed with the SEC on June 22, 2021).

10.2	Support Agreement, dated June 21, 2021, by and among CITIC Capital Acquisition Corp., Quanergy Systems, Inc., and certain other stockholders of Quanergy Systems, Inc. (incorporated by reference to Exhibit 10.3 of CITIC Capital Acquisition Corp.’s Current Report on Form 8-K (File No. 001-39222), filed with the SEC on June 22, 2021).

10.3	Form of Subscription Agreement, by and between CITIC Capital Acquisition Corp. and the subscriber party thereto (incorporated by reference to Exhibit 10.1 of CITIC Capital Acquisition Corp.’s Current Report on Form 8-K (File No. 001-39222), filed with the SEC on June 22, 2021).

10.4	Amended and Restated Registration Rights Agreement, by and among Quanergy Systems, Inc. and the holders party thereto (incorporated by reference to Exhibit 10.4 of Quanergy Systems, Inc.’s Current Report on Form 8-K (File No. 001-39222), filed with the SEC on February 14, 2022).

10.5	Share Purchase Agreement, dated December 12, 2021, between CITIC Capital Acquisition Corp., GEM Global Yield LLC SCS and GEM Yield Bahamas Ltd. (incorporated by reference to Exhibit 10.5 of CITIC Capital Acquisition Corp.’s Form S-4/A (File No. 333-257962), filed with the SEC on December 13, 2021).

10.6	Amendment No. 1 to Share Purchase Agreement, dated January 31, 2022, between CITIC Capital Acquisition Corp., GEM Global Yield LLC SCS and GEM Yield Bahamas Ltd. (incorporated by reference to Exhibit 10.6 of Quanergy Systems, Inc.’s Current Report on Form 8-K (File No. 001-39222), filed with the SEC on February 14, 2022).

10.7	Registration Rights Agreement, dated December 12, 2021, between CITIC Capital Acquisition Corp., GEM Global Yield LLC SCS and GEM Yield Bahamas Ltd. (incorporated by reference to Exhibit 10.6 of CITIC Capital Acquisition Corp.’s Form S-4/A (File No. 333-257962), filed with the SEC on December 13, 2021).

10.8	Amendment No. 1 to Registration Rights Agreement, dated December 12, 2021, between CITIC Capital Acquisition Corp., GEM Global Yield LLC SCS and GEM Yield Bahamas Ltd. (incorporated by reference to Exhibit 10.8 of Quanergy Systems, Inc.’s Annual Report on Form 10-K (File No. 001-39222), filed with the SEC on March 31, 2022).

10.9+	Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.5 of CITIC Capital Acquisition Corp.’s Form S-4 (File No. 333-257962), filed with the SEC on July 17, 2021).

10.9(a)+	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.5(a) of CITIC Capital Acquisition Corp.’s Form S-4 (File No. 333-257962), filed with the SEC on July 17, 2021).

10.9(b)+	Form of International Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.5(b) of CITIC Capital Acquisition Corp.’s Form S-4 (File No. 333-257962), filed with the SEC on July 17, 2021).

Exhibit Number	Description

10.9(c)+	Form of Incentive Stock Option Agreement under the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.5(c) of CITIC Capital Acquisition Corp.’s Form S-4 (File No. 333-257962), filed with the SEC on July 17, 2021).

10.9(d)+	Form of PRC Resident Incentive Stock Option Agreement under the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.5(d) of CITIC Capital Acquisition Corp.’s Form S-4 (File No. 333-257962), filed with the SEC on July 17, 2021).

10.9(e)+	Form of Nonstatutory Stock Option Agreement under the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.5(e) of CITIC Capital Acquisition Corp.’s Form S-4 (File No. 333-257962), filed with the SEC on July 17, 2021).

10.9(f)+	Form of International Nonstatutory Stock Option Agreement under the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.5(f) of CITIC Capital Acquisition Corp.’s Form S-4 (File No. 333-257962), filed with the SEC on July 17, 2021).

10.10+	Quanergy Systems, Inc. Amended and Restated Retention Plan (incorporated by reference to Exhibit 10.6 of CITIC Capital Acquisition Corp.’s Form S-4 (File No. 333-257962), filed with the SEC on July 17, 2021).

10.11+	Quanergy Systems, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 of Quanergy Systems, Inc.’s Current Report on Form 8-K (File No. 001-39222), filed with the SEC on February 14, 2022).

10.11(a)	Form of Stock Option Agreement under the Quanergy Systems, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.109(a) of Quanergy Systems, Inc.’s Current Report on Form 8-K (File No. 001-39222), filed with the SEC on February 14, 2022).

10.11(b)	Form of Restricted Stock Unit Agreement under the Quanergy Systems, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.10(b) of Quanergy Systems, Inc.’s Current Report on Form 8-K (File No. 001-39222), filed with the SEC on February 14, 2022).

10.12+	Quanergy Systems, Inc. 2022 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.11 of Quanergy Systems, Inc.’s Current Report on Form 8-K (File No. 001-39222), filed with the SEC on February 14, 2022).

10.13	Form of Warrant to Purchase Common Stock (incorporated by reference to Exhibit 10.9 of CITIC Capital Acquisition Corp.’s Form S-4 (File No. 333-257962), filed with the SEC on July 17, 2021).

10.14	Warrant to Purchase Common Stock, dated June 21, 2021, issued to Sensata Technologies, Inc (incorporated by reference to Exhibit 10.10 of CITIC Capital Acquisition Corp.’s Form S-4 (File No. 333-257962), filed with the SEC on July 17, 2021).

10.15	Letter Agreement, dated February 10, 2020, by and among CITIC Capital Acquisition Corp., its executive officers and directors and CITIC Capital Acquisition LLC (incorporated by reference to Exhibit 10.1 to CITIC Capital Acquisition Corp.’s Current Report on Form 8-K (File No. 001-39222), filed with the SEC on February 13, 2020).

10.16+	Offer letter by and between Quanergy Systems, Inc. and Tianyue Yu dated January 9, 2013 (incorporated by reference to Exhibit 10.16 of CITIC Capital Acquisition Corp.’s Form S-4 (File No. 333-257962), filed with the SEC on July 17, 2021).

10.17+	Retention letter by and between Quanergy Systems, Inc. and Tianyue Yu dated September 27, 2018 (incorporated by reference to Exhibit 10.17 of CITIC Capital Acquisition Corp.’s Form S-4 (File No. 333-257962), filed with the SEC on July 17, 2021).

Exhibit Number	Description

10.18+	Offer letter by and between Quanergy Systems, Inc. and Enzo Signore dated June 11, 2019 (incorporated by reference to Exhibit 10.18 of CITIC Capital Acquisition Corp.’s Form S-4 (File No. 333-257962), filed with the SEC on July 17, 2021).

10.19+	Amended Offer letter by and between Quanergy Systems, Inc. and Patrick Archambault dated August 1, 2019 (incorporated by reference to Exhibit 10.19 of CITIC Capital Acquisition Corp.’s Form S-4 (File No. 333-257962), filed with the SEC on July 17, 2021).

10.20+	Offer letter by and between Quanergy Systems, Inc. and Kevin Kennedy dated March 14, 2020 (incorporated by reference to Exhibit 10.20 of CITIC Capital Acquisition Corp.’s Form S-4 (File No. 333-257962), filed with the SEC on July 17, 2021).

10.21+	Offer letter by and between Quanergy Systems, Inc. and Bradley James Sherrard dated October 14, 2020 (incorporated by reference to Exhibit 10.21 of CITIC Capital Acquisition Corp.’s Form S-4 (File No. 333-257962), filed with the SEC on July 17, 2021).

10.22+	Offer letter by and between Quanergy Systems, Inc. and Jerry Allison dated July 31, 2021 (incorporated by reference to Exhibit 10.1 of Quanergy Systems, Inc.’s Quarterly Report on Form 10-Q (File No. 001-39222), filed with the SEC on August 12, 2022).

10.23+	Offer letter by and between Quanergy Systems, Inc. and Kevin Amiri dated November 9, 2021 (incorporated by reference to Exhibit 10.2 of Quanergy Systems, Inc.’s Quarterly Report on Form 10-Q (File No. 001-39222), filed with the SEC on August 12, 2022).

10.24+	Offer letter by and between Quanergy Systems, Inc. and Lori S. Sundberg dated June 6, 2022 (incorporated by reference to Exhibit 10.3 of Quanergy Systems, Inc.’s Quarterly Report on Form 10-Q (File No. 001-39222), filed with the SEC on August 12, 2022).

10.25+	Form of Quanergy Systems, Inc. Indemnification Agreement (incorporated by reference to Exhibit 10.22 of CITIC Capital Acquisition Corp.’s Form S-4 (File No. 333-257962), filed with the SEC on July 17, 2021).

10.26	Standard SubLease Multi-Tenant Lease by and between Infortrend Corporation and Quanergy Systems, Inc., dated July 12, 2017 (incorporated by reference to Exhibit 10.23 of CITIC Capital Acquisition Corp.’s Form S-4 (File No. 333-257962), filed with the SEC on July 17, 2021).

10.27	Addendum A to Standard SubLease Multi-Tenant Lease by and between Infortrend Corporation and Quanergy Systems, Inc., dated July 12, 2017 (incorporated by reference to Exhibit 10.24 of CITIC Capital Acquisition Corp.’s Form S-4 (File No. 333-257962), filed with the SEC on July 17, 2021).

10.28	Addendum B to Standard SubLease Multi-Tenant Lease by and between Infortrend Corporation and Quanergy Systems, Inc., dated January 25, 2018 (incorporated by reference to Exhibit 10.25 of CITIC Capital Acquisition Corp.’s Form S-4 (File No. 333-257962), filed with the SEC on July 17, 2021).

10.29	Quanergy Systems, Inc. Non-Employee Director Compensation Policy (incorporated by reference to Exhibit 10.26 of Quanergy Systems, Inc.’s Annual Report on Form 10-K (File No. 001-39222), filed with the SEC on March 31, 2022).

21.1	List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of Quanergy Systems, Inc.’s Current Report on Form 8-K (File No. 001-39222), filed with the SEC on February 14, 2022).

23.2*	Consent of Grant Thornton LLP.

23.3*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages).

Exhibit Number	Description

107	Filing Fee Table.

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because iXBRL tags are embedded within the Inline XBRL document).

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File, formatted in Inline XBRL (included within the Exhibit 101 attachments).

†

Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant hereby agrees to furnish a copy of any omitted exhibits and schedules to the SEC upon its request.

+	Indicates a management contract or compensatory plan.
*	Filed herewith.
**	To be filed by amendment.

(b)	Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, State of California, on this 12th day of October, 2022.

QUANERGY SYSTEMS, INC.

By:	/s/ Kevin J. Kennedy
Kevin J. Kennedy
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin J. Kennedy Kevin J. Kennedy	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 12, 2022

/s/ Patrick Archambault Patrick Archambault	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 12, 2022

* Jim DiSanto	Director	October 12, 2022

* Karen Francis	Director	October 12, 2022

* Tamer Hassanein	Director	October 12, 2022

* Lisa Kelley	Director	October 12, 2022

* Thomas M. Rohrs	Director	October 12, 2022

* Tianyue Yu	Director	October 12, 2022

*By:	/s/ Kevin J. Kennedy
Kevin J. Kennedy Attorney-in-fact